Exhibit 99.(a)(1)

ARRANGEMENT
involving
FOUR SEASONS HOTELS INC.
and
FS ACQUISITION CORP.,
a company established by
Triples Holdings Limited
and an affiliate of
Kingdom Hotels International
and an affiliate of
Cascade Investment, L.L.C.

SPECIAL MEETING OF SHAREHOLDERS OF
FOUR SEASONS HOTELS INC.
TO BE HELD ON APRIL 5, 2007

NOTICE OF SPECIAL MEETING AND
MANAGEMENT INFORMATION CIRCULAR

February 27, 2007

These materials are important and require your immediate attention. They require Shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to voting your Limited Voting Shares, please contact Georgeson, toll-free, at 1-866-568-7442.

February 27, 2007

Dear Shareholder:

        On behalf of the Board of Directors, we would like to invite you to join us at the special meeting of shareholders of Four Seasons Hotels Inc. that will be held at 10:00 a.m. (Toronto time) on Thursday, April 5, 2007 at the Four Seasons Hotel Toronto (Tudor Room), 21 Avenue Road, Toronto, Ontario.

        At the meeting, you will be asked to approve a plan of arrangement under the Business Corporations Act (Ontario) that has been proposed by Mr. Isadore Sharp, the Chairman and Chief Executive Officer of Four Seasons and Triples Holdings Limited (all of the shares of which are held by Mr. Sharp and members of his immediate family), together with Kingdom Hotels International, a company owned by a trust created by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud for the benefit of His Royal Highness Prince Alwaleed and his family, and Cascade Investment, L.L.C., an entity owned by William H. Gates III. The plan of arrangement will result in the acquisition of all of the outstanding Limited Voting Shares of Four Seasons (other than those owned by Kingdom and Cascade) for US$82.00 cash per share.

        The transaction has been approved unanimously by the Board of Directors of Four Seasons (with interested directors abstaining) following the report and favourable, unanimous recommendation of the transaction by a Special Committee comprised of independent directors. In doing so, the Board determined that the arrangement is fair to the shareholders of Four Seasons (other than Mr. Sharp, Kingdom, Cascade, their respective directors and senior officers and any "related parties", "interested parties" and "joint actors") and in the best interests of Four Seasons and authorized the submission of the arrangement to shareholders of Four Seasons for their approval at a special meeting of shareholders. The Board also has determined unanimously (with interested directors abstaining) to recommend to shareholders of Four Seasons that they vote in favour of the transaction.

        In making their determinations, the Board and the Special Committee considered, among other things, a formal valuation and fairness opinion delivered by Merrill Lynch Canada Inc. to the Special Committee, to the effect that, as of February 5, 2007 and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the consideration to be received under the arrangement was fair, from a financial point of view, to the holders of Limited Voting Shares (other than Mr. Sharp, Kingdom, Cascade, their respective directors and senior officers and any "related parties", "interested parties" and "joint actors"). A copy of Merrill Lynch's valuation and fairness opinion is included as Appendix C to the management information circular accompanying this letter.

        To become effective, the resolution approving the arrangement must be approved by at least 66 2/3% of the votes cast by holders of Limited Voting Shares present in person or represented by proxy and entitled to vote at the special meeting, voting separately as a class, and a simple majority of the votes cast by those holders of Limited Voting Shares, other than Mr. Sharp, Kingdom, Cascade, their respective directors and senior officers and any other "related parties", "interested parties" and "joint actors". The arrangement also must be approved by the holder of Variable Multiple Voting Shares voting separately as a class. Triples is currently the only holder of Variable Multiple Voting Shares. Each of Triples, Kingdom and Cascade has agreed to vote the shares of Four Seasons owned by it in favour of the resolution approving the arrangement. Each of the directors intends to vote his or her Limited Voting Shares in favour of the resolution approving the arrangement.

        We are enclosing a notice of the special meeting, a management information circular for the meeting, a form of proxy (printed on blue paper) and a letter of transmittal (printed on yellow paper). The management information circular and the appendices attached to it, which we urge you to read carefully in consultation with your financial or other professional advisor, describe the arrangement and include certain other information (including the full text of the acquisition agreement relating to the transaction and the Merrill Lynch valuation and fairness opinion) to assist you in considering the arrangement. You may also obtain more information about Four Seasons at the website maintained by the Canadian Securities Administrators at www.sedar.com and at the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

        Your vote is important regardless of how many Limited Voting Shares you own. We hope that you will be able to attend the special meeting. To ensure that your vote is recorded, please return the enclosed proxy, properly completed and signed, prior to 5:00 p.m. (Toronto time) on Tuesday, April 3, 2007, in the envelope provided for that purpose whether or not you plan to attend the special meeting. We also encourage you to complete, sign, date and return the enclosed letter of transmittal, which will help Four Seasons to arrange for the prompt payment for your Limited Voting Shares if the proposed arrangement is completed.

        If you hold Limited Voting Shares through a broker, investment dealer, bank, trust company or other intermediary, you should follow the instructions provided by your intermediary to ensure your vote is counted at the special meeting and should arrange for your intermediary to complete the necessary transmittal documents to ensure that you receive payment for your Limited Voting Shares if the proposed arrangement is completed.

        If you have any questions or need assistance in your consideration of the proposed arrangement or with the completion and delivery of your proxy or letter of transmittal, please call our proxy solicitor, Georgeson, toll-free, at 1-866-568-7442, who is assisting us in answering questions you may have regarding the arrangement and soliciting votes.

        On behalf of the Four Seasons Board of Directors, we would like to take this opportunity to thank you for the support you have shown as a shareholder of Four Seasons.

Yours very truly,

Isadore Sharp Chairman and Chief Executive Officer	J. Robert S. Prichard Lead Director of the Board of Directors

FOUR SEASONS HOTELS INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the shareholders of Four Seasons Hotels Inc. ("FSHI") will be held at the Four Seasons Hotel Toronto (Tudor Room), 21 Avenue Road, Toronto, Ontario on April 5, 2007 commencing at the hour of 10:00 a.m. (Toronto time) for the following purposes:

1.
to consider, pursuant to an interim order of the Ontario Superior Court of Justice dated February 26, 2007 (the "Interim Order"), and, if deemed advisable, to pass, with or without variation, a special resolution to approve an arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) involving FSHI, its shareholders and FS Acquisition Corp., a British Columbia company that is owned by Triples Holdings Limited and affiliates of Kingdom Hotels International and Cascade Investment, L.L.C., the full text of which is set forth in Appendix A to the accompanying management information circular (the "Circular"); and

2.
to transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.

        The Board of Directors of FSHI unanimously (with interested directors abstaining) recommends that holders of Limited Voting Shares (the "Shareholders") vote FOR the resolution approving the Arrangement. Shareholders of record at the close of business on February 28, 2007, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any postponement(s) or adjournment(s) thereof.

        The full text of the acquisition agreement entered into in respect of the Arrangement and the related transactions, the plan of arrangement (the "Plan of Arrangement") implementing the Arrangement and the Interim Order are attached as Appendix B, Appendix D and Appendix E, respectively, to the Circular.

        Pursuant to the Interim Order and the Plan of Arrangement, registered Shareholders have been granted the right to dissent in respect of the Arrangement and be paid the fair value of their Limited Voting Shares. This dissent right, and the procedures for its exercise, are described in the Circular under the heading "Dissenting Shareholders' Rights", in the Interim Order and in Appendix G to the Circular. Only registered Shareholders are entitled to exercise rights of dissent. Failure to strictly comply with the dissent procedures described in the Circular will result in the loss or unavailability of any right of dissent.

        Whether or not you plan to attend the Meeting in person, please complete, date, sign and return (in the postage prepaid envelope provided for that purpose) the accompanying form of proxy (printed on blue paper) for use at the Meeting. To be used at the Meeting, proxies must be received by FSHI's transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 before 5:00 p.m. (Toronto time) on April 3, 2007 (or not less than 48 hours (excluding Saturdays, Sundays and holidays) before any reconvened Meeting if the Meeting is adjourned or postponed). Non-registered, beneficial Shareholders must follow the instructions provided by their broker, investment dealer, bank, trust company or other intermediary to ensure their vote is counted at the Meeting and should contact the broker, investment dealer, bank, trust company or other intermediary to instruct them to deliver the holder's Limited Voting Shares to the depositary under the Arrangement. If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other intermediary how to vote, you will not be considered present in person or represented by proxy for the purpose of approving the resolution approving the Arrangement. The Limited Voting Shares represented by a proxy will be voted as directed by you. However, if such a direction is not made, and you have not appointed a proxyholder (other than members of management), then your proxy will be voted FOR the resolution approving the Arrangement.

        You may revoke a proxy by depositing an instrument in writing executed by you or your attorney authorized in writing or by transmitting, by electronic or telephonic means, a revocation that is signed by electronic signature, in each case, that is received:

  •
  at the registered office of FSHI by 5:00 p.m. (Toronto time) on the last business day preceding the date of the Meeting, or any postponement(s) or adjournment(s) of the Meeting, or

  •
  with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting or any postponement(s) or adjournment(s) of the Meeting,

or in any other way permitted by law.

        Attendance at the Meeting without voting will not itself revoke a proxy. If you hold your Limited Voting Shares through a broker, investment dealer, bank, trust company or other intermediary you must contact your broker, investment dealer, trust company or other intermediary if you wish to revoke or change your voting instructions.

        If you have any questions or need assistance regarding the completion and delivery of your proxy or letter of transmittal, please call our proxy solicitor, Georgeson, toll-free, at 1-866-568-7442.

        DATED at Toronto, Ontario this 23rd day of February, 2007.

By Order of the Board of Directors,

Randolph Weisz Executive Vice President, Business Administration, General Counsel and Secretary

TABLE OF CONTENTS

Page
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	i
CURRENCY	ii
FORWARD-LOOKING STATEMENTS	ii
INFORMATION CONTAINED IN THIS CIRCULAR	iii
SUMMARY TERM SHEET	1
Parties to the Proposed Transaction	1
The Meeting	2
The Arrangement	3
Recommendation of the Special Committee	3
Position of the Special Committee as to Fairness	4
Recommendation of the Board	5
Reasons for the Arrangement from FSHI's Perspective	6
Reasons for the Arrangement from the Perspective of Kingdom, Cascade, Triples and Mr. Sharp; Position of the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade Regarding Fairness of the Arrangement	6
Independent Valuation and Fairness Opinion	7
Interests of Directors, Executive Officers and Others in the Arrangement	7
The Acquisition Agreement	8
Court and Regulatory Approvals	9
Convertible Notes	10
Certain Canadian Federal Income Tax Considerations	11
Certain United States Federal Income Tax Considerations	11
Dissenting Shareholders' Rights	12
SPECIAL FACTORS	13
Background to the Proposal and the Arrangement	13
Background to the Proposal	13
Background to the Arrangement	16
Position of the Special Committee as to Fairness	21
Recommendation of the Special Committee	22
Recommendation of the Board	22
Reasons for the Arrangement from FSHI's Perspective	23
Reasons for the Arrangement from the Perspective of the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp	23
Position of the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade Regarding Fairness of the Arrangement	25
Certain Effects of the Arrangement	27
Effects on FSHI if the Arrangement is Not Completed	28
Independent Valuation and Fairness Opinion	29
THE ARRANGEMENT	33
Required Shareholder Approval	33
Arrangement Mechanics	33

Interests of Directors, Executive Officers and Others in the Arrangement	36
Intentions of FSHI Directors and Senior Officers	42
Sources of Funds for the Arrangement	42
THE ACQUISITION AGREEMENT	44
Conditions Precedent to the Arrangement	44
Representations and Warranties	45
Conduct of FSHI's Business	46
Other Covenants of FSHI	46
Covenants of the Purchaser	46
Covenants of FSHI Regarding Non-Solicitation	47
Consideration of Alternative Transactions	47
Termination Rights	48
Disclosure of Material Information upon Termination	49
Termination Fee	49
Expense Reimbursement	50
Pre-Acquisition Reorganization	50
Voting Agreement	51
PRINCIPAL LEGAL MATTERS	51
Court Approval of the Arrangement and Completion of the Arrangement	51
Principal Regulatory Matters	51
Canadian Securities Law Matters	53
Judicial Developments	53
Convertible Notes	53
Stock Exchange De-Listing and Reporting Issuer Status	54
INFORMATION CONCERNING FSHI	54
Principal Shareholders	55
Auditors	55
Description of Share Capital	55
Dividend Policy	57
Previous Distributions of Securities	57
FSHI Market Price and Trading Volume Data	58
Material Changes in the Affairs of FSHI	59
Previous Purchases and Sales	59
Historical Selected Financial Data	60
INFORMATION CONCERNING THE PURCHASER, KINGDOM, CASCADE, TRIPLES AND MR. SHARP	61
CERTAIN TAX CONSIDERATIONS FOR SHAREHOLDERS	63
Certain Canadian Federal Income Tax Considerations	63
Certain United States Federal Income Tax Considerations	65
DISSENTING SHAREHOLDERS' RIGHTS	67

RISK FACTORS	70
Risks Relating to the Arrangement	70
Risks Relating to Four Seasons	70
PAST TRANSACTIONS AND AGREEMENTS	71
PURCHASER'S PLANS FOR FSHI	71
EXPENSES OF THE ARRANGEMENT	71
BENEFITS FROM THE ARRANGEMENT	71
COMMITMENTS TO ACQUIRE SHARES	72
OTHER INFORMATION AND MATTERS	72
PROXY SOLICITATION AND DEPOSITARY	72
LEGAL MATTERS	72
INFORMATION CONCERNING VOTING AT THE MEETING	72
Who Can Vote	72
Voting By Registered Shareholders	73
Voting By Non-Registered Shareholders	74
Please Complete Your Proxy	75
FREQUENTLY ASKED QUESTIONS ABOUT THE ARRANGEMENT	76
ADDITIONAL INFORMATION	80
QUESTIONS AND FURTHER ASSISTANCE	80
APPROVAL OF FSHI	81
CONSENT OF MERRILL LYNCH CANADA INC.	82
CONSENT OF GOODMANS LLP	83
GLOSSARY OF TERMS	84

APPENDICES

FOUR SEASONS HOTELS INC.
MANAGEMENT INFORMATION CIRCULAR

        This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Four Seasons Hotels Inc. The accompanying form of proxy is for use at the Meeting and at any adjournment(s) or postponement(s) of the Meeting and for the purposes set forth in the accompanying Notice of Meeting. A glossary of certain terms used in this Circular can be found on pages 84 to 90 of this Circular. In this Circular, references to FSHI are to Four Seasons Hotels Inc. and references to Four Seasons are to FSHI and its subsidiaries. See "Summary Term Sheet" starting on page 1.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        FSHI is a corporation existing under the laws of the Province of Ontario. The solicitation of proxies and the transaction contemplated in this Circular involve securities of a Canadian issuer and are being effected in accordance with Canadian corporate and securities laws. The proxy solicitation rules under the 1934 Act are not applicable to FSHI or this solicitation and, accordingly, this solicitation is not being effected in accordance with such rules. Shareholders should be aware that disclosure requirements under Canadian laws may be different from such requirements under U.S. securities laws. Shareholders should also be aware that requirements under Canadian laws may differ from requirements under U.S. corporate and securities laws relating to U.S. corporations. In connection with the Arrangement, FSHI, the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade will file with the SEC a transaction statement under Section 13(e) of the 1934 Act and Rule 13e-3 (the "Schedule 13E-3") thereunder, which transaction statement will incorporate certain portions of this Circular.

        Certain of the financial information included or incorporated by reference in this Circular has been prepared in accordance with Canadian generally accepted accounting principles, which differ from United States generally accepted accounting principles in certain material respects, and thus may not be comparable to financial information of United States companies.

        The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that FSHI exists under the laws of the Province of Ontario and the Purchaser exists under the laws of the Province of British Columbia and that some or all of their respective officers and directors are not residents of the United States and that all or a substantial portion of their respective assets may be located outside the United States. You may not be able to sue an Ontario or British Columbia company or its respective officers or directors in a Canadian court for violations of U.S. securities laws. It may be difficult to compel an Ontario or British Columbia company and its Affiliates to subject themselves to a judgment by a U.S. court.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

        Certain information concerning the income tax consequences of the Arrangement to Shareholders is set forth in "Certain Tax Considerations for Shareholders — Certain Canadian Federal Income Tax Considerations" and "Certain Tax Considerations for Shareholders — Certain United States Federal Income Tax Considerations". Shareholders should be aware that the transactions contemplated in this Circular may have tax consequences in Canada and any other jurisdiction in which a Shareholder is subject to income taxation. Such consequences may not be described fully in this Circular.

i

CURRENCY

        Except where otherwise indicated, all dollar amounts set forth in this Circular are expressed in U.S. dollars and "$" and "US$" shall mean U.S. dollars. The following table sets forth (a) the noon rates for the Canadian dollar, expressed in Canadian dollars (Cdn.$) per U.S. dollar, in effect at the end of the periods indicated, (b) the average noon rates for such periods, and (c) the high and low noon rates during such periods, in each case based on the rates quoted by the Bank of Canada.

		Year Ended December 31,
Canadian Dollar per U.S. Dollar	January 1, 2007 through February 23, 2007
		2006	2005	2004
Noon rate at end of period	1.1585	1.1653	1.1659	1.2036
Average noon rate for period	1.1736	1.1342	1.2116	1.3015
High noon rate for period	1.1851	1.1726	1.2704	1.3968
Low noon rate for period	1.1585	1.0990	1.1507	1.1774

        On February 23, 2007, the rate of exchange was Cdn.$1.1585 equals US$1.00, based on the noon rate as quoted by the Bank of Canada.

FORWARD-LOOKING STATEMENTS

        This Circular and the information incorporated in this Circular by reference contain "forward-looking statements" within the meaning of applicable securities laws, including RevPAR, profit margin and earning trends; statements concerning the number of lodging properties expected to be added in this and future years; expected investment spending; and similar statements concerning the Arrangement and anticipated future events, results, circumstances, performance or expectations that are not historical facts. Forward-looking information typically contains statements with words such as "anticipate," "believe," "expect," "plan," "guidance," "judgement" or similar words suggesting future outcomes. Various factors and assumptions were applied or taken into consideration in arriving at these statements, which do not take into account the effect that non-recurring or other special items announced after the statements are made may have on Four Seasons' business. These statements are not guarantees of future performance and, accordingly, you are cautioned not to place undue reliance on these statements. These statements are subject to numerous risks and uncertainties, including without limitation those described in FSHI's management's discussion and analysis and in its annual information form under the heading "Operating Risks" and under "Risk Factors" in this Circular. Those risks and uncertainties include the satisfaction of the conditions to consummate the Arrangement, including the approval of the Arrangement Resolution by Shareholders and the Court, the occurrence of any event, change or other circumstances that could give rise to the termination of the Acquisition Agreement, the delay of consummation of the Arrangement or failure to complete the Arrangement for any other reason (including the delay or failure to obtain the required approvals or clearances from regulatory authorities), the amount of the costs, fees, expenses and charges related to the Arrangement, adverse factors generally encountered in the lodging industry, the risks associated with world events, including war, terrorism, international conflicts, natural disasters, extreme weather conditions and infectious diseases, general economic conditions, fluctuations in relative exchange rates of various currencies, supply and demand changes for hotel rooms and residential properties, competitive conditions in the lodging industry, the risks associated with Four Seasons' ability to maintain and renew management agreements and expand the portfolio of properties that Four Seasons manages, relationships with clients and property owners and the availability of capital to finance growth. Many of these risks and uncertainties can affect Four Seasons' actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statement made by FSHI or on its behalf. All forward-looking statements in this Circular are qualified by these cautionary statements. These statements are made as of the date of this Circular and FSHI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Additionally, FSHI undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Four Seasons, its financial or operating results or its securities or any of the properties that Four Seasons manages or in which it may have an interest.

ii

INFORMATION CONTAINED IN THIS CIRCULAR

        No person has been authorized to give information or to make any representations in connection with the Arrangement other than those contained or incorporated by reference in this Circular and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the Arrangement Resolution or be considered to have been authorized by FSHI or the Purchaser.

        All information relating to the Purchaser, Kingdom, Cascade, Triples or any of their respective Affiliates (other than FSHI and its subsidiaries) contained in this Circular has been provided to FSHI by those parties. The Board has relied upon this information without having made independent inquiries as to the accuracy or completeness thereof; however, it has no reason to believe such information is misleading or inaccurate.

        This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

        Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors in considering the relevant legal, tax, financial or other matters contained in this Circular.

        If you hold Limited Voting Shares through a broker, investment dealer, bank, trust company or other intermediary, you should contact your intermediary for instructions and assistance in voting and surrendering the Limited Voting Shares that you beneficially own.

iii

SUMMARY TERM SHEET

        The following is a summary of information contained elsewhere in this Circular. This summary is provided for convenience only and this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the appendices and documents or portions of documents incorporated by reference in this Circular. Certain capitalized words and terms used in this summary and the Circular are defined in the Glossary of Terms found on pages 84 to 90.

Parties to the Proposed Transaction

Four Seasons Hotels Inc.

        FSHI is a corporation existing under the laws of Ontario. Four Seasons is one of the world's leading managers of luxury hotels and resorts. Four Seasons has a portfolio of 74 luxury hotel and resort properties (containing approximately 18,090 guest rooms), several of which include a residential component. These properties are operated primarily under the Four Seasons brand name in principal cities and resort destinations in 31 countries in North America, the Caribbean, Europe, Asia, Australia, the Middle East and South America. In addition, 30 properties are under construction or development in a further 13 countries around the world. Of these, 20 new properties are to include a residential component.

Purchaser

        The Purchaser was incorporated under the BCBCA on February 9, 2007. The Purchaser is owned by Triples, Kingdom and Cascade Subco. The Purchaser has no subsidiaries and was organized solely for the purpose of entering into the Acquisition Agreement and consummating the Arrangement. The Purchaser has not carried on any activities to date other than activities related to its formation and in connection with the Arrangement.

Kingdom Hotels International

        Kingdom Hotels International is a Cayman Islands company, owned by a trust created by HRH Prince Alwaleed for the benefit of HRH Prince Alwaleed and his family. HRH Prince Alwaleed and related trusts and entities have made substantial investments in multiple sectors, including banking, hotels, media, telecommunications, technology, construction and real estate, entertainment, and upscale fashion, among others. Significant hotel-related investments include various Four Seasons, Fairmont and Mövenpick hotel properties and interests in FSHI, Fairmont Raffles Holdings International and Mövenpick Hotels & Resorts, covering the ownership, management and/or development of more than 200 hotels throughout North America, Europe, the Middle East, Asia and Africa. Significant investments in other sectors include interests in Citigroup, News Corp., Time Warner, Motorola, Apple Inc., Ballast Nedam, Canary Wharf, Disneyland Paris, Saks Inc. and Kingdom Center.

        Kingdom has advised FSHI that, as of February 23, 2007, it beneficially owns or controls 7,389,182 Limited Voting Shares, representing approximately 22% of the outstanding Limited Voting Shares. In addition, HRH Prince Alwaleed may also be deemed to be the beneficial owner of an additional 179,322 Limited Voting Shares, in which he shares voting and dispositive powers. These 179,322 Limited Voting Shares are not subject to the Proposal and will receive the same consideration of US$82.00 per share as the Minority Shareholders. Upon completion of the Arrangement and the exchange of its Limited Voting Shares for an interest in the Purchaser, Kingdom will own an approximate 47.5% common equity interest in FSHI.

Cascade Investment, L.L.C.

        Cascade Investment, L.L.C. is a limited liability company organized under the laws of the State of Washington. The sole member of Cascade is William H. Gates III. Cascade is a private investment entity.

        Cascade has advised FSHI that, as of February 23, 2007, it beneficially owns or controls 715,850 Limited Voting Shares, representing approximately 2% of the outstanding Limited Voting Shares. Upon completion of the Arrangement and the exchange of its Limited Voting Shares for an interest in the Purchaser, Cascade Subco will own an approximate 47.5% common equity interest in FSHI.

Triples Holdings Limited and Mr. Sharp

        Triples Holdings Limited is a corporation existing under the laws of the Province of Ontario, all of the shares of which are beneficially owned by Mr. Sharp, the Chairman and Chief Executive Officer of FSHI, and members of his immediate family. As of February 23, 2007, Triples owns 3,725,698 Variable Multiple Voting Shares, representing all of the outstanding Variable Multiple Voting Shares. As a result of the exchange of its Variable Multiple Voting Shares for an interest in the Purchaser pursuant to the Arrangement and the Amalgamation, Triples will own a 5% common equity interest in FSHI, as well as an investment in Preferred Shares that will be issued in exchange for Variable Multiple Voting Shares owned by Triples that have not been ultimately exchanged for this 5% common equity interest.

The Meeting

The Arrangement Resolution

        At the Meeting, Shareholders will be asked to vote on the Arrangement Resolution as required by the OBCA and the Interim Order, in the form attached as Appendix A to this Circular. If Shareholders approve the Arrangement Resolution and the other closing conditions under the Acquisition Agreement are satisfied or waived, including the issuance of the Final Order by the Court, the Purchaser will acquire all of the outstanding Limited Voting Shares for a price equal to US$82.00 in cash per share pursuant to the Arrangement, without interest and subject to applicable withholding taxes (other than the Limited Voting Shares held by the Foundation, which will be acquired by FSHI pursuant to the Arrangement and a separate agreement for identical consideration, and the Limited Voting Shares held by Kingdom and Cascade Subco).

Record Date and Notice

        The Meeting will take place on April 5, 2007 at 10:00 a.m. (Toronto time), at the Four Seasons Hotel Toronto (Tudor Room), 21 Avenue Road, Toronto, Ontario. All Registered Shareholders and the registered holders of Variable Multiple Voting Shares as of the close of business on February 28, 2007, the Record Date for the Meeting, are entitled to receive notice of and attend, and to vote at, the Meeting or any adjournments or postponements of the Meeting. As of February 23, 2007, there were 33,681,238 Limited Voting Shares outstanding and entitled to vote at the Meeting. For additional information, see "Information Concerning Voting at the Meeting — Who Can Vote" and "Information Concerning Voting at the Meeting — Voting by Registered Shareholders" in this Circular.

        The Meeting Materials are being sent to both Registered Shareholders and Non-Registered Shareholders. Only Registered Shareholders or the persons they appoint as their proxyholders are permitted to vote at the Meeting. However, in accordance with applicable securities laws, FSHI is distributing copies of the Meeting Materials to certain Intermediaries for onward distribution to Non-Registered Shareholders. Non-Registered Shareholders may direct their Intermediaries to vote the Limited Voting Shares beneficially owned by them in accordance with their instructions. If you are a Non-Registered Shareholder and your Limited Voting Shares are held on your behalf in the name of an Intermediary, please see "Information Concerning Voting at the Meeting — Voting by Non-Registered Shareholders" in this Circular.

Vote Required to Approve the Arrangement

        Pursuant to the Interim Order, the Arrangement Resolution must be approved by the affirmative vote of:

  •
  at least 66 2/3% of the votes cast at the Meeting by holders of Limited Voting Shares present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class;

  •
  at least a simple majority of the votes cast by Minority Shareholders present in person or represented by proxy at the Meeting; and

  •
  the holder of Variable Multiple Voting Shares, voting separately as a class, by way of a written declaration.

        Pursuant to the Voting Agreement, each of Kingdom and Cascade has agreed to vote the Limited Voting Shares owned by it in favour of the Arrangement Resolution, and Triples has agreed to vote all of the Variable Multiple Voting Shares owned by it in favour of the Arrangement Resolution, subject in each case to the terms and conditions contained in the Voting Agreement.

        See "The Arrangement — Required Shareholder Approval" in this Circular.

Proxies and Revocation

        If you are a Registered Shareholder, there are two ways to vote your Limited Voting Shares. You may vote in person at the Meeting or you may vote by submitting your proxy in accordance with the instructions contained in the enclosed form of proxy. For instructions on how to execute your proxy, see "Information Concerning Voting at the Meeting — Voting by Registered Shareholders" in this Circular.

        If you abstain from voting or fail to vote, the votes represented by your Limited Voting Shares will not be taken into account in determining whether the Arrangement Resolution has been approved by the requisite majorities.

        Limited Voting Shares represented by properly executed proxies will be voted in accordance with the instructions of the Shareholder on any ballot that may be called for and, if the Shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, Limited Voting Shares represented by properly executed proxies will be voted accordingly. If no choice is specified with respect to such matter, the persons designated in the accompanying form of proxy will vote the Limited Voting Shares covered by such proxy FOR the Arrangement Resolution.

        A Shareholder who has given a proxy may revoke a proxy by depositing an instrument in writing executed by the Shareholder or the Shareholder's attorney authorized in writing or by transmitting, by electronic or telephonic means, a revocation that is signed by electronic signature, in each case, that is received:

  •
  at the registered office of FSHI by 5:00 p.m. (Toronto time) on the last Business Day preceding the date of the Meeting, or any postponement(s) or adjournment(s) of the Meeting; or

  •
  with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting or any postponement(s) or adjournment(s) of the Meeting,

or in any other way permitted by law.

        See "Information Concerning Voting at the Meeting — Voting by Registered Shareholders" in this Circular.

The Arrangement

        The Arrangement effects a series of transactions as a result of which, among other things, the Purchaser will acquire all of the outstanding Limited Voting Shares for a price equal to US$82.00 in cash per share pursuant to the Arrangement, without interest and subject to applicable withholding taxes (other than the Limited Voting Shares held by the Foundation, which will be acquired by FSHI pursuant to the Arrangement and a separate agreement for identical consideration, and the Limited Voting Shares held by Kingdom and Cascade Subco). FSHI will file the Articles of Arrangement as soon as practicable after the conditions set out in the Acquisition Agreement have been satisfied or waived by the parties and upon obtaining the Final Order, at which time the Arrangement will become effective.

        See "The Arrangement" in this Circular.

Recommendation of the Special Committee

        Having undertaken a thorough review of, and carefully considered, the Arrangement, including consulting with independent financial and legal advisors, the Special Committee unanimously concluded that the Arrangement is fair to the Minority Shareholders and in the best interests of FSHI and unanimously recommended that the Board approve the Arrangement and recommend that Shareholders vote in favour of the Arrangement.

        See "Special Factors — Recommendation of the Special Committee" in this Circular.

Position of the Special Committee as to Fairness

        In reaching its conclusion that the Arrangement is substantively fair to the Minority Shareholders, and that the Arrangement is in the best interests of FSHI, the Special Committee considered and relied upon a number of factors including the following:

  •
  The Arrangement provides for an orderly transition of the long-term ownership of FSHI in circumstances where FSHI's controlling shareholder, Mr. Sharp, had advised that he believed it was in the best interests of FSHI to pursue a possible transaction that would achieve such an orderly transition.

  •
  The opinion of Merrill Lynch to the effect that, as of February 5, 2007, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the consideration to be received under the Arrangement was fair, from a financial point of view, to the Minority Shareholders.

  •
  The determination of Merrill Lynch that, as of the November 6, 2006 announcement date of the Proposal, the dividend rate of 9.9% per annum on the Preferred Shares to be received by Triples in connection with the transaction fell within a range of market rates and, therefore, the face value of the Preferred Shares approximated the market value for such shares on such date. The face value of the Preferred Shares is US$82.00 per share.

  •
  The US$82.00 cash per share consideration represents an approximate 28.4% premium over the closing prices of the Limited Voting Shares on the NYSE and on the TSX on November 3, 2006 (being the last trading day immediately prior to the announcement of the Proposal), an approximate 33.1% premium over the volume-weighted average closing price for the Limited Voting Shares on the NYSE, and an approximate 35.7% premium over the volume-weighted average closing price for the Limited Voting Shares on the TSX for the six months prior to November 3, 2006.

  •
  The consideration payable to Minority Shareholders pursuant to the Arrangement will be paid entirely in cash, which provides certainty of value.

  •
  The legal opinion of Osler, Hoskin & Harcourt LLP to the effect that, subject to the analyses, assumptions, qualifications and limitations set forth therein, the Arrangement will trigger Four Seasons' payment obligation to Mr. Sharp under the Long-Term Incentive Plan.

  •
  The absence of a financing condition to the Purchaser's obligation to consummate the transactions contemplated by the Arrangement.

  •
  Subsequent to FSHI's announcement of its receipt of the Proposal on November 3, 2006, no third party expressions of interest or solicitations to purchase the Limited Voting Shares were received by the Special Committee.

        The Special Committee believes that the Arrangement is procedurally fair to the Minority Shareholders for the following reasons:

  •
  The Special Committee retained independent financial and legal advisors.

  •
  The Special Committee conducted an extensive review of the Proposal and the Arrangement and conducted arm's-length negotiations with Kingdom and Cascade of the key economic terms of the Acquisition Agreement and the Guaranty and oversaw the negotiation of other material terms of the Acquisition Agreement and the Arrangement.

  •
  After negotiations with Kingdom and Cascade in which the Special Committee sought improved financial terms, the Special Committee concluded that US$82.00 per Limited Voting Share was the highest price that it could obtain from the Purchaser and that, based on the Purchaser's unequivocal statements with respect to the consideration offered under the proposed transaction, further negotiation could have caused the Purchaser to withdraw the Proposal, thereby leaving Shareholders without an opportunity to evaluate and vote in respect of the proposed transaction.

  •
  The Arrangement Resolution must be approved by, among others, a simple majority of the votes cast by Minority Shareholders present in person or represented by proxy at the Meeting.

  •
  Completion of the Arrangement will be subject to a judicial determination as to its fairness by the Court.

  •
  Registered Shareholders who do not vote in favour of the Arrangement will have the right to require a judicial appraisal of their Limited Voting Shares and obtain "fair value" pursuant to the proper exercise of the Dissent Rights.

  •
  The Acquisition Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited, bona fide written Acquisition Proposal at any time if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal would be reasonably likely to result in a Superior Proposal.

  •
  Given that FSHI's controlling shareholder has unequivocally stated that the proposed transaction with Kingdom and Cascade is the only transaction he is prepared to pursue, it would be neither appropriate nor feasible to conduct an auction of FSHI.

        The Special Committee also considered a number of risks and potential negative factors relating to the Arrangement including:

  •
  The fact that, if the Arrangement is successfully completed, FSHI will no longer exist as an independent public company and the consummation of the Arrangement will eliminate the opportunity for Minority Shareholders to participate in the longer term potential benefits of the business of FSHI to the extent that those benefits exceed those potential benefits reflected in the consideration to be received under the Arrangement.

  •
  The conditions to the Purchaser's obligation to complete the Arrangement and the rights of the Purchaser to terminate the Acquisition Agreement in certain circumstances.

  •
  The Purchaser is a newly formed entity without assets and Kingdom's and Cascade's guarantee of the obligations of the Purchaser under the Acquisition Agreement is limited to the Purchaser's obligation to pay a termination fee of US$100 million in the event that FSHI terminates such agreement in certain circumstances.

  •
  The fact that the Arrangement will be a taxable transaction for Canadian federal income tax purposes (and may also be a taxable transaction under other applicable tax laws) and, as a result, Minority Shareholders will generally be required to pay taxes on any gains that result from the receipt of the consideration for their Limited Voting Shares.

  •
  The limitations contained in the Acquisition Agreement on FSHI's ability to solicit additional interest from third parties, as well as the fact that if the Acquisition Agreement is terminated in certain circumstances, FSHI will be required to pay a US$75 million termination fee to the Purchaser Parties and that, under certain circumstances, FSHI must reimburse the Purchaser for certain expenses. Pursuant to the terms of the Funding and Cooperation Agreement, Mr. Sharp and Triples have relinquished all rights to receive any part of such termination fee.

        See "Special Factors — Position of the Special Committee as to Fairness" in this Circular.

Recommendation of the Board

        After careful consideration by the Board (with the interested Directors, being Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner, abstaining), the Board has unanimously concluded that the terms of the Arrangement are fair to Minority Shareholders and in the best interests of FSHI and authorized the submission of the Arrangement to Shareholders for their approval at the Meeting. The Board also has determined unanimously (with interested Directors abstaining) to recommend to Shareholders that they vote FOR the Arrangement Resolution. Each Director intends to vote his or her Limited Voting Shares FOR the Arrangement Resolution.

        In adopting the Special Committee's recommendations and concluding that the Arrangement is substantively and procedurally fair to the Minority Shareholders and that the Arrangement is in the best interests of FSHI, the Board considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above and adopted the Special Committee's analyses in their entirety. In considering the best interests of FSHI, the Board also took into account the potential effects of the Arrangement on Four Seasons' business having regard to the implications for other stakeholders, including the employees and guests of Four Seasons and the owners of hotels and resorts under Four Seasons' management. The Board also considered the fact that certain of FSHI's officers and directors may have interests that differ from those of the Minority Shareholders.

        For a description of the factors considered by the Board in reaching its conclusions, see "Special Factors — Reasons for the Arrangement from FSHI's Perspective", "Special Factors — Recommendation of the Special Committee" and "Special Factors — Recommendation of the Board" in this Circular.

Reasons for the Arrangement from FSHI's Perspective

        In early 2006, Mr. Sharp advised the Board that he had determined that it would be desirable to assess the possibility of pursuing a transaction that could facilitate the orderly transition of ownership of Four Seasons from a publicly-held company to a privately-held company. The Board recognized that such an orderly transition, with the involvement of Mr. Sharp, could be beneficial to FSHI if it:

  •
  allowed Shareholders to receive appropriate value for their investment;

  •
  ensured that Four Seasons' long-term strategy, vision and core values continue to be pursued and expanded;

  •
  ensured the retention and promotion of the Four Seasons' human capital, which in turn drives its unique service culture;

  •
  ensured the continued provision of premium service to Four Seasons' guests; and

  •
  ensured the continuity and consistency of the brand to the owners of the hotels and resorts under Four Seasons' management.

        In this context, the independent Directors determined that it would be in the best interest of FSHI for management to explore the possibility of such a transaction. The Arrangement is the result of the process that ensued over the subsequent months. See "Special Factors — Background to the Proposal".

        The Board considered, among other things, Mr. Sharp's advice to the Board that the transaction reflected in the Proposal was the only transaction that he was prepared to pursue, the recommendations of the Special Committee in respect of the fairness of the Arrangement to Minority Shareholders and the perspective of management of Four Seasons as to the implications of the Arrangement in the context of the last four of the objectives set out above, in concluding that the Arrangement is fair to the Minority Shareholders and in the best interests of FSHI.

        See "Special Factors — Reasons for the Arrangement from FSHI's Perspective".

Reasons for the Arrangement from the Perspective of the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp; Position of the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade Regarding Fairness of the Arrangement

        Under SEC rules, the Purchaser, Kingdom, Cascade and Triples are deemed to be engaged in a "going private" transaction and may be required to express their reasons for entering into the Arrangement and may be required to provide certain information regarding their position as to the substantive and procedural fairness of the Arrangement to the Minority Shareholders. To comply with such SEC rules, Kingdom, Cascade, Triples and Mr. Sharp make certain statements in this Circular as to, among other matters, their reasons for the Arrangement and their belief as to the fairness of the Arrangement to the Minority Shareholders.

        See "Special Factors — Reasons for the Arrangement from the Perspective of Kingdom, Cascade, Triples and Mr. Sharp" and "Special Factors — Position of the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade Regarding Fairness of the Arrangement".

Independent Valuation and Fairness Opinion

        Merrill Lynch, the independent financial advisor and valuator retained by the Special Committee in connection with its consideration of the Arrangement, prepared the valuation included in the Valuation and Fairness Opinion in accordance with Rule 61-501 and Regulation Q-27. Shareholders are urged to read the Valuation and Fairness Opinion, the full text of which is attached as Appendix C to this Circular, carefully and in its entirety. Based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, Merrill Lynch advised the Special Committee that, in its opinion, as at February 5, 2007, the fair market value of a Limited Voting Share was in the range of US$68.00 to US$88.00 per share, and the consideration to be received under the Arrangement was fair, from a financial point of view, to the Minority Shareholders. See "Special Factors — Independent Valuation and Fairness Opinion" in this Circular.

Interests of Directors, Executive Officers and Others in the Arrangement

        In considering the recommendations of the Special Committee and the Board with respect to the Arrangement, Shareholders should be aware that certain members of the Board and executive officers of FSHI have certain interests in the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. The Special Committee and the Board are aware of these interests and considered them along with other matters described under "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement" in this Circular.

  •
  Mr. Sharp, the Chairman and Chief Executive Officer of FSHI, together with members of his immediate family, beneficially own all of the outstanding shares of Triples. Triples owns 3,725,698 Variable Multiple Voting Shares, which represents 100% of such shares. Triples is party to the Proposal and will, pursuant to the Plan of Arrangement and the Amalgamation, contribute its Variable Multiple Voting Shares in consideration for a number of shares in the capital of the Purchaser representing a 5% common equity interest in FSHI, as well as an investment in the Preferred Shares. Immediately following the closing of the Arrangement, Triples and Mr. Sharp will enter into the Shareholders Agreement with Kingdom and Cascade, together with FSHI, in respect of their respective interests in the Purchaser. The Shareholders Agreement will include, among other things, provisions relating to the parties' governance and voting rights. Additionally, Mr. Sharp will enter into an employment agreement with the Purchaser pursuant to which he will remain Chairman and Chief Executive Officer of FSHI, subject to certain terms and conditions. See "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement — Interests in the Arrangement" in this Circular.

  •
  As one of the steps of the Arrangement, Mr. Sharp will receive a payment of approximately US$289 million under the Long-Term Incentive Plan, which was approved by Shareholders in 1989 and entered into in 1990. See "The Arrangement — Long-Term Incentive Plan" in this Circular.

  •
  Charles Henry and Simon Turner, two of the members of the Board, are nominees of Kingdom pursuant to a shareholders agreement entered into between Triples, Mr. Sharp and Kingdom Investments, Inc. in 1994. Under the terms of that agreement, Triples and Mr. Sharp have agreed to support the election of two nominees of Kingdom Investments, Inc. to the Board. Mr. Henry and Mr. Turner are also principals in a hotel advisory firm that will be entitled to receive certain compensation from Kingdom if the Arrangement is completed. See "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement — Interests in the Arrangement" in this Circular.

  •
  One Director and two officers of Four Seasons are party to phantom equity agreements with FSHI. Upon closing of the Arrangement, these individuals will have the right to exercise their share units or share appreciation rights, as applicable, and receive cash consideration. See "The Arrangement — Interests of

    Directors, Executive Officers and Others in the Arrangement — Phantom Equity Agreements" in this Circular.

  •
  The vesting of a total of 616,980 unvested Options (other than those Options outstanding with an unsatisfied performance condition), including 136,440 unvested Options held by Directors and executive officers of FSHI, has been accelerated for the purpose of allowing these individuals to participate in the Arrangement in respect of such Options. If the Arrangement is not completed, the vesting of the 616,980 Options will not be accelerated and they will continue to vest in accordance with their terms. Pursuant to the Arrangement, any Options that have not been exercised prior to the Effective Time will be transferred by each holder thereof to FSHI without any further act or formality in exchange for a cash amount equal to the excess, if any, of (a) the product of the number of Limited Voting Shares underlying the Options held by such holder and US$82.00, over (b) the sum of the exercise prices for each Limited Voting Share underlying the Options held by such holder (converted at the Exchange Rate). See "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement — Capital Stock and Options" in this Circular.

  •
  Additionally, Four Seasons has change in control arrangements with the President and Chief Operating Officer, President Worldwide Hotel Operations, Executive Vice President and Chief Financial Officer, Executive Vice President, Business Administration and General Counsel and certain other officers that were implemented with the intention of assisting in the retention of an experienced group of managers who, in the event of a change in control, could bring stability during an important transitional period, as well as continue to direct Four Seasons' growth and development. These arrangements are triggered by the termination of employment of the officers to whom these arrangements apply within two years following the loss by Mr. Sharp and/or related parties of Mr. Sharp of voting control sufficient to elect a majority of the members of the Board. Completion of the Arrangement would result in the loss by Mr. Sharp of voting control sufficient to elect a majority of the members of the Board and, as such, termination of these officers' employment within the specified time following the completion of the Arrangement would trigger these arrangements.

        See "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement — Change in Control Agreements" in this Circular.

The Acquisition Agreement

        The Acquisition Agreement is described beginning at page 43 of this Circular and a copy is attached in its entirety as Appendix B to this Circular. You should read the Acquisition Agreement in its entirety because it contains important provisions governing the terms and conditions of the Arrangement.

Conditions to Completion of the Arrangement

        The implementation of the Arrangement is subject to the satisfaction of a number of conditions, some of which may only be waived by both of FSHI and the Purchaser, at or before the Closing Date, including:

  •
  the Arrangement having been approved by Shareholders at the Meeting;

  •
  the Interim Order and the Final Order each having been obtained;

  •
  receipt of all Regulatory Approvals on terms and conditions that do not adversely affect the activities of the Purchaser, Cascade, Kingdom, Triples, FSHI or any of their respective significant Affiliates as conducted on the date of signing of the Acquisition Agreement in any material respect and no Governmental Entity having advised that it intends to seek to impose any restriction on the respective activities of the Purchaser, Cascade, Kingdom, Triples, FSHI or their respective Affiliates as conducted on the date of signing of the Acquisition Agreement as a result of consummation of the Arrangement that would adversely affect the Purchaser, Cascade, Kingdom, Triples, FSHI or any of their respective significant Affiliates in any material respect;

  •
  the absence of any Law that restrains, enjoins or otherwise prohibits consummation of or dissolves the Arrangement or other transactions contemplated by the Acquisition Agreement;

  •
  no Material Adverse Effect with respect to FSHI having occurred or any event that would reasonably be expected to have a Material Adverse Effect on FSHI; and

  •
  the aggregate number of Limited Voting Shares held, directly or indirectly, by Shareholders who have properly exercised Dissent Rights in connection with the Arrangement having not exceeded 10% of the outstanding Limited Voting Shares.

        See "The Acquisition Agreement — Conditions Precedent to the Arrangement" in this Circular.

Termination of the Acquisition Agreement

        FSHI and the Purchaser may terminate the Acquisition Agreement by mutual written consent and abandon the Arrangement at any time prior to the Effective Time. In addition, either FSHI or the Purchaser (and, in certain circumstances, only one of these parties) may terminate the Acquisition Agreement and abandon the Arrangement any time prior to the Effective Time if certain specified events occur.

        See "The Acquisition Agreement — Termination Rights" in this Circular.

Termination Fee Payable by FSHI

        The Acquisition Agreement provides that FSHI will pay to the Purchaser Payment Parties a termination fee of US$75 million less any amounts actually paid or required to be paid by FSHI to the Purchaser for reimbursement of expenses (as described below) if the Acquisition Agreement is terminated in certain circumstances. Pursuant to the terms of the Funding and Cooperation Agreement, Mr. Sharp and Triples have relinquished all rights to receive any part of such termination fee.

        See "The Acquisition Agreement — Termination Fee" in this Circular.

Termination Fee Payable by the Purchaser

        The Acquisition Agreement provides that the Purchaser will pay to FSHI a termination fee of US$100 million if the Acquisition Agreement is terminated in certain circumstances. This obligation is guaranteed by Kingdom and Cascade pursuant to the Guaranty.

        See "The Acquisition Agreement — Termination Fee" and "The Arrangement — Sources of Funds for the Arrangement — Guaranty" in this Circular.

Reimbursement of Expenses

        The Acquisition Agreement also provides that FSHI will pay to the Purchaser reasonable documented expenses of the Purchaser and its Affiliates incurred in connection with the transactions contemplated by the Acquisition Agreement (up to a maximum of US$10 million) if the Acquisition Agreement is terminated in certain circumstances.

        See "The Acquisition Agreement — Expense Reimbursement" in this Circular.

Court and Regulatory Approvals

Court Approval and Completion of the Arrangement

        The Arrangement requires Court approval under the OBCA. The court proceeding necessary to obtain that approval was commenced on February 20, 2007 by Notice of Application in the Court. The Notice of Application is set forth in Appendix F to this Circular. On February 26, 2007, prior to the mailing of this Circular, the Interim Order was granted providing for the calling and holding of the Meeting and certain other procedural matters. A copy of the Interim Order is set forth in Appendix E to this Circular.

        Subject to the requisite approval of the Arrangement Resolution by the Shareholders, a hearing is expected to occur at 10:00 a.m. (Toronto time) on April 13, 2007 in the Court at 330 University Avenue, Toronto, Ontario. At that hearing, an application will be made to the Court for the Final Order. The Court, in hearing the motion for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement.

        See "Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement" in this Circular.

        Assuming that the Final Order is granted, and that the other conditions set forth in the Acquisition Agreement are satisfied or waived, the Articles of Arrangement will be filed with the Director to give effect to the Arrangement and all other documents necessary to complete the Arrangement will be delivered as soon as reasonably practicable thereafter.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act")

        The HSR Act provides that transactions such as the Arrangement may not be completed until certain information has been submitted to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Purchaser and FSHI intend to file their Notification and Report Forms pursuant to the HSR Act with the Antitrust Division and the U.S. Federal Trade Commission as soon as reasonably practicable.

        See "Principal Legal Matters — Principal Regulatory Matters" in this Circular.

Investment Canada Act and Competition Act

        Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the applicable Minister responsible for the Investment Canada Act is satisfied that the acquisition is likely to be of net benefit to Canada. As the controlling persons of the Purchaser are non-Canadian and the acquisition of control of FSHI contemplated by the Arrangement exceeds the relevant monetary thresholds, the transaction contemplated by the Arrangement is a Reviewable Transaction. The Arrangement is not subject to pre-merger notification under the Competition Act, although FSHI anticipates that the Commissioner likely will be consulted as part of the Investment Canada Act review and that the Commissioner likely will review the Arrangement to determine if it will likely lessen or prevent competition substantially.

        See "Principal Legal Matters — Principal Regulatory Matters" in this Circular.

Convertible Notes

        The Arrangement, if completed, would result in a "Fundamental Change" for the purposes of the Convertible Note Indenture. As a result, holders may convert Convertible Notes during the period from and after the tenth day prior to the anticipated Closing Date until and including the close of business on the later of the tenth day after the actual Closing Date and the thirtieth business day after notice of an offer to repurchase the Convertible Notes has been mailed, as described below. Upon such conversion, holders of Convertible Notes would be entitled to receive, subject to the right of FSHI to make a cash payment in lieu of some or all of the Limited Voting Shares that otherwise would be issued, the following:

  •
  13.9581 Limited Voting Shares for each US$1,000 principal amount of Convertible Notes; and

  •
  an additional number of Limited Voting Shares equal to (a) the sum of a make whole premium, and an amount equal to any accrued but unpaid interest to, but not including, the conversion date, divided by (b) the average of the closing sale price (or, in certain circumstances, an average of bid and ask prices) of the Limited Voting Shares on the NYSE for the ten trading days before the conversion date.

        If, for the purposes of the Convertible Note Indenture, the conversion date, the date of the Fundamental Change and the date on which FSHI provided notice of its election to deliver cash in lieu of Limited Voting Shares that otherwise would be issued on conversion of a Convertible Note were January 15, 2007, the amount of the cash payment referred to in the immediately preceding sentence for all of the Limited Voting Shares that otherwise would have been issued would have been equal to US$1,252.25 for each US$1,000 principal amount of Convertible Notes, plus accrued interest.

        If the Arrangement is completed, FSHI will be required to make an offer to repurchase the Convertible Notes at a purchase price equal to the principal amount of the Convertible Notes plus a make whole premium (as described above), and an amount equal to any accrued and unpaid interest to, but not including, the date of repurchase. FSHI must make this offer by providing a notice to the trustee under the Convertible Note Indenture and the holders of Convertible Notes, as prescribed by the Convertible Note Indenture, within 30 days of the completion of the Arrangement.

        FSHI has the right to satisfy the obligations in respect of conversion in the circumstances described above, and in respect of a repurchase of Convertible Notes as described above, with Limited Voting Shares (or other "Applicable Stock", as defined in the Convertible Note Indenture, in the case of a repurchase of Convertible Notes) or, at its option, in cash or a combination of Limited Voting Shares (or other "Applicable Stock," in case of a repurchase of Convertible Notes) and cash.

        The Purchaser has informed FSHI that it currently expects to commence an offer to purchase all of the outstanding Convertible Notes prior to the Effective Time. The terms of any such offer have not yet been finalized, and will be determined by the Purchaser in the event that it decides to proceed with the offer. If the Purchaser proceeds with the offer, the Convertible Notes owned on the Effective Date by the Purchaser and its subsidiaries will be transferred to FSHI for cancellation pursuant to the Arrangement.

Certain Canadian Federal Income Tax Considerations

Residents of Canada

        Generally, a Resident Shareholder who holds Limited Voting Shares as capital property will realize a capital gain (or a capital loss) equal to the amount by which the cash received by the Resident Shareholder under the Arrangement exceeds (or is less than) the aggregate of the adjusted cost base of the Limited Voting Shares to the Resident Shareholder and any reasonable costs of disposition.

Non-Residents of Canada

        Generally, a Non-Resident Shareholder whose Limited Voting Shares do not constitute "taxable Canadian property" for purposes of the Tax Act will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Limited Voting Shares under the Arrangement.

        The foregoing is a brief summary of Canadian federal income tax consequences only. Shareholders should read carefully the information in the Circular under the heading "Certain Tax Considerations for Shareholders — Certain Canadian Federal Income Tax Considerations", which qualifies the summary set forth above. Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Arrangement.

Certain United States Federal Income Tax Considerations

U.S. Holders

        The receipt of cash under the Arrangement by a U.S. holder (as defined under the heading "Certain Tax Considerations for Shareholders — Certain United States Federal Income Tax Considerations") of Limited Voting Shares will be a taxable transaction for United States federal income tax purposes. As a result, a U.S. holder of Limited Voting Shares generally will recognize gain or loss in an amount equal to the difference between the holder's adjusted tax basis in the Limited Voting Shares transferred in the Arrangement and the amount of the cash received in the Arrangement. This gain or loss will generally be treated as a capital gain or loss if the U.S. holder held the Limited Voting Shares as a capital asset and will be long-term capital gain or loss if the U.S. holder held the Limited Voting Shares for more than one year as of the date of the Effective Time of the Arrangement.

Non-U.S. Holders

        A non-U.S. holder (as defined under the heading "Certain Tax Considerations for Shareholders — Certain United States Federal Income Tax Considerations") of Limited Voting Shares generally will not be subject to United States federal income tax on any gain recognized in respect of the Limited Voting Shares transferred in the Arrangement unless (a) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), or (b) the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of the Arrangement and certain other conditions are satisfied.

        The foregoing is a brief summary of United States federal income tax consequences only. Shareholders should read carefully the information in this Circular under the heading "Certain Tax Considerations for Shareholders — Certain United States Federal Income Tax Considerations" below, which qualifies the summary set forth above. Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Arrangement.

Dissenting Shareholders' Rights

        Holders of Limited Voting Shares who do not vote in favour of the Arrangement Resolution will be granted Dissent Rights and may seek appraisal of the fair value of their Limited Voting Shares if the Arrangement is completed, but only if they comply with the Dissent Procedures under the OBCA, as amended by the terms of the Plan of Arrangement and the Interim Order, which are summarized under the heading "Dissenting Shareholders' Rights". The appraisal amount that a Dissenting Shareholder could be entitled to receive following the exercise of its Dissent Rights could be more than, the same as, or less than the amount a holder of Limited Voting Shares is entitled to receive under the terms of the Arrangement. A Shareholder who wishes to exercise Dissent Rights must provide to FSHI (at 1165 Leslie Street, Toronto, ON M3C 2K8 Attention: Secretary), prior to 5:00 p.m. (Toronto time) on the Business Day immediately preceding the Meeting (or any postponement(s) or adjournment(s) of the Meeting), a written objection to the Arrangement Resolution and otherwise comply with the Dissent Procedures. A Shareholder's failure to follow exactly the Dissent Procedures specified under the OBCA, as amended by the Interim Order and the terms of the Plan of Arrangement, will result in the loss of Dissent Rights. Shareholders considering exercising Dissent Rights should seek the advice of their own legal counsel. See "Dissenting Shareholders' Rights" in this Circular.

SPECIAL FACTORS

Background to the Proposal and the Arrangement

        The provisions of the Acquisition Agreement are the result of negotiations conducted between representatives of FSHI, the Special Committee, the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp, and their respective advisors. The following is a summary of the principal events leading up to the Proposal, the negotiation of the Acquisition Agreement and meetings, negotiations, discussions and actions between the parties that preceded the public announcement of the Proposal and execution of the Acquisition Agreement.

Background to the Proposal

        In late-November 2005, an institutional investment advisor familiar with Four Seasons suggested to senior management of FSHI that there might be a small number of long-term, strategic investors interested in facilitating an orderly transition of ownership of Four Seasons from a publicly-held company to a privately-held company. Senior management of FSHI advised Mr. Sharp of this suggestion and, over the following months, Mr. Sharp considered this suggestion. Mr. Sharp determined that it would be desirable to assess the possibility of pursuing such a transaction with Kingdom (the then and current largest Shareholder) and a number of other potential long-term investors. Mr. Sharp believed that each of these investors would have a shared, long-term vision for Four Seasons and could assist in the transition of the long-term ownership of FSHI in a manner consistent with the interests of the Shareholders, the employees of Four Seasons and the owners of properties managed by Four Seasons. Management of FSHI believed that such a transaction could facilitate the orderly transition of ownership of FSHI in a manner consistent with the interests of FSHI and the Shareholders.

        On March 1, 2006, Mr. Sharp met with HRH Prince Alwaleed in Paris, France to discuss this concept, who indicated that he was supportive of Mr. Sharp exploring the possibility of such a transaction. In that meeting, Mr. Sharp and HRH Prince Alwaleed discussed the possibility of such a transaction being pursued on a basis that would involve consideration of approximately Cdn.$100 for each Limited Voting Share and each Variable Multiple Voting Share.

        Following his initial meeting with HRH Prince Alwaleed, Mr. Sharp, with the assistance of members of senior management of FSHI, began the preparation of an outline of a framework for a potential transaction and its possible principal terms.

        On March 7, 2006, Mr. Sharp contacted the Lead Director and the Chairs of each of the Human Resources Committee and the Audit Committee of the Board to inform them of his discussion with HRH Prince Alwaleed and his belief that it was in the best interests of FSHI to assess the possibility of a transaction that might permit an orderly transition of ownership of FSHI. At a meeting of the Board held on March 8, 2006, Mr. Sharp advised the Board of his meeting with HRH Prince Alwaleed and his belief that a process should be undertaken to explore the possibility of such a transaction. At the meeting, Goodmans LLP, Canadian legal counsel to FSHI, provided advice to the Directors regarding the duties and responsibilities of the Board in connection with the proposed initiative. The independent Directors determined that it would be in the best interests of FSHI for management to explore the possibility of such a transaction (including the provision of information to potential investors, subject to appropriate confidentiality and standstill arrangements) with the assistance of FSHI's legal counsel and a financial advisor retained for that purpose. The independent Directors also determined that it would be premature to constitute a special committee in connection with the proposed initiative and that senior management should report to the Lead Director as management proceeded with the exploratory process and should seek input from the Board, through the Lead Director.

        Following the March 8, 2006 meeting of the Board, senior management of FSHI updated, and consulted with, the Lead Director on an ongoing basis.

        Also following such meeting, senior management of FSHI contacted Goldman Sachs about acting as financial advisor to FSHI in connection with this initiative.

        Mr. Sharp and other members of senior management of FSHI, with assistance from FSHI's legal counsel and Goldman Sachs, prepared a confidential background information memorandum that could be used as a basis for discussions with possible long-term investors. A number of potential investors, who executed confidentiality and standstill agreements, received a copy of the confidential background information memorandum to facilitate discussions concerning their interest in pursuing the concept that was being developed.

        At a meeting of the Board on March 31, 2006, Mr. Sharp and other members of senior management of FSHI provided the Board with an update as to the progress that management had been making, with the assistance of FSHI's legal counsel and Goldman Sachs, in developing a possible framework for a transaction and a process through which such an initiative might be pursued.

        On April 5, 2006, Kathleen Taylor, President and Chief Operating Officer of FSHI, met with HRH Prince Alwaleed in Riyadh, Saudi Arabia to discuss the conceptual framework that Mr. Sharp and other members of senior management had been developing and that might be expected to form a basis on which FSHI, Mr. Sharp and potential long-term investors could pursue a transaction that would assist in the transition of the long-term ownership of FSHI and that elaborated on the basic concept that had been discussed by HRH Prince Alwaleed and Mr. Sharp in Paris in early March 2006. At that time, there was discussion of the transaction consideration being denominated in United States dollars (in part as a result of the relative volatility of the Canadian dollar) and the possibility of consideration of US$88.50 for each Limited Voting Share. During the following months, representatives of Kingdom periodically discussed the terms of a possible transaction with Mr. Sharp and members of senior management of FSHI.

        On April 27, 2006, senior management of FSHI met with the institutional investment advisor who initially had approached them to discuss the possibility of a transition of long-term ownership of Four Seasons. They discussed the possible principal terms of such a transaction and the confidential background information memorandum. As senior management had discussed with the Lead Director, the purpose of this meeting was to obtain input to further refine the concept that had been developed.

        At a meeting of the Board on May 4, 2006, Mr. Sharp and other members of senior management and legal counsel to FSHI provided an update on the process and discussed with the Board the current draft of the confidential background information memorandum, which included the principal terms on which a transaction might be pursued, including a proposed consideration of US$88.50 for each Limited Voting Share and each Variable Multiple Voting Share. At that meeting, the independent Directors met, without management present, and discussed the status of the initiative and the process that was being contemplated. Following that meeting, the Lead Director retained Osler, Hoskin & Harcourt LLP to provide advice to him in connection with the initiative.

        On May 11, 2006, senior management of FSHI met with representatives of a potential investor, which was advised by the individual with whom management had met on April 27, 2006, to discuss the concept that had been formulated. That investor later advised senior management that, as a result of a change in its investment parameters, it had concluded that it could not participate in a transaction through which FSHI would be taken private.

        On May 12, 2006, the independent Directors met, without management or counsel to FSHI present, to discuss the status of the exploratory process. At that meeting, counsel to the Lead Director provided advice to the independent Directors regarding the duties and responsibilities of the Board in connection with the proposed initiative. The independent Directors again discussed the possibility of forming a special committee and concluded that it was premature to constitute a special committee.

        HRH Prince Alwaleed, after consultation with Mr. Sharp, approached two additional potential investors, one of which was Cascade. Of these potential investors, only Cascade expressed an interest in pursuing the possibility of a transaction.

        On May 25, 2006, members of senior management of FSHI met with a representative of a fourth potential investor to engage in a preliminary discussion concerning the possibility of that investor participating in the process. That investor provided a preliminary indication of its interest in pursuing the concept that was being developed and subsequently participated in discussions with Kingdom and Cascade concerning a possible transaction, but ultimately did not participate in the Proposal.

        On June 9, 2006, members of senior management of FSHI met with representatives of Cascade in Seattle, Washington to present the concept that had been formulated.

        On July 26, 2006, representatives of Kingdom and Cascade met with senior management of FSHI in Toronto, Ontario and discussed the transaction concept.

        At a meeting of the Board on August 9, 2006, Mr. Sharp and other members of senior management of FSHI provided a further update on the process. Mr. Sharp and other members of senior management advised the Board that they understood from Kingdom that Kingdom and Cascade remained interested in pursuing the possibility of a transaction. At that meeting, the independent Directors met, without management or counsel to FSHI present, and discussed the status of the initiative and the process that would be followed if a proposal were to be made to FSHI.

        On August 10, 2006, the independent Directors again met, without management or counsel to FSHI present, but with counsel to the Lead Director present, and the Lead Director provided a further update on the status of the process based on his discussions with members of senior management. The independent Directors were advised that Kingdom had indicated that Kingdom and Cascade remained interested in pursuing the possibility of a transaction and were expected to engage in discussions with Mr. Sharp in respect of a number of issues, including price and governance, to determine whether there was common ground on which a transaction might be pursued. The independent Directors determined that, in the circumstances, it still would be premature to constitute a special committee.

        On August 16, 2006, representatives of Kingdom proposed to Mr. Sharp terms on which Kingdom would be prepared to participate in a transaction. Certain of those terms, including a proposed price of US$75.00 – US$80.00 per share, were unacceptable to Mr. Sharp.

        On August 27, 2006, Mr. Sharp and Ms. Taylor met with HRH Prince Alwaleed in Paris, France to discuss the possible terms on which a transaction might be pursued. Again, HRH Prince Alwaleed and Mr. Sharp could not agree upon the possible terms of a transaction, including a proposed price of US$75.00 – US$80.00 for each Limited Voting Share.

        Following the August 27, 2006 meeting and until the end of October 2006, Kingdom and senior management of FSHI had various discussions, and were from time to time in contact with Cascade, in respect of the possible terms of a transaction, other than the price to be paid for the Limited Voting Shares and Variable Multiple Voting Shares.

        On October 28, 2006, at the invitation of HRH Prince Alwaleed, Mr. Sharp and Ms. Taylor again met with HRH Prince Alwaleed, this time in Riyadh, Saudi Arabia, to discuss the possible terms on which a transaction might be pursued. At that meeting, the principal terms on which a transaction might be pursued, including a price of US$82.00 for each Limited Voting Share and Variable Multiple Voting Share, were agreed upon in principle by HRH Prince Alwaleed and Mr. Sharp (but only if Cascade also was prepared to pursue a transaction on those terms).

        On October 29, 2006, the independent Directors met, without management or counsel to FSHI present, but with counsel to the Lead Director present, and were advised by the Lead Director that, based on his discussions with members of senior management of FSHI, he understood that HRH Prince Alwaleed and Mr. Sharp had agreed in principle on the principal terms on which a transaction might be pursued (including a price of US$82.00 per Limited Voting Share) if, but only if, Cascade also was prepared to pursue a transaction on those terms. The Lead Director advised the independent Directors that Cascade would, among other things, need to complete a due diligence process before deciding whether it would be prepared to pursue any transaction on such terms. The independent Directors discussed the economics of the transaction that was being discussed, including the payment that would be required to be made to Mr. Sharp under the Long-Term Incentive Plan. The independent Directors also discussed the possible process going forward, including the possible composition of a special committee and the process through which such a committee would be constituted if a formal proposal was received by the Board. The independent Directors determined that it was appropriate to authorize FSHI to provide confidential information to Cascade to permit Cascade to conduct its due diligence.

        During the week of October 29, 2006, representatives of Cascade began conducting due diligence.

        On the evening of November 3, 2006, Mr. Sharp received a proposal from Kingdom and Cascade that Kingdom, Cascade, Triples and Mr. Sharp pursue the Proposal, and Kingdom, Cascade, Triples and Mr. Sharp entered into the Funding and Cooperation Agreement. Later that evening, the Board received the Proposal from Mr. Sharp, Triples, Kingdom and Cascade.

        On Sunday, November 5, 2006, the Board met with senior management and legal and financial advisors to FSHI and reviewed the Proposal and its terms and conditions, as well as the Funding and Cooperation Agreement. At the meeting, Goldman Sachs made a presentation to the Board, which included an analysis of the premium implied by a proposed purchase price of US$82.00 per share and premiums paid and multiples implied in selected acquisition transactions in the hospitality sector. Also at that meeting, Mr. Sharp advised the Board that the proposed transaction with Kingdom and Cascade was the only transaction he was prepared to pursue. The Board, upon the recommendation of its Corporate Governance Committee, authorized the formation of the Special Committee, comprising Messrs. William D. Anderson, Brent Belzberg and Ronald W. Osborne. The mandate of the Special Committee was to review and consider the Proposal and the structure and terms and conditions of the proposed transaction, to supervise the conduct of, and engage in negotiations or discussions on behalf of FSHI with respect to, the proposed transaction, to make recommendations to the Board regarding the proposed transaction and the process related thereto and to supervise the preparation of a formal valuation in connection with the proposed transaction. The Special Committee was authorized to retain its own advisors, including legal and financial advisors, to assist it in carrying out its mandate and in the performance of its duties.

        The Special Committee held its initial meeting immediately following the Board meeting on November 5, 2006 and, at that meeting, appointed Mr. Osborne as Chairman of the Special Committee and engaged Osler, Hoskin & Harcourt LLP as its independent legal advisor. With the assistance and advice of Osler, Hoskin & Harcourt LLP, the Special Committee concluded that each of its members was independent of Kingdom, Cascade, Triples and Mr. Sharp as well as FSHI management. During the initial meeting, Osler, Hoskin & Harcourt LLP advised the members of the Special Committee of their duties and responsibilities in evaluating the proposed transaction and the Special Committee discussed the process to be undertaken to select an independent financial advisor.

        The Proposal was publicly announced by way of a news release that was issued on the morning of November 6, 2006, prior to the opening of trading on the TSX and the NYSE.

Background to the Arrangement

        On November 7, 2006, the Special Committee held a meeting with counsel to the Special Committee by telephone to further consider and discuss the process for selecting an independent financial advisor, the scope of the financial advisor's engagement and the expertise required of the financial advisor to assist the Special Committee in fulfilling its mandate.

        On November 8, 2006, the Special Committee, together with counsel to the Special Committee, conducted meetings with representatives from each of four prospective financial advisory firms. After follow-up discussions with representatives from two prospective firms, the Special Committee ultimately decided to retain Merrill Lynch as its independent financial advisor to prepare a formal valuation of the Limited Voting Shares, to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Minority Shareholders under the Arrangement and to provide other financial advisory services. Merrill Lynch was advised by the Special Committee that it had been selected as financial advisor late in the evening of November 8, 2006. The Special Committee selected Merrill Lynch based principally on its institutional strength, expertise and experience, and concluded that Merrill Lynch was qualified and independent of FSHI, Kingdom, Cascade, Triples and Mr. Sharp.

        On November 9, 2006, FSHI issued a news release announcing that the Special Committee had retained Merrill Lynch as its financial advisor and Osler, Hoskin & Harcourt LLP as its legal advisor. On November 10, 2006, Mr. Osborne met with a representative of Merrill Lynch to further discuss the role of Merrill Lynch as financial advisor to the Special Committee. On November 21, 2006, the Special Committee approved and entered into a formal engagement letter with Merrill Lynch dated and having effect as of November 8, 2006.

        In the course of its review and evaluation of the proposed Arrangement, the Special Committee held formal meetings on 13 occasions, and conducted informal consultations with FSHI management, Merrill Lynch and counsel to the Special Committee on numerous other occasions.

        On November 13, 2006, representatives of Marsico, an investment advisor whose holdings on behalf of its clients make it the largest Minority Shareholder, advised counsel to the Special Committee by telephone that it would be delivering a formal submission to the Special Committee. On November 16, 2006, each of the members of the Special Committee, Merrill Lynch and counsel to the Special Committee received a letter from Marsico expressing its views as to value of FSHI and its belief that the US$82.00 offer price per Limited Voting Share substantially undervalues FSHI's longer-term stock price potential. Marsico also expressed its interest in meeting with the Special Committee to discuss the issues raised in the letter.

        The Special Committee met again on November 21, 2006 together with Merrill Lynch and counsel to the Special Committee. Members of the Special Committee were briefed on, and discussed, the status and terms of the proposed transaction and Merrill Lynch's ongoing valuation work. At that meeting, the Special Committee also discussed the letter from Marsico with its legal and financial advisors and it was determined that Mr. Osborne, together with representatives from Merrill Lynch and counsel to the Special Committee, would meet with representatives of Marsico by way of teleconference without exchanging any material non-public information. The Special Committee also considered and discussed the terms and structure of the Proposal as it relates to Triples and Mr. Sharp and, specifically, with regard to the continuing investment in FSHI by Triples, the employment and governance arrangements proposed to be entered into by FSHI with Mr. Sharp and the approximately US$289 million cash payment proposed to be made to Mr. Sharp by Four Seasons under the terms of the Long-Term Incentive Plan. Counsel to the Special Committee advised the Special Committee that it had undertaken an ongoing legal analysis of the Proposal and the Long-Term Incentive Plan and, based on its preliminary analysis, it expected to be in a position to provide an opinion to the Special Committee that the proposed transaction would trigger the Long-Term Incentive Plan payment obligation to Mr. Sharp; however a formal opinion could not be delivered until a definitive transaction structure and definitive documents were settled by the parties.

        On November 28, 2006, Merrill Lynch presented a preliminary report on its ongoing valuation analysis to the Special Committee. At that meeting, members of the Special Committee had extensive discussions with Merrill Lynch regarding further due diligence to be performed by Merrill Lynch, the approaches being taken by Merrill Lynch to value the Limited Voting Shares and arrive at an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Minority Shareholders under the Arrangement, the assumptions upon which Merrill Lynch's valuation work was based, including forecasts of the expected future performance of FSHI provided by FSHI management, and the terms of the Proposal, including the proposed governance, financing and ownership structure of FSHI. In response to a question asked by a member of the Special Committee, Merrill Lynch expressed an informal view that, based on its preliminary work to date, it expected the US$82.00 offer price per Limited Voting Share would likely be in the top half of its valuation range. At this meeting, counsel to the Special Committee briefed the Special Committee on the status of the proposed transaction and members of the Special Committee raised and discussed a number of legal issues relating to the proposed transaction with counsel to the Special Committee, including the potential treatment of holders of Options (vested and unvested) and Convertible Notes. The Special Committee also considered and approved the release of confidential information to potential lenders to the Purchaser in connection with the financing of the proposed transaction, subject to the execution and delivery of confidentiality agreements acceptable to counsel to the Special Committee.

        On December 7, 2006, Mr. Osborne, together with advisors from Merrill Lynch and counsel to the Special Committee, met telephonically with representatives of Marsico. The representatives of Marsico made an oral presentation concerning the key factors it believed were relevant in valuing FSHI and expressed the view that the US$82.00 per Limited Voting Share offer was inadequate. At that meeting, Mr. Osborne advised that Merrill Lynch would consider the issues raised by Marsico in the context of its ongoing valuation analysis. In addition, a representative of Marsico advised Mr. Osborne that Marsico, on behalf of its clients, would be interested in remaining a passive investor of FSHI, together with the Purchaser, following the completion of the proposed transaction and asked that the Purchaser be informed of its investment interest. Mr. Osborne subsequently communicated that message to the Purchaser. No confidential information was shared with Marsico and there was no discussion concerning Merrill Lynch's valuation work or the Special Committee's process.

        The Special Committee met again on December 8, 2006, at which meeting Merrill Lynch provided a progress report with respect to its ongoing valuation work and confirmed that it had considered the factors that had been raised previously by Marsico. In addition, counsel to the Special Committee briefed the Special Committee as to the material terms of the draft definitive transaction documents that had been provided to counsel to the Special Committee by counsel to Kingdom and Cascade and reported on the ongoing negotiations of these terms among counsel to FSHI, the Special Committee, Kingdom, Cascade, Triples and Mr. Sharp.

        On December 13, 2006, the Special Committee met twice, the first time in person to receive a presentation by counsel to the Special Committee with respect to an update on the status of negotiations of the material terms of the draft definitive documents. At the second meeting, conducted telephonically, the members of the Special Committee discussed at length, and gave instructions to its counsel regarding its negotiating position as to the terms and conditions of the proposed transaction, including the key financial terms being price, termination fee, expense reimbursement and the terms of the sponsor guarantees proposed to be entered into by Kingdom and Cascade in favour of FSHI.

        On December 20, 2006, the Special Committee held a telephonic meeting with counsel to the Special Committee and Merrill Lynch at which representatives of counsel to the Special Committee reported on its ongoing negotiations on behalf of the Special Committee and the negotiations of FSHI with Kingdom and Cascade. At that meeting, the Special Committee was advised that a telephonic meeting had been scheduled to address outstanding terms, including financial terms, of the proposed transaction that had not been settled between the legal advisors to the Special Committee, FSHI, Kingdom and Cascade. Following an extensive discussion of the outstanding financial terms by the Special Committee and its advisors, it was agreed that Mr. Osborne and representatives from counsel to the Special Committee would speak to representatives of Kingdom and Cascade to discuss with them the Special Committee's position on the financial terms.

        On December 21, 2006, Mr. Osborne and representatives from counsel to the Special Committee met telephonically with senior business representatives of Kingdom and Cascade to discuss the financial terms of the proposed transaction. At that meeting, Mr. Osborne sought an increase to the proposed US$82.00 per Limited Voting Share offer price, an increase to the proposed US$75 million termination fee payable by the Purchaser to FSHI in certain circumstances, an increase to the proposed US$75 million of aggregate sponsor guarantees and the continuation of FSHI's ability to pay a semi-annual cash dividend until the completion of the proposed transaction. Mr. Osborne also discussed the Special Committee's position as to the circumstances in which FSHI would be required to pay a termination fee and the reciprocal covenants regarding the reimbursement of expenses in certain circumstances.

        At that meeting, the representatives of Kingdom and Cascade stated unequivocally that the US$82.00 per Limited Voting Share offer represented the highest price at which the Purchaser was willing to proceed with the proposed transaction, but indicated that there may be some flexibility with respect to the amount of the sponsor guarantees, the circumstances in which a termination fee would be payable by FSHI, the terms of the reciprocal covenants regarding expense reimbursement and the payment by FSHI of semi-annual cash dividends consistent with past practice.

        On January 5, 2007, counsel to FSHI provided the Board with detailed materials, including a comprehensive update with respect to the status and timing of the proposed transaction and the definitive transaction documents, all in anticipation of a meeting of the Board that was scheduled to be held on January 12, 2007. The meeting, however, was cancelled on January 11, 2007, as it was determined that certain issues had not been resolved and negotiations had not been sufficiently advanced to allow for consideration by the Board of the proposed transaction.

        On each of January 10, 12 and 30, 2007, the Special Committee held a telephonic meeting with Merrill Lynch and counsel to the Special Committee to receive an update with respect to the status and timing of the proposed transaction, the revised definitive transaction documents and other legal matters relating to the proposed transaction.

        Between December 22, 2006 and February 5, 2007, the legal advisors to Kingdom, Cascade, Triples, Mr. Sharp, FSHI and the Special Committee continued their negotiations to settle the definitive transaction documents, including the Acquisition Agreement, the Plan of Arrangement, the Share Acquisition Agreement, the Guaranty, the Voting Agreement, the Shareholders Agreement, the Employment Agreement, the Financing Commitment Letter and the Funding and Cooperation Agreement. During this period, the Funding and Cooperation Agreement was amended by the Purchaser Parties on three occasions (December 27, 2006, January 19, 2007 and February 2, 2007) to extend the termination date of that agreement to permit the outstanding issues to be settled. The Special Committee and its counsel apprised the Lead Director on a regular basis as to the status of the Special Committee's review of the transaction who, in turn, updated the other members of the Board.

        On February 2, 2007, the Board held a telephonic meeting with members of senior management and counsel to FSHI at which Mr. Sharp and Ms. Taylor provided the Board with an update with respect to the status and timing of the proposed transaction. The Board was advised that there was no certainty that the terms of the proposed transaction would be negotiated by the end of the day and that, unless amended, the Funding and Cooperation Agreement would expire in accordance with its terms. Following the meeting, senior management of FSHI and the Board were advised by representatives of the Purchaser that the Funding and Cooperation Agreement had been amended to provide for an extension to the termination date to February 12, 2007.

        On February 5, 2007, counsel to the Special Committee, on behalf and on the instructions of the Special Committee, had further discussions with counsel to Kingdom and Cascade in respect of the financial issues raised by Mr. Osborne at the December 21, 2006 meeting that remained outstanding. Counsel to Kingdom and Cascade advised counsel to the Special Committee that Kingdom and Cascade would be prepared to proceed on the basis that the price per Limited Voting Share would be US$82.00, the termination fee payable by FSHI to the Purchaser in certain circumstances would be US$75 million, the reverse termination fee payable by the Purchaser to FSHI in certain circumstances and the aggregate amount payable under the Guaranty would be increased from US$75 million to US$100 million, and FSHI would be permitted to pay regularly scheduled semi-annual cash dividends, consistent with past practice. Counsel to the Special Committee advised that they believed such terms would be acceptable to the Special Committee.

        On February 5, 2007, the Special Committee met with Merrill Lynch and counsel to the Special Committee to receive the Valuation and Fairness Opinion, the full text of which is attached as Appendix C to this Circular. Merrill Lynch presented to the Special Committee its valuation and delivered its fairness opinion to the Special Committee that, based upon and subject to the analyses, assumptions, qualifications and limitations discussed in the Valuation and Fairness Opinion, Merrill Lynch was of the opinion that, as at February 5, 2007, the fair market value of the Limited Voting Shares was in the range of US$68.00 to US$88.00 per Limited Voting Share, and the US$82.00 per Limited Voting Share consideration to be received under the Arrangement was fair, from a financial point of view, to Minority Shareholders. Merrill Lynch was also asked by the Special Committee to assess the market value of the Preferred Shares that Mr. Sharp will be entitled to receive upon the Amalgamation of the Purchaser and FSHI immediately following the Arrangement in exchange for the Class D Non-Voting Shares issuable to him under the terms of the Arrangement. Merrill Lynch reviewed the terms of the Preferred Shares to assess the proposed 9.9% dividend rate relative to a market-based rate for comparable preferred shares, taking into consideration the proposed capital structure of FSHI after giving effect to the Arrangement. Merrill Lynch determined that, as of the November 6, 2006 announcement date of the Proposal, the dividend rate on the Preferred Shares fell within a range of market rates and, therefore, the face value of the Preferred Shares approximated the market value for such shares on such date. The face value of the Preferred Shares is US$82.00 per share. The value of the Preferred Shares has fluctuated, and will continue to fluctuate, with changes in the market.

        Following the Merrill Lynch presentation, counsel to the Special Committee presented the material terms of the definitive documentation, discussed the directors' fiduciary duties and delivered its opinion to the Special Committee that, based upon and subject to the analyses, assumptions, qualifications and limitations discussed in its opinion, the Arrangement will trigger Four Seasons' payment obligation to Mr. Sharp pursuant to the terms and conditions of the Long-Term Incentive Plan.

        The Arrangement provides that vested Options to acquire Limited Voting Shares will be "cash settled"; that is, the holders of such Options will not be required to exercise their Options to acquire the underlying Limited Voting Shares in order to participate in the Arrangement. In considering the Long-Term Incentive Plan payment to be made to Mr. Sharp, the Special Committee determined that a payment based on the number of Limited Voting Shares and Variable Multiple Voting Shares, which assumes the exercise of all such "in-the-money" Options to acquire Limited Voting Shares, would be appropriate and consistent with the Long-Term Incentive Plan, notwithstanding such Options are proposed to be "cash settled" pursuant to the Arrangement. The Special Committee was advised that the mathematical accuracy of the final calculation of the amount of that payment will be reviewed by KPMG LLP prior to its payment.

        Following the presentations from Merrill Lynch and counsel to the Special Committee and after discussion, the Special Committee unanimously determined that the Arrangement was fair to the Minority Shareholders and in the best interests of FSHI and recommended that the Board approve the Arrangement.

        On February 7, 2007, counsel to FSHI provided the Board with detailed materials, including a comprehensive update with respect to the status and timing of the proposed transaction and the definitive transaction documents, with an emphasis on the changes that had occurred since the materials provided on January 5, 2007. In addition, the independent Directors of the Board were provided with the written report of the Special Committee, which included a copy of the Valuation and Fairness Opinion of Merrill Lynch.

        On February 9, 2007, the Board met with Merrill Lynch, senior management, counsel to FSHI and counsel to the Special Committee. Immediately prior to the meeting, the interested directors (being Messrs. Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner) were provided with the written report of the Special Committee. The meeting commenced with an in camera session of the independent Directors, counsel to the Special Committee and Merrill Lynch at which Mr. Osborne presented to the independent Directors the report of the Special Committee and Merrill Lynch discussed the Valuation and Fairness Opinion previously delivered to the Special Committee. Following the in camera session, the full Board convened and the Lead Director updated the interested directors as to what had occurred during the in camera session. Mr. Osborne provided the interested Directors with a summary of the report of the Special Committee and Merrill Lynch discussed the Valuation and Fairness Opinion previously delivered to the Special Committee for the benefit of the interested directors. Following these presentations, the interested directors were provided with an opportunity to comment and ask any questions.

        Following these presentations, the Board discussed the Long-Term Incentive Plan payment to be made to Mr. Sharp. Pursuant to the Long-Term Incentive Plan, the Board may make adjustments if the Board determines that it would be equitable to do so in the event that FSHI takes any action affecting the Limited Voting Shares and/or the Variable Multiple Voting Shares. The Board determined after considering, among other things, the views of the Special Committee, that as a result of FSHI taking the actions affecting the Limited Voting Shares as contemplated by the Acquisition Agreement and pursuant to the Arrangement, the rights of Mr. Sharp under the Long-Term Incentive Plan would be materially affected as no Limited Voting Shares would be issued in respect of any unexercised "in-the-money" Options. The Board further determined that making adjustments would be equitable in the circumstances and consistent with the intention and the purpose of the Long-Term Incentive Plan.

        The Board (with Messrs. Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner declaring their interests and abstaining from voting) then unanimously adopted resolutions approving the Arrangement, determining that the Arrangement is fair to Minority Shareholders and in the best interests of FSHI and recommending that Shareholders vote in favour of the Arrangement.

        Following the meeting of the Board, FSHI and the Purchaser entered into the Acquisition Agreement and other related documents and, prior to market opening on February 12, 2007, FSHI issued a news release announcing the transaction.

Position of the Special Committee as to Fairness

        In reaching its conclusion that the Arrangement is substantively fair to the Minority Shareholders, and that the Arrangement is in the best interests of FSHI, the Special Committee considered and relied upon a number of factors, including the following:

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  The Arrangement provides for an orderly transition of the long-term ownership of FSHI in circumstances where FSHI's controlling shareholder, Mr. Sharp, had advised that he believed it was in the best interests of FSHI to pursue a possible transaction that would achieve such an orderly transition.

  •
  The opinion of Merrill Lynch to the effect that, as of February 5, 2007, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the consideration to be received under the Arrangement was fair, from a financial point of view, to the Minority Shareholders.

  •
  The determination of Merrill Lynch that, as of the November 6, 2006 announcement date of the Proposal, the dividend rate of 9.9% per annum on the Preferred Shares to be received by Triples in connection with the transaction fell within a range of market rates and, therefore, the face value of the Preferred Shares approximated the market value for such shares on such date. The face value of the Preferred Shares is US$82.00 per share.

  •
  The US$82.00 cash per share consideration represents an approximate 28.4% premium over the closing prices of the Limited Voting Shares on the NYSE and on the TSX on November 3, 2006 (being the last trading day immediately prior to the announcement of the Proposal), an approximate 33.1% premium over the volume-weighted average closing price for the Limited Voting Shares on the NYSE, and an approximate 35.7% premium over the volume-weighted average closing price for the Limited Voting Shares on the TSX, for the six months prior to November 3, 2006.

  •
  The consideration payable to Minority Shareholders pursuant to the Arrangement will be paid entirely in cash, which provides certainty of value.

  •
  The legal opinion of counsel to the Special Committee to the effect that, subject to the analyses, assumptions, qualifications and limitations set forth therein, the Arrangement will trigger FSHI's payment obligation to Mr. Sharp under the Long-Term Incentive Plan.

  •
  The absence of a financing condition to the Purchaser's obligation to consummate the transactions contemplated by the Arrangement.

  •
  That, subsequent to FSHI's announcement of its receipt of the Proposal on November 3, 2006, no third party expressions of interest or solicitations to purchase the Limited Voting Shares were received by the Special Committee.

        The Special Committee believes the Arrangement is procedurally fair to the Minority Shareholders for the following reasons:

  •
  The Special Committee retained independent financial and legal advisors.

  •
  The Special Committee conducted an extensive review of the Proposal and the Arrangement and conducted arm's-length negotiations with Kingdom and Cascade of the key economic terms of the Acquisition Agreement and the Guaranty and oversaw the negotiation of other material terms of the Acquisition Agreement and the Arrangement.

  •
  After negotiations with Kingdom and Cascade in which the Special Committee sought improved financial terms, the Special Committee concluded that US$82.00 per Limited Voting Share was the highest price that it could obtain from the Purchaser and that, based on the Purchaser's unequivocal statements with respect to the consideration offered under the proposed transaction, further negotiation could have caused the Purchaser to withdraw the Proposal, thereby leaving Shareholders without an opportunity to evaluate and vote in respect of the proposed transaction.

  •
  The Arrangement Resolution must be approved by, among others, a simple majority of the votes cast by Minority Shareholders present in person or represented by proxy at the Meeting.

  •
  Completion of the Arrangement will be subject to a judicial determination as to its fairness by the Court.

  •
  Registered Shareholders who do not vote in favour of the Arrangement will have the right to require a judicial appraisal of their Limited Voting Shares and obtain "fair value" pursuant to the proper exercise of the Dissent Rights.

  •
  The Acquisition Agreement allows the Board to engage in discussions or negotiations with respect to an unsolicited, bona fide written Acquisition Proposal at any time if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal would be reasonably likely to result in a Superior Proposal.

  •
  Given that FSHI's controlling shareholder has unequivocally stated that the proposed transaction with Kingdom and Cascade is the only transaction he is prepared to pursue, it would be neither appropriate nor feasible to conduct an auction of FSHI.

        The Special Committee also considered a number of risks and potential negative factors relating to the Arrangement including:

  •
  The fact that, if the Arrangement is successfully completed, FSHI will no longer exist as an independent public company and the consummation of the Arrangement will eliminate the opportunity for Minority Shareholders to participate in the longer term potential benefits of the business of FSHI to the extent that those benefits exceed those potential benefits reflected in the consideration to be received under the Arrangement.

  •
  The conditions to the Purchaser's obligation to complete the Arrangement and the rights of the Purchaser to terminate the Acquisition Agreement in certain circumstances.

  •
  The Purchaser is a newly formed entity without assets, and Kingdom's and Cascade's guarantee of the obligations of the Purchaser under the Acquisition Agreement is limited to the Purchaser's obligation to pay a termination fee of US$100 million in the event that FSHI terminates such agreement in certain circumstances.

  •
  The fact that the Arrangement will be a taxable transaction for Canadian federal income tax purposes (and may also be a taxable transaction under other applicable tax laws) and, as a result, Minority Shareholders will generally be required to pay taxes on any gains that result from the receipt of the consideration for their Limited Voting Shares.

  •
  The limitations contained in the Acquisition Agreement on FSHI's ability to solicit additional interest from third parties, as well as the fact that if the Acquisition Agreement is terminated in certain circumstances, FSHI will be required to pay a US$75 million termination fee to the Purchaser Parties and that, under certain circumstances, FSHI must reimburse the Purchaser for certain expenses.

Recommendation of the Special Committee

        Having undertaken a thorough review of, and carefully considered, the Arrangement, as described above, including consulting with independent financial and legal advisors, the Special Committee unanimously concluded that the Arrangement is fair to the Minority Shareholders and in the best interests of FSHI and unanimously recommended that the Board approve the Arrangement and recommend that Shareholders vote in favour of the Arrangement.

Recommendation of the Board

        After careful consideration by the Board (with the interested Directors, being Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner, abstaining), the Board has unanimously concluded that the terms of the Arrangement are fair to the Minority Shareholders and in the best interests of FSHI and authorized the submission of the Arrangement to Shareholders for their approval at the Meeting. The Board also has determined unanimously (with interested Directors abstaining) to recommend to Shareholders that they vote FOR the Arrangement Resolution. Each Director intends to vote his or her Limited Voting Shares FOR the Arrangement Resolution.

        In adopting the Special Committee's recommendations and concluding that the Arrangement is substantively and procedurally fair to the Minority Shareholders and that the Arrangement is in the best interests of FSHI, the Board considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted the Special Committee's analyses in their entirety. In considering the best interests of FSHI, the Board also took into account the potential effects of the Arrangement on Four Seasons' business having regard to the implications for other stakeholders, including the employees and guests of Four Seasons and the owners of hotels and resorts under Four Seasons' management.

Reasons for the Arrangement from FSHI's Perspective

        In early 2006, Mr. Sharp advised the Board that he had determined that it would be desirable to assess the possibility of pursuing a transaction with a small number of long-term, strategic investors that could facilitate the orderly transition of ownership of Four Seasons from a publicly-held company to a privately-held company. The Board recognized that such an orderly transition, with the involvement of Mr. Sharp, could be beneficial to Four Seasons and its various stakeholders if it:

  •
  allowed Shareholders to receive appropriate value for their investment;

  •
  ensured that Four Seasons' long-term strategy, vision and core values continue to be pursued and expanded;

  •
  ensured the retention and promotion of the Four Seasons' human capital, which in turn drives its unique service culture;

  •
  ensured the continued provision of premium service to Four Seasons' guests; and

  •
  ensured the continuity and consistency of the brand to the owners of the hotels and resorts under Four Seasons' management.

        In this context, the independent Directors determined that it would be in the best interest of FSHI for management to explore the possibility of such a transaction. The Arrangement is the result of the process that ensued over the subsequent months. See "Special Factors — Background to the Proposal".

        The Board considered, among other things, Mr. Sharp's advice to the Board that the transaction reflected in the Proposal was the only transaction that he was prepared to pursue, the recommendations of the Special Committee in respect of the fairness of the Arrangement to Minority Shareholders and the perspective of management of Four Seasons as to the implications of the Arrangement in the context of the last four of the objectives set out above, in concluding that the Arrangement is fair to the Minority Shareholders and in the best interests of FSHI. The Board also considered the fact that certain of FSHI's officers and Directors may have interests that differ from those of the Minority Shareholders.

        The above discussion of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive but is believed by the Special Committee and the Board to include the material factors considered by each of the Special Committee and the Board in its assessment of the Arrangement. In view of the wide variety of factors considered by the Special Committee and the Board in connection with its assessment of the Arrangement, and the complexity of such matters, the Special Committee and the Board did not consider it practical, nor did either of them attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Special Committee and the Board may have given different weights to various factors and may have applied different analyses to each of the material factors considered by the Special Committee and the Board. Each of the Special Committee and the Board recommended the Arrangement based upon the totality of the information presented to and considered by it.

Reasons for the Arrangement from the Perspective of the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp

        Under SEC rules, the Purchaser, Kingdom, Cascade and Triples are deemed to be engaged in a "going private" transaction and may be required to express their reasons for entering into the Arrangement to the Minority Shareholders. The aforementioned persons are making the statements included in this section solely for the purposes of complying with the requirements of these rules. None of the Purchaser, Kingdom, Cascade or Triples believes that it has or has had any fiduciary duty to FSHI or its Shareholders, including with respect to the Arrangement.

        Kingdom, Cascade, Triples and Mr. Sharp caused the Purchaser to enter into the Acquisition Agreement in order to acquire all of the outstanding Limited Voting Shares and Variable Multiple Voting Shares. They believe such acquisition is an attractive investment opportunity. In addition, as a privately held entity, Four Seasons will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of Four Seasons. Kingdom and Cascade believe that Four Seasons' future business prospects can be improved through their participation in the strategic direction of Four Seasons and their access to capital sources. In particular, they believe that the public equity markets do not adequately reward investments by hotel management companies in the real estate that they manage. Although the Four Seasons brand has been used to successfully enhance the value of various real estate developments, historically, as a public company focused on management of hotel and resort properties, Four Seasons has captured only a relatively small percentage of the value created by such brand association through its hotel and resort management fees and royalties on real estate sales of Four Seasons branded residences or fractional ownership products. As a private entity, the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp believe that Four Seasons and its owners would be better positioned to participate in a greater share of real estate development opportunities by allowing FSHI to invest opportunistically as an equity partner. This form of investment also may increase the number of real estate development opportunities potentially available to FSHI.

        Although the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp also believe that there will be significant opportunities associated with their investment in Four Seasons, they realize that there also are substantial risks that such opportunities may not ever be fully realized.

        The Purchaser, Kingdom, Cascade, Triples and Mr. Sharp believe that structuring the transaction as a "going private" arrangement transaction is preferable to other transaction structures because it will enable the Purchaser to acquire all of the outstanding Limited Voting Shares of FSHI at the same time, and it represents an opportunity for Minority Shareholders to receive fair value for their Limited Voting Shares while also allowing Kingdom and Cascade to increase their common equity investment in FSHI and Triples to maintain a portion of its common equity investment in FSHI, all of which factors they believe offer both prospects of further growth and a high degree of certainty that the Arrangement could be completed in an acceptable timeframe.

        The following are Kingdom's additional purposes and reasons for entering into the Arrangement at this time:

  •
  The Arrangement will resolve the uncertainty regarding the continued control of FSHI following such time as Mr. Sharp is no longer willing or able to actively manage FSHI, thereby ensuring stability and continuity in the management of FSHI and avoiding the potential for disruption that could adversely affect the performance of FSHI and its relationship with the owners whose properties are managed by FSHI.

  •
  The Arrangement will allow Kingdom to further its long-term hotel investment strategy of owning significant interests in a limited number of the world's best hotel management companies, including Four Seasons, thereby benefiting from the growth of their businesses that results, in part, from Kingdom's investments in properties managed by these companies.

        For Mr. Sharp and Triples, an important additional purpose of the Arrangement is to facilitate the orderly transition of FSHI from a publicly-held company to a privately-held company. In the view of Mr. Sharp and Triples, the Arrangement also allows FSHI to privatize in a manner that provides fair value to Minority Shareholders, as well as continuity and stability for Four Seasons hotel owners, guests and employees for the long term. Further, Mr. Sharp and Triples believe that partnering with Kingdom and Cascade, both long-time shareholders of FSHI, is the best way to preserve and expand upon the long-term strategy, vision and core values of FSHI. Mr. Sharp will also benefit from the approximately US$289 million payment under the Long-Term Incentive Plan that will be triggered upon completion of the Arrangement.

Position of the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade Regarding Fairness of the Arrangement

        Under SEC rules, the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade may be required to provide certain information regarding their position as to the substantive and procedural fairness of the Arrangement to the Minority Shareholders. The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade are making the statements included in this section solely for purposes of complying with such requirements. Their views as to the fairness of the Arrangement should not be construed as a recommendation to any Shareholder as to how that Shareholder should vote on the proposal to approve the Arrangement.

        The Purchaser attempted to negotiate the terms of a transaction that would be most favourable to it, and not the Minority Shareholders and, accordingly, did not negotiate the Acquisition Agreement with the goal of obtaining terms that were fair to the Minority Shareholders. The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade did not undertake a formal evaluation of the fairness of the Arrangement, nor did they engage a financial advisor to perform any valuation analysis for the purposes of assessing the fairness of the Arrangement.

        The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade believe that the Arrangement, including the consideration to be received pursuant to the Arrangement by the Minority Shareholders, is reasonable and fair to the Minority Shareholders. The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade base their belief as to the reasonableness and fairness of the Arrangement on the following factors:

  •
  The terms of the Acquisition Agreement and the Plan of Arrangement were negotiated at arm's-length among (a) the Purchaser, Kingdom and Cascade and their respective advisors, (b) Mr. Sharp and Triples and their advisors, and (c) FSHI and the Special Committee (which is comprised exclusively of independent Directors) and their respective advisors.

  •
  The cash consideration of US$82.00 per Limited Voting Share represents an approximate 28.4% premium over the closing prices of the Limited Voting Shares on the NYSE and on the TSX on November 3, 2006 (the last trading day prior to the announcement of the proposed acquisition of FSHI) and an approximate 33.1% and 35.7% premium over the volume-weighted average closing prices of the Limited Voting Shares on the NYSE and the TSX, respectively, for the six months prior to November 3, 2006.

  •
  The Acquisition Agreement: (a) is not subject to a financing condition; (b) allows the Board to engage in discussions or negotiations with respect to an unsolicited, bona fide written Acquisition Proposal at any time if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal would be reasonably likely to result in a Superior Proposal; and (c) provides that in certain circumstances the Purchaser will pay FSHI a termination fee of US$100 million and Kingdom and Cascade guaranteed the Purchaser's obligation to pay this fee.

  •
  The members of the Special Committee unanimously determined that the terms of the Arrangement were fair to the Minority Shareholders and in the best interests of FSHI.

  •
  None of the Purchaser, Mr. Sharp, Triples, Kingdom or Cascade had any involvement in the Special Committee's evaluation of the Arrangement.

  •
  The members of the Special Committee unanimously approved the Arrangement and unanimously recommended that (a) the Board approve the Acquisition Agreement and the Arrangement, and (b) the Board recommend that the Shareholders vote for the Arrangement Resolution.

  •
  The Board unanimously (with the interested Directors abstaining) (a) determined that the terms of the Arrangement are fair to the Minority Shareholders and in the best interests of FSHI, (b) approved and authorized FSHI to enter into the Acquisition Agreement and the Arrangement, (c) authorized the submission of the Arrangement to Shareholders for their approval at the Meeting, and (d) determined to recommend that the Shareholders vote for the Arrangement Resolution.

  •
  While Mr. Sharp and certain individuals nominated by or associated with Kingdom and Triples are current Directors of FSHI, because of their differing interests in respect of the Arrangement, the Purchaser was advised that they did not participate in the Board's or the Special Committee's approval of the Acquisition Agreement and the Arrangement. See "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement" and "Special Factors — Recommendation of the Board" in this Circular.

  •
  The Arrangement Resolution must be approved by, among others, at least a simple majority of the votes cast by Minority Shareholders present in person or represented by proxy at the Meeting.

  •
  The Special Committee received a valuation and fairness opinion from Merrill Lynch to the effect that, based upon and subject to the various considerations set forth in the opinion, including the various analyses, assumptions, qualifications and limitations set forth therein, the consideration to be received under the Arrangement was fair, from a financial point of view, to the Minority Shareholders.

  •
  Registered Shareholders will be granted Dissent Rights and may seek appraisal of the fair value of their Limited Voting Shares if the Arrangement is completed, but only if they comply with the Dissent Procedures under the OBCA, as amended by the terms of the Plan of Arrangement and the Interim Order, which are summarized under the heading "Dissenting Shareholders Rights" in this Circular.

  •
  The Arrangement will provide the Shareholders with an opportunity to liquidate their investment in FSHI for cash, eliminating any uncertainties in valuing the consideration to be received by the Shareholders that would have been present had securities been offered as consideration.

  •
  The Arrangement must be approved by a Final Order of the Ontario Superior Court of Justice, based on its consideration of, among other things, the fairness of the Arrangement to the Minority Shareholders.

  •
  None of the Purchaser, Mr. Sharp, Triples, Kingdom or Cascade is aware of any offer made by any unaffiliated person during the past two years for a merger or consolidation of FSHI, a purchase or other transfer of all or substantially all of FSHI's assets, or a purchase of Limited Voting Shares or Variable Multiple Voting Shares that would enable the holder to exercise control over FSHI.

        The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade considered whether the Acquisition Price is reasonable and fair with reference to current and historical market prices. However, in light of the evolution of the business and market environment in which FSHI operates, the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade limited their consideration of historical market prices to the six-month period before the announcement of the Proposal and considered historical market prices prior to this period not to be material or relevant to their determination of whether the Acquisition Price is reasonable and fair.

        The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade did not consider the net book value of FSHI's business as reflected in FSHI's financial statements to be material or relevant to their determination whether the Acquisition Price is reasonable and fair. Specifically, the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade believe that such net book value is an accounting concept based on specific accounting methodologies that is historical in nature and therefore not forward-looking. Notwithstanding this belief, the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade nevertheless note that the consideration per Limited Voting Share of US$82.00 exceeds the net book value per Limited Voting Share as reflected in FSHI's financial statements.

        Likewise, the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade did not consider liquidation value in determining the reasonableness and fairness of the Arrangement to the Minority Shareholders because the Purchaser expects to continue to operate FSHI's business as a going concern.

        The foregoing discussion of the information and factors considered and given weight by the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade is not intended to be exhaustive but is believed by the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade to include all material factors considered by the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade in connection with the reasonableness and fairness of the Arrangement to the Minority Shareholders. The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to reasonableness and fairness. The Purchaser, Mr. Sharp, Triples, Kingdom and Cascade believe that the foregoing factors provide a reasonable basis for their belief that the terms of the Arrangement are fair to the Minority Shareholders.

Certain Effects of the Arrangement

        If the Arrangement is approved by the Shareholders and certain other conditions to the closing under the Acquisition Agreement are either satisfied or waived, FSHI will file the Articles of Arrangement as soon as practicable thereafter giving effect to the Arrangement and FSHI will become a wholly-owned subsidiary of the Purchaser. Thereafter, FSHI will be continued under the BCBCA and the Purchaser and FSHI will effect the Amalgamation, with the amalgamated corporation being known as Four Seasons Hotels Inc.

        Upon consummation of the Arrangement, among other things:

    •
    all of the vested Options granted and outstanding immediately prior to the Effective Time shall, without any further action on behalf of any holder of Options, be transferred by each holder thereof to FSHI without any further act or formality in exchange for a cash amount equal to the excess, if any, of (a) the product of the number of Limited Voting Shares underlying the Options held by such holder and US$82.00 over (b) the sum of the exercise prices for each Limited Voting Share underlying the Options held by such holder (converted at the Exchange Rate),

    •
    the Limited Voting Shares held by Dissenting Shareholders shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any liens), and such holders shall cease to have any rights as Shareholders other than the right to be paid the fair value of their Limited Voting Shares as set out in the Plan of Arrangement, and

    •
    all Limited Voting Shares outstanding immediately prior to the Effective Time, other than Limited Voting Shares held by (a) Dissenting Shareholders, (b) the Foundation (which will be acquired by FSHI pursuant to the Arrangement and a separate agreement for identical consideration) or (c) Kingdom or Cascade Subco, shall be transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of any liens) for US$82.00 in cash per Limited Voting Share. See "The Arrangement — Arrangement Mechanics".

        Following consummation of the Arrangement and the Amalgamation, the amalgamated corporation will be wholly-owned by Triples, Kingdom and Cascade. Upon the consummation of the Amalgamation, the directors of the Purchaser will become the directors of the amalgamated corporation, and the current officers of FSHI will become the officers of the amalgamated corporation. If the Arrangement is completed, Triples, Kingdom and Cascade will be the sole beneficiaries of FSHI's future earnings and growth, if any, and will be entitled to vote on corporate matters affecting FSHI. In addition, each of Triples, Kingdom and Cascade will have the right to appoint a certain number of directors to FSHI's board of directors pursuant to the Shareholders Agreement. Similar to being the sole beneficiaries of FSHI's future earnings and growth, Triples, Kingdom and Cascade will also bear the risks of ongoing operations, including the risks of any decrease in FSHI's value after the Arrangement and the operational and other risks related to the incurrence by FSHI of additional debt as described below under "The Arrangement — Sources of Funds for the Arrangement". Another consequence to Triples, Kingdom and Cascade of the Arrangement is that FSHI will not be a reporting issuer in any province or territory of Canada and their new common shares and Preferred Shares of FSHI will not initially be registered under U.S. federal securities laws. Accordingly, such shares will be relatively illiquid without an active public trading market for such securities. Such common shares and Preferred Shares of FSHI will also be subject to the Shareholders Agreement, which will restrict the ability of Triples, Kingdom and Cascade to sell such shares.

        If the Arrangement is completed, the Minority Shareholders will have no continuing interest in FSHI's net book value or net earnings. The table below sets forth the direct and indirect interests in FSHI's net book value and net earnings of each of Triples, Kingdom and Cascade prior to, and immediately after, the consummation of the Arrangement and Amalgamation based upon the net book value of FSHI at September 30, 2006 and net income of FSHI for the nine months ended September 30, 2006 based on GAAP.

	Ownership Prior to the Arrangement(1)				Ownership After the Arrangement and Amalgamation(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$ (in thousands)%		US$ (in thousands)%		US$ (in thousands)%		US$ (in thousands)%
Triples Holdings Limited
Preferred Shares	—	—	—	—	US$176,847	29.13%	US$13,131	39.30%
Common Equity(3)	US$61,444	10.12%	US$3,381	10.12%	US$21,506	3.54%	US$1,014	3.03%
Kingdom Hotels International(4)	US$121,863	20.08%	US$6,708	20.08%	US$204,311	33.66%	US$9,632	28.83%
Cascade Investment, L.L.C.(5)	US$11,806	1.95%	US$650	1.95%	US$204,311	33.66%	US$9,632	28.83%

Notes:

1.
Based upon beneficial ownership as of September 30, 2006, excluding any Options (whether or not exercisable), and FSHI's net book value at September 30, 2006 and net income for the nine months ended September 30, 2006. Percentage ownership is based on 3,725,698 outstanding Variable Multiple Voting Shares and 33,078,418 outstanding Limited Voting Shares as at September 30, 2006. Net earnings is calculated on a "liquidation basis" and does not reflect dividend sharing.

2.
Based upon the agreed upon common and preferred equity investments, FSHI's net book value at September 30, 2006 and net income for the nine months ended September 30, 2006, and without giving effect to any additional indebtedness to be incurred in connection with the Arrangement or any adjustments for purchase accounting.

3.
Represents the Variable Multiple Voting Shares held by Triples prior to the consummation of the Arrangement and the 5% common equity interest that Triples will own in FSHI following consummation of the Arrangement.

4.
Includes Affiliates of Kingdom Hotels International. Does not include the 179,322 Limited Voting Shares in which HRH Prince Alwaleed shares voting and dispositive power. See "Summary Term Sheet — Parties to the Proposed Transaction", "Information Concerning FSHI — Principal Shareholders," and "Information Concerning the Purchaser, Kingdom, Cascade, Triples and Isadore Sharp".

5.
Excludes 1,984,150 Limited Voting Shares held by the Foundation, which will be acquired by FSHI pursuant to the Arrangement.

        FSHI is currently a reporting issuer in each of the provinces of Canada. Its Limited Voting Shares are currently registered under U.S. federal securities laws and are listed on the TSX under the symbol "FSH" and on the NYSE under the symbol "FS." As a result of the consummation of the Arrangement, FSHI will be a privately-held corporation, and there will be no public market for its shares. After consummation of the Arrangement, the Limited Voting Shares will cease to be listed on the TSX and the NYSE, and trading of the Limited Voting Shares in the public market will no longer be possible. In addition, FSHI will make an application to terminate its status as a reporting issuer under Canadian provincial securities laws, and FSHI will deregister the Limited Voting Shares under U.S. securities laws and will cease to be required to file reports with the SEC or continuous disclosure documents with Canadian securities regulatory authorities.

        Consummation of the Arrangement may result in tax consequences to certain Shareholders. Shareholders should read carefully the information in the Circular under the heading "Certain Tax Considerations for Shareholders — Certain Canadian Federal Income Tax Considerations" and "Certain Tax Considerations for Shareholders — Certain United States Federal Income Tax Considerations." Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Arrangement.

Effects on FSHI if the Arrangement is Not Completed

        If the Arrangement is not approved by the Shareholders or if the Arrangement is not completed for any other reason, the Minority Shareholders will not receive any payment for their Limited Voting Shares in connection with the Arrangement. Instead, FSHI will remain an independent public company and the Limited Voting Shares will continue to be listed and traded on the TSX and the NYSE. If the Arrangement is not completed, it is expected that FSHI's management will operate the business in a manner similar to that in which it is being operated today and that Shareholders will continue to be subject to the same risks and opportunities currently facing FSHI, including, among other things, the nature of the luxury hotel and resort management business and the lodging industry generally, on which Four Seasons' business largely depends, and general industry, economic, regulatory and market conditions. See "Risk Factors — Risks Relating to Four Seasons". Accordingly, if the Arrangement is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future market price or value of the Limited Voting Shares. The Board will continue to evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of FSHI and make such changes as are deemed appropriate. In addition, FSHI will be required to pay the Purchaser a termination fee of US$75 million if the Acquisition Agreement is terminated in certain circumstances.

Independent Valuation and Fairness Opinion

        The following constitutes a summary only of the Valuation and Fairness Opinion. The Valuation and Fairness Opinion have been provided for the use of the Special Committee and the Board and for inclusion in this Circular. Merrill Lynch's Fairness Opinion does not address the merits of the underlying decision by FSHI to engage in the Arrangement and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote on the Arrangement or any matter related thereto. The following summary is qualified in its entirety by the full text of the Valuation and Fairness Opinion attached as Appendix C to this Circular. Shareholders are encouraged to read the full text of the Valuation and Fairness Opinion attached as Appendix C to this Circular.

Engagement of Merrill Lynch by the Special Committee

        The Special Committee initially contacted Merrill Lynch on November 6, 2006 regarding a potential advisory assignment and Merrill Lynch was formally engaged by the Special Committee to provide the Valuation and Fairness Opinion in connection with the Arrangement pursuant to an agreement (the "Engagement") dated as of November 8, 2006. Under the terms of the Engagement, Merrill Lynch will receive a fee of US$2,000,000 for its services and is also entitled to be reimbursed for reasonable expenses. Merrill Lynch may receive an additional fee of up to US$500,000, payable in the sole discretion of the Special Committee, if the extent of the services provided to the Special Committee exceeds the initial expectations of the Special Committee or in the event the Engagement extends beyond March 31, 2007. FSHI has agreed to indemnify Merrill Lynch and its affiliates, subject to certain limitations, against certain expenses, losses, claims, damages and liabilities arising out of the Engagement. Fees payable to Merrill Lynch pursuant to the Engagement are not contingent in whole or in part on, and there is no agreement, arrangement or understanding that gives Merrill Lynch a financial incentive in respect of, the success of the Arrangement or on the conclusions reached in the Valuation or Fairness Opinion.

Credentials of Merrill Lynch

        Merrill Lynch, together with its affiliates, is one of the world's largest investment banking firms providing full service brokerage, investment banking, research, trading and financial advisory services to corporations, governments, institutions and individuals. In Canada, Merrill Lynch is a leading investment banking firm providing full service brokerage, investment banking, research, trading and financial advisory services to corporations, governments and institutions.

Independence of Merrill Lynch

        Merrill Lynch has represented to the Special Committee that it is independent and qualified for the purposes of Rule 61-501 and Regulation Q-27. Based upon the Special Committee's own investigation, including its assessment of information provided by Merrill Lynch as to its qualifications and independence, the Special Committee is satisfied that Merrill Lynch is independent and qualified to provide the Valuation and Fairness Opinion.

        Neither Merrill Lynch nor any of its affiliated entities (as such term is defined for the purposes of Rule 61-501 and Regulation Q-27) (a) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of Rule 61-501 and Regulation Q-27) of FSHI, the Purchaser, Mr. Sharp, Kingdom,

Cascade or any of their respective associates or affiliates, (b) is an advisor to the Purchaser, Mr. Sharp, Kingdom, Cascade or any of their respective associates or affiliates in connection with the Arrangement, (c) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer's functions or receiving more than the per security or per security holder fees payable to the other members of the group), or (d) has a material financial interest in the completion of the Arrangement. Merrill Lynch has not been engaged to provide any financial advisory services nor has it participated in any underwriting involving FSHI, the Purchaser, Mr. Sharp, Kingdom, Cascade or any of their respective associates or affiliates during the past 24-month period preceding the date Merrill Lynch was first contacted in respect of the Valuation and Fairness Opinion.

        No understandings, agreements or commitments exist between Merrill Lynch and any of FSHI, the Purchaser, Mr. Sharp, Kingdom, Cascade or any of their respective associates or affiliates with respect to any future financial advisory or investment banking business. Merrill Lynch will not be participating in any lending syndicate providing financing to the Purchaser in respect of the Arrangement. Merrill Lynch may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for FSHI, the Purchaser, Mr. Sharp, Kingdom, Cascade or any of their respective associates or affiliates.

        Merrill Lynch, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities including securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, Merrill Lynch and its affiliates may actively trade the debt and equity securities or other financial instruments (or related derivative instruments) of FSHI, the Purchaser, Mr. Sharp, Kingdom, Cascade or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of clients or on behalf of FSHI, the Purchaser, Mr. Sharp, Kingdom, Cascade or associated or affiliated entities or related persons for which it received or may receive compensation. In addition, as an investment dealer, Merrill Lynch conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to FSHI, the Purchaser, Mr. Sharp, Kingdom, Cascade or the Arrangement.

Scope of Review

        In connection with the Valuation and Fairness Opinion, Merrill Lynch obtained information from publicly available sources and from FSHI. In addition, Merrill Lynch reviewed and relied upon (without independently verifying the completeness and accuracy thereof) or carried out, among other things, FSHI's preliminary draft 2007 budget and projected financial information for FSHI prepared by management for each of the years ending December 31, 2007 through December 31, 2016, as well as such other corporate, industry and financial market information, investigations and analyses as Merrill Lynch deemed necessary or appropriate in the circumstances. Merrill Lynch also held discussions with senior management of FSHI and senior representatives of the Purchaser.

Key Assumptions and Limitations

        Merrill Lynch has, in accordance with the terms of the Engagement, relied upon and assumed the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations supplied or otherwise made available to Merrill Lynch from publicly available sources, senior management of FSHI or FSHI's advisors, or discussed with or reviewed by or for Merrill Lynch (collectively the "Information"). With respect to any financial forecast information (including cost savings and synergies) furnished to or discussed with Merrill Lynch by FSHI, Merrill Lynch has assumed that this information has been reasonably prepared and reflects the best then currently available estimates and judgment of FSHI's management. The Valuation and Fairness Opinion assume, and are conditional upon, such completeness, accuracy and fair presentation of such Information. Merrill Lynch has not independently verified the completeness, accuracy or fair presentation of any of the Information.

        In preparing the Valuation and Fairness Opinion, Merrill Lynch has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Circular with respect to FSHI, the Purchaser, Mr. Sharp, Triples, Kingdom, Cascade and their respective affiliates and the Arrangement is accurate in all material respects.

        The Valuation and Fairness Opinion are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at February 5, 2007 and the condition and prospects, financial or otherwise, of FSHI and its subsidiaries and affiliates as they were reflected in the Information and documents reviewed by Merrill Lynch as presented to it and as represented to Merrill Lynch in its discussions with management of FSHI. In its analyses and in preparing the Valuation and Fairness Opinion, Merrill Lynch has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch or any party involved in the Arrangement. Although Merrill Lynch believes that the assumptions used in its analyses and in preparing the Valuation and Fairness Opinion are appropriate in the circumstances, some or all of them may nevertheless prove to be incorrect.

        In connection with the preparation of the Valuation and Fairness Opinion, Merrill Lynch has not been authorized by the Special Committee to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of FSHI. Merrill Lynch has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities of FSHI, the Purchaser, Triples, Mr. Sharp, Kingdom or Cascade. Merrill Lynch is not an expert on, and did not render advice to the Special Committee regarding, legal, accounting, regulatory or tax matters.

        Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses together, could create a misleading view of the processes underlying the Valuation or Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process and it is not appropriate to extract partial analyses or make summary descriptions. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Definition of Fair Market Value

        For the purposes of the valuation (the "Valuation"), fair market value means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act. Merrill Lynch has not made any downward adjustment to reflect the liquidity of the Limited Voting Shares, the effect of the Arrangement on the Limited Voting Shares or the fact that the Limited Voting Shares held by Shareholders (other than Kingdom, Cascade, Mr. Sharp and Triples and their respective Affiliates) do not form part of a controlling interest.

Valuation of the Limited Voting Shares

        Merrill Lynch approached the Valuation by valuing the Limited Voting Shares on a going-concern basis using a discounted cash flow ("DCF") analysis. Merrill Lynch relied primarily upon a DCF analysis to value FSHI on an "en bloc" basis. Merrill Lynch also reviewed precedent lodging transactions; however, given that no precedent transaction was considered sufficiently comparable to the proposed Arrangement, Merrill Lynch considered but did not rely on precedent transactions in determining the value of the Limited Voting Shares. Merrill Lynch also reviewed trading multiples of public companies involved in the lodging sector from the perspective of whether a public-market analysis might exceed DCF or precedent transaction values for the Limited Voting Shares. Merrill Lynch observed that public company multiples implied values that were lower than the DCF and precedent transaction values. Because public company values generally reflect minority discount values rather than "en bloc" values, Merrill Lynch did not rely on this methodology in determining the value of the Limited Voting Shares.

        The DCF approach takes into account the amount, timing and relative certainty of future unlevered free cash flows expected to be generated by FSHI. The DCF approach requires that certain assumptions be made regarding, among other things, future cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing the range of values. The DCF analysis involved discounting to a present value FSHI's projected unlevered free cash flows from January 1, 2007 through December 31, 2016, including terminal values determined as at December 31, 2016. Merrill Lynch included in the value of the Limited Voting Shares, FSHI's cash position, investments in hotel partnerships and investments in long-term receivables. Merrill Lynch has also included the mark-to-market value of the currency and interest rate swap arrangement entered into in April 2005 in respect of the Convertible Notes. To the extent the resulting DCF range exceeded the conversion price of US$71.64 (based on a conversion ratio of 13.9581 Limited Voting Shares per US$1,000 principal amount) on the Convertible Notes, Merrill Lynch assumed conversion and included the resulting Limited Voting Shares issued upon conversion in the outstanding share count. Similarly, in-the-money outstanding options were assumed exercised and included in the share count based on the treasury stock method. Merrill Lynch also included in the DCF analysis the payment of a make-whole premium on the Convertible Notes, the amount of which was determined pursuant to the terms of the Convertible Notes as described in the prospectus supplement for the Convertible Notes, dated June 14, 2004.

        The Special Committee has advised Merrill Lynch that Mr. Sharp will be entitled to receive a payment on completion of the Arrangement pursuant to the Long-Term Incentive Plan agreement approved in 1989 (the "Sharp Payment"). The Special Committee also advised Merrill Lynch that it had determined that a payment based on the number of Limited Voting Shares and Variable Multiple Voting Shares that assumes the exercise of in-the-money options to acquire Limited Voting Shares was appropriate. Accordingly, Merrill Lynch has included the Sharp Payment as a liability of FSHI and therefore has deducted the payment in determining the value of the Limited Voting Shares. For this purpose, the first portion of this amount was determined based on an amount equal to 5% of the product of (a) the total number of Variable Multiple Voting Shares and Limited Voting Shares outstanding (assuming the exercise of in-the-money options to acquire Limited Voting Shares), and (b) the resulting DCF value minus Cdn.$6.30. Similarly, the second portion of this amount was determined based on an amount equal to 5% of the product of (a) the total number of Variable Multiple Voting Shares and Limited Voting Shares outstanding (assuming the exercise of in-the-money options to acquire Limited Voting Shares), and (b) the resulting DCF value minus Cdn.$20.84, provided the DCF value was above a value calculated as 125% of the weighted average price of the Limited Voting Shares on the TSX for five months ending one month prior to announcement of the Arrangement on November 6, 2006.

Valuation Conclusion

        Based upon and subject to the analyses, assumptions, qualifications and limitations set out in the Valuation and Fairness Opinion (the full text of which is attached as Appendix C to this Circular), Merrill Lynch was of the opinion that, as of February 5, 2007, the fair market value of the Limited Voting Shares was in the range of US$68.00 to US$88.00 per Limited Voting Share.

Fairness Opinion

        In considering the fairness of the consideration to be received under the Arrangement from a financial point of view, to Shareholders (other than Kingdom, Cascade, Mr. Sharp and Triples and their respective Affiliates), Merrill Lynch principally considered and relied upon (a) a comparison of the consideration under the Arrangement to the range of fair market values of the Limited Voting Shares under the Valuation, (b) a comparison of the multiples implied under the Arrangement to the range of multiples observed on precedent transactions and trading multiples of public companies in the lodging sector, and (c) a comparison of the range of premiums offered under the Arrangement to premiums paid in recent North American transactions of a similar size, selected comparable transactions in the lodging sector and recent Canadian going-private transactions.

Fairness Opinion Conclusion

        On the basis of and subject to the analyses, assumptions, qualifications and limitations set out in the Valuation and Fairness Opinion (the full text of which is attached as Appendix C to this Circular) Merrill Lynch was of the opinion that, as of February 5, 2007, the consideration to be received under the Arrangement was fair, from a financial point of view, to the Minority Shareholders.

Prior Valuation

        To the knowledge of the Board, after reasonable inquiry, there are no "prior valuations", as defined in Rule 61-501 or Regulation Q-27, of FSHI or of its material assets or securities made within the 24 month period preceding February 23, 2007.

THE ARRANGEMENT

Required Shareholder Approval

        At the Meeting, Shareholders will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of:

  •
  at least 66 2/3% of the votes cast at the Meeting by holders of Limited Voting Shares present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class;

  •
  at least a simple majority of the votes cast by Minority Shareholders present in person or represented by proxy at the Meeting; and

  •
  the holder of the Variable Multiple Voting Shares, voting separating as a class, by way of a written declaration.

        The Arrangement Resolution must be approved by the requisite majorities in order for FSHI to seek the Final Order and implement the Arrangement on the Closing Date in accordance with the Final Order. Notwithstanding the approval by Shareholders and the holders of the Variable Multiple Voting Shares of the Arrangement Resolution, FSHI reserves the right not to proceed with the Arrangement in accordance with the terms of the Acquisition Agreement and the Plan of Arrangement.

        Pursuant to the Voting Agreement, each of Kingdom and Cascade has agreed to vote the Limited Voting Shares owned by it in favour of the Arrangement Resolution and Triples has agreed to vote all of the Variable Multiple Voting Shares owned by it in favour of the Arrangement Resolution, subject in each case to the terms and conditions contained in the Voting Agreement.

Arrangement Mechanics

        The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix D to this Circular. Upon the Arrangement becoming effective, the following transactions, among others, will occur and will be deemed to occur in the order and at the times set out in the Plan of Arrangement:

  (a)
  the Purchaser shall be deemed, subject to having obtained any necessary regulatory relief, to have entered into an agreement with FSHI pursuant to which the Purchaser shall at such time transfer or cause to be transferred to FSHI those Convertible Notes then owned by it or any of its subsidiaries and acquired pursuant to an offer made to all holders of Convertible Notes at the same price per Convertible Note as the Purchaser or any of its subsidiaries paid for the Convertible Notes (the "Purchase Amount"), and the Convertible Notes that are thereby transferred to FSHI shall be immediately thereafter cancelled, in each case without further act or formality. FSHI may, in full and absolute satisfaction of the Purchase Amount, pay the Purchase Amount in cash or through the issuance of a demand promissory note;

  (b)
  pursuant to and in full satisfaction of the Share Acquisition Agreement dated February 9, 2007 between the Foundation and FSHI, the Limited Voting Shares held by the Foundation immediately before the Effective Time shall be transferred (free and clear of liens) to FSHI without any further act or formality in exchange for US$82.00 in cash per Limited Voting Share and the Foundation shall cease to be a holder of such Limited Voting Shares and such Limited Voting Shares shall be cancelled;

  (c)
  the voting rights attached to the Variable Multiple Voting Shares shall be reduced to one vote per share but such shares remain designated as Variable Multiple Voting Shares;

  (d)
  all of the Options granted, outstanding and vested immediately prior to the Effective Time shall, without any further action on behalf of any holder of Options, be transferred by each holder thereof to FSHI without any further act or formality in exchange for a cash amount equal to the excess, if any, of (a) the product of the number of Limited Voting Shares underlying the Options held by such holder and US$82.00 over (b) the sum of the exercise prices for each Limited Voting Share underlying the Options held by such holder (converted at the Exchange Rate);

  (e)
  with respect to each Option, the holder of such Option shall cease to be the holder of such Option and such holder's name shall be removed from the register of Options as the holder of such Options;

  (f)
  the Four Seasons Stock Option Plan and all granted and outstanding Four Seasons Options that are not vested shall be cancelled;

  (g)
  the Limited Voting Shares held by Dissenting Shareholders shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any liens) and such holders shall cease to have any rights as Shareholders other than the right to be paid the fair value of their Limited Voting Shares as set out in the Plan of Arrangement;

  (h)
  all Limited Voting Shares outstanding immediately prior to the Effective Time other than Limited Voting Shares held by (a) Dissenting Shareholders, or (b) Kingdom or Cascade Subco shall be transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of any liens), for US$82.00 in cash per Limited Voting Share;

  (i)
  with respect to each Limited Voting Share transferred to the Purchaser pursuant to paragraphs (g) and (h) above:

  (i)
  the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

  (ii)
  the Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

  (j)
  all outstanding Limited Voting Shares held by Kingdom or Cascade Subco shall be transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of any liens) in exchange for class A non-voting shares in the capital of the Purchaser (in the case of Kingdom) and class B non-voting shares in the capital of the Purchaser (in the case of Cascade Subco) on a one-for-one basis;

  (k)
  with respect to each Limited Voting Share transferred to the Purchaser pursuant to paragraph (j):

  (i)
  the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

  (ii)
  the Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

  (l)
  (i)  a number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to the Purchaser (free and clear of any liens) in exchange, on a one-for-one basis, for a number of Class C non-voting shares in the capital of the Purchaser equal to the difference between (1) 1/19 multiplied by the sum of 900 plus the total number of Class A non-voting shares and Class B non-voting shares issued on or prior to the Effective Date, and (2) 100; and

    (ii)
    the remaining number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to the Purchaser (free and clear of any liens) in exchange for an equal number of Class D non-voting shares in the capital of the Purchaser;

  (m)
  with respect to the Variable Multiple Voting Shares transferred to the Purchaser pursuant to paragraph (l):

  (i)
  Triples shall cease to be the holder of such Variable Multiple Voting Shares and Triples' name shall be removed as the holder of such Variable Multiple Voting Shares from the register of Variable Multiple Voting Shares; and

  (ii)
  the Purchaser shall be deemed to be the transferee of such Variable Multiple Voting Shares (free and clear of any liens) and shall be entered in the register of Variable Multiple Voting Shares as the holder thereof; and

  (n)
  Four Seasons Hotels Limited shall pay the amount payable to Mr. Sharp calculated in accordance with the Long-Term Incentive Plan in full satisfaction of all obligations to Mr. Sharp under the Long-Term Incentive Plan.

        Following the completion of the Arrangement, FSHI will be continued under the BCBCA and the Amalgamation will be effected, pursuant to which, among other things, Triples will receive the Preferred Shares.

Letter of Transmittal

        If you are a Registered Shareholder, you will have received with this Circular a Letter of Transmittal printed on yellow paper. In order to receive your portion of the Acquisition Price for your Limited Voting Shares, Registered Shareholders must complete and sign the Letter of Transmittal enclosed with this Circular and deliver it and the other documents required by it to the Depositary in accordance with the instructions contained in the Letter of Transmittal. You can request additional copies of the Letter of Transmittal by contacting the Depositary. The Letter of Transmittal is also available at the website maintained by CDS at www.sedar.com and at the website maintained by the SEC at www.sec.gov.

        The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. If you are a Non-Registered Shareholder, you should carefully follow the instructions from the Intermediary that holds Limited Voting Shares on your behalf in order to submit your Limited Voting Shares.

Delivery of Consideration

        At the Effective Time, the Purchaser will deliver the Acquisition Price to the Depositary.

        As soon as practicable after the Effective Time but in any event within three Business Days, upon surrender to the Depositary for cancellation of certificate(s) that immediately prior to the Effective Time represented one or more Limited Voting Shares, together with the Letter of Transmittal and other documents required by the Letter of Transmittal, the holder of such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a cheque issued by the Depositary representing that amount of cash that such holder has the right to receive, and the certificate(s) so surrendered shall forthwith be cancelled. On and after the Effective Time, all certificates that represented Limited Voting Shares immediately prior to the Effective Time will cease to represent any rights with respect to Limited Voting Shares and will only represent the right to receive the applicable portion of the Acquisition Price payable pursuant to the Plan of Arrangement.

        Any use of mail to transmit certificate(s) for Limited Voting Shares and/or Letters of Transmittal is at the risk of the relevant Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, and with proper insurance, be used.

        In the event of a transfer of ownership of Limited Voting Shares prior to the Effective Time that is not registered in the transfer records of FSHI, a cheque representing the proper amount of cash may be delivered to the transferee if the certificate representing such Limited Voting Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer prior to the Effective Time as specified in more detail in the Letter of Transmittal.

        Under no circumstances will interest on the consideration payable in connection with the Arrangement accrue or be paid by FSHI, the Purchaser or the Depositary to persons depositing Limited Voting Shares in connection with the Arrangement, regardless of any delay in making such payment.

        The Depositary will act as the agent of persons who have deposited Limited Voting Shares in connection with the Arrangement for the purpose of receiving payment from the Purchaser and transmitting payment from the Purchaser to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Limited Voting Shares.

        Unless otherwise directed in the Letter of Transmittal, the cheque to be issued pursuant to the Arrangement will be issued in the name of the Registered Shareholder of the Limited Voting Shares so deposited. Unless the person who deposits the certificate(s) representing the Limited Voting Shares instructs the Depositary to hold the cheque for pick up by checking the appropriate box in the Letter of Transmittal, a cheque payable in U.S. funds will be forwarded by first class mail to the address supplied in the Letter of Transmittal. If no address is provided, a cheque will be forwarded to the address of the Shareholder as shown on the register of the Transfer Agent.

        If any Shareholder fails for any reason to surrender to the Depositary for cancellation the certificate(s) formerly representing Limited Voting Shares, together with such other documents or instruments required to entitle the holder to receive the cash payment described above, on or before the sixth anniversary of the Closing Date, such certificate(s) shall cease to represent a claim by or interest of any former Shareholder of any kind or nature. On such anniversary date, all certificates representing Limited Voting Shares and cash to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been donated and forfeited to the Purchaser.

        FSHI, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to a Shareholder such amounts as FSHI, the Purchaser, or the Depositary is required or permitted to deduct and withhold with respect to such payment under applicable laws.

        The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by FSHI against certain liabilities under applicable securities laws and expenses in connection therewith.

Interests of Directors, Executive Officers and Others in the Arrangement

        In considering the recommendations of the Special Committee and the Board with respect to the Arrangement, Shareholders should be aware that certain members of the Board and executive officers of FSHI have certain interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in the Arrangement. The Special Committee and the Board are aware of these interests and considered them along with other matters described below.

Capital Stock and Options

        The Directors and executive officers of FSHI beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 194,810 Limited Voting Shares, representing approximately 0.578% of the Limited Voting Shares outstanding as of the close of business on February 23, 2007. All of the Limited Voting Shares held by the Directors and executive officers of FSHI will be treated identically and in the same manner under the Arrangement as Limited Voting Shares held by any other Minority Shareholder. Each Director and executive officer of FSHI intends to vote his or her Limited Voting Shares in favour of the Arrangement Resolution.

        As of February 23, 2007, there were 3,644,879 Limited Voting Shares subject to Options. The Directors and executive officers of FSHI beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 993,610 Options, which, on a fully diluted basis, represent approximately 2.95% of the Limited Voting Shares outstanding as of the close of business on February 23, 2007. Pursuant to change in control arrangements entered into with certain officers of Four Seasons, the vesting of Options held by these officers would be accelerated upon completion of the Arrangement. See "— Change in Control Agreements". On February 9, 2007, the vesting of all 616,980 unvested Options (other than those Options outstanding with an unsatisfied performance condition), including 136,440 unvested Options held by Directors and executive officers of FSHI, was accelerated for the purpose of allowing these holders to participate in the Arrangement in respect of such Options. If the Arrangement is not completed, the vesting of the 616,980 Options will not be accelerated and they will continue to vest in accordance with their terms.

        As of February 23, 2007, Triples owns 3,725,698 Variable Multiple Voting Shares of FSHI, representing all of the outstanding Variable Multiple Voting Shares. Triples has agreed with FSHI, Kingdom and Cascade that it will vote all of its Variable Multiple Voting Shares FOR the Arrangement Resolution. Pursuant to the Arrangement and the Amalgamation, Triples will contribute its Variable Multiple Voting Shares to the Purchaser in exchange for shares of the Purchaser representing 5% of the outstanding common equity interests of the Purchaser, as well as an investment in Preferred Shares with an aggregate liquidation preference equal to US$82.00 multiplied by the number of Variable Multiple Voting Shares that have not been exchanged for this 5% common equity interest. See "— Interests in the Arrangement".

        The following table sets out the names and positions of all Directors and executive officers of FSHI and, as of February 23, 2007, the number and designation of outstanding securities of FSHI beneficially owned or over which control or direction is exercised by each such Director or executive officer and, where known after reasonable enquiry, by their respective associates, as well as the weighted average exercise price of the Options held by each such Director or executive officer.

Name	Position	No. of Variable Multiple Voting Shares		No. of Limited Voting Shares	No. of Limited Voting Shares Underlying Vested/Unvested Options(1)	Weighted Average Exercise Price of Options (US$)(2)
Directors:
William D. Anderson(3)(5)	Director	—		500	—	—
Brent Belzberg(3)	Director	—		1,900	18,000/12,000	33.59
Nan-B De Gaspe Beaubien	Director	—		4,000	—	—
H. Roger Garland	Director	—		81,418	112,000/18,000	45.68
Charles S. Henry	Director	—		2,500	30,000/0	47.22
Heather Munroe-Blum	Director	—		1,250	16,750/12,000	33.59
Ronald W. Osborne(3)	Director	—		1,000	18,000/12,000	39.33
J. Robert S. Prichard	Lead Director	—		5,000	15,000/0	27.44
Lionel H. Schipper	Director	—		52,953	30,000/0	42.21
Anthony Sharp	Director	—(4)		26,927	100,000/0	33.13
Isadore Sharp	Chairman and Chief Executive Officer	3,725,698	(4)	—	—	—
Simon M. Turner	Director	—		2,500	29,300/0	47.22

Executive Officers:
Sarah Cohen	Senior Vice President, Corporate Counsel & Assistant Secretary	—	—	20,120/1,440	69.00
John Davison(6)	Executive Vice President and Chief Financial Officer	—	1,700	32,000/12,000	48.31
Craig O. Reith	Vice President Finance & Treasurer	—	11,331	—	—
Kathleen Taylor	President and Chief Operating Officer	—	2,041	290,000/50,000	46.54
Randolph Weisz	Executive Vice President, Business Administration, General Counsel & Secretary	—	—	146,000/19,000	52.70

Note:

(1)
Represents the unvested Options held by the individual that were outstanding on February 9, 2007. On February 9, 2007, all unvested Options (which excludes those Options outstanding with an unsatisfied performance condition) were vested for purposes of allowing the holders to participate in the Arrangement.

(2)
The weighted average exercise price in Canadian dollars has been translated into U.S. dollars at the noon rate on February 13, 2007, as quoted by the Bank of Canada, of Cdn.$1.1686 equals US$1.00.

(3)
Member of the Special Committee.

(4)
All of the Variable Multiple Voting Shares are held by Triples, all of the shares of which are beneficially owned by Isadore Sharp and members of his immediate family, including Anthony Sharp.

(5)
Mr. Anderson also has been granted share units pursuant to phantom equity agreements. See "— Phantom Equity Agreements".

(6)
Mr. Davison also has been granted share appreciation rights pursuant to a phantom equity agreement. See "— Phantom Equity Agreements".

Interests in the Arrangement

        Charles Henry and Simon Turner, two of the members of the Board, are nominees of Kingdom pursuant to a shareholders agreement entered into between Triples, Mr. Sharp and Kingdom Investments, Inc. in 1994. Under the terms of that agreement, Triples and Mr. Sharp have agreed to support the election of two nominees of Kingdom to the Board. Mr. Henry and Mr. Turner are also principals in a hotel advisory firm that will be entitled to receive certain compensation from Kingdom if the Arrangement is completed.

        Mr. Sharp, the Chairman and Chief Executive Officer of FSHI, together with members of his immediate family, including Anthony Sharp, a member of the Board, beneficially own all of the outstanding shares of Triples. Triples is party to the Proposal and will, pursuant to the Plan of Arrangement and the Amalgamation, contribute its Variable Multiple Voting Shares to the Purchaser in exchange for shares of the Purchaser representing 5% of the outstanding common equity interests of the Purchaser, as well as an investment in Preferred Shares with an aggregate liquidation preference equal to US$82.00 multiplied by the number of Variable Multiple Voting Shares that have not been exchanged for this 5% common equity interest. Additionally, upon closing of the Arrangement, Mr. Sharp will receive a payment of approximately US$289 million to which he is contractually entitled under the Long-Term Incentive Plan that was approved by Shareholders in 1989 and entered into 1990. See "— Long-Term Incentive Plan". Immediately following the closing of the Arrangement of Kingdom and Cascade, Triples and Mr. Sharp will enter into a shareholders agreement (the "Shareholders

Agreement") that will set out the intentions of the parties respecting a variety of matters relating to FSHI, including governance, management oversight and reporting and voting and disposition of shares and the Purchaser will enter into a new employment agreement (the "Employment Agreement") with Mr. Sharp regarding his continuing roles as Chairman and Chief Executive Officer of FSHI. The following is a summary of certain provisions of the proposed Shareholders Agreement and the proposed Employment Agreement.

        Pursuant to the terms of the Shareholders Agreement, until the occurrence of certain specified events ("Governance Transition Events") (including Mr. Sharp being neither Chief Executive Officer nor Chairman (other than as a result of a breach of an agreement relating to Mr. Sharp's tenure in these positions by another party), the completion of an initial public offering (or the fifth anniversary of the execution of the Shareholders Agreement if the initial public offering preceded that date) or, beginning on the fifth anniversary of the Shareholders Agreement, certain financial targets not being met), Mr. Sharp, among other things:

  •
  will be entitled to be the Chairman and/or the Chief Executive Officer of FSHI, unless (a) Mr. Sharp resigns, (b) Triples, Sharp and related entities dispose of more than 50% of the shares of FSHI held at the Effective Time by Triples (other than pursuant to certain pro rata distributions) or (c) Mr. Sharp ceases to be able to serve as Chairman and Chief Executive Officer as a result of death or "Disability" or his employment is terminated for "Cause" (as such terms are defined in the Employment Agreement);

  •
  as Chairman and/or Chief Executive Officer, together with the other members of the management committee of FSHI, will have exclusive authority (subject to applicable laws and the provisions relating to specified material decisions and an annual budget) to manage the business and affairs of Four Seasons; and

  •
  will, as controlling person of Triples, have special approval rights over certain material decisions, including any material departure from the approved long-term strategy, certain matters requiring a special resolution under the BCBCA, the approval of certain acquisitions, changes to the approved succession plan, the termination of the employment of the President and Chief Operating Officer of FSHI and certain related changes in senior management of FSHI, and the relocation of the worldwide head office of Four Seasons.

        Following the occurrence of any of the Governance Transition Events, the Board will, among other things, have full power and authority to supervise the management of the business and affairs of Four Seasons in accordance with certain governance standards described in the Shareholders Agreement, including the right to terminate the employment of Mr. Sharp as Chief Executive Officer consistent with such standards. From that time, Mr. Sharp also will cease to have any special approval rights in respect of any material decisions, other than a decision relating to the relocation of the worldwide head office of Four Seasons.

        Any disposition of shares of FSHI by Triples, Kingdom and Cascade Subco will be subject to a right of first offer in favour of the other shareholders and, with respect to certain of its shares, Triples and other shareholders will have a "tag-along" right upon the disposition of shares by any of the other shareholders.

        The Employment Agreement will have an initial term of five years. Pursuant to the Employment Agreement, Mr. Sharp will continue to serve as Chief Executive Officer of FSHI for a minimum of three years and as Chairman while he is Chief Executive Officer and, at his option, after he ceases to be Chief Executive Officer. Mr. Sharp's tenure as Chairman and Chief Executive Officer may be terminated in accordance with the terms of the Employment Agreement as a result of Mr. Sharp's death, disability or resignation, or for Cause. Mr. Sharp's tenure as Chief Executive Officer also may be terminated following the occurrence of a Governance Transition Event under the Shareholders Agreement (as described above). His tenure as Chairman also may be terminated at the request of the Board if he, Triples and related entities hold less than 50% of Triples' equity interest in FSHI upon completion of the Arrangement (other than as a result of certain pro rata distributions). Mr. Sharp will be required to advise the board of directors by June 30, 2011 whether he is willing to continue his employment as Chief Executive Officer and his service as Chairman following the initial five-year term of the Employment Agreement.

        The Employment Agreement will provide for compensation for the initial five-year term during which Mr. Sharp is the Chief Executive Officer and/or Chairman of (a) an annual base salary of Cdn.$1,987,527 (to be increased annually to reflect inflation), (b) an annual incentive bonus with a target of 75% (up to a maximum of 150%) of base salary based on the measurements currently employed by FSHI for annual incentive measurements, and (c) a long-term incentive (granted annually) with a target of 100% (up to a maximum of 200%) of base salary based on an assessment of the performance of Mr. Sharp and FSHI using factors based on the "People and Product" measure currently employed by FSHI and a "Profit" factor that layers onto the measure currently used by FSHI a test that assesses achieved three-year rolling average earnings before income, taxes, depreciation and amortization ("EBITDA") against targeted three-year rolling average EBITDA. Mr. Sharp also will continue to be entitled to all vacation, health, welfare and retirement benefits and to the use of a corporate airplane and car and driver that he currently enjoys. The payments under the annual incentive bonus and the long-term incentive are limited so that the present value of the cumulative incremental payments (as defined in the Employment Agreement) in excess of amounts to which Mr. Sharp is currently entitled, will not exceed US$13 million. Mr. Sharp's compensation after the initial five-year term will be mutually determined by Mr. Sharp and the board of directors, consistent with the then prevailing standards for executives holding similar positions in similar companies.

Long-Term Incentive Plan

        At a special meeting held on December 19, 1989, the shareholders of FSHI approved the Long-Term Incentive Plan, pursuant to which Mr. Sharp surrendered (a) an option that had been granted to him on December 6, 1985, to acquire 500,000 Limited Voting Shares at an exercise price of Cdn. $12.60 per share (which, as a result of a share "split" in 1990, would have entitled Mr. Sharp to acquire 1,000,000 Limited Voting Shares at an exercise price of Cdn. $6.30 per share) and (b) the right to receive additional Options in subsequent years, and, in exchange, FSHI and its principal operating subsidiary, Four Seasons Hotels Limited, agreed that Four Seasons Hotels Limited would make a payment to Mr. Sharp upon an arm's-length sale of control of FSHI.

        The Long-Term Incentive Plan contemplates that this payment will be comprised of two components, the first component will be equal to the product of (a) the excess of the per share consideration paid in respect of the sale-of-control transaction (the "Transaction Consideration") over Cdn. $6.30, and (b) the number (the "Share Number") that is 5% of the aggregate number of Variable Multiple Voting Shares and Limited Voting Shares issued and outstanding on the date of the sale-of-control transaction. The second component will be equal to the product of (x) the excess of the Transaction Consideration over Cdn. $20.84, and (y) the Share Number, provided that the second component will be payable only if the Transaction Consideration is equal to or greater than 125% of the weighted average trading price of all board lots of Limited Voting Shares traded on the TSX during the period beginning six months and ending one month before the first public announcement of the sale-of-control transaction. The US$82.00 acquisition price in the Arrangement exceeds such weighted average price.

        Pursuant to the Long-Term Incentive Plan, the Board may make adjustments if the Board determines that it would be equitable to do so in the event that FSHI takes any action affecting the Limited Voting Shares and/or the Variable Multiple Voting Shares. The Board determined after considering, among other things, the views of the Special Committee, that as a result of FSHI taking the actions affecting the Limited Voting Shares as contemplated by the Acquisition Agreement and pursuant to the Arrangement, the rights of Mr. Sharp under the Long-Term Incentive Plan would be materially affected as no Limited Voting Shares would be issued in respect of any unexercised "in-the-money" Options. The Board further determined that making adjustments would be equitable in the circumstances and consistent with the intention and the purpose of the Long-Term Incentive Plan.

        Pursuant to the Plan of Arrangement, Mr. Sharp will receive the amount payable to him calculated in accordance with the Long-Term Incentive Plan in full satisfaction of all obligations to him under the Long-Term Incentive Plan. Based on an acquisition price of US$82.00 for each Limited Voting Share and Variable Multiple Voting Share, and using the noon rate of exchange as quoted by the Bank of Canada for the conversion of United States dollars into Canadian dollars on February 23, 2007, Mr Sharp would receive approximately Cdn.$334,806,500 or approximately US$289 million in satisfaction of the obligations to him under the Long-Term Incentive Plan.

Phantom Equity Agreements

        Mr. William Anderson, a Director, was granted an aggregate of 1,402 share units in respect of his annual retainer pursuant to two phantom equity agreements. The share units are exercisable at such time that

Mr. Anderson, for any reason, ceases to be a Director. Upon exercise, Mr. Anderson would be entitled to the market value of one Limited Voting Share on the date of receipt of the notice of exercise multiplied by the number of share units exercised pursuant to that notice. It is anticipated that Mr. Anderson will cease to be a Director upon the completion of the Arrangement and will be able to exercise his share units at that time for aggregate proceeds of US$114,964.

        Messrs. John Davison and Scott Woroch, officers of Four Seasons, were granted 106,000 and 25,000 share appreciation rights, respectively pursuant to phantom equity agreements. These grants were made in lieu of options following the determination by FSHI that it would no longer grant options pursuant to the Four Seasons Stock Option Plan. Upon the occurrence of a "change in control", as defined in the phantom equity agreements, all unexercisable share appreciation rights will immediately become exercisable and entitle the holder to an amount determined by multiplying (a) the amount by which the consideration received by Shareholders for each Limited Voting Share in that change in control transaction exceeds US$50.67 by (b) the number of share appreciation rights in respect of which such amount is being determined. As the Arrangement would constitute a change in control for purposes of these agreements, these officers would be entitled to payment in respect of their share appreciation rights following completion of the Arrangement. In particular, Mr. Davison would receive US$3,320,980 (plus an additional gross-up amount to ensure that Mr. Davison will receive the same after-tax consideration as he would have received had he exercised options) and Mr. Woroch would receive US$783,250 upon the exercise of their respective share appreciation rights.

Change in Control Agreements

        Four Seasons has change in control arrangements with the President and Chief Operating Officer, President Worldwide Hotel Operations, Executive Vice President and Chief Financial Officer, Executive Vice President, Business Administration and General Counsel and certain other senior officers that were implemented with the intention of assisting in the retention of an experienced group of senior managers, who in the event of a change in control, could bring stability during an important transitional period, as well as to continue to direct Four Seasons' growth and development. These arrangements are triggered by the termination of employment of the officers within two years following the loss by Mr. Sharp and/or related parties of Mr. Sharp of voting control sufficient to elect a majority of the members of the Board. In these circumstances, each of the officers to whom these arrangements apply would be paid a lump sum equal to up to three years of salary and bonus entitlement and also would be entitled to continuation of medical, disability and life insurance coverage for a period of up to three years. Each of these officers (other than Ms. Talbott) also would be entitled to payment of an incremental benefit under the long-term defined contribution retirement plan equal to the amount of the last annual company contribution to the plan multiplied by the greater of three and a number determined by subtracting the age of the officer from 60 (and, in the case of Mr. Corinthios, an amount equal to 2.2% of his "final average salary" multiplied by 25 years of "credited service", as such terms are defined in the applicable retirement plan). In addition, these arrangements would result in the accelerated vesting of outstanding Options held by these officers upon such a change in control (independent of any acceleration of vesting of outstanding Options pursuant to the Acquisition Agreement), even if their employment is not terminated following a change in control event. Completion of the Arrangement would result in the loss by Mr. Sharp of voting control sufficient to elect a majority of the members of the Board and, as such, termination of these officers' employment within the specified time following the completion of the Arrangement would trigger these arrangements.

Indemnification and Insurance

        On November 5, 2006, FSHI entered into indemnity agreements with each of its executive officers and members of the Board. Pursuant to the agreements, if FSHI consummates an "acquisition transaction" (as defined in the agreements), which would include the Arrangement, FSHI is required to purchase, maintain and administer for a period of six years after the transaction insurance for the benefit of the Director or officer on a "run-off" basis on the same terms as FSHI then maintains in existence for its Directors and officers, to the fullest extent permitted by law. FSHI is not, however, required by such indemnity agreements to expend an amount for the run-off insurance in excess of 200% of the annual amount paid by FSHI at the time of the transaction.

        Pursuant to the Acquisition Agreement, each of Kingdom and Triples will provide a release to each of the Directors on the Closing Date in respect of certain claims (or potential claims) relating to the period prior to the Closing Date.

        The Acquisition Agreement also provides that the Purchaser will, or will cause Four Seasons to, maintain in effect without any reduction in amount or scope for six years from the Effective Time customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Four Seasons which are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time; provided, however, that Four Seasons will not be required, in order to maintain such directors' and officers' liability insurance policy, to pay an annual premium in excess of 250% of the cost of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 250% of such amount, Four Seasons shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 250% of such amount. Prior to the Effective Time, Four Seasons may, in the alternative, purchase run off directors' and officers' liability insurance for a period of up to six years from the Effective Time provided that the premiums will not exceed 250% of the premiums currently charged to Four Seasons for directors' and officer's liability insurance.

Intentions of FSHI Directors and Senior Officers

        The Directors and senior officers of FSHI, who beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 194,810 Limited Voting Shares as at February 23, 2007, which represent approximately 0.58% of the outstanding Limited Voting Shares, have indicated that they intend to vote in favour of the Arrangement Resolution. Pursuant to the Voting Agreement, Triples has agreed to vote all of the Variable Multiple Voting Shares owned by it in favour of the Arrangement Resolution, subject to the terms and conditions contained in the Voting Agreement.

Sources of Funds for the Arrangement

        Under the Arrangement, an aggregate amount of approximately US$3.83 billion will be required to fund the transactions under the Arrangement. This aggregate amount will be funded from the proceeds of US$750 million of acquisition debt financing, approximately US$2.75 billion of equity contributions consisting of FSHI shares and cash, and the available cash of Four Seasons. The following arrangements are intended to provide the necessary funding for the Arrangement.

Debt Financing

        The Purchaser has received the Debt Commitment Letter from Citigroup and JP Morgan pursuant to which Citigroup and JP Morgan have committed to provide the Purchaser an aggregate US$750,000,000 term loan facility and a US$200,000,000 revolving credit facility, each to be secured by certain assets of the Purchaser, including the Purchaser's equity interests in certain material first-tier subsidiaries of FSHI. The term loan facility and the revolving credit facility will be unconditionally guaranteed by certain material first-tier subsidiaries of FSHI, subject to certain limitations. The term loan facility will be used to provide financing for the transactions pursuant to the Arrangement, and the revolving credit facility will be used to provide working capital and for general corporate purposes after the Closing Date. At the Purchaser's option, interest on the term loan facility and any advance under revolving credit facility will accrue at either a "Base Rate" equal to Citibank, N.A.'s Base Rate plus the "Applicable Margin", or at an "Alternative Rate" equal to LIBOR (for U.S. dollars), EURIBOR (for Euros) or the equivalent thereof (for currencies other than U.S. dollars and Euros), plus the "Applicable Margin". The "Applicable Margin" means, with respect to the Base Rate, 0 basis points, and with respect to the Alternative Rate, 125 basis points. The Purchaser may make voluntary prepayments of the term loan facility and the revolving credit facility at any time, subject to minimum amount requirements. In addition, the term loan facility is required to be prepaid in certain circumstances, including with certain percentages of the net cash proceeds of debt issuances, equity issuances and certain asset sales, subject in each case to certain exceptions. The term loan amount, together with the equity financing described below, is sufficient to fund the transactions pursuant to the Arrangement. Citigroup will have the option of, in consultation with JP Morgan, arranging to have other financial institutions reasonably acceptable to the Purchaser provide portions of these credit facilities. The term loan facility matures, and the lenders' commitments under the revolving credit facility terminate and all advances thereunder must be repaid, five years and one day after the Closing Date.

        The obligation of the Arrangers to provide the debt financing on the terms outlined in the Debt Commitment Letter is subject to the following conditions, among others:

  •
  consummation of transactions contemplated by the Acquisition Agreement simultaneously with closing of the credit facilities;

  •
  effectuation of the equity financing described below;

  •
  there not having occurred since September 30, 2006 a Material Adverse Effect;

  •
  receipt of certain Purchaser financial information and certain pro forma financial information, adjusted to give effect to the Arrangement;

  •
  other customary conditions for financings of this type.

        Notwithstanding the foregoing commitment, the Purchaser may elect to pursue alternative means of financing. The obligations of the Purchaser under the Acquisition Agreement are not conditional on its obtaining financing. The documentation governing the term loan facility and the revolving credit facility has not been finalized and, accordingly, the actual terms thereof may differ from those described in this Circular. Except as described herein, there is no current plan or arrangement to finance or repay the term loan facility and the revolving credit facility.

Equity Financing

        The Purchaser, Kingdom, Cascade, Mr. Sharp and Triples have entered into the Funding and Cooperation Agreement pursuant to which Kingdom and Cascade have agreed, severally, and not jointly, to provide, or cause to be provided, equity financing to the Purchaser. Specifically, Triples has agreed to contribute all 3,725,698 Variable Multiple Voting Shares beneficially owned by it to the Purchaser, Kingdom has agreed to contribute all 7,392,182 Limited Voting Shares owned by it to the Purchaser and Cascade has agreed to contribute all 715,850 Limited Voting Shares owned by it to the Purchaser. In addition, Kingdom and Cascade have agreed to contribute up to an aggregate amount of approximately US$1.8 billion in cash as a source of funds required to consummate the Arrangement. The obligations of Kingdom, Cascade and Triples pursuant to the Funding and Cooperation Agreement are subject to the satisfaction of the conditions precedent set forth in the Acquisition Agreement. See "The Acquisition Agreement — Conditions Precedent to the Arrangement" in this Circular. The obligations of the Purchaser under the Acquisition Agreement are not conditional on its obtaining equity financing.

Guaranty

        Pursuant to the Guaranty, each of Kingdom and Cascade, severally, and not jointly, have unconditionally and irrevocably guaranteed the prompt and complete payment when due of the payment obligations of the Purchaser (if any) in favour of FSHI that arise under or in connection with certain sections of the Acquisition Agreement, up to an amount of US$50,000,000 for Kingdom and US$50,000,000 for Cascade. The Guaranty terminates after the earliest to occur of (a) the Effective Time and payment of all obligations due by Purchaser under the Acquisition Agreement at such time; (b) termination of the Acquisition Agreement under certain circumstances that do not give rise to any payment obligation of the Purchaser; provided that FSHI has not contested or disputed such termination of the Acquisition Agreement; (c) 365 days after any other termination of the Acquisition Agreement unless FSHI has made a claim against the Purchaser and/or one or both of Kingdom or Cascade under the Guaranty, and (d) receipt in full by FSHI of all amounts payable by the Purchaser under the Acquisition Agreement.

THE ACQUISITION AGREEMENT

        The following is a summary only of certain material terms of the Acquisition Agreement, a copy of which is attached to this Circular as Appendix B. This summary and certain capitalized terms referred to in the summary do not contain all of the information about the Acquisition Agreement. Therefore, Shareholders should read the Acquisition Agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Acquisition Agreement and not by this summary or any other information contained in this Circular.

        The Acquisition Agreement contains representations and warranties made by the parties thereto. These representations and warranties, which are set forth in the Acquisition Agreement, were made by and to the parties thereto for the purposes of the Acquisition Agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating and entering into the Acquisition Agreement. In addition, these representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Circular, may have changed since the date of the Acquisition Agreement.

        On February 9, 2007, FSHI and the Purchaser entered into the Acquisition Agreement, under which it was agreed that, subject to the terms and conditions set forth in the Acquisition Agreement, the Purchaser would acquire all of the issued and outstanding Limited Voting Shares for a price equal to US$82.00 in cash per share pursuant to the Arrangement, without interest and subject to applicable withholding taxes (other than Limited Voting Shares held by the Foundation, which will be acquired by FSHI pursuant to the Arrangement and a separate agreement for identical consideration, and Limited Voting Shares held by Kingdom and Cascade Subco).

Conditions Precedent to the Arrangement

Mutual Conditions Precedent

        The Acquisition Agreement provides that the obligations of the parties to complete the transactions contemplated by the Acquisition Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived by the mutual consent of the parties:

  (a)
  the approval of the Arrangement by the Required Vote;

  (b)
  the Interim Order and the Final Order shall have been obtained in form and on terms satisfactory to the Purchaser and FSHI;

  (c)
  all Regulatory Approvals shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or terminated;

  (d)
  no Governmental Entity shall have enacted, issued, promulgated, applied for (or advised FSHI or the Purchaser in writing that it has determined to make such application), enforced or entered any law that restrains, enjoins or otherwise prohibits consummation of, or dissolves the Arrangement or other transactions contemplated by the Acquisition Agreement; and

  (e)
  the Acquisition Agreement shall not have been terminated.

Additional Conditions Precedent to the Obligations of the Purchaser

        The Acquisition Agreement provides that the obligations of the Purchaser to complete the transactions contemplated by the Acquisition Agreement are also subject to the fulfillment of each of the following conditions precedent, each of which may be waived by the Purchaser:

  (a)
  all covenants of FSHI under the Acquisition Agreement to be performed on or before the Effective Time shall have been performed in all material respects, and the Purchaser shall have received a certificate signed on behalf of FSHI by two senior executive officers of FSHI as to the foregoing;

  (b)
  the representations and warranties of FSHI shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect. In addition, representations and warranties in respect of the authorized and issuable capital of FSHI shall be true and correct in all material respects. The Purchaser shall have received a certificate signed on behalf of FSHI by two senior executive officers of FSHI as to the foregoing;

  (c)
  all Regulatory Approvals shall have been obtained or concluded on terms and conditions that do not adversely affect the activities of the Purchaser, any Purchaser Party, FSHI or any of their respective significant Affiliates as conducted as the date of the Acquisition Agreement in any material respect and no Governmental Entity shall have advised the Purchaser, any Purchaser Party, FSHI or any of their respective affiliates that it intends to seek to impose any restriction on their respective activities (as conducted on the date of the Acquisition Agreement) as a result of the consummation of the Arrangement that would adversely affect Purchaser, any Purchaser Party, FSHI or any of their respective significant affiliates in any material respect;

  (d)
  between the date of the Acquisition Agreement and the Effective Time, there shall not have occurred a Material Adverse Effect; and

  (e)
  the aggregate number of Limited Voting Shares held by Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Limited Voting Shares.

Additional Conditions Precedent to the Obligations of FSHI

        The obligations of FSHI to complete the transactions contemplated by the Acquisition Agreement are also subject to the following conditions precedent, each of which may be waived by FSHI:

  (a)
  all covenants of the Purchaser under the Acquisition Agreement to be performed on or before the Effective Time shall have been performed in all material respects and FSHI shall have received a certificate signed on behalf of the Purchaser by two senior executive officers of the Purchaser as to the foregoing;

  (b)
  the representations and warranties of the Purchaser shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Purchaser Material Adverse Effect (as such term is defined in the Acquisition Agreement). FSHI shall have received a certificate signed on behalf of the Purchaser by two senior officers of the Purchaser as to the foregoing.

Representations and Warranties

        The Acquisition Agreement contains customary representations and warranties on the part of FSHI relating to the following matters, among others: board and special committee approval; organization and qualification; authority relative to the Acquisition Agreement; no violations; capitalization; reporting status and securities laws matters; ownership of subsidiaries; public disclosure record; financial statements; books, records and disclosure controls; absence of certain changes; litigation; taxes; property; personal property; contracts; permits; pension and employee benefits; compliance with Laws; intellectual property; insurance; environment; employment agreements and collective agreements; vote required; and brokers.

        The Acquisition Agreement also contains customary representations and warranties of the Purchaser relating to matters that include: authority relative to the Acquisition Agreement; no violations; financing and sponsor guarantees; and Investment Canada Act.

Conduct of FSHI's Business

        In the Acquisition Agreement, FSHI agreed to certain customary negative and affirmative covenants relating to the operation of its business between the date of execution of the Acquisition Agreement and the Closing Date, including that the business of Four Seasons shall be conducted only, and Four Seasons shall not take any action except, in the ordinary course of business consistent with past practice, and FSHI shall use commercially reasonable efforts to maintain and preserve its and its subsidiaries business organization, assets, properties, employees, goodwill and business relationships, including with any hotel and resort property owner. Shareholders should refer to the Acquisition Agreement for details regarding the additional negative and affirmative covenants given by FSHI in relation to the operation of its business prior to the Closing Date.

Other Covenants of FSHI

        In addition, FSHI agreed that it shall do all such acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in the Acquisition Agreement, including:

  (a)
  except as specifically permitted by the non-solicitation provisions of the Acquisition Agreement, use all commercially reasonable efforts to obtain the Required Vote;

  (b)
  unless the Acquisition Agreement is terminated in accordance with its terms, submit the Acquisition Agreement to the Shareholders at the Meeting no later than the fifth business day immediately preceding the Outside Date, even if the Board shall have withdrawn, amended, modified or qualified its recommendation of the Acquisition Agreement or the Arrangement;

  (c)
  use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Four Seasons in connection with the Arrangement from other parties to Contracts (as defined in the Acquisition Agreement);

  (d)
  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Four Seasons relating to the Arrangement;

  (e)
  apply for and use all commercially reasonable efforts to obtain, and use all commercially reasonably efforts to assist the Purchaser to obtain, all Regulatory Approvals relating to Four Seasons;

  (f)
  defend all lawsuits or other legal, regulatory or other proceedings against Four Seasons challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby; and

  (g)
  take all actions required under the Convertible Note Indenture (a) in connection with the consummation of the transactions contemplated by the Acquisition Agreement, and (b) to ensure that the treatment required for FSHI to meet its obligations under the Convertible Note Indenture with respect to the payment of cash upon conversion of Convertible Notes is achieved.

Covenants of the Purchaser

        In the Acquisition Agreement, the Purchaser agreed to do all such acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in the Acquisition Agreement, including:

  (a)
  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to the Purchaser and relating to Four Seasons, provided, however, that nothing in the Acquisition Agreement will require the Purchaser, any Purchaser Party, FSHI or any of their respective significant affiliates to divest or hold separate or otherwise take or commit to take any action to obtain any such Regulatory Approval that would adversely affect the activities of the Purchaser, any Purchaser Party, FSHI or any of their respective significant affiliates as conducted on the date of the Acquisition Agreement in any material respect;

  (b)
  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Purchaser relating to the Arrangement;

  (c)
  defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby;

  (d)
  make available to FSHI sufficient funds to permit FSHI to meet its obligations under the Convertible Note Indenture with respect to the conversion or required repurchase of the Convertible Notes; and

  (e)
  vote and cause its Affiliates to vote all Limited Voting Shares held by each of them in favour of the Arrangement and the transactions contemplated thereby.

Covenants of FSHI Regarding Non-Solicitation

        FSHI has agreed, except as otherwise permitted by the Acquisition Agreement, not to, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of FSHI:

  (a)
  solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any Contract) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

  (b)
  participate in any substantive discussions or negotiations with any person (other than the Purchaser and Triples and their respective Affiliates) regarding an Acquisition Proposal;

  (c)
  withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to the Purchaser, the approval or recommendation of the Board or any committee thereof (including the Special Committee) of the Acquisition Agreement or the Arrangement;

  (d)
  accept, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

  (e)
  accept or enter into or publicly propose to enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality agreement as permitted by the non-solicitation provisions in the Acquisition Agreement).

Consideration of Alternative Transactions

        Notwithstanding any provision of the Acquisition Agreement, the Board shall be permitted to:

  (a)
  withdraw, amend, modify or qualify in a manner adverse to the Purchaser the approval or recommendation of the Board or any committee thereof (including the Special Committee) of the Acquisition Agreement or the Arrangement; and

  (b)
  participate in any discussions or negotiations with, or furnish information to any person in response to an Acquisition Proposal by such person; and

  (c)
  approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Acquisition Proposal, if and only to the extent that:

  (i)
  FSHI has received an unsolicited bona fide written Acquisition Proposal from such person;

  (ii)
  FSHI has complied with all other requirements of the non-solicitation provisions of the Acquisition Agreement;

  (iii)
  the Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that the Acquisition Proposal would be reasonably likely to result in a Superior Proposal; and

  (iv)
  in the case of clause (b) above, prior to providing any information or data to such person in connection with such Acquisition Proposal, the Board receives from such person an executed confidentiality agreement having substantially the same terms as the confidentiality agreements entered into between FSHI and each of Kingdom and Cascade and, taken as a whole, being no less favourable to FSHI than those confidentiality agreements, and FSHI sends a copy of any such confidentiality agreement to the Purchaser promptly upon its execution and the Purchaser is provided promptly with a list of, or in the case of information that was not previously made available to the Purchaser, copies of, any information provided to such person.

        FSHI must promptly (and in any event within 72 hours of receipt by FSHI) notify the Purchaser, at first orally and thereafter in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, in each case received after February 9, 2007, of which any of its directors, officers, representatives or agents are or become aware, or any amendments to the foregoing, any request for discussions or negotiations, or any request for non-public information relating to Four Seasons in connection with an Acquisition Proposal or for access to the books or records of Four Seasons by any person that informs Four Seasons that it is considering making, or has made, an Acquisition Proposal, and any amendment thereto, and FSHI shall promptly provide to the Purchaser a description of the material terms and conditions of any such Acquisition Proposal or proposal, inquiry, offer or request. FSHI must keep the Purchaser informed of any material change to the material terms of any such Acquisition Proposal or proposal, inquiry, offer or request.

        Nothing contained in the non-solicitation provisions prohibits the Board from making any disclosure to Four Seasons Shareholders prior to the Effective Time if, in the good faith judgment of the Board, after consultation with outside legal counsel, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under applicable law.

        Nothing contained in the non-solicitation provisions shall limit in any way the obligation of FSHI to convene and hold the Meeting in accordance with the terms of the Acquisition Agreement unless the Acquisition Agreement is terminated in accordance with its terms.

Termination Rights

By Consent

        The Acquisition Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Purchaser and FSHI.

By FSHI

        Subject to the notice and cure provisions of the Acquisition Agreement, the Acquisition Agreement may be terminated by FSHI at any time prior to the Effective Time if FSHI is not in material breach of its obligations under the Acquisition Agreement and the Purchaser breaches any of its representations, warranties, covenants or agreements contained in the Acquisition Agreement that would give rise to the failure of the closing conditions relating thereto.

By Purchaser

        The Acquisition Agreement may be terminated by the Purchaser at any time prior to the Effective Time if:

  (a)
  (i) the Board shall have failed to publicly recommend the Acquisition Agreement or the Arrangement; (ii) the Board or any committee thereof (including the Special Committee) shall have withdrawn or qualified, amended or modified in a manner adverse to the Purchaser its approval or recommendation of the Arrangement; (iii) FSHI or the Board or any committee thereof (including the Special Committee) publicly announces its intention to do, or that it has done, any of the foregoing; (iv) the Board fails to publicly reaffirm its recommendation of the Acquisition Agreement and the Arrangement after the announcement or commencement of any Acquisition Proposal or within a reasonable period of time after having been requested to do so by the Purchaser; or (v) any person (other than the Purchaser or any of its Affiliates or Triples) becomes the beneficial owner of 33 1/3% or more of the outstanding Limited Voting Shares (either on a primary or diluted basis) and such person has indicated publicly an intention to influence control of FSHI or to make an Acquisition Proposal;

  (b)
  subject to the notice and cure provisions of the Acquisition Agreement, if the Purchaser is not in material breach of its obligations under the Acquisition Agreement and FSHI breaches any of its representations, warranties, covenants or agreements contained in the Acquisition Agreement, which breach would give rise to the failure of certain closing conditions;

  (c)
  if FSHI breaches its covenants or agreements with respect to submitting the Acquisition Agreement to the Shareholders at the Meeting no later than the fifth business day immediately preceding the Outside Date (even if the Board shall have withdrawn, amended, modified or qualified its recommendation of the Acquisition Agreement or the Arrangement); or

  (d)
  if FSHI breaches certain of its covenants or agreements relating to the non-solicitation of Acquisition Proposals.

By Either FSHI or Purchaser

        The Acquisition Agreement may be terminated by either FSHI or the Purchaser at any time prior to the Effective Time if:

  (a)
  the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate the Acquisition Agreement under this clause is not available to any party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date; or

  (b)
  the Required Vote is not obtained at the Meeting (or any adjournment or postponement thereof); or

  (c)
  any Law makes the consummation of the Arrangement or the transactions contemplated by the Acquisition Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.

Disclosure of Material Information upon Termination

        If the Acquisition Agreement is terminated prior to the Effective Time (other than if terminated by FSHI upon a breach by the Purchaser), FSHI is required, within five Business Days of such termination, to disclose all material information (being all material and non-public information concerning Four Seasons that has been furnished to the Purchaser or any of it affiliates in connection with the Acquisition Agreement, the contemplated transactions or the due diligence therefor) to the public generally by means of a material change report and a filing on Form 8-K or other periodic report required or permitted to be filed under applicable laws.

Termination Fee

        The Acquisition Agreement provides that FSHI will pay to the Purchaser Payment Parties in such proportions as the Purchaser Payment Parties may advise Four Seasons jointly in writing an amount equal to US$75 million less any amounts actually paid or required to be paid by FSHI to the Purchaser for reimbursement of expenses (as described below under "Expense Reimbursement") if:

  (a)
  the Purchaser terminates the Acquisition Agreement pursuant to its rights under clauses (c) and (d) of "Termination Rights — By Purchaser" above;

  (b)
  (i) after February 9, 2007, (A) and prior to the Meeting, a bona fide Acquisition Proposal is made or proposed to FSHI or publicly announced, or a person shall have publicly announced an intention to do so (which has not been withdrawn), or (B) any of the events listed under clause (a) of "Termination Rights — By Purchaser" above shall have occurred; (ii) the Acquisition Agreement is terminated by either the Purchaser or FSHI pursuant to their rights under clause (b) of "Termination Rights — By Either FSHI or Purchaser" above; and (iii) within 365 days after the date of such termination either (A) Four Seasons enters into a Contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(A) above) and FSHI shall consummate such Acquisition Proposal, whether or not amended prior to its consummation and whether such consummation is before or after such 365th day or (B) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(A) above) is consummated; or

  (c)
  the Purchaser terminates the Acquisition Agreement pursuant to: (i) clause (b) of "Termination Rights — By Purchaser" above and the breach that gave rise to the Purchaser's right to terminate was wilful; or (ii) clause (a) of "Termination Rights — By Either FSHI or Purchaser" above and the reason that the Effective Time did not occur prior to the Outside Date was the failure of FSHI to complete the transactions contemplated by the Acquisition Agreement when required to do so.

        The Acquisition Agreements provides that the Purchaser will pay to FSHI an amount equal to US$100 million if the Acquisition Agreement is terminated by FSHI: (a) pursuant to clause (a) of "Termination Rights — By Either FSHI or Purchaser" above provided that the reason that the Effective Time did not occur prior to the Outside Date was the failure of the Purchaser to complete the transactions contemplated by the

Acquisition Agreement when required to do so; or (b) as described above under "Termination Rights — By FSHI". Pursuant to the terms of the Funding and Cooperation Agreement, Mr. Sharp and Triples have agreed to relinquish all rights to receive any part of such termination fee.

Expense Reimbursement

        The Acquisition Agreement also provides that FSHI shall pay, or cause to be paid, to the Purchaser the reasonable documented expenses of the Purchaser and its Affiliates incurred in connection with the transactions contemplated by the Acquisition Agreement (other than any expenses related to a broker, finder or investment banker) not to exceed US$10 million if:

  (a)
  (i) after February 9, 2007 and prior to the Meeting, any of events referred to in clause (a) of "Termination Rights — By Purchaser" above shall have occurred, and (ii) the Acquisition Agreement shall have been terminated by either party pursuant to clause (b) of "Termination Rights — By Either FSHI or Purchaser" above; or

  (b)
  subject to the notice and cure provisions of the Acquisition Agreement, if the Acquisition Agreement has been terminated by the Purchaser pursuant to clause (b) of "Termination Rights — By Purchaser" above.

        In no event will FSHI be required to pay in respect of the termination fee and reimbursement of expenses, in the aggregate, an amount in excess of US$75 million.

Pre-Acquisition Reorganization

        FSHI agreed in the Acquisition Agreement that, upon request by the Purchaser, FSHI shall, and shall cause its subsidiaries to, at the expense of the Purchaser, use its commercially reasonable efforts to (a) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as the Purchaser may request, acting reasonably (each a "Pre-Acquisition Reorganization") and (b) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may be undertaken most effectively, subject to certain conditions, including that the Pre-Acquisition Reorganizations shall (i) not impede, delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (ii) be such that in the opinion of FSHI, acting reasonably, would not prejudice the Shareholders or the holders of Options; (iii) not require FSHI to obtain the approval of the Shareholders; or (iv) not be considered in determining whether a representation, warranty, or covenant of FSHI under the Acquisition Agreement has been breached, it being acknowledged by the Purchaser that these actions could require the consent of third parties under applicable Contracts and Governmental Entities.

        The Acquisition Agreement provides that the Purchaser shall provide written notice to FSHI of any proposed Pre-Acquisition Reorganization at least twenty days prior to the anticipated Effective Time. No Pre-Acquisition Reorganization will be made effective prior to the Closing Date unless:

  (a)
  it is reasonably certain, after consulting with FSHI, that the Arrangement will become effective;

  (b)
  such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting Four Seasons in the event the Arrangement does not become effective and the Acquisition Agreement is terminated; or

  (c)
  FSHI otherwise reasonably agrees.

        If the Arrangement is not completed, the Purchaser must reimburse FSHI for all reasonable fees and expenses (including any professional fees and expenses) incurred by Four Seasons in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for any costs of Four Seasons in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of the Acquisition Agreement at the Purchaser's request. The completion of the Pre-Acquisition Reorganization shall not be a condition to completion of the Arrangement.

Voting Agreement

        On February 9, 2007, the Purchaser, Kingdom, Cascade, Triples and FSHI entered into the Voting Agreement, pursuant to which each of Kingdom, Cascade and Triples has agreed, at any meeting of the Shareholders or any consent or approval, to vote its Limited Voting Shares or Variable Multiple Voting Shares (as the case may be), among other things, (a) in favour of the approval of the Arrangement and related matters, and (b) (i) against any merger, consolidation, sale of assets, amalgamation or other similar transaction (except for the Arrangement), (ii) against any amendment to FSHI's charter documents that would delay, impede, frustrate, prevent or nullify the Arrangement or related matters, and (iii) against any action, transaction, agreement or proposal that would result in a breach by FSHI of any representation, warranty, covenant, agreement or other obligation contained in the Acquisition Agreement. The Voting Agreement also prohibits each of Kingdom, Cascade and Triples from transferring its Limited Voting Shares or Variable Multiple Voting Shares, as applicable, (except to affiliates who become subject to similar voting and transfer restrictions) or granting proxies or entering into other voting arrangements with respect to its Limited Voting Shares or Variable Multiple Voting Shares, as applicable. The Voting Agreement will terminate upon the earlier of (a) the Effective Time, and (b) the termination of the Acquisition Agreement in accordance with the terms thereof.

PRINCIPAL LEGAL MATTERS

Court Approval of the Arrangement and Completion of the Arrangement

        An arrangement under the OBCA requires Court approval. Prior to the mailing of this Circular, FSHI obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix E to this Circular.

        Subject to the requisite approval of the Arrangement Resolution by Shareholders at the Meeting and receipt of the Arrangement Declaration from Triples, the hearing in respect of the Final Order is currently scheduled to take place on April 13, 2007 at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario. Any Shareholder who wishes to appear, or to be represented, and to present evidence or arguments must serve and file a notice of appearance (a "Notice of Appearance") as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Notice of Appearance in compliance with the Notice of Application and the Interim Order will be given notice of the postponement, adjournment or rescheduled date. A copy of the Notice of Application for the Final Order is attached as Appendix F to this Circular.

        Assuming the Final Order is granted and the other conditions to closing contained in the Acquisition Agreement are satisfied or waived to the extent legally permissible, then Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

Principal Regulatory Matters

        The Arrangement is conditional upon the filing of all required notifications, the receipt of all approvals under applicable antitrust laws and the satisfaction of other regulatory requirements, or the expiration of applicable waiting periods under such laws, including under the HSR Act and other applicable competition or antitrust laws. The Arrangement is also conditional upon approval under the Investment Canada Act.

HSR Act

        Under the HSR Act, the Arrangement may not be completed until the required HSR notifications have been filed with the Antitrust Division of the U.S. Department of Justice ("DOJ") and the U.S. Federal Trade Commission ("FTC"), and the required waiting period has expired. The initial waiting period is thirty (30) days after both parties have filed notification forms, but this period may be shortened if the reviewing agencies grant "early termination" of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a "Second Request"), in which case the waiting period will expire thirty (30) days after both parties have substantially complied with the Second Request. The Purchaser and FSHI intend to file their Notification and Report Forms pursuant to the HSR Act with the DOJ and the FTC as soon as reasonably practicable.

Investment Canada Act and Competition Act

        Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the applicable Minister responsible for the Investment Canada Act is satisfied that the acquisition is likely to be of net benefit to Canada. The Minister of Canadian Heritage (for cultural activities) and the Minister of Industry (for all other activities) are the two Ministers that are responsible for reviewing transactions. Where a transaction is subject to the review requirement (a "Reviewable Transaction"), an application for review must be filed with the applicable Director of Investments appointed by the responsible Minister prior to the implementation of the Reviewable Transaction. The responsible Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada.

        The prescribed factors of assessment to be considered by the responsible Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the investment to Canada's ability to compete in world markets.

        The Investment Canada Act contemplates an initial review period of 45 days after filing; however, if the responsible Minister has not completed the review by that date, the responsible Minister may unilaterally extend the review period by up to 30 days (or such longer period as the Minister and the applicant may agree) to permit completion of the review. In determining whether a Reviewable Transaction is of net benefit to Canada, the responsible Minister can take into account, among other things, the previously noted factors specified in the Investment Canada Act, as well as any written undertakings that may be given by the applicant. If a notice that a Reviewable Transaction is determined not to be of net benefit to Canada is sent to the applicant, the Reviewable Transaction may not be implemented (although the applicant would have an additional 30 days to make representations and submit undertakings in an effort to secure approval). If no notice is sent to the applicant by the responsible Minister within the 45 day period or the extended period, as the case may be, the Arrangement is deemed to be approved.

        The acquisition of control of FSHI contemplated by the Arrangement involves the acquisition of a Canadian business by an entity the controlling persons of which are non-Canadian and exceeds the relevant monetary thresholds and is therefore a Reviewable Transaction. In accordance with the requirements of the Investment Canada Act, an application for review will be filed with the Director of Investments appointed by the Minister of Industry.

        It is expected that the Commissioner will be consulted as part of the Investment Canada Act review. While the Arrangement is not subject to pre-merger notification under the Competition Act, the Commissioner retains the jurisdiction to review the competitive effects of any merger, even if the merger is not subject to pre-merger notification. FSHI believes that the Commissioner is likely to review the Arrangement to determine if it will likely lessen or prevent competition substantially.

        It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the Arrangement. There can be no assurance that FSHI will obtain all of the regulatory approvals necessary to complete the Arrangement or that the granting of these approvals will not involve the imposition of conditions on completion of the Arrangement or require changes to the terms of the Arrangement. These conditions or changes could result in conditions to the Arrangement not being satisfied. See "The Acquisition Agreement — Conditions Precedent to the Arrangement".

Canadian Securities Law Matters

        Each of Rule 61-501 and Regulation Q-27 is intended to regulate certain transactions to ensure the protection and fair treatment of minority securityholders.

        The Arrangement is a "business combination" under Rule 61-501 and a "going private transaction" under Regulation Q-27 because it involves a transaction that would result in Kingdom, Cascade and Triples, through the Purchaser, owning all the equity securities of FSHI. Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction, respectively, is required to obtain a formal valuation of the affected securities from a qualified and independent valuator and to provide the holders of the affected securities with a summary of such valuation. See "Special Factors — Independent Valuation and Fairness Opinion" in this Circular and see Appendix C to this Circular for a copy of the Valuation and Fairness Opinion.

        Rule 61-501 and Regulation Q-27 also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, respectively, the approval of a simple majority of the votes cast by "minority" shareholders of each class of affected securities, voting separately as a class, must be obtained. In relation to the Arrangement and for purposes of this Circular, the "Minority Shareholders" of FSHI are all Shareholders other than:

  •
  interested parties, including the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade and their respective directors and senior officers and any other interested party to the Arrangement within the meaning of OSC Rule 61-501 and Regulation Q-27,

  •
  any other related party of the Purchaser, Mr. Sharp, Triples, Kingdom, Cascade or of an interested party within the meaning of Rule 61-501 and Regulation Q-27, subject to the exceptions set out therein, and

  •
  any person that is a joint actor with any of the foregoing for the purposes of OSC Rule 61-501 and Regulation Q-27.

Judicial Developments

        Prior to the adoption of Rule 61-501 and Regulation Q-27, Canadian courts had, in few instances, granted preliminary injunctions to prohibit transactions that constituted going private transactions or business combinations within the meaning of Rule 61-501 and Regulation Q-27. The trend both in legislation, including the OBCA, and in Canadian judicial decisions has been towards permitting going private transactions and business combinations to proceed subject to compliance with requirements designed to ensure procedural and substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

Convertible Notes

        The following is a summary of certain rights associated with the Convertible Notes and is qualified in its entirety by the terms and conditions of the Convertible Note Indenture.

Conversion Rights

        The Convertible Notes are convertible into Limited Voting Shares (although at FSHI's option, it may make a cash payment in lieu of all or some of those Limited Voting Shares) in certain circumstances, including upon the occurrence of a "Fundamental Change", as defined in the Convertible Note Indenture. The Arrangement, if completed, would result in a "Fundamental Change" under the Convertible Note Indenture. As a result, holders may convert Convertible Notes during the period from and after the tenth day prior to the anticipated Closing Date until and including the close of business on the later of the tenth day after the actual Closing Date and the thirtieth business day after the notice of the offer to repurchase the Convertible Notes has been mailed, as described below. Upon such conversion, holders of Convertible Notes would be entitled to receive, subject to the right of FSHI to make a cash payment in lieu of some or all of the Limited Voting Shares that otherwise would be issued, the following:

  •
  13.9581 Limited Voting Shares for each US$1,000 principal amount of Convertible Notes, and

  •
  an additional number of Limited Voting Shares equal to (a) the sum of a make whole premium, and an amount equal to any accrued but unpaid interest to, but not including, the conversion date, divided by (b) the average of the closing sale price (or, in certain circumstances, an average of bid and ask prices) of the Limited Voting Shares on the NYSE for the ten trading days before the conversion date.

        If, for the purposes of the Convertible Note Indenture, the conversion date, the date of the Fundamental Change and the date on which FSHI provided notice of its election to deliver cash in lieu of Limited Voting Shares that otherwise would be issued on conversion of a Convertible Note were January 15, 2007, the amount of the cash payment referred to in the immediately preceding sentence for all of the Limited Voting Shares that otherwise would have been issued would have been equal to US$1,252.25 for each US$1,000 principal amount of Convertible Notes, plus accrued interest.

        If Convertible Notes are surrendered for conversion and the Arrangement is not completed, no Convertible Notes surrendered for conversion will be converted.

Offer to Repurchase

        If the Arrangement is completed, FSHI would be required to make an offer to repurchase the Convertible Notes at a purchase price equal to the principal amount of the Convertible Notes plus a make whole premium (as described above), and an amount equal to any accrued and unpaid interest to, but not including, the date of repurchase. FSHI must make this offer by providing a notice to the trustee under the Convertible Note Indenture and holders of Convertible Notes, as prescribed by the Convertible Note Indenture, within 30 days of the completion of the Arrangement.

        FSHI has the right to satisfy the obligations in respect of conversion in the circumstances described above, and in respect of a repurchase of Convertible Notes as described above, with Limited Voting Shares (or other "Applicable Stock", as defined in the Convertible Note Indenture, in the case of a repurchase of Convertible Notes) or, at its option, in cash or a combination of Limited Voting Shares (or other "Applicable Stock," in the case of a repurchase of Convertible Notes) and cash.

        The Purchaser has informed FSHI that it currently expects to commence an offer to purchase all of the outstanding Convertible Notes prior to the Effective Time. The terms of any such offer have not yet been finalized, and will be determined by the Purchaser in the event that it decides to proceed with the offer. If the Purchaser proceeds with the offer, the Convertible Notes owned by the Purchaser and its subsidiaries will be transferred to FSHI for cancellation pursuant to the Arrangement.

Stock Exchange De-Listing and Reporting Issuer Status

        The Limited Voting Shares are expected to be de-listed from the TSX and NYSE soon after the Arrangement is completed. FSHI will also seek to be deemed to have ceased to be a reporting issuer under the securities legislation of each of the provinces and territories in Canada under which it is currently a reporting issuer (or equivalent) and, following completion of the Arrangement, the Limited Voting Shares will become eligible for termination of registration under the 1934 Act and FSHI's obligation to file reports under section 15(d) of the 1934 Act will be suspended immediately upon the filing of a Form 15 with the SEC.

INFORMATION CONCERNING FSHI

        FSHI is a corporation existing under the laws of the Province of Ontario, with its registered and principal office located at 1165 Leslie Street, Toronto, Ontario Canada M3C 2K8. Four Seasons is one of the world's leading managers of luxury hotels and resorts. Four Seasons has a portfolio of 74 luxury hotel and resort properties (containing approximately 18,090 guest rooms), several of which include a residential component. These properties are operated primarily under the Four Seasons brand name in principal cities and resort destinations in 31 countries in North America, the Caribbean, Europe, Asia, Australia, the Middle East and South America. In addition, 30 properties are under construction or development in a further 13 countries around the world. Of these, 20 new properties are to include a residential component.

Principal Shareholders

        To the knowledge of the Directors and senior officers of FSHI, after reasonable enquiry, as of February 23, 2007, the only persons that own, of record or beneficially (directly or indirectly) or exercise control or direction over securities of FSHI carrying more than 10% of any class of equity securities of FSHI are as follows:

			As at February 23, 2007
Name and Address	Designation of Class	Type of Ownership	No. of Securities	Percentage of Class
Triples Holdings Limited(1) Toronto, Ontario	Variable Multiple Voting Shares	beneficial and of record	3,725,698	100%
Kingdom Investments, Inc. .(2) Bridgetown, Barbados	Limited Voting Shares	beneficial	7,389,182	21.9%
Kingdom Hotel Investments(2) Grand Cayman, Cayman Islands	Limited Voting Shares	beneficial	179,322	0.5%
Marsico Capital Management, LLC Denver, Colorado	Limited Voting Shares	— (3)	5,909,934	17.9%
Baron Capital Group, Inc. New York, New York	Limited Voting Shares	— (4)	3,605,599	10.8%

Notes:

(1)
All the outstanding shares of Triples are beneficially owned by Mr. Sharp and members of his immediate family, including Anthony Sharp, a Director. At February 23, 2007, the votes attaching to the outstanding Variable Multiple Voting Shares represented approximately 64.55% of the votes attaching to all outstanding voting securities of FSHI.

(2)
Each of Kingdom Investments, Inc. and Kingdom Hotel Investments is a company owned by a trust created by HRH Prince Alwaleed for the benefit of HRH Prince Alwaleed and his family.

(3)
FSHI has relied on a Schedule 13G filed with the U.S. Securities and Exchange Commission disclosing the number of Limited Voting Shares over which Marsico has voting or depository power.

(4)
FSHI has relied on a Schedule 13G filed with the U.S. Securities and Exchange Commission disclosing the number of Limited Voting Shares over which Baron Capital Group, Inc. has voting or depository power.

        Pursuant to the Voting Agreement, each of Kingdom and Cascade has agreed to vote the Limited Voting Shares owned by it in favour of the Arrangement Resolution, and Triples has agreed to vote all of the Variable Multiple Voting Shares owned by it in favour of the Arrangement Resolution, subject in each case to the terms and conditions contained in the Voting Agreement. To the knowledge of the Directors and senior officers of FSHI, after reasonable enquiry, (a) each of Kingdom Investments, Inc. and Kingdom Hotel Investments has indicated that it intends to vote all of the Limited Voting Shares that it owns or over which it exercises voting power in favour of the Arrangement Resolution, and (b) Marsico has indicated that it currently intends to vote the Limited Voting Shares in respect of which it has voting power against the Arrangement Resolution.

Auditors

        KPMG LLP is the auditor of FSHI.

Description of Share Capital

        FSHI's authorized share capital consists of an unlimited number of First Preference Shares, issuable in series, an unlimited number of Second Preference Shares, issuable in series, 3,725,698 Variable Multiple Voting Shares and an unlimited number of Limited Voting Shares. At February 23, 2007, 3,725,698 Variable Multiple Voting Shares, 33,681,238 Limited Voting Shares and Options to purchase 3,644,879 Limited Voting Shares were outstanding. Also, as of September 30, 2006, an aggregate of up to 3,489,525 Limited Voting Shares are issuable upon the conversion of the Convertible Notes on certain conditions.

        The following is a summary of the material attributes of our Variable Multiple Voting Shares and Limited Voting Shares:

Dividends

        The dividends declared and paid on the Variable Multiple Voting Shares will be in amounts per share equal to 50% of the dividends declared and paid on the Limited Voting Shares, regardless of whether the number of votes attaching to the Variable Multiple Voting Shares is further increased.

Rights on Dissolution

        In the event of the liquidation, dissolution or winding up of FSHI, the holders of Limited Voting Shares and Variable Multiple Voting Shares will be entitled, share for share, to receive, on a pro rata basis, all of the assets of FSHI remaining after payment of all of its liabilities, subject to the preferential rights of any shares ranking prior to the Limited Voting Shares and Variable Multiple Voting Shares.

Voting Rights

        The holders of Limited Voting Shares and Variable Multiple Voting Shares will be entitled to receive notice of any meeting of FSHI's shareholders and to attend and vote at that meeting, except those meetings where only the holders of shares of another class or of a particular series are entitled to vote. Each Limited Voting Share will entitle the holder to one vote. Each Variable Multiple Voting Share currently entitles the holder to that number of votes that results in the aggregate votes attaching to all of the Variable Multiple Voting Shares representing approximately 64.55% of the votes attaching to the Variable Multiple Voting Shares and the Limited Voting Shares, in the aggregate. The number of votes attaching to the Variable Multiple Voting Shares adjusts concurrently with the issue of additional Limited Voting Shares in order to maintain this voting level. Holders of Limited Voting Shares are entitled, voting separately as a class, to elect two members of FSHI's Board annually.

        Under the provisions attaching to the Variable Multiple Voting Shares, beginning with the annual meeting held in 2000 and every three years thereafter, the continued application of this adjusting mechanism is subject to ratification by the holders of our Limited Voting Shares. The adjusting mechanism was last ratified by shareholders at the annual and special meeting of shareholders in 2006. If the maintenance of the adjustment mechanism is not confirmed by a simple majority of the votes cast by the holders of Limited Voting Shares (other than "prescribed holders" of Limited Voting Shares), any issue of Limited Voting Shares after that time (other than the issue of Limited Voting Shares pursuant to a right, option or similar obligation granted prior to that time) will not result in a further adjustment in the number of votes attaching to the Variable Multiple Voting Shares. Additionally, the continued application of the adjustment mechanism will be subject to ratification after any transfer of Variable Multiple Voting Shares that results in a person other than a member of the Sharp Family (as defined in the articles of FSHI) holding Variable Multiple Voting Shares or after Mr. Sharp ceases to be the Chief Executive Officer.

        For these purposes, the "prescribed holders" of Limited Voting Shares are: (a) any person or company that beneficially owns, directly or indirectly, Variable Multiple Voting Shares; (b) any person or company that beneficially owns, directly or indirectly, securities carrying more than 20% of the votes attaching to all of our outstanding voting securities; (c) any associate, insider or Affiliate of any person or company referred to in (b); (d) any of FSHI's Affiliates; (e) any person or company that, alone or in concert with others, effectively controls FSHI; and (f) if all of (b), (d) and (e) are inapplicable, all Directors and officers of FSHI and their associates (as defined in the Securities Act). To the knowledge of the Directors and senior officers of FSHI, the prescribed holders are Triples, Mr. Sharp and Rosalie Sharp.

Take-Over Bid Protection

        Variable Multiple Voting Shares will be converted automatically into Limited Voting Shares upon any transfer of these shares, except (a) a transfer within the immediate family of Mr. Sharp (so long as the family beneficially owns a majority of the outstanding Variable Multiple Voting Shares) or (b) a transfer of a majority of the outstanding Variable Multiple Voting Shares to a purchaser who has offered to purchase all outstanding Variable Multiple Voting Shares and will, as a result, have acquired a majority of the outstanding Variable Multiple Voting Shares and who offers to purchase all outstanding Limited Voting Shares for a per share consideration equal to that offered for the Variable Multiple Voting Shares.

        Triples, which owns all of the outstanding Variable Multiple Voting Shares, has entered into an agreement with Montreal Trust Company of Canada, as trustee for the benefit of the holders of the Limited Voting Shares, that has the effect of preventing transactions that otherwise would deprive the holders of Limited Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if the Variable Multiple Voting Shares had been Limited Voting Shares.

Dividend Policy

        It is FSHI's policy to pay a semi-annual dividend to holders of the Limited Voting Shares and Variable Multiple Voting Shares. In each of the years 2004, 2005 and 2006 FSHI paid semi-annual cash dividends of Cdn.$0.055 per Limited Voting Share and Cdn.$0.0275 per Variable Multiple Voting Share. There are no restrictions currently that prevent FSHI from continuing to pay dividends on this basis. FSHI does not expect to change its dividend policy until the closing of the Arrangement. Pursuant to the Acquisition Agreement, FSHI agreed not to declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Limited Voting Shares or Variable Multiple Voting Shares owned by any person other than regularly scheduled semi-annual cash dividends, consistent with past practice.

Previous Distributions of Securities

        During the five years preceding the date of this Circular, FSHI has not distributed any Limited Voting Shares other than as follows:

Date	Purpose of Distribution	Number of Limited Voting Shares	Aggregate Proceeds
Fiscal 2002	Exercise of Options	225,465	Cdn. $	5,653,127
	Conversion of Variable Multiple Voting Shares	4,700		N/A
Fiscal 2003	Exercise of Options	366,250	Cdn. $	7,673,353
	Conversion of Variable Multiple Voting Shares	150,000		N/A
Fiscal 2004	Exercise of Options	1,367,054	Cdn. $	49,693,320
	Conversion of Variable Multiple Voting Shares	106,474		N/A
Fiscal 2005	Exercise of Options	32,380	Cdn. $	1,787,976
Fiscal 2006	Exercise of Options	746,310	Cdn. $	41,317,971

FSHI Market Price and Trading Volume Data

        The Limited Voting Shares are listed and trade on the NYSE under the symbol "FS" and on the TSX under the symbol "FSH". The following table summarizes the high and low prices and volumes of trading of the Limited Voting Shares on the TSX for each of the periods indicated:

	Price Range Cdn.$
	High	Low	Volume
2007
February 1 to 23	Cdn.$99.27	Cdn.$93.36	497,159
January	98.65	94.42	492,620
2006
December	95.71	92.17	371,275
November	95.35	71.45	2,159,040
October	73.79	67.50	693,089
September	73.16	68.80	471,735
August	70.93	60.50	1,344,889
July	69.12	59.83	353,684
June	71.57	66.00	344,952
May	75.11	58.87	836,465
April	62.04	58.05	543,800
March	64.95	58.40	463,879
February	68.56	64.22	456,534
January	67.73	57.69	534,073
2005
December	59.29	54.21	546,511
November	67.79	57.92	584,004
October	69.93	60.80	352,596
September	72.07	63.88	671,598
August	81.40	69.14	650,755
July	84.88	80.30	421,881
June	94.00	80.92	438,263
May	92.50	77.50	678,335
April	90.15	79.05	680,736
March	89.50	81.63	956,188
February	101.90	87.36	749,941
January	99.63	92.15	986,458

        The following table summarizes the high and low price and volumes of trading of the Limited Voting Shares on the NYSE for each of the periods indicated:

	Price Range US$
	High	Low	Volume
2007
February 1 to 23	US$84.25	US$81.12	3,482,300
January	83.65	81.37	4,353,200
2006
December	82.36	80.51	2,797,000
November	84.25	63.32	16,738,500
October	64.97	60.19	4,118,500
September	65.40	61.98	3,533,400
August	63.60	53.46	6,374,300
July	61.76	52.51	3,888,100
June	64.80	58.98	5,527,700
May	67.80	53.03	9,930,400
April	55.02	49.80	3,613,100
March	57.35	50.40	4,991,900
February	59.55	56.02	2,913,500
January	59.13	49.86	5,627,400
2005
December	50.66	46.85	5,138,600
November	57.19	49.26	8,072,400
October	59.08	51.75	4,550,200
September	60.65	54.66	5,612,200
August	67.20	58.25	10,555,500
July	69.60	65.20	3,883,000
June	75.22	66.10	6,109,900
May	72.47	61.81	6,275,100
April	72.79	62.93	5,156,600
March	72.14	68.10	6,640,400
February	82.20	71.00	6,637,000
January	82.15	75.16	5,334,200

        The US$82.00 price per Limited Voting Share that is to be paid under the Arrangement represents a premium of approximately 28.4% over the closing trading prices of the Limited Voting Shares on the NYSE and on the TSX, in each case on November 3, 2006, the last trading day on the NYSE and the TSX prior to the public announcement of the Proposal.

Material Changes in the Affairs of FSHI

        Except as disclosed elsewhere in this Circular or as publicly disclosed, FSHI has no plans or proposals for a material change in its affairs.

Previous Purchases and Sales

        During the twelve months prior to the date hereof, FSHI has not purchased or sold any of its own securities (excluding securities purchased or sold pursuant to the exercise of Options).

Historical Selected Financial Data

Financial Statements and Reconciliation of Interim Statements to U.S. Generally Accepted Accounting Principles

        The audited financial statements (and the Notes thereto, including the related supplemental note entitled "Reconciliation to United States Generally Accepted Accounting Principles — Years ended December 31, 2005 and 2004") set forth in FSHI's Annual Report on Form 40-F for the years ended December 31, 2005 and 2004 and the unaudited financial statements (and the Notes thereto) set forth in FSHI's quarterly reports filed on Form 6-K for the quarterly periods ended March 31, 2006 and 2005, June 30, 2006 and 2005 and September 30, 2006 and 2005 are incorporated by reference in this Circular. These financial statements should be read in conjunction with the relevant Annual Information Form filed therewith for the annual reports and the relevant Management's Discussion and Analysis filed therewith for the annual and the quarterly reports. These documents and copies thereof may be obtained from the locations set forth in the section of the Circular entitled "Additional Information". The audited Financial Statements for the year ended December 31, 2005 and 2004 and the unaudited interim consolidated financial statements of FSHI for the nine months ended September 30, 2006 have been prepared in accordance with GAAP. In certain respects, generally accepted accounting principles as applied in the United States differ from those applied in Canada. Appendix H contains an unaudited interim reconciliation to U.S. Generally Accepted Accounting Principles for those interim consolidated financial statements of FSHI for the nine-month period ended September 30, 2006.

        All documents of the type referred to above, including the audited financial statements set forth in FSHI's Annual Report on Form 40-F for the year ended December 31, 2006 that are filed by FSHI with a securities commission or any similar authority in the United States or Canada after the date of this Circular and prior to the Meeting, will be deemed to be incorporated by reference into this Circular.

        Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modified or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Ratio of Earnings (Loss) to Fixed Charges and Book Value Per Share

        The following table contains the computation of ratio of earnings (loss) to fixed charges and book value per share of FSHI, under GAAP, for the periods indicated.

	Nine Months Ended September 30, 2006	Years Ended December 31,
		2005		2004
	(US$000's)	(US$000's)
Ratio of Earnings (Loss) to Fixed Charges:
Earnings (loss):
Earnings (loss) before income taxes	$48,481	$(39,064)		$38,271
Fixed charges	11,359	11,545		10,461

	$59,840	$(27,519)		$48,732

Fixed charges:
Interest expense	$11,359	$11,545		$10,461

Ratio of earnings (loss) to fixed charges(1)	5.3x	(2.4	)x	4.7x

As at September 30, 2006
(US$000's, except per share amount)
Book Value Per Share:
Book value of equity	$606,975

Outstanding shares	36,804,116

Book value per share	$16.49

(1)
Under GAAP, the deficiency for the year ended December 31, 2005 was $39,064,000.

        The following table contains the computation of ratio of earnings (loss) to fixed charges and book value per share of FSHI, under US generally accepted accounting principles, for the periods indicated.

	Nine Months Ended September 30, 2006	Years Ended December 31,
		2005		2004
	(US$000's)	(US$000's)
Ratio of Earnings (Loss) to Fixed Charges:
Earnings (loss):
Earnings (loss) before income taxes	$54,032	$(35,091)		$36,880
Fixed charges	6,143	7,739		11,610
Distributed income of equity investees	0	132		293

	$60,175	$(27,220)		$48,783

Fixed charges:
Interest expense	$6,143	$7,739		$11,610
Ratio of earnings (loss) to fixed charges(1)	9.8x	(3.5	)x	4.2x

As at September 30, 2006
(US$000's, except per share amount)
Book Value Per Share:
Book value of equity	$521,395

Outstanding shares	36,804,116

Book value per share	$14.17

(1)
Under US generally accepted accounting principles, the deficiency for the year ended December 31, 2005 was $34,959,000.

INFORMATION CONCERNING THE PURCHASER, KINGDOM, CASCADE, TRIPLES AND MR. SHARP

        The following information about the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp is a general summary only and is not intended to be comprehensive.

Purchaser

        The Purchaser is a company existing under the laws of the Province of British Columbia. The Purchaser is owned by Triples, Kingdom and Cascade Subco. The Purchaser has no subsidiaries and was organized solely for the purpose of entering into the Acquisition Agreement and consummating the Arrangement contemplated thereby. The Purchaser has not carried on any activities to date other than activities incident to its formation and in connection with the Arrangement.

Kingdom Hotels International

        Kingdom Hotels International, a Cayman Islands company, is owned by a trust created by HRH Prince Alwaleed for the benefit of HRH Prince Alwaleed and his family. HRH Prince Alwaleed and related trusts and other entities have made substantial investments in multiple sectors including banking, hotels, media, telecommunications, technology, construction and real estate, entertainment, and upscale fashion, among others. Significant hotel-related investments include various Four Seasons, Fairmont and Mövenpick hotel properties and interests in FSHI, Fairmont Raffles Holdings International and Mövenpick Hotels & Resorts, covering the ownership, management and/or development of more than 200 hotels throughout North America, Europe, the Middle East, Asia and Africa. Significant investments in other sectors include interests in Citigroup, News Corp., Time Warner, Motorola, Apple Inc., Ballast Nedam, Canary Wharf, Disneyland Paris, Saks Inc. and Kingdom Center.

        Kingdom has advised FSHI that, as of February 23, 2007, it beneficially owns or controls 7,389,182 Limited Voting Shares, representing approximately 22% of the outstanding Limited Voting Shares. In addition, HRH Prince Alwaleed may also be deemed to be the beneficial owner of an additional 179,322 Limited Voting Shares, in which he shares voting and dispositive powers. These 179,322 Limited Voting Shares are not subject to the Proposal and will receive the same consideration of US$82.00 per share as the Minority Shareholders. Upon completion of the Arrangement and the exchange of its Limited Voting Shares for an interest in the Purchaser, Kingdom will own an approximate 47.5% common equity interest in FSHI.

Cascade Investment, L.L.C.

        Cascade Investment, L.L.C. is a limited liability company organized under the laws of the State of Washington. The sole member of Cascade is William H. Gates III. Cascade is a private investment entity.

        Cascade has advised FSHI that, as of February 23, 2007, it beneficially owns or controls 715,850 Limited Voting Shares, representing approximately 2% of the outstanding Limited Voting Shares. Upon completion of the Arrangement and the exchange of its Limited Voting Shares for an interest in the Purchaser, Cascade Subco will own an approximate 47.5% common equity interest in FSHI.

        Mr. Gates and his wife are the co-trustees of the Foundation, which, as of February 23, 2007, beneficially owns or controls 1,984,150 Limited Voting Shares, representing approximately 6.0% of the outstanding Limited Voting Shares. The Foundation is not a party to the Acquisition Agreement. However, the Foundation has entered into an agreement to sell all of its Limited Voting Shares to FSHI for a cash payment of US$82.00 per share pursuant to the Arrangement. FSHI will acquire and cancel all of the Foundation's Limited Voting Shares.

Triples Holdings Limited and Mr. Sharp

        Triples Holdings Limited is a corporation existing under the laws of the Province of Ontario, with its principal office located at 1165 Leslie Street, Toronto, Ontario, Canada M3C 2K8. All of the shares of Triples are beneficially owned by Mr. Sharp, the Chairman and Chief Executive Officer of FSHI, and members of his immediate family. As of February 23, 2007, Triples owns 3,725,698 Variable Multiple Voting Shares of FSHI, representing all of the outstanding Variable Multiple Voting Shares. As a result of the exchange of its Variable Multiple Voting Shares for an interest in the Purchaser pursuant to the Arrangement and the Amalgamation, Triples will own a 5% common equity interest in FSHI, as well as an investment in Preferred Shares that will be issued in exchange for Variable Multiple Voting Shares owned by Triples that have not been ultimately exchanged for this 5% common equity interest.

CERTAIN TAX CONSIDERATIONS FOR SHAREHOLDERS

Certain Canadian Federal Income Tax Considerations

        In the opinion of Goodmans LLP, Canadian counsel to FSHI, the following summary describes the principal Canadian federal income tax considerations generally applicable to a Shareholder who, for the purposes of the Tax Act and at all relevant times, holds its Limited Voting Shares as capital property, deals at arm's length with FSHI and the Purchaser, and is not affiliated with FSHI or the Purchaser. Generally, Limited Voting Shares will be capital property to a Shareholder unless the Limited Voting Shares are held or were acquired in the course of carrying on a business of buying and selling securities or as part of an adventure or concern in the nature of trade. Certain Shareholders who are residents of Canada for purposes of the Tax Act and whose Limited Voting Shares might not otherwise be capital property may, in some circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Limited Voting Shares and every other "Canadian security" (as defined in the Tax Act) owned by them deemed to be capital property in the taxation year of the election and in all subsequent taxation years. Such Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "Regulations") and counsel's understanding of the current administrative policies and assessing practices published in writing by the CRA prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary. This summary assumes that the Limited Voting Shares will be listed on the TSX and the NYSE at the time that the Limited Voting Shares are acquired by the Purchaser pursuant to the Arrangement (the "Acquisition Time").

        This summary is not applicable to a Shareholder (a) that is, for the purposes of certain rules in the Tax Act applicable to securities held by financial institutions, a "financial institution" (as defined in the Tax Act), (b) who acquired its Limited Voting Shares upon the exercise of an Option or conversion of a Convertible Note, (c) that is a "specified financial institution" (as defined in the Tax Act), or (d) that is a Shareholder an interest in which is a "tax shelter investment" (as defined in the Tax Act). Each holder of Options and Convertible Notes should consult its tax advisors concerning the tax consequences of the Arrangement for holders of Options or arising as a result of the Arrangement for holders of Convertible Notes. This summary is only applicable to a Shareholder that transfers shares to the Purchaser for consideration that consists solely of cash.

        This summary is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors with respect to the Canadian federal income tax consequences of the Arrangement having regard to their own particular circumstances.

Currency Translation

        In general, amounts relevant to the computation of income under the Tax Act are reported in Canadian dollars. Any amount that is expressed or denominated in a currency other than Canadian dollars, including adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the exchange rate prevailing on the date each such amount arises.

Shareholders Resident in Canada

        The following portion of this summary is generally applicable to a Shareholder who is a Resident Shareholder.

Disposition of Limited Voting Shares

        Generally, a Resident Shareholder who disposes of Limited Voting Shares under the Arrangement will realize a capital gain (or capital loss) equal to the amount by which the cash received by the Resident Shareholder under the Arrangement exceeds (or is less than) the aggregate of the adjusted cost base of the Limited Voting Shares to the Resident Shareholder and any reasonable costs of disposition.

        Generally, a Resident Shareholder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized by the Resident Shareholder in the year. A Resident Shareholder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized in the year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three (3) preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Shareholder in such years, to the extent and in the circumstances prescribed by the Tax Act.

        The amount of any capital loss realized by a Resident Shareholder that is a corporation on the disposition of a Limited Voting Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Limited Voting Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Limited Voting Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to whom these rules may should consult their own tax advisors.

        A Resident Shareholder that is throughout the year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3% on its "aggregate investment income", which is defined to include an amount in respect of taxable capital gains.

        Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act. Resident Shareholders should consult their own advisors with respect to alternative minimum tax provisions.

Dissenting Shareholders

        A Resident Shareholder who exercises Dissent Rights (a "Resident Dissenting Shareholder") will be deemed to transfer such holder's Limited Voting Shares to the Purchaser in exchange for payment by the Purchaser of the fair value of such Limited Voting Shares. In general, a Resident Dissenting Shareholder will realize a capital gain (or capital loss) equal to the amount by which the cash received in respect of the fair value of the holder's Limited Voting Shares (other than in respect of interest awarded by a court) exceeds (or is less than) the adjusted cost base of such Limited Voting Shares and any reasonable costs of disposition. See "Disposition of Limited Voting Shares" above. Interest awarded by a court to a Resident Dissenting Shareholder will be included in the Shareholder's income for the purposes of the Tax Act. Resident Dissenting Shareholders should consult their own tax advisors.

Shareholders Not Resident in Canada

        The following portion of this summary is applicable to a Shareholder who is a Non-Resident Shareholder. Special rules, which are not discussed in this summary, may apply to a Non-Resident Shareholder that is either an insurer carrying on business in Canada and elsewhere or an "authorized foreign bank" (as defined in the Tax Act). Such Non-Resident Shareholders should consult their own tax advisors.

Disposition of Limited Voting Shares

        A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Limited Voting Shares under the Arrangement unless the Limited Voting Shares are "taxable Canadian property" (within the meaning of the Tax Act) to the Non-Resident Shareholder at the Acquisition Time and such gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty.

        Generally, Limited Voting Shares will not be taxable Canadian property to a Non-Resident Shareholder at the Acquisition Time provided that:

  •
  the Limited Voting Shares are listed on a prescribed stock exchange (which includes the TSX) at that time, and

  •
  the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, or the Non-Resident Shareholder together with all such persons, has not owned 25% or more of the issued shares of any class or series of the capital stock of FSHI at any time during the sixty (60) month period that ends at the Acquisition Time.

        Notwithstanding the foregoing, Limited Voting Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

        Even if Limited Voting Shares are considered to be taxable Canadian property of a Non-Resident Shareholder, the Non-Resident Shareholder may be exempt from tax under the Tax Act on any gain on the disposition of Limited Voting Shares pursuant to the terms of an applicable income tax treaty. Non-Resident Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax treaty in their particular circumstances.

        In the event that the Limited Voting Shares constitute taxable Canadian property to a Non-Resident Shareholder and any capital gain realized by the Non-Resident Shareholder on the disposition of Limited Voting Shares under the Arrangement is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty, then the tax consequences described above under the heading "Shareholders Resident in Canada — Disposition of Limited Voting Shares" will generally apply. Non-Resident Shareholders should consult their own tax advisors regarding any Canadian reporting requirement arising from this transaction.

Dissenting Shareholders

        A Non-Resident Shareholder who exercises Dissent Rights (a "Non-Resident Dissenting Shareholder") will transfer such holder's Limited Voting Shares to the Purchaser in exchange for payment by the Purchaser of the fair value of such Limited Voting Shares. In general, the tax treatment of a Non-Resident Dissenting Shareholder will be similar to that of a Non-Resident Shareholder who participates in the Arrangement. See "Disposition of Limited Voting Shares" above.

        The amount of any interest awarded by a court to a Non-Resident Dissenting Shareholder will be subject to Canadian withholding tax at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty. Non-Resident Dissenting Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax treaty in their particular circumstances.

Certain United States Federal Income Tax Considerations

        The following is a summary of certain material U.S. federal income tax consequences of the Arrangement to holders of Limited Voting Shares. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, current and proposed Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to Shareholders who hold Limited Voting Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to Shareholders in light of their particular circumstances, or that may apply to Shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, U.S. expatriates, persons who acquired Limited Voting Shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, persons who hold Limited Voting Shares as part of a straddle, hedge, constructive sale or conversion transaction, and Shareholders whose functional currency is not the U.S. dollar). This discussion does not address any aspect of state, local, non-U.S. or other tax laws, estate or gift tax considerations, or the alternative minimum tax. Further, this summary does not address the U.S. federal income tax consequences of the Arrangement to any person that will own, actually or constructively, shares of FSHI (or any successor corporation) following the Arrangement or to any Shareholder who validly exercises the Dissent Right.

        For purposes of this discussion, a person is a "U.S. holder" if such person is the beneficial owner of Limited Voting Shares and is:

  •
  a citizen or individual resident of the United States,

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the Laws of the United States, any state thereof or the District of Columbia,

  •
  a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person, or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        For purposes of this discussion, a person is a "non-U.S. holder" if such person is the beneficial owner of Limited Voting Shares and is not a U.S. holder (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Limited Voting Shares, the tax treatment of a person treated as a partner in such entity generally will depend upon the status of the partner and the activities of the partnership. A person treated as a partner in a partnership that is a beneficial owner of Limited Voting Shares should consult its own tax advisor.

        THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ARRANGEMENT. SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO THEM AND THE PARTICULAR TAX EFFECTS TO THEM OF THE ARRANGEMENT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS.

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT:

  •
  ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY SUCH SHAREHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH SHAREHOLDERS UNDER THE INTERNAL REVENUE CODE;

  •
  SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR; AND

  •
  EACH SHAREHOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Federal Income Tax Considerations for U.S. Holders of Limited Voting Shares

        The receipt of cash by a U.S. holder for Limited Voting Shares transferred pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders Limited Voting Shares for cash pursuant to the Arrangement will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). If the holding period in Limited Voting Shares surrendered pursuant to the Arrangement is greater than one year as of the date of the Effective Time of the Arrangement, the gain or loss will be long-term capital gain or loss. The deductibility of capital losses is subject to limitations under the U.S. Internal Revenue Code.

Federal Income Tax Considerations for Non-U.S. Holders of Limited Voting Shares

        Any gain recognized by a non-U.S. holder in respect of Limited Voting Shares transferred pursuant to the Arrangement generally will not be subject to United States federal income tax, unless:

  •
  the gain is effectively connected with the conduct by that non-U.S. holder of a trade or business within the United States (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment); or

  •
  in the case of an individual, the non-U.S. holder has been present in the United States for 183 days or more during the taxable year in which the Arrangement is effected and certain other conditions are satisfied.

Information Reporting and Backup Withholding

        Payments of cash made to a holder of Limited Voting Shares pursuant to the Arrangement, under certain circumstances, may be subject to information reporting and backup withholding at a rate of 28%, unless the holder provides proof of an applicable exemption, or furnishes its U.S. taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. In this regard, a non-U.S. holder may be required to provide IRS Form W8-BEN certifying, under penalties of perjury, as to its non-U.S. status. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

DISSENTING SHAREHOLDERS' RIGHTS

        The following is only a summary of the Dissenting Shareholder provisions of the OBCA, as amended by the Plan of Arrangement and the Interim Order, which are technical and complex. A copy of the Plan of Arrangement is attached as Appendix D to this Circular, a copy of the Interim Order is attached as Appendix E to this Circular and a copy of section 185 of the OBCA is attached as Appendix G to this Circular. It is recommended that any Shareholder wishing to exercise a Dissent Right seek legal advice as the failure to comply strictly with the provisions of the OBCA (as amended by the Plan of Arrangement and the Interim Order) may result in the loss or unavailability of the Dissent Right.

        Pursuant to the Interim Order, Registered Shareholders have the right to dissent from the Arrangement Resolution in the manner provided in section 185 of the OBCA, as modified by the Interim Order. The following summary is qualified in its entirety by the Interim Order and the provisions of section 185 of the OBCA, as modified by the Interim Order and the Plan of Arrangement.

        A Dissenting Shareholder will be entitled, in the event the Arrangement becomes effective, to be paid by FSHI the fair value of the Limited Voting Shares held by such Dissenting Shareholder determined as at the close of business on the day before the Arrangement Resolution is adopted. There can be no assurance that such fair value will be greater than or equivalent to the consideration being offered to Shareholders under the Arrangement.

        A Shareholder may only exercise the Dissent Right in respect of the Limited Voting Shares registered in that Shareholder's name. In addition, a Shareholder may only exercise the Dissent Right with respect to all Limited Voting Shares held by that Shareholder on behalf of any one beneficial owner. In many cases, the Limited Voting Shares beneficially owned by a Non-Registered Holder are registered either:

  •
  in the name of an Intermediary that the Non-Registered Holder deals with in respect of the Limited Voting Shares (such as, among others, a bank, trust company, securities dealer or broker, or the trustee or administrator of a self-administered RRSP, RRIF, RESP or similar plan); or

  •
  in the name of a clearing agency (such as CDS) of which an Intermediary is a participant.

        Accordingly, a Non-Registered Holder will not be entitled to exercise the Dissent Right directly (unless the Limited Voting Shares are re-registered in the Non-Registered Holder's name). A Non-Registered Holder who wishes to exercise the Dissent Right should immediately contact the Intermediary with whom the Non-Registered Holder deals in respect of its Limited Voting Shares and either:

  •
  instruct the Intermediary to exercise the Dissent Right on the Non-Registered Holder's behalf (which, if the Limited Voting Shares are registered in the name of CDS or other clearing agency, would require that the Limited Voting Shares first be re-registered in the name of the Intermediary); or

  •
  instruct the Intermediary to request that the Limited Voting Shares be registered in the name of the Non-Registered Holder, in which case such holder would have to exercise the Dissent Right directly (that is, the Intermediary would not be exercising the Dissent Right on such holder's behalf).

        A Registered Shareholder who wishes to exercise the Dissent Right in respect of the Arrangement Resolution must provide a written objection to the Arrangement Resolution (a "Dissent Notice") to Four Seasons Hotels Inc., 1165 Leslie Street, Toronto, ON M3C 2K4, Attention: Secretary, facsimile number (416) 441-4349 prior to 5:00 p.m. (Toronto time) on the Business Day immediately preceding the Meeting or any adjournment or postponement of the Meeting. The filing of a Dissent Notice does not deprive a Registered Shareholder of the right to vote at the Meeting; however, a Registered Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to the Limited Voting Shares voted in favour of the Arrangement Resolution. A vote against the Arrangement Resolution or an abstention will not constitute a Dissent Notice, but a Registered Shareholder need not vote its Limited Voting Shares against the Arrangement Resolution in order to dissent.

        Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a Registered Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxy holder from voting such Limited Voting Shares in favour of the Arrangement Resolution and thereby causing the Registered Shareholder to forfeit such Shareholder's right to dissent.

        FSHI is required, within ten days after the adoption of the Arrangement Resolution, to notify each Dissenting Shareholder that the Arrangement Resolution has been adopted, but such notice is not required to be sent to any Shareholder who voted for the Arrangement Resolution or who has withdrawn such Shareholder's Dissent Notice.

        A Shareholder who wishes to exercise the Dissent Right must, within 20 days after receipt of notice that the Arrangement Resolution has been adopted or, if such Shareholder does not receive such notice, within 20 days after the Shareholder learns that the Arrangement Resolution has been adopted, send to FSHI a written notice (a "Payment Demand") containing the Shareholder's name and address, the number of Limited Voting Shares in respect of which the Shareholder dissented, and a demand for payment of the fair value of such Limited Voting Shares. Within 30 days after a Payment Demand, the Shareholder must send to FSHI's Transfer Agent, Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Client Services, Stock Transfer Department, the share certificates representing the Limited Voting Shares in respect of which the Shareholder has dissented. A Shareholder who fails to send the share certificates representing the Limited Voting Shares in respect of which the Shareholder has dissented forfeits such Shareholder's Dissent Right for such Shareholder's Limited Voting Shares. FSHI or its Transfer Agent will endorse on share certificates received from a Shareholder exercising a Dissent Right a notice that the Shareholder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

        Upon filing a Dissent Notice that is not withdrawn prior to the termination of the Meeting, provided that the Final Order is granted and not appealed or, if appealed, the appeal is withdrawn or denied, and the Arrangement becomes effective, a Dissenting Shareholder will cease to have any rights as a Shareholder, other than the right to be paid the fair value of its Limited Voting Shares, unless:

  •
  the Dissenting Shareholder withdraws the Payment Demand before FSHI makes a written offer to pay (the "Offer to Pay");

  •
  FSHI fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws its Payment Demand; or

  •
  the Directors of FSHI revoke the Arrangement Resolution,

in all of which cases the Dissenting Shareholder's rights as a Shareholder will be reinstated and, if the Arrangement becomes effective, such Dissenting Shareholder's Limited Voting Shares will be subject to the Arrangement.

        In addition, pursuant to the Plan of Arrangement, Registered Shareholders who duly exercise their Dissent Right and who: (a) are ultimately determined to be entitled to be paid fair value for their Limited Voting Shares will be deemed to have transferred their Limited Voting Shares to FSHI as at the Effective Time of the Arrangement; or (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Limited Voting Shares, will be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Closing Date.

        FSHI is required, not later than seven days after the later of the Closing Date or the date on which FSHI received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand to it an Offer to Pay for its Limited Voting Shares in an amount considered by the Board to be the fair value of the shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. The amount specified in the Offer to Pay which has been accepted by a Dissenting Shareholder will be paid by FSHI within ten days after the acceptance by the Dissenting Shareholder of the Offer to Pay, but any such Offer to Pay lapses if FSHI does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

        If FSHI fails to make an Offer to Pay or if a Dissenting Shareholder fails to accept an offer that has been made, FSHI may, within 50 days after the Closing Date or within such further period as the Court may allow, apply to the Court to fix a fair value for the Limited Voting Shares of Dissenting Shareholders. If FSHI fails to apply to the Court, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

        Upon an application to the Court, all Dissenting Shareholders whose Limited Voting Shares have not been paid for by FSHI will be joined as parties and bound by the decision of the Court, and FSHI will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of the Dissenting Shareholder's right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the Court will then fix a fair value for the Limited Voting Shares of all Dissenting Shareholders. The final order of a Court will be rendered against FSHI in favour of each Dissenting Shareholder and for the amount of the fair value of such Dissenting Shareholder's Limited Voting Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Closing Date until the date of payment.

RISK FACTORS

        The following risk factors should be carefully considered by Shareholders in evaluating whether to approve the Arrangement Resolution.

Risks Relating to the Arrangement

        There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the price of the Limited Voting Shares.

        The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside the control of FSHI, including receipt of the Final Order, regulatory approvals and Shareholder approval. There can be no certainty, nor can FSHI provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Arrangement is not completed, the market price of the Limited Voting Shares may be adversely affected.

        The Acquisition Agreement may be terminated by the Purchaser or FSHI in certain circumstances.

        Each of the Purchaser and FSHI has the right, in certain circumstances, to terminate the Acquisition Agreement. Accordingly, there can be no certainty, nor can FSHI provide any assurance, that the Acquisition Agreement will not be terminated by either of the Purchaser or FSHI prior to the completion of the Arrangement. For example, the Purchaser has the right, in certain circumstances, to terminate the Acquisition Agreement in the event of a change that has a Material Adverse Effect in respect of FSHI. Although a Material Adverse Effect excludes certain events that are beyond the control of FSHI, such as general changes in economic conditions in the United Shares or Canada or changes generally affecting the hospitality business and not having a materially disproportionate effect on Four Seasons, there can be no assurance that a change having a Material Adverse Effect on FSHI will not occur prior to the Effective Date of the Arrangement, in which case the Purchaser could elect to terminate the Acquisition Agreement and the Arrangement would not proceed. If, for any reason, the Acquisition Agreement is terminated, the market price of the Limited Voting Shares may be adversely affected.

        If FSHI is unable to complete the Arrangement or if completion of the Arrangement is delayed, there could be an adverse effect on FSHI's business, financial condition, operating results and the price of its Limited Voting Shares.

        The completion of the Arrangement is subject to the satisfaction of numerous closing conditions, including the approval by the Shareholders and the receipt of Regulatory Approvals. A substantial delay in obtaining satisfactory approvals and/or the imposition of unfavourable terms or conditions in the approvals to be obtained could have an adverse effect on the business, financial condition or results of operations of FSHI or could result in the termination of the Acquisition Agreement. If (a) Shareholders choose not to approve the Arrangement, (b) FSHI otherwise fails to satisfy, or fails to obtain a waiver of the satisfaction of, the closing conditions to the transaction and the Arrangement is not completed, (c) a Material Adverse Effect has occurred that results in the termination of the Acquisition Agreement, or (d) any legal proceeding results in enjoining the transactions contemplated by the Arrangement, FSHI could be subject to various adverse consequences, including that FSHI would remain liable for significant costs relating to the Arrangement, including, among others, legal, accounting, financial advisory and financial printing expenses and could be liable for termination fees and expenses.

Risks Relating to Four Seasons

        Whether or not the Arrangement is completed, Four Seasons will continue to face many of the risks that it currently faces with respect to its business and affairs. A description of the risk factors applicable to Four Seasons is contained under the heading "Operating Risks" in FSHI's Annual Information Form dated March 9, 2006, which section is specifically incorporated by reference into this Circular. FSHI's Annual Information Form has been filed on SEDAR at www.sedar.com and, as part of its Form 40-F, on EDGAR at www.sec.gov and, upon request to Four Season's Corporate Secretary, a Shareholder will be provided with a copy of this document free of charge.

PAST TRANSACTIONS AND AGREEMENTS

        Pursuant to management agreements entered into in the ordinary course of business from time to time, Four Seasons manages hotels owned by each of Kingdom and Cascade and receives fees under these agreements. In addition, Four Seasons and Kingdom recently entered into an agreement with a third party pursuant to which each of Four Seasons and Kingdom sold its indirect equity interest in the Four Seasons Hotel London to the third party. Four Seasons continues to manage the Four Seasons Hotel London on behalf of the third party.

PURCHASER'S PLANS FOR FSHI

        Upon completion of the Arrangement, the Purchaser anticipates that FSHI will continue to conduct operations substantially as they are currently being conducted, except that it will cease to have publicly-traded equity securities and will instead be owned by Kingdom, Cascade and Triples. The Purchaser, Kingdom, Cascade and Triples have informed FSHI that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving FSHI's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness except as described in this Circular and except for the contemplated Amalgamation. The Purchaser, Kingdom, Cascade and Triples have also informed FSHI that, following the Arrangement, FSHI's management and new owners will continuously evaluate and review FSHI's business and operations and may propose or develop new plans and proposals which they consider to be in the best interest of FSHI and its owners in light of such evaluation and review or in light of future developments.

EXPENSES OF THE ARRANGEMENT

        FSHI estimates that expenses in the aggregate amount of approximately US$16.0 million will be incurred by FSHI in connection with the Arrangement, including legal, financial advisory, accounting, filing and printing costs, the cost of preparing and mailing this Circular and fees in respect of the Valuation and Fairness Opinion. The fees, costs and expenses in connection with the Arrangement are set forth in the table below:

Legal, Accounting and Filing Fees	US$6,250,000
Financial Advisory Fees	US$9,000,000
Special Committee Fees	US$100,000
Printing, Proxy Solicitation and Mailing Costs	US$450,000
Miscellaneous	US$200,000

Total	US$16,000,000

        Pursuant to the Acquisition Agreement, all costs and expenses of the parties in connection with the Arrangement are to be paid by the party incurring such expenses.

BENEFITS FROM THE ARRANGEMENT

        Other than as disclosed elsewhere in this Circular, none of the Directors or senior officers of FSHI, nor, to the knowledge of the Directors and senior officers of FSHI after reasonable enquiry, any associate of any Director or senior officer of FSHI, any person or company holding more than 10% of any class of equity securities of FSHI or any person or company acting jointly or in concert with FSHI, will receive any direct or indirect benefit from voting for or against the Arrangement, other than the consideration available to any Shareholder who deposits Limited Voting Shares under the Arrangement.

COMMITMENTS TO ACQUIRE SHARES

        Other than as disclosed elsewhere in this Circular, neither FSHI nor any of the Directors or senior officers of FSHI, nor, to the knowledge of the Directors and senior officers of FSHI after reasonable enquiry, any associate of any Director or senior officer of FSHI, any person or company holding more than 10% of any class of equity securities of FSHI or any person or company acting jointly or in concert with FSHI, has entered into any commitments to acquire any securities of FSHI.

OTHER INFORMATION AND MATTERS

        There is no information or matter not disclosed in this Circular but known to FSHI that would reasonably be expected to affect the decision of Shareholders to vote for or against the Arrangement Resolution.

PROXY SOLICITATION AND DEPOSITARY

        Georgeson is acting as FSHI's proxy solicitation agent, for which it will be paid a fee of approximately Cdn.$70,000 plus out-of-pocket expenses plus a "per call" fee for each telephone call made by Shareholders to Georgeson or by Georgeson to Shareholders in connection with the solicitation.

        FSHI has engaged Computershare Investor Services Inc. to act as depositary for the receipt of certificates in respect of Limited Voting Shares and related Letters of Transmittal deposited pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out of pocket expenses and will be indemnified by FSHI against certain liabilities under applicable securities laws and expenses in connection therewith.

        No fee or commission is payable by any Shareholder who transmits its Limited Voting Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, FSHI will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Limited Voting Shares pursuant to the Arrangement.

LEGAL MATTERS

        Certain legal matters in connection with the Arrangement will be passed upon by Goodmans LLP on behalf of FSHI and by Osler, Hoskin & Harcourt LLP on behalf of the Special Committee. As at the date of this Circular, partners and associates of each of Goodmans LLP and Osler, Hoskin & Harcourt LLP own beneficially, directly or indirectly, less than 1% of the outstanding securities of FSHI and its associates and Affiliates.

INFORMATION CONCERNING VOTING AT THE MEETING

Who Can Vote

        February 28, 2007 is the record date to determine Shareholders who are entitled to receive notice of and to vote at the Meeting. Registered Shareholders and the registered holders of Variable Multiple Voting Shares at the close of business on that date will be entitled to vote at the Meeting, except to the extent that they have transferred any of their Limited Voting Shares after that date and the new holder produces properly endorsed certificates evidencing those shares (or otherwise establishes proper ownership) and demands at any time before the Meeting to be included in the list of Shareholders eligible to vote at the Meeting. Holders of Limited Voting Shares and the holders of Variable Multiple Voting Shares are entitled to vote on all matters that come before the Meeting.

        As at February 23, 2007, 33,681,238 Limited Voting Shares and 3,725,698 Variable Multiple Voting Shares were outstanding. Each Limited Voting Share entitles the holder to one vote on each matter that may be presented at the Meeting. Triples, a corporation owned by Mr. Sharp and members of his immediate family, is the registered owner of all of the outstanding Variable Multiple Voting Shares. Pursuant to the Voting Agreement, each of Kingdom and Cascade has agreed to vote the Limited Voting Shares owned by it in favour of the Arrangement Resolution, and Triples has agreed to vote all of the Variable Multiple Voting Shares owned by it in favour of the Arrangement Resolution, subject in each case to the terms and conditions contained in the Voting Agreement.

Voting By Registered Shareholders

        The following instructions are for Registered Shareholders only. If you are a Non-Registered Shareholder, please see "Voting by Non-Registered Shareholders" below and follow your Intermediary's instructions on how to vote your Limited Voting Shares.

Voting in Person

        Registered Shareholders who attend the Meeting may vote the Limited Voting Shares registered in their names on resolutions put before the Meeting. To ensure your vote is counted, complete and return the enclosed form of proxy as soon as possible even if you attend the Meeting in person. Even if you return a proxy, you can attend the Meeting and your vote can be taken and counted at the Meeting. Please register your attendance with the scrutineer, Computershare Trust Company of Canada, upon your arrival at the Meeting.

Voting by Proxy

        If you are a Registered Shareholder but do not plan to attend the Meeting, you may vote by using a proxy to appoint someone to attend the Meeting as your proxyholder.

What Is a Proxy?

        A proxy is a document that authorizes another person to attend the Meeting and cast votes at the Meeting on behalf of a Registered Shareholder. If you are a Registered Shareholder, you can use the accompanying proxy form. You may also use any other legal form of proxy.

How do I Appoint a Proxyholder?

        Your proxyholder is the person you appoint to cast your votes for you at the Meeting. The persons named in the enclosed form of proxy are senior officers of FSHI. You may choose those individuals or any other person to be your proxyholder. Your proxyholder does not have to be a Shareholder. If you want to authorize a senior officer of FSHI as your proxyholder, please leave the line near the top of the proxy form blank, as their names are pre-printed on the form. If you want to authorize another person as your proxyholder, fill in that person's name in the blank space located near the top of the enclosed proxy form.

        Your proxy authorizes the proxyholder to vote and otherwise act for you at the Meeting, including any continuation of the Meeting that may occur if the Meeting is adjourned.

How Will a Proxyholder Vote?

        If you mark on the proxy how you want to vote on a particular issue (by checking FOR or AGAINST), your proxyholder must vote your Limited Voting Shares as instructed.

        If you do NOT mark on the proxy how you want to vote on a particular matter, your proxyholder is entitled to vote your Limited Voting Shares as he or she sees fit. If your proxy does not specify how to vote on any particular matter, and if you have authorized a senior officer of FSHI to act as your proxyholder, your Limited Voting Shares will be voted at the Meeting FOR the Arrangement Resolution.

        If any amendments are proposed to the Arrangement Resolution, or if any other matters properly arise at the Meeting, your proxyholder can vote your Limited Voting Shares as he or she sees fit. The notice of the Meeting sets out all the matters to be presented at the Meeting that are known to management as of February 23, 2007.

How Do I Deposit a Proxy?

        To be valid, the proxy must be filled out, correctly signed (exactly as your name appears on the proxy form) and returned to the Toronto office of our transfer agent, Computershare Trust Company of Canada, by delivering it to:

100 University Avenue
9th Floor
Toronto, Ontario
M5J 2Y1
Fax: (416) 263-9524 or 1-866-249-7775 (toll-free in Canada and the United States)

by 5:00 p.m. (Toronto time) on April 3, 2007 (or not less than 48 hours (excluding Saturdays, Sundays and holidays) before any reconvened meeting if the Meeting is adjourned or postponed) or by presenting it to the chair of the Meeting before commencement of the Meeting (or before the reconvened meeting if the Meeting is adjourned).

How Do I Revoke My Proxy?

        If you want to revoke your proxy after you have delivered it, another properly executed proxy bearing a later date should be delivered by you as set out above under "How Do I Deposit a Proxy?" or you can deposit an instrument in writing executed by you or your attorney authorized in writing or by transmitting, by electronic or telephonic means, a revocation that is signed by electronic signature, in each case, that is received:

  •
  at the registered office of FSHI by 5:00 p.m. (Toronto time) on the last Business Day preceding the date of the Meeting, or any postponement(s) or adjournment(s) of the Meeting, or

  •
  with the scrutineers of the Meeting, to the attention of the chair of the Meeting, at or immediately prior to the commencement of the Meeting or any postponement(s) or adjournment(s) of the Meeting,

or in any other way permitted by law.

        If you revoke your proxy and do not replace it with another proxy that is properly deposited, you may still vote Limited Voting Shares registered in your name in person at the Meeting.

Voting By Non-Registered Shareholders

        You may be a Non-Registered Shareholder (as opposed to a Registered Shareholder) if your Limited Voting Shares are held on your behalf, or for your account, by an Intermediary, such as a broker, an investment dealer, a bank or a trust company. In accordance with Canadian securities law, FSHI has distributed copies of the Meeting Materials to CDS and Intermediaries for onward distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Typically, Intermediaries will use a service company to forward the Meeting Materials to Non-Registered Shareholders.

        Non-Registered Shareholders will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Shareholders to direct the voting of the Limited Voting Shares they beneficially own. Non-Registered Shareholders should follow the procedures set out below, depending on which type of form they receive.

  (a)
  Voting Instruction Form.    In most cases, a Non-Registered Shareholder will receive, as part of the Meeting Materials, a voting instruction form. If the Non-Registered Shareholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the holder's behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a Non-Registered Shareholder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the holder's behalf), the Non-Registered Shareholder must complete, sign and return the voting instruction form in accordance with the directions provided, and a proxy, giving the right to attend and vote, will be forwarded to the Non-Registered Shareholder.

or

  (b)
  Form of Proxy.    Less frequently, a Non-Registered Shareholder will receive, as part of the Meeting Materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Limited Voting Shares beneficially owned by the Non-Registered Shareholder but which is otherwise uncompleted. If the Non-Registered Shareholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Shareholder's behalf), the Non-Registered Shareholder must complete the proxy and return it to FSHI's transfer agent, Computershare Trust Company of Canada, by delivering it to:

100 University Avenue
9th Floor
Toronto, Ontario
M5J 2Y1
Fax: (416) 263-9524 or 1-866-249-7775 (toll-free in Canada and the United States)

as described above under the subheading, "How do I Deposit a Proxy?".

        If a Non-Registered Shareholder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the holder's behalf), the Non-Registered Shareholder must strike out the names of the persons named in the proxy and insert the Non-Registered Shareholder's (or such other person's) name in the blank space provided and return the proxy in accordance with the instructions provided by the Intermediary.

        Non-Registered Shareholders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.

Please Complete Your Proxy

        Whether or not you plan to attend the Meeting, the management of FSHI, with the support of the Board, requests that you fill out your proxy to ensure your votes are cast at the Meeting. This solicitation of your proxy (your vote) is made on behalf of management. FSHI will pay the cost of proxy solicitation. Georgeson is acting as FSHI's proxy solicitation agent, for which it will be paid a fee of approximately Cdn.$70,000 plus out-of-pocket expenses plus a "per call" fee for each telephone call made by Shareholders to Georgeson or by Georgeson to Shareholders in connection with the solicitation. The total cost of the solicitation will be borne by FSHI.

FREQUENTLY ASKED QUESTIONS ABOUT THE ARRANGEMENT

Q:	What am I voting on?
A:
You are being asked to vote FOR the Arrangement Resolution approving the Arrangement, which, among other things, will result in the acquisition by the Purchaser of all of the outstanding Limited Voting Shares for a price equal to US$82.00 in cash per share pursuant to the Arrangement, without interest and subject to applicable withholding taxes (other than Limited Voting Shares held by the Foundation, which will be acquired by FSHI pursuant to the Arrangement and a separate agreement for identical consideration, and Limited Voting Shares held by Kingdom and Cascade Subco). You also are being asked to approve the transaction of any other business that may properly come before the Meeting or any adjournments or postponements of the Meeting.
Q:	When and where is the Meeting?
A:	The Meeting will take place on April 5, 2007 at 10:00 a.m. (Toronto time), at Four Seasons Hotel Toronto (Tudor Room), 21 Avenue Road, Toronto, Ontario.
Q:	Who is soliciting my proxy?
A:
Your proxy is being solicited by management of FSHI. This Circular is furnished in connection with that solicitation. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone or other communication by Directors, officers and employees of FSHI without special compensation. Georgeson is acting as FSHI's proxy solicitation agent, for which it will be paid a fee of approximately Cdn.$70,000 plus out-of-pocket expenses plus a "per call" fee for each telephone call made by Shareholders to Georgeson or by Georgeson to Shareholders in connection with the solicitation. The total cost of the solicitation will be borne by FSHI.
Q:	Who can attend and vote at the Meeting and what is the quorum for the Meeting?
A:
Shareholders (including the holders of the Variable Multiple Voting Shares) of record as of the close of business on February 28, 2007, the record date for the Meeting, are entitled to receive notice of and to attend and vote at the Meeting, or any adjournments or postponements of the Meeting, except to the extent that they have transferred any of their shares after the record date and the new holder produces properly endorsed certificates evidencing those shares (or otherwise establishes proper ownership) and demands at any time before the Meeting to be included in the list of Shareholders eligible to vote at the Meeting.

The Meeting Materials are being sent to both Registered Shareholders and Non-Registered Shareholders. Only Registered Shareholders or the persons they appoint as their proxyholders are permitted to vote at the Meeting. However, in accordance with applicable securities laws, FSHI is also distributing copies of the Meeting Materials to certain Intermediaries for onward distribution to Non-Registered Shareholders. Non-Registered Shareholders can direct their Intermediaries to vote the Limited Voting Shares beneficially owned by them in accordance with their instructions. If you are a Non-Registered Shareholder and your Limited Voting Shares are held on your behalf in the name of an Intermediary, please see "Information Concerning Voting at the Meeting — Voting by Non-Registered Shareholders" in this Circular.
The presence, in person or represented by proxy, of at least two persons entitled to vote at the Meeting is necessary for a quorum at the Meeting.
Q:	How many shares are entitled to vote?
A:	As of February 23, 2007, there were 33,681,238 Limited Voting Shares and 3,725,698 Variable Multiple Voting Shares outstanding and entitled to vote at the Meeting.

Q:	What will I receive in the Arrangement?
A:
If the Arrangement is completed, you will be entitled to receive US$82.00 in cash for each outstanding Limited Voting Share that you own as of the Effective Time of the Arrangement, without interest and subject to applicable withholding taxes. The cash payment is payable in U.S. dollars only.
Q:	I hold Options. What will I receive in the Arrangement?
A:
All unvested Options (other than those Options outstanding with an unsatisfied performance condition) have been vested for the purpose of allowing you to participate in the Arrangement. If the Arrangement is not completed, the vesting of these Options will not be accelerated and they will continue to vest in accordance with their terms. If you do not exercise your Options prior to the Effective Time, your vested Options will be transferred to FSHI pursuant to the Arrangement in exchange for a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of (a) the product of the number of Limited Voting Shares underlying your Options and US$82.00, over (b) the sum of the exercise prices for each Limited Voting Share underlying the Options held by you (converted at the Exchange Rate for United States dollars).
Q:	How does the US$82.00 per share consideration for Limited Voting Shares compare to the market price of the Limited Voting Shares before the Arrangement was announced?
A:
The US$82.00 per share consideration represents an approximate 28.4% premium over the closing prices of the Limited Voting Shares on the NYSE and on the TSX on November 3, 2006 (being the last trading day immediately prior to the announcement of the Proposal), an approximate 33.1% premium over the volume-weighted average closing price for the Limited Voting Shares on the NYSE, and an approximate 35.7% premium over the volume-weighted average closing price for the Limited Voting Shares on the TSX, for the six months prior to November 3, 2006.
Q:	What vote is required at the Meeting to approve the Arrangement Resolution?
A:	The Arrangement Resolution must be passed by the affirmative vote of:
•	at least 66 2/3% of the votes cast at the Meeting by holders of Limited Voting Shares present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class;
•	at least a simple majority of the votes cast by Minority Shareholders present in person or represented by proxy at the Meeting; and
•	the holder of Variable Multiple Voting Shares, voting separately as a class, by way of a written declaration.

Pursuant to the Voting Agreement, each of Kingdom and Cascade has agreed to vote the Limited Voting Shares owned by it in favour of the Arrangement Resolution, and Triples has agreed to vote all of the Variable Multiple Voting Shares owned by it in favour of the Arrangement Resolution, subject in each case to the terms and conditions contained in the Voting Agreement.
Q:	What are the recommendations of the Special Committee and the Board?
A:
The Special Committee unanimously recommended that the Board approve the Arrangement and recommend that Shareholders vote in favour of the Arrangement and the Board unanimously (with the interested Directors abstaining) recommends that Shareholders vote FOR the Arrangement Resolution to approve the Arrangement.

Q:	Why are the Special Committee and the Board making this recommendation?
A:
In reaching their conclusion that the Arrangement is substantively and procedurally fair to the Minority Shareholders, and that the Arrangement is in the best interests of FSHI, the Special Committee and the Board considered and relied upon a number of factors, including those described under the headings "Special Factors — Position of the Special Committee as to Fairness", "Special Factors — Recommendation of the Board" and "Special Factors — Reasons for the Arrangement from FSHI's Perspective".
Q:	In addition to the approval of Shareholders, are there any other approvals required for the Arrangement?
A:
Yes, the Arrangement requires the approval of the Court and also is subject to the receipt of certain anti-trust and foreign investment approvals in the United States and Canada. See "Principal Legal Matters — Principal Regulatory Matters" in this Circular.
Q:	Do any executive officers and Directors of FSHI have any interest in the Arrangement that are different from, or in addition to, those of Shareholders?
A:
Yes. Certain executive officers and Directors of FSHI have interests in the Arrangement that are different from, or in addition to, those of Shareholders, including an approximate US$289 million payment that Mr. Sharp would receive under the Long-Term Incentive Plan and the consideration that Directors and executive officers would receive in connection with the Arrangement with respect to their Options. Further, two officers of Four Seasons and one of the Directors are entitled to payments under phantom equity agreements. Additionally, Four Seasons has change in control arrangements with certain of its officers that will be triggered by the termination of employment of these officers within two years following the completion of the Arrangement, entitling them to severance payments and benefits. Anthony Sharp, a Director, and Mr. Sharp each own an interest in Triples. Each of Charles Henry and Simon Turner, Directors of FSHI, are Kingdom's nominees to the Board and an entity in which they are principals will be entitled to receive certain compensation from Kingdom if the Arrangement is completed. See "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement" in this Circular.
Q:	Will the Limited Voting Shares continue to be listed on the NYSE and the TSX after the Arrangement?
A:	No. The Limited Voting Shares will be de-listed from the NYSE and the TSX soon after the Arrangement is completed.
Q:	Should I send my share certificates now?
A:
You are not required to send your certificates representing Limited Voting Shares to validly cast your vote in respect of the Arrangement Resolution. However, after the Arrangement is approved and completed, you will be required to send your share certificates together with the Letter of Transmittal accompanying this Circular in order to receive consideration for your Limited Voting Shares.
Q:	When can I expect to receive consideration for my Limited Voting Shares?
A:
As soon as practicable after the completion of the Arrangement and the receipt by the Depositary from you of a properly completed Letter of Transmittal together with your certificates representing Limited Voting Shares and all other required documents, the Depositary will make a payment to you in the amount of your portion of the Acquisition Price. If you hold your Limited Voting Shares through an Intermediary, that Intermediary will need to be instructed to surrender your Limited Voting Shares in exchange for your consideration following completion of the Arrangement. See "Arrangement Mechanics — Letter of Transmittal" in this Circular.
Q:	How will the votes be counted?
A:	Computershare Trust Company of Canada, FSHI's Transfer Agent, counts and tabulates the proxies.

Q:	When will the Arrangement be implemented?
A:
FSHI and the Purchaser will implement the Arrangement when all of the conditions to closing have been satisfied or waived (where permitted). The closing is currently expected to occur in the second quarter of 2007. Because the Arrangement is subject to a number of conditions, some of which are beyond FSHI's and the Purchaser's control, the exact timing of implementation of the Arrangement cannot be predicted.
Q:	What are the tax consequences of the Arrangement to me?
A:
Your receipt of the consideration under the Arrangement in exchange for your Limited Voting Shares will be a taxable transaction for Canadian and United States federal income tax purposes (and may also be a taxable transaction under other applicable tax laws). For further information on certain tax consequences of the Arrangement, see "Certain Tax Considerations for Shareholders" in this Circular. Your tax consequences will depend on your particular situation. You should consult your own tax advisor for a full understanding of the applicable Canadian federal, United States federal, provincial, state, local, foreign and other tax consequences to you resulting from the Arrangement.
Q:	Am I entitled to Dissent Rights?
A:
Pursuant to the Interim Order, Registered Shareholders have a right to dissent in respect of the Arrangement Resolution. Registered Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Limited Voting Shares. This amount may be the same as, more than or less than the US$82.00 offered under the Arrangement. If you are a Registered Shareholder and wish to dissent, you must provide written notice to FSHI at or before 5:00 p.m. (Toronto time) on April 4, 2007 (or on the Business Day immediately preceding any adjourned or postponed Meeting) in the manner described under the heading "Dissenting Shareholders' Rights" in this Circular. A Registered Shareholder's failure to strictly comply with the Dissent Procedures specified under the OBCA, as amended by the Interim Order and the terms of the Plan of Arrangement, will result in the loss of Dissent Rights. Only Registered Shareholders may exercise Dissent Rights.
Q:	Will I receive any regular semi-annual dividends with respect to the Limited Voting Shares that I own for the period prior to the closing of the Arrangement?
A:
Shareholders were paid the regular semi-annual dividend in respect of the second half of 2006 on January 17, 2007. In the event that the Arrangement is not completed in the second quarter of 2007, FSHI intends to continue to pay its regular semi-annual dividends consistent with past practice.
Q:	What will happen to the Limited Voting Shares that I currently own after completion of the Arrangement?
A:
Upon completion of the Arrangement, the certificates representing your Limited Voting Shares will represent only the right to receive US$82.00 per Limited Voting Share. Trading in Limited Voting Shares on the TSX and on the NYSE will cease and FSHI will make an application to terminate its status as a reporting issuer under Canadian securities laws. FSHI will deregister the Limited Voting Shares under U.S. securities laws and will cease to be required to file reports with the SEC.
Q:	Who can I contact if I have questions?
A:
Shareholders who have additional questions about the Arrangement, including the procedures for voting, should contact Georgeson, toll-free, at 1-866-568-7442. Shareholders who have questions about deciding how to vote should contact their professional advisors.

ADDITIONAL INFORMATION

        Information contained in this Circular is given as of February 23, 2007, except as otherwise noted. If any matters which are not now known should properly come before the Meeting, the accompanying form of proxy will be voted on such matters in accordance with the best judgment of the person voting it.

        Additional information relating to Four Seasons, including FSHI's most current Annual Information Form, the comparative consolidated financial statements of FSHI for the financial year ended December 31, 2005, together with the report of the auditors thereon, management's discussion and analysis of FSHI's financial condition and results of operations for fiscal 2005, which provide financial information concerning FSHI, and the Schedule 13E-3 and exhibits thereto filed with the SEC can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Copies of those documents, as well as any additional copies of this Circular, are available upon written request to the Corporate Secretary, upon payment of a reasonable charge where applicable.

QUESTIONS AND FURTHER ASSISTANCE

        If you have any questions about the information contained in this Circular or require assistance in completing your proxy form, please contact Georgeson, FSHI's proxy solicitation agent, at:

North American Toll Free Number: 1-866-568-7442

APPROVAL OF FSHI

        The contents and mailing to Shareholders of this Circular have been approved by the Board.

Toronto, Ontario February 27, 2007	Randolph Weisz Executive Vice President, Business Administration, General Counsel and Secretary

CONSENT OF MERRILL LYNCH CANADA INC.

        We refer to the valuation and fairness opinion dated February 5, 2007 (the "Valuation and Fairness Opinion"), which we prepared for the Special Committee of Four Seasons Hotels Inc.'s Board of Directors for the Arrangement (as defined in Four Seasons' Management Information Circular dated February 27, 2007). We consent to the filing of the Valuation and Fairness Opinion with the securities commissions (and other applicable securities regulatory authorities) in each of the Provinces of Canada and the inclusion of the Valuation and Fairness Opinion, and all references thereto, in this Circular.

Dated February 27, 2007
(Signed) MERRILL LYNCH CANADA INC.

CONSENT OF GOODMANS LLP

        We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the management information circular of Four Seasons Hotels Inc. dated February 27, 2007 (the "Circular") and to the inclusion of the foregoing opinion in the Circular.

Dated February 27, 2007
(Signed) GOODMANS LLP

GLOSSARY OF TERMS

        The following glossary of terms used in this Circular, including the Summary, but not including the Appendices, is provided for ease of reference:

        "1934 Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Acquisition Agreement" means the Acquisition Agreement dated February 9, 2007 between the Purchaser and FSHI and any amendment thereto made in accordance with such agreement.

        "Acquisition Price" means the aggregate consideration payable to holders of Limited Voting Shares pursuant to the Plan of Arrangement.

        "Acquisition Proposal" means, any proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing 20% or more of the net income, revenues or assets of FSHI and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of FSHI and its subsidiaries, taken as a whole), purchase or sale of shares or other securities of FSHI or any of its subsidiaries or rights or interests therein or thereto representing 20% or more of the voting power of the capital of FSHI (in terms of number of shares or voting power) or any of its subsidiaries representing 20% or more of the net income, revenues or assets of FSHI and its subsidiaries, taken as a whole, or similar transactions involving FSHI and/or such subsidiaries, excluding the Arrangement and the transactions contemplated by the Acquisition Agreement.

        "Acquisition Time" has the meaning ascribed to it under "Certain Tax Considerations for Shareholders — Certain Canadian Federal Income Tax Considerations".

        "Affiliate" has the meaning ascribed to it in the Securities Act.

        "allowable capital loss" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Limited Voting Shares".

        "Amalgamation" means the amalgamation of FSHI and the Purchaser under the BCBCA to be consummated following the Effective Time.

        "Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Acquisition Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order.

        "Arrangement Declaration" means the written declaration executed by Triples, as the sole holder of Variable Multiple Voting Shares, approving the Plan of Arrangement.

        "Arrangement Resolution" means the special resolution of Shareholders approving the Plan of Arrangement to be considered at the Meeting and set out in Appendix A to this Circular.

        "Arrangers" means Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.

        "Articles of Arrangement" means the articles of arrangement of FSHI in respect of the Arrangement, to be filed with the Director after the Final Order is made.

        "BCBCA" means the Business Corporations Act (British Columbia).

        "Board" means the Board of Directors of FSHI.

        "Business Day" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada, Seattle, Washington or New York, New York, United States of America.

        "Cascade" means Cascade Investment, L.L.C., a Washington limited liability company. For purposes of the sections of this Circular entitled "Reasons for the Arrangement from the Perspective of the Purchaser, Kingdom, Cascade, Triples and Mr. Sharp" and "Position of the Purchaser, Mr. Sharp, Triples, Kingdom and

Cascade Regarding Fairness of the Arrangement", references to Cascade shall also be deemed to refer to its sole member, William H. Gates III, to the extent appropriate.

        "Cascade Subco" means FS Washington Acquisition Corp, a corporation organized under the laws of the state of Washington.

        "CDS" means CDS Clearing and Depositary Services Inc.

        "Certificate of Arrangement" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed with the Director.

        "Circular" means this management information circular of FSHI, including the Notice of Meeting and all schedules, appendices and exhibits and all documents incorporated by reference in this circular.

        "Citigroup" means Citigroup Global Markets Inc., on behalf of Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc.

        "Closing Date" means the date of the Certificate of Arrangement giving effect to the Arrangement.

        "Commissioner" means the Commissioner of Competition appointed pursuant to the Competition Act.

        "Competition Act" means the Competition Act (Canada).

        "Convertible Note Indenture" means the Indenture dated June 18, 2004 (as supplemented and amended in accordance with the terms thereof, including pursuant to a First Supplemental Indenture, dated June 18, 2004) between The Bank of Nova Scotia Trust Company of New York, as trustee, and FSHI.

        "Convertible Notes" means the US$250 million aggregate principal amount of 1.875% convertible senior notes of FSHI due June 18, 2024, issued pursuant to the Convertible Note Indenture.

        "Court" means the Superior Court of Justice (Ontario).

        "CRA" means the Canada Revenue Agency.

        "Debt Commitment Letter" means the commitment of the Arrangers dated February 5, 2007, to provide certain debt financing to the Purchaser.

        "Depositary" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Arrangement by FSHI, acting reasonably.

        "Director" means a director of FSHI appointed pursuant to section 278 of the OBCA.

        "Dissent Notice" has the meaning ascribed to it under "Dissenting Shareholders' Rights".

        "Dissent Procedures" means the dissent procedures, as described under the heading "Dissenting Shareholders' Rights".

        "Dissent Rights" means the rights of dissent of a Registered Shareholder in respect of the Arrangement Resolution described in the Plan of Arrangement.

        "Dissenting Shareholder" has the meaning ascribed to it in the Plan of Arrangement.

        "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System.

        "Effective Date" means the date shown on the Certificate of Arrangement, provided that such date occurs on or prior to the Outside Date.

        "Effective Time" means the time on the Effective Date as specified in writing by FSHI.

        "Exchange Rate" means the Bank of Canada's published rate of exchange of Canadian dollars for United States dollars at noon on the day prior to the Effective Date.

        "Final Order" means the final order of the Court approving the Arrangement, as that order may be amended by the Court (with the consent of FSHI and the Purchaser, each acting reasonably) at any time prior to the Closing Date or, if appealed (unless such appeal is withdrawn or denied), as affirmed or amended on appeal.

        "Foundation" means the Bill & Melinda Gates Foundation Trust.

        "Four Seasons" means FSHI and its subsidiaries.

        "Four Seasons Stock Option Plan" means the FSHI Restated Director, Executive and Employee Stock Option Plan, as amended through February 26, 2004.

        "FSHI" means, prior to the Effective Time, Four Seasons Hotels Inc., a corporation existing under the laws of the Province of Ontario and, after the Effective Time, Four Seasons Hotels Inc. as continued under the BCBCA and as the entity resulting from the Amalgamation, as the context requires.

        "Funding and Cooperation Agreement" means the Amended and Restated Funding and Cooperation Agreement dated February 8, 2007, by and among Kingdom, Cascade, Triples and Mr. Sharp, as amended by Amendment No. 1 and Joinder to Amended and Restated Funding and Cooperation Agreement dated as of February 9, 2007.

        "GAAP" means Canadian generally accepted accounting principles.

        "Georgeson" means Georgeson Shareholder Communications Canada Inc.

        "Goldman Sachs" means Goldman, Sachs & Co.

        "Governmental Entity" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

        "Guaranty" means the limited guaranty of the Purchaser obligations under the Acquisition Agreement dated February 9, 2007 given by Kingdom and Cascade in favour of FSHI.

        "HRH Prince Alwaleed" means HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud.

        "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "interested party" has the meaning ascribed to it in Rule 61-501.

        "Interim Order" means the interim order of the Court, as that order may be amended by the Court (with the consent of FSHI and the Purchaser, each acting reasonably), containing, among other things, a declaration and directions in respect of the notice to be given in respect of and the conduct of the Meeting with respect to the Arrangement.

        "Intermediary" means an intermediary with which a Non-Registered Shareholder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (collectively, as defined in the Tax Act) and similar plans, and their nominees.

        "JP Morgan" means J.P. Morgan Securities Inc., on behalf of JPMorgan Chase Bank, N.A.

        "Kingdom" means Kingdom Hotels International, a company existing under the laws of the Cayman Islands, either separately or together with its subsidiaries and HRH Prince Alwaleed, as the context may require.

        "Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including either of the Exchanges), and the term "applicable" with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

        "Lead Director" means J. Robert S. Prichard.

        "Letter of Transmittal" means the letter of transmittal printed on yellow paper for use by Shareholders in connection with the Arrangement.

        "Limited Voting Shares" means the issued and outstanding Limited Voting Shares in the capital of FSHI.

        "Long-Term Incentive Plan" means the agreement among FSHI, Four Seasons Hotels Limited and Mr. Sharp dated January 11, 1990 and pursuant to which Mr. Sharp is entitled to a payment upon a "Sale Transaction" as defined in that agreement.

        "Marsico" means Marsico Capital Management, LLC.

        "Material Adverse Effect" means, when used in connection with FSHI, any fact, circumstance, change, effect, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences, (a) is material and adverse to the business, affairs, assets, operations, results of operations, or financial condition of FSHI and its subsidiaries, taken as a whole, or (b) would materially impair or delay the consummation of the transactions contemplated by the Acquisition Agreement by FSHI beyond the Outside Date or materially impair or delay the ability of FSHI to perform its obligations thereunder provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, matter, action, condition, event or occurrence resulting from (i) the announcement of the execution of the Acquisition Agreement or the transactions contemplated thereby or the performance of any obligation thereunder, (ii) changes in the U.S. or Canadian economies or securities or currency markets in general, (iii) changes generally affecting the hospitality business in one or more countries or geographic markets where FSHI and its subsidiaries operate or conduct business, (iv) any change in applicable Laws, regulations or Canadian generally accepted accounting principles, (v) any natural disaster, or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except in the case of clauses (iii), (iv), (v) and (vi) to the extent any such fact, circumstance, change, effect, matter, action, condition, event or occurrence has had a materially disproportionate effect on FSHI and its subsidiaries taken as a whole compared to other persons in the five-star hospitality management business in one or more countries or geographic markets so affected; provided that (x) a failure to meet any earnings estimates previously made public by FSHI, or (y) any decrease in the market price or any decline in the trading volume of the Limited Voting Shares on either of the TSX or NYSE shall not, in and of itself, constitute a Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, matter, action, condition, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Material Adverse Effect.

        "Meeting" means the special meeting of Shareholders and the holders of the Variable Multiple Voting Shares, and all adjournments and postponements of such meeting, called and held to, among other things, consider and approve the Arrangement Resolution.

        "Meeting Materials" means this Circular, together with the Notice of Meeting, form of proxy printed on blue paper accompanying this Circular and Letter of Transmittal.

        "Merrill Lynch" means Merrill Lynch Canada Inc.

        "Minority Shareholders" has the meaning ascribed to it under "Principal Legal Matters — Canadian Securities Law Matters".

        "Non-Registered Shareholder" means a non-registered, beneficial holder of Limited Voting Shares whose shares are held through an Intermediary.

        "Non-Resident Dissenting Shareholder" means a Non-Resident Shareholder who exercises Dissent Rights.

        "Non-Resident Shareholder" means a Shareholder who, for the purposes of the Tax Act and at all relevant times,

  •
  has not been and is not resident or deemed to be resident in Canada, and

  •
  does not use or hold and is not deemed to use or hold Limited Voting Shares in connection with carrying on a business in Canada.

        "Notice of Appearance" has the meaning ascribed thereto in "Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement".

        "Notice of Meeting" means the Notice of Special Meeting of Shareholders accompanying this Circular.

        "NYSE" means the New York Stock Exchange.

        "OBCA" means the Business Corporations Act (Ontario) and the regulations made thereunder, as promulgated or amended from time to time.

        "Offer to Pay" has the meaning ascribed thereto under "Dissenting Shareholders' Rights".

        "Option" means an option to purchase Limited Voting Shares granted under the Four Seasons Stock Option Plan.

        "Outside Date" means June 30, 2007, subject to the right of either FSHI or the Purchaser to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other party to such effect no later than 5:00 p.m. (Eastern time) on the date that is not less than 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by FSHI and the Purchaser; provided that notwithstanding the foregoing, a party to the Acquisition Agreement shall not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such party's failure to cooperate in accordance with the terms of the Acquisition Agreement in obtaining such Regulatory Approval.

        "Payment Demand" has the meaning ascribed to it under "Dissenting Shareholders' Rights".

        "Plan of Arrangement" means the plan of arrangement substantially in the form of Appendix D of this Circular, as amended or varied pursuant to the terms of the Acquisition Agreement and the plan of arrangement.

        "Pre-Acquisition Reorganization" has the meaning ascribed to it under "The Acquisition Agreement — Pre-Acquisition Reorganization".

        "Preferred Shares" means the preferred shares in the capital of FSHI that Triples will receive under the Amalgamation in exchange for the Class D non-voting shares in the capital of the Purchaser that Triples will have received under the Arrangement in exchange for certain of its Variable Multiple Voting Shares.

        "Proposal" means the letter dated November 3, 2006 received by the Board from Mr. Sharp, Triples, Kingdom and Cascade, pursuant to which such parties have proposed to take FSHI private.

        "Proposed Amendments" means all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof

        "Purchaser" means FS Acquisition Corp., a company incorporated under the laws of the Province of British Columbia and any successor corporations thereto.

        "Purchaser Parties" means, collectively, Triples, Kingdom, and Cascade.

        "Purchaser Payment Parties" means collectively, Purchaser, Kingdom Investments, I (TSF) Sarl and Triples.

        "Record Date" means February 28, 2007.

        "Registered Shareholder" means a registered holder of Limited Voting Shares as recorded in the FSHI shareholders' register maintained by the Transfer Agent.

        "Regulation Q-27" means the Autorité des marchés financiers du Quebec Regulation Q-27 — Respecting Protection of Minority Securityholders in the Course of Certain Transactions.

        "Regulations" means the regulations under the Tax Act.

        "Regulatory Approvals" means (a) those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set forth in Schedule C to the Acquisition Agreement, and (b) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to consummate the Plan of Arrangement, except, in the case of (b) only, for those sanctions, rulings, consents, orders, exemptions, permits and other approvals, the failure of which to obtain individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Purchaser Material Adverse Effect, and for greater certainty, except, in the case of (a) and (b), for such sanctions, rulings, consents, orders, exemptions, permits and other approvals required solely in connection with any Pre-Acquisition Reorganization or the Debt Financing (as defined in the Acquisition Agreement).

        "related party" has the meaning ascribed to it in Rule 61-501.

        "Required Vote" means the affirmative vote of (a) at least 66 2/3% of the votes cast on the Arrangement Resolution by Shareholders and of the votes cast on the Arrangement Resolution by the holder(s) of the Variable Multiple Voting Shares (including by way of the Arrangement Declaration), each voting separately as a class, present in person or represented by proxy at the Meeting and entitled to vote at the Meeting, and (b) a simple majority of the votes cast on the Arrangement Resolution by the Minority Shareholders, present in person or represented by proxy at the Meeting and entitled to vote at the Meeting.

        "Resident Dissenting Shareholder" means a Resident Shareholder who exercises Dissent Rights.

        "Resident Shareholder" means a Shareholder who, for purposes of the Tax Act and any applicable income tax treaty, at all relevant times, is or is deemed to be resident in Canada.

        "Reviewable Transaction" has the meaning ascribed to it under "Principal Legal Matters — Investment Canada Act".

        "Rule 61-501" means the Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act (Ontario), as amended.

        "SEDAR" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

        "Shareholders" means the Registered Shareholders and Non-Registered Shareholders of FSHI and "Shareholder" means either a Registered Shareholder or a Non-Registered Shareholder of FSHI.

        "Shareholders Agreement" has the meaning ascribed to it under "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement — Interests in the Arrangement".

        "Special Committee" means the special committee of independent members of the Board formed to, among other things, consider and make recommendations to the Board in respect of the Proposal.

        "Superior Proposal" means any unsolicited bona fide written Acquisition Proposal (a) that relates to not less than 50.1% of the outstanding Limited Voting Shares or assets of FSHI or any of its subsidiaries representing not less than 50.1% of the assets of Four Seasons taken as a whole, (b) that is reasonably capable of being completed without undue delay, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (c) which the Board determines, in its good faith judgment, after receiving the advice of its legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favourable from a financial point of view to the Shareholders (other than Interested Shareholders (as defined in the Acquisition Agreement), provided that the terms and conditions of such Acquisition Proposal apply equally to all Shareholders) than those contemplated by the Acquisition Agreement, and (d) for which financing, to the extent required, is then committed.

        "Tax Act" means the Income Tax Act (Canada), as amended.

        "taxable capital gain" has the meaning ascribed to it under "Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Limited Voting Shares".

        "Transfer Agent" means Computershare Trust Company of Canada.

        "Triples" means Triples Holdings Limited, a corporation existing under the laws of Ontario.

        "TSX" means the Toronto Stock Exchange.

        "Valuation and Fairness Opinion" means the independent formal valuation of the Limited Voting Shares prepared by Merrill Lynch for the Special Committee as required pursuant to Rule 61-501 and Regulation Q-27, and the opinion of Merrill Lynch to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Minority Shareholders under the Arrangement, a copy of which is attached as Appendix C to this Circular.

        "Variable Multiple Voting Shares" means the issued and outstanding Variable Multiple Voting Shares in the capital of FSHI.

        "Voting Agreement" means the Voting Agreement dated February 9, 2007 between Kingdom, Cascade and Triples and FSHI.

APPENDIX A

SPECIAL RESOLUTION OF THE FSHI SHAREHOLDERS

BE IT RESOLVED THAT:

1.
The arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") involving Four Seasons Hotels Inc. ("FSHI"), as more particularly described and set forth in the Management Information Circular (the "Circular") of FSHI accompanying the notice of this meeting (as the Arrangement may be or has been modified or amended), is hereby authorized, approved and adopted.

2.
The plan of arrangement, as it may be or has been amended, (the "Plan of Arrangement") involving FSHI, the full text of which is set out in Schedule A to the Acquisition Agreement dated as of February 9, 2007, between the Purchaser and FSHI (the "Acquisition Agreement"), is hereby approved and adopted.

3.
The Acquisition Agreement, the actions of the Directors of FSHI in approving the Arrangement and the actions of the officers of FSHI in executing and delivering the Acquisition Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of FSHI or that the Arrangement has been approved by the Ontario Superior Court of Justice, the Directors of FSHI are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of FSHI (a) to amend the Acquisition Agreement, or the Plan of Arrangement to the extent permitted by the Acquisition Agreement, and (b) subject to the terms of the Acquisition Agreement, not to proceed with the Arrangement.

5.
Any officer or Director of FSHI is hereby authorized and directed for and on behalf of FSHI to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Acquisition Agreement.

6.
Any officer or Director of FSHI is hereby authorized and directed for and on behalf of FSHI to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-1

APPENDIX B

ACQUISITION AGREEMENT

6.3	Additional Conditions Precedent to the Obligations of Four Seasons	B-36
ARTICLE VII ADDITIONAL AGREEMENTS		B-36
7.1	Notice and Cure Provisions	B-36
7.2	Non-Solicitation	B-37
7.3	Agreement as to Damages	B-38
7.4	Fees and Expenses	B-39
7.5	Liquidated Damages, Injunctive Relief and No Liability of Others	B-40
7.6	Access to Information; Confidentiality	B-40
7.7	Insurance and Indemnification	B-40
7.8	Exchange De-Listing	B-41
7.9	Take-over Statutes	B-41
7.10	Tax Matters	B-41
7.11	Debt Financing	B-41
7.12	Resignations	B-42
7.13	Convertible Notes Tender Offer	B-42
ARTICLE VIII TERM, TERMINATION, AMENDMENT AND WAIVER		B-43
8.1	Term	B-43
8.2	Termination	B-43
8.3	Amendment	B-44
8.4	Waiver	B-44
ARTICLE IX GENERAL PROVISIONS		B-44
9.1	Notices	B-44
9.2	Governing Law; Waiver of Jury Trial	B-47
9.3	Injunctive Relief	B-47
9.4	Time of Essence	B-47
9.5	Entire Agreement, Binding Effect and Assignment	B-48
9.6	Severability	B-48
9.7	No Third Party Beneficiaries	B-48
9.8	Rules of Construction	B-48
9.9	Counterparts, Execution	B-48

Execution Version

ACQUISITION AGREEMENT

        THIS AGREEMENT is made as of February 9, 2007,

B E T W E E N:

    FS ACQUISITION CORP., a corporation incorporated under the laws of the Province of British Columbia (the "Purchaser")

- and -

    FOUR SEASONS HOTELS INC., a corporation incorporated under the laws of the Province of Ontario ("Four Seasons").

        NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE I
INTERPRETATION

1.1   Definitions

  In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

  "Acquisition Proposal" means, any proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing 20% or more of the net income, revenues or assets of Four Seasons and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the net income, revenues or assets of Four Seasons and its subsidiaries, taken as a whole), purchase or sale of shares or other securities of Four Seasons or any of its subsidiaries or rights or interests therein or thereto representing 20% or more of the voting power of the capital of Four Seasons (in terms of number of shares or voting power) or any of its subsidiaries representing 20% or more of the net income, revenues or assets of Four Seasons and its subsidiaries, taken as a whole, or similar transactions involving Four Seasons and/or such subsidiaries, excluding the Arrangement and the transactions contemplated by this Agreement;

  "affiliate" has the meaning ascribed thereto in the Securities Act; and for purposes of this Agreement (other than Section 7.5), the Bill & Melinda Gates Foundation Trust shall not be considered an affiliate of Cascade or the Purchaser;

  "Agreement" means this acquisition agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

  "Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

  "Arrangement Resolution" means the special resolution of the holders of Four Seasons Shares, to be substantially in the form and content of Schedule B;

  "Articles of Arrangement" means the articles of arrangement of Four Seasons in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made;

  "Board" means the board of directors of Four Seasons;

  "business day" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada, Seattle, Washington, United States of America or New York, New York, United States of America;

  "Cascade" means Cascade Investment, L.L.C.;

  "Closing Date" has the meaning ascribed thereto in Section 2.3;

  "commercially reasonable efforts" with respect to any Party means the agreement of such Party to cooperate and to use its reasonable efforts consistent with commercial practice on the part of a person desirous of achieving a result without (a) payment or incurrence of any liability or obligation, other than reasonable expenses, or (b) the requirement to initiate or commence litigation;

  "Commitment Letters" has the meaning ascribed thereto in Section 4.1(c);

  "Competition Act" means the Competition Act (Canada), as amended from time to time;

  "Confidentiality Agreements" means (a) the letter agreement dated November 4, 2006, as amended, between Kingdom and Four Seasons pursuant to which Kingdom has been provided with access to confidential information of Four Seasons and (b) the letter agreement dated June 2, 2006, as amended, between Cascade and Four Seasons pursuant to which Cascade has been provided with access to confidential information of Four Seasons, in each case as may be further amended from time to time;

  "Contract" means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which Four Seasons or any of its subsidiaries is a party or by which Four Seasons or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject, other than, in each case, the Four Seasons Plans;

  "Convertible Notes Tender Offer" has the meaning ascribed thereto in Section 7.13;

  "Court" means the Ontario Superior Court of Justice;

  "Data Room" means the data room established by Four Seasons at the offices of Goodmans LLP;

  "Debt Financing" has the meaning ascribed thereto in Section 4.1(c);

  "Director" means the Director appointed pursuant to Section 278 of the OBCA;

  "Disclosure Letter" means the letter of disclosure dated as of the date of this Agreement and signed by one or more officers of Four Seasons (other than Isadore Sharp) and delivered to the Purchaser;

  "Dissent Rights" means the rights of dissent in respect of the Arrangement described in Article 4 of the Plan of Arrangement;

  "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

  "Environment" means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems;

  "Environmental Laws" means all applicable Laws (including in the United States, the Comprehensive Environmental Response, Compensation and Liability Act) relating to public health and safety, noise control, pollution or the protection of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the Environment, and all Permits issued pursuant to such Laws;

  "Equity Funding Letter" has the meaning ascribed thereto in Section 4.1(c);

  "Exchange" or "Exchanges" means the Toronto Stock Exchange and/or the New York Stock Exchange, as applicable;

  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

  "Final Order" means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

  "Financial Advisor" has the meaning ascribed thereto in Section 3.1(a);

  "Four Seasons Circular" means the notice of the Four Seasons Meeting and accompanying Four Seasons management information circular, including all schedules, appendices and exhibits thereto, to be sent to the shareholders of Four Seasons in connection with the Four Seasons Meeting, as amended, supplemented or otherwise modified;

  "Four Seasons Convertible Notes" means the $250,000,000 aggregate amount of 1.875% convertible senior notes of Four Seasons maturing July 30, 2024;

  "Four Seasons Current Public Disclosure" means the disclosure made by Four Seasons in its Form 40-F dated March 9, 2006 and its Forms 6-K dated May 5, 2006, August 10, 2006 and November 9, 2006 filed on the Electronic Document Gathering, Analysis and Retrieval System (EDGAR), excluding any documents incorporated by reference therein but including any exhibits attached thereto;

  "Four Seasons Employees" means all employees of Four Seasons and its subsidiaries, other than those employees in respect of whom an owner of a hotel managed by Four Seasons or its subsidiaries is liable pursuant to a written and enforceable agreement to reimburse and/or indemnify Four Seasons or any of its subsidiaries for all costs and expenses of, and liabilities related to, such employees;

  "Four Seasons Financial Statements" has the meaning ascribed thereto in Section 3.1(i);

  "Four Seasons Meeting" means the special meeting of Four Seasons Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

  "Four Seasons Option" means an option to purchase Limited Voting Shares granted under the Four Seasons Stock Option Plan;

  "Four Seasons Organizational Documents" has the meaning ascribed thereto in Section 3.1(b);

  "Four Seasons Plans" has the meaning ascribed thereto in Section 3.1(r)(i);

  "Four Seasons' Public Disclosure Record" means all documents filed on the System for Electronic Document Analysis Retrieval (SEDAR) or the Electronic Document Gathering, Analysis and Retrieval System (EDGAR) after December 31, 2003;

  "Four Seasons Shareholders" means the holders of Four Seasons Limited Voting Shares;

  "Four Seasons Shares" means, collectively, the Limited Voting Shares and the Variable Multiple Voting Shares;

  "Four Seasons Stock Option Plan" means the Four Seasons Restated Director, Executive and Employee Stock Option Plan, as amended through February 26, 2004;

  "GAAP" means Canadian generally accepted accounting principles;

  "Governmental Entity" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

  "Hazardous Substances" means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety;

  "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

  "immaterial subsidiary" means any subsidiary of Four Seasons that (a) is not a material subsidiary, (b) held assets with an aggregate book value not exceeding $5,000,000 as at the end of the subsidiary's most recently completed fiscal year, (c) generated revenues (other than any employee cost reimbursements from property owners, dividends from subsidiaries and revenues from food and beverage operations in connection with managed properties) not exceeding $5,000,000 in the subsidiary's most recently completed fiscal year (to be calculated on a pro rata basis in the event that such subsidiary was not in existence for the entire most recently completed fiscal year), and (d) is not a party to a Management Agreement;

  "including" means including without limitation, and "include" and "includes" have a corresponding meaning;

  "Indebtedness" means, with respect to any person, without duplication but excluding indebtedness between a person and its wholly-owned subsidiaries (a) indebtedness of such person for borrowed money, secured or unsecured, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every obligation of such person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets, (d) every capitalized lease obligation of such person, (e) every obligation of such person under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (f) every obligation of the type referred to above of any other person, the payment of which such person has guaranteed or for which such person is otherwise responsible or liable;

  "Indenture" has the meaning ascribed thereto in Section 3.1(e);

  "Intellectual Property Rights" has the meaning ascribed thereto in Section 3.1(t);

  "Interested Shareholders" means, collectively, (i) Isadore Sharp, Triples, the Purchaser, Kingdom, Cascade and their respective directors and senior officers, (ii) any other related party of Isadore Sharp, Triples, the Purchaser, Kingdom or Cascade within the meaning of Ontario Securities Commission Rule 61-501 and the Autorité des marchés financiers du Québec Regulation Q-27, subject to the exceptions set out therein, (iii) any interested party to the Arrangement within the meaning of Ontario Securities Commission Rule 61-501 and the Autorité des marchés financiers du Québec Regulation Q-27, and (iv) any person that is a joint actor with any of the foregoing for the purposes of Ontario Securities Commission Rule 61-501 and the Autorité des marchés financiers du Québec Regulation Q-27.

  "Interim Order" means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2;

  "JV Interests" has the meaning ascribed thereto in Section 3.1(g);

  "Kingdom" means Kingdom Hotels International;

  "Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including either of the Exchanges), and the term "applicable" with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

  "Lease Documents" has the meaning ascribed thereto in Section 3.1(n)(ii);

  "Leased Properties" has the meaning ascribed thereto in Section 3.1(n)(ii);

  "Legal Actions" has the meaning ascribed thereto in Section 3.1(l);

  "Lender" has the meaning ascribed thereto in Section 4.1(c);

  "Liens" means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

  "Limited Voting Shares" means the limited voting shares of Four Seasons;

  "Management Agreements" has the meaning ascribed thereto in Section 3.1(p)(i)(H);

  "Material Adverse Effect" means, when used in connection with Four Seasons, any fact, circumstance, change, effect, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences, (a) is material and adverse to the business, affairs, assets, operations, results of operations, or financial condition of Four Seasons and its subsidiaries, taken as a whole, or (b) would materially impair or delay the consummation of the transactions contemplated by this Agreement by Four Seasons beyond the Outside Date or materially impair or delay the ability of Four Seasons to perform its obligations hereunder provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, matter, action, condition, event or occurrence resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes in the U.S. or Canadian economies or securities or currency markets in general, (iii) changes generally affecting the hospitality business in one or more countries or geographic markets where Four Seasons and its subsidiaries operate or conduct business, (iv) any change in applicable Laws, regulations or GAAP, (v) any natural disaster, or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except in the case of clauses (iii), (iv), (v) and (vi) to the extent any such fact, circumstance, change, effect, matter, action, condition, event or occurrence has had a materially disproportionate effect on Four Seasons and its subsidiaries, taken as a whole, compared to other persons in the five-star hospitality management business in one or more countries or geographic markets so affected; provided that (x) a failure to meet any earnings estimates previously made public by Four Seasons, or (y) any decrease in the market price or any decline in the trading volume of the Limited Voting Shares on either of the Exchanges shall not, in and of itself, constitute a Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, matter, action, condition, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Material Adverse Effect;

  "Material Contracts" has the meaning ascribed thereto in Section 3.1(p)(i)(J);

  "material fact" has the meaning ascribed thereto in the Securities Act;

  "material subsidiaries" means those subsidiaries of Four Seasons which are listed in Section 3.1(b) of the Disclosure Letter;

  "MD&A" has the meaning ascribed thereto in Section 3.1(i);

  "OBCA" means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

  "Other Plan" has the meaning ascribed thereto in Section 3.1(r)(i);

  "Outside Date" means June 30, 2007, subject to the right of either Party to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is not less than 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party shall not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such Party's failure to cooperate in accordance with Section 5.5(a) in obtaining such Regulatory Approval;

  "Owned Real Properties" has the meaning ascribed thereto in Section 3.1(n)(i);

  "Parties" means, collectively, the Purchaser and Four Seasons, and "Party" means either of them;

  "Permit" means any license, permit, certificate, consent, order, grant, approval, classification, registration, flagging or other authorization of and from any Governmental Entity, including any liquor license;

  "Permitted Liens" means, in respect of any property or asset of any person at any time, any one or more of the following:

    (a)
    Liens for current real estate Taxes and assessments not yet due and payable or Liens for income and similar Taxes that are being contested in good faith and for which Four Seasons has made adequate provision in accordance with GAAP;

    (b)
    inchoate mechanics' and materialmen's Liens for construction in progress;

    (c)
    to the extent such Liens would not reasonably be expected to have a Material Adverse Effect, (i) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of Four Seasons or a subsidiary thereof consistent with past practice, (ii) all matters of record, whether or not registered, which do not individually or in the aggregate render title to any real estate asset invalid or unmarketable, and (iii) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to materially interfere with the conduct of the business of Four Seasons or a subsidiary thereof;

    (d)
    rights reserved to or vested in any Governmental Entity by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof;

    (e)
    deposits of cash or securities in connection with any appeal, review or contestation of any Lien or any matter giving rise to any Lien described in (a) or (c) above and for which adequate reserves have been provided for in the books of Four Seasons in accordance with GAAP;

    (f)
    the provisions of applicable Law including zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, state, provincial, municipal or other governmental bodies or regulatory authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other similar Liens or privileges in respect of real property which in the aggregate do not materially impair the use of such property by such person in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

    (g)
    Permits, reservations, water course, right of access or user licenses, easements, rights of way, restrictions, building schemes, licenses, restrictive covenants and servitudes, rights of access or use, airport zoning regulations and other similar rights in land (including licenses, easements, rights of way, servitudes and rights in the nature of easements for walkways, sidewalks, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables) granted to, reserved or taken by any person which would not materially impair the use of the real property to which they relate, and any rights reserved or vested in any Governmental Entity or public or private utility or railway company by the terms of any lease, licence, franchise, grant, agreement or permit, subdivision, development, servicing, encroachment, site plan or other similar agreement with any Governmental Entity or public or private utility or railway company that would not materially impair the use of the real property to which they relate;

    (h)
    purchase money security interests securing Indebtedness in the ordinary course of business;

    (i)
    security given by such person to a public utility or any Governmental Entity, when required by such utility or Governmental Entity in connection with the operations of such person, in the ordinary course of business;

    (j)
    the reservations, limitations, exceptions, provisos and conditions, if any, expressed in the original grant from the Crown, including the reservation for mines and minerals in the Crown or in any other person;

    (k)
    encroachments by any real property over adjoining lands or easements, or rights of way and encroachments over any of the real property by improvements of adjoining land owners or agreements relating to any of the foregoing; and

    (l)
    guest rental and license arrangements, residency agreements and customer contracts and all other leases, agreements to lease, agreements in the nature of a lease and occupancy agreements;

  "person" includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

  "Plan of Arrangement" means the plan of arrangement, substantially in the form of Schedule A hereto and any amendments or variations thereto made in accordance with Section 8.3 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

  "Post-Signing Returns" has the meaning ascribed thereto in Section 7.10(1);

  "Pre-Acquisition Reorganization" has the meaning ascribed thereto in Section 5.2;

  "Properties" has the meaning ascribed thereto in Section 3.1(n)(ii);

  "Purchaser Material Adverse Effect" means any fact, circumstance, change, effect, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences, would reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement by the Purchaser beyond the Outside Date or materially impair or delay the ability of the Purchaser to perform its obligations hereunder;

  "Purchaser Parties" means, collectively, Cascade, Kingdom and Triples;

  "Purchaser Payment Parties" means collectively, FS Acquisition Corp., Kingdom Investments I (TSF) Sarl and Triples.

  "Regulatory Approvals" means (i) those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set forth in Schedule C, and (ii) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any Law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to consummate the Plan of Arrangement, except, in the case of (ii) only, for those sanctions, rulings, consents, orders, exemptions, permits and other approvals, the failure of which to obtain individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Purchaser Material Adverse Effect, and for greater certainty, except, in the case of (i) and (ii), for such sanctions, rulings, consents, orders, exemptions, permits and other approvals required solely in connection with any Pre-Acquisition Reorganization or the Debt Financing;

  "Release" has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment;

  "Required Vote" has the meaning ascribed thereto in Section 2.2(b);

  "Returns" means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns required to be filed with a Governmental Entity with respect to Taxes;

  "Sarbanes-Oxley Act" means the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act;

  "Schedule 13E-3" means the Rule 13e-3 transaction statement on Schedule 13E-3 under the Exchange Act to be filed by Four Seasons, Cascade, Kingdom, Triples and Isadore Sharp in connection with this Agreement and the Plan of Arrangement;

  "Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

  "Securities Authorities" means the applicable securities commissions and other securities regulatory authorities in Canada and the United States;

  "Securities Laws" means the Securities Act, all other applicable Canadian provincial and United States federal and state securities laws, rules and regulations and published policies thereunder;

  "Special Committee" means the special committee of independent members of the Board formed in relation to the proposal to effect the transactions contemplated by this Agreement;

  "Sponsor Guarantee" has the meaning ascribed thereto in Section 4.1(c);

  "subsidiary" means, with respect to a specified person, any person of which at least 50% of the voting power ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified person and shall include any person over which such specified person exercises direction or control or which is in a like relation to a subsidiary;

  "Superior Proposal" shall mean any unsolicited bona fide written Acquisition Proposal (i) that relates to not less than 50.1% of the outstanding Limited Voting Shares or assets of Four Seasons or any of its subsidiaries representing not less than 50.1% of the assets of Four Seasons and its subsidiaries taken as a whole, (ii) that is reasonably capable of being completed without undue delay, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, (iii) which the Board determines, in its good faith judgment, after receiving the advice of its outside legal and Financial Advisors and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions more favourable from a financial point of view to the Four Seasons Shareholders (other than Interested Shareholders, provided that the terms and conditions of such Acquisition Proposal apply equally to all Four Seasons Shareholders) than those contemplated by this Agreement, and (iv) for which financing, to the extent required, is then committed.

  "Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

  "Taxes" means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Entity, including Canada Pension Plan and Provincial pension plan contributions, installments, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, transfer, franchise, withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

  "Technology" has the meaning ascribed thereto in Section 3.1(t);

  "Termination Fee" has the meaning ascribed thereto in Section 7.3;

  "Triples" means Triples Holdings Limited;

  "Valuation and Fairness Opinion" means the formal valuation of the Limited Voting Shares prepared by the Financial Advisor, as required pursuant to Ontario Securities Commission Rule 61-501 and the Autorité des marchés financiers du Québec Regulation Q-27, and the opinion of the Financial Advisor to the Special Committee as to the fairness, from a financial point of view, of the consideration being offered under the Arrangement to Four Seasons Shareholders, other than the Interested Shareholders; and

  "Variable Multiple Voting Shares" means the variable multiple voting shares of Four Seasons.

1.2   Interpretation Not Affected by Headings

        The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3   Interpretation

        In this Agreement words importing the singular number include the plural and vice versa, and words importing any gender include all genders. The term "third party" means any person other than Four Seasons, the Purchaser or any of the Purchaser Parties. The term "made available" means that (i) copies of the subject materials were included in the Data Room on or prior to February 7, 2007, (ii) copies of the subject materials were provided to the Purchaser, or (iii) the subject material was listed in the Disclosure Letter or referred to in the Data Room on or prior to February 7, 2007 and copies were provided to the Purchaser by Four Seasons if requested.

1.4   Date for Any Action

        If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5   Statutory References

        In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.6   Currency

        Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and "$" refers to United States dollars.

1.7   Accounting Principles

        Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with GAAP, such reference will be deemed to be to the GAAP from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.8   Knowledge

        In this Agreement (other than in Section 3.1(v)), references to "the knowledge of Four Seasons" means the actual knowledge, in their capacity as officers of Four Seasons and not in their personal capacity, of Sarah Cohen, John M. Davison, Craig O. Reith, Kathleen Taylor or Randolph Weisz, after reasonable inquiry within Four Seasons.

1.9   Schedules

        The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	—	Plan of Arrangement
Schedule B	—	Special Resolution of the Four Seasons Shareholders
Schedule C	—	Regulatory Approvals

ARTICLE II
THE ACQUISITION

2.1   Implementation Steps by Four Seasons

        Four Seasons covenants in favour of the Purchaser that Four Seasons shall:

    (a)
    subject to the terms of this Agreement, as soon as reasonably practicable, but in any event in sufficient time to hold the Four Seasons Meeting in accordance with Section 2.1(b), apply in a manner reasonably acceptable to Purchaser under Section 182 of the OBCA for the Interim Order;

    (b)
    subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, but in no event later than the fifth business day immediately preceding the Outside Date, convene and hold the Four Seasons Meeting for the purpose of considering the Arrangement Resolution;

    (c)
    not cancel the Four Seasons Meeting without the Purchaser's prior written consent;

    (d)
    subject to compliance by the directors and officers of Four Seasons with their fiduciary duties, use commercially reasonable efforts to solicit from the Four Seasons Shareholders proxies in favour of the approval of the Arrangement Resolution;

    (e)
    subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

    (f)
    subject to obtaining the Final Order and in accordance with Section 2.3, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement.

2.2   Interim Order

        The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

    (a)
    for the class of persons to whom notice is to be provided in respect of the Arrangement and the Four Seasons Meeting and for the manner in which such notice is to be provided;

    (b)
    that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by Four Seasons Shareholders and of the votes cast on the Arrangement Resolution by the holder(s) of the Variable Multiple Voting Shares (including by way of a written resolution of the holder(s) of the Variable Multiple Voting Shares), each voting separately as a class, present in person or represented by proxy at the Four Seasons Meeting, and (ii) a majority of the votes cast on the Arrangement Resolution by the Four Seasons Shareholders (other than the Interested Shareholders), present in person or represented by proxy at the Four Seasons Meeting voting separately as a class (such approval described in this Section 2.2(b), the "Required Vote");

    (c)
    that the terms, restrictions and conditions of the by-laws and articles of Four Seasons, including quorum requirements and all other matters, shall apply in respect of the Four Seasons Meeting;

    (d)
    for the grant of the Dissent Rights; and

    (e)
    for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

2.3   Articles of Arrangement; Closing

        The Articles of Arrangement shall implement the Plan of Arrangement. On the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article VI but, in any event, not earlier than March 15, 2007, and unless another time or date is agreed to in writing by the parties hereto (the "Closing Date"), the

Articles of Arrangement shall be filed with the Director. At the Effective Time, among other things, each Limited Voting Share outstanding immediately prior to the Effective Time will be exchanged as provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the OBCA. The closing of the transactions contemplated hereby and by the Arrangement will take place at the Toronto, Ontario offices of Goodmans LLP on the Closing Date.

2.4   Circular

        Subject to compliance with Section 2.5, as promptly as reasonably practicable after the execution and delivery of this Agreement, Four Seasons shall prepare the Four Seasons Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the Four Seasons Meeting required to be filed or prepared by Four Seasons, and, subject to Section 2.5(2) as promptly as is reasonably practicable after the execution and delivery of this Agreement, Four Seasons shall, unless otherwise agreed by the Parties, cause the Four Seasons Circular and other documentation required in connection with the Four Seasons Meeting to be sent to Four Seasons Shareholders and filed as required by the Interim Order and applicable Laws. The Four Seasons Circular shall include the recommendation of the Board that Four Seasons Shareholders vote in favour of the Arrangement Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement and will include a copy of the Valuation and Fairness Opinion.

2.5   Preparation of Filings

  (1)
  The Parties shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

  (2)
  The Parties shall co-operate in the preparation and filing of the Four Seasons Circular and the Schedule 13E-3, and in the mailing of the Four Seasons Circular. Four Seasons shall provide the Purchaser and its representatives with a reasonable opportunity to review and comment on the Four Seasons Circular and the Schedule 13E-3, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in the Four Seasons Circular, prior to its mailing to Four Seasons Shareholders and filing in accordance with the Interim Order and applicable Laws and a description of any information required to be supplied by the Purchaser prior to the filing of the Schedule 13E-3 with the U.S. Securities and Exchange Commission; and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in the Four Seasons Circular or the Schedule 13E-3. Except as provided in the immediately preceding sentence, the Purchaser acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Four Seasons Circular or the Schedule 13E-3 will be determined solely by Four Seasons acting reasonably.

  (3)
  The Purchaser shall provide Four Seasons with any information for inclusion in the Four Seasons Circular or the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by Four Seasons.

  (4)
  Four Seasons shall ensure that the Four Seasons Circular and the Schedule 13E-3 (other than disclosure relating to and provided by the Purchaser, Kingdom, Cascade and Triples) complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Four Seasons Circular does not, at the time of mailing, and that the Schedule 13E-3 does not, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by the Purchaser, Kingdom, Cascade and Triples).

  (5)
  The Purchaser shall ensure that the information to be provided by it for inclusion in the Four Seasons Circular and the Schedule 13E-3 will, at the time of the mailing of the Four Seasons Circular and the filing of the Schedule 13E-3, respectively, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein, not misleading in light of the circumstances under which they are made.

  (6)
  Each of the Parties shall promptly notify the other if at any time before the Effective Time it becomes aware that the Four Seasons Circular, the Schedule 13E-3, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Four Seasons Circular or the Schedule 13E-3, such application, registration statement, circular or filing, and the Parties shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by Four Seasons.

  (7)
  Four Seasons will promptly inform the Purchaser of any requests or comments made by Securities Authorities in connection with the Four Seasons Circular or the Schedule 13E-3. Each of the Parties will use its respective commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Four Seasons Circular, the Schedule 13E-3 and any other required filings under applicable securities Laws as promptly as practicable after receipt thereof.

  (8)
  Four Seasons will advise the Purchaser as the Purchaser may reasonably request, and on a daily basis on each of the last seven business days prior to the Four Seasons Meeting, as to the aggregate tally of the proxies received by Four Seasons in respect of the Arrangement Resolution and any other matters to be considered at the Four Seasons Meeting.

  (9)
  Four Seasons will promptly advise the Purchaser of any written notice of Dissent Rights exercised or purported to have been exercised by any Four Seasons Shareholder received by Four Seasons in relation to the Four Seasons Meeting and the Arrangement Resolution and any withdrawal of Dissent Rights received by Four Seasons and, subject to applicable Laws, any written communications sent by or on behalf of Four Seasons to any Four Seasons Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

  (10)
  Four Seasons will give notice to the Purchaser of the Four Seasons Meeting and allow the Purchaser's representatives and legal counsel to attend the Four Seasons Meeting.

2.6   Court Proceedings

        Four Seasons will provide Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in such material. Four Seasons will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Four Seasons will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Four Seasons is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement, the agreements that it contemplates and the Plan of Arrangement. Four Seasons will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on Four Seasons or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to applicable Laws, Four Seasons will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser's obligations set forth in any such filed or served materials or under this Agreement.

2.7   Public Communications

        The Parties agree to co-operate in the preparation of presentations, if any, to Four Seasons Shareholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to the Arrangement or this Agreement, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); and Four Seasons shall not make any filing with any Governmental Entity or with any Exchange with respect to the Arrangement without prior consultation with the Purchaser, and the Purchaser shall not make any filing with any Governmental Entity or with any Exchange with respect to the Arrangement without prior consultation with Four Seasons; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing, and provided further, that, except as otherwise required by Section 7.2(4) of this Agreement, Four Seasons shall have no obligation to consult with the Purchaser prior to any disclosure by Four Seasons with regard to an Acquisition Proposal.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FOUR SEASONS

3.1   Representations and Warranties

        Contemporaneously with the execution and delivery of this Agreement, Four Seasons is delivering to the Purchaser the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of Four Seasons contained in this Agreement; provided that no disclosures set forth in the Disclosure Letter will modify a particular representation and warranty of Four Seasons contained in this Agreement except for such disclosures, if any, as are set forth in the Disclosure Letter under a Section heading that corresponds to the Section of this Agreement containing the particular representation and warranty or an appropriate cross-reference. Four Seasons represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement, provided, however, that each of the representations and warranties of Four Seasons set forth in Sections 3.1(b) to 3.1(y), inclusive, is qualified by and is made subject to (i) any actions that are permitted or contemplated pursuant to the terms of this Agreement, and (ii) other than with respect to the first three sentences of Section 3.1(e) and Section 3.1(k), the Four Seasons Current Public Disclosure:

  (a)
  Board and Special Committee Approval.    (i) As of the date hereof, the Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Board approve the Arrangement and recommend that Four Seasons Shareholders vote in favour of the Arrangement Resolution, and (ii) as of the date hereof, the Board, after consultation with its financial and legal advisors, has determined unanimously (with Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner abstaining) that the Arrangement is fair to the Four Seasons Shareholders (other than the Interested Shareholders) and is in the best interests of Four Seasons and has resolved unanimously (with Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner abstaining) to recommend to the Four Seasons Shareholders that they vote their Limited Voting Shares in favour of the Arrangement. The Board has unanimously (with Isadore Sharp, Anthony Sharp, Charles Henry and Simon Turner abstaining) approved the Arrangement and the execution and performance of this Agreement. The Special Committee and the Board have received the Valuation and Fairness Opinion from Merrill Lynch Canada Inc. (the "Financial Advisor").

  (b)
  Organization and Qualification.    Four Seasons and each of the material subsidiaries and, except as would not have a Material Adverse Effect, each of its other subsidiaries, is a corporation duly incorporated, continued or amalgamated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted. Four Seasons and each of its subsidiaries is duly registered or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Correct, current and complete copies of the articles of incorporation, continuance or amalgamation and by-laws (or the equivalent organizational documents), each as amended to date, of Four Seasons and each of the material subsidiaries (collectively, the "Four Seasons Organizational Documents") have been made available to the Purchaser.

  (c)
  Authority Relative to this Agreement.    Four Seasons has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Four Seasons and, subject to the Required Vote, the consummation by Four Seasons of the transactions contemplated by this Agreement have been duly authorized by the Board, and no other corporate proceedings on the part of Four Seasons are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby, subject, in the case of consummation of the Arrangement, to the receipt of the Required Vote, approval by the Court and filing of the Articles of Arrangement. This Agreement has been duly executed and delivered by Four Seasons and constitutes a legal, valid and binding obligation of Four Seasons enforceable against Four Seasons in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

  (d)
  No Violations.    None of the execution and delivery of this Agreement by Four Seasons, the consummation of the Arrangement by Four Seasons or compliance by Four Seasons with any of the provisions hereof will: (1) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a default) under, or result in granting to a third party a right to reduce rentals, fees or other payments to Four Seasons or any of its subsidiaries under, or result in granting to a third party a right of first refusal, first opportunity, or other right or option to acquire properties or assets of Four Seasons or any of its subsidiaries under, or grant to a third party a right to force Four Seasons or any of its subsidiaries to purchase one or more assets under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Four Seasons or any of its subsidiaries or cause any Indebtedness of Four Seasons or any of its subsidiaries to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Four Seasons or any of its subsidiaries under, any of the terms, conditions or provisions of (A) their respective charters or by-laws or other comparable organizational documents or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, or other Contract to which Four Seasons or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Four Seasons or any of its subsidiaries is bound; or (2) subject to obtaining the Regulatory Approvals and the Required Vote and except for complying with applicable corporate, securities, competition and antitrust Laws, (x) violate any Law applicable to Four Seasons or any of its subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect (except, in the case of clauses (1)(B) and (2) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which, if not given or received, or any Permits which, if suspended or revoked, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

  (e)
  Capitalization.    The authorized share capital of Four Seasons consists of 3,725,698 Variable Multiple Voting Shares, an unlimited number of Limited Voting Shares, an unlimited number of First Preference Shares, issuable in series and an unlimited number of Second Preference Shares, issuable in series. As of the close of business on September 30, 2006, there were issued and outstanding 3,725,698 Variable Multiple Voting Shares and 33,078,418 Limited Voting Shares; since such date, Four Seasons has not issued any shares (except upon exercise of Four Seasons Options or conversion of Four Seasons Convertible Notes outstanding on such date), and there has not been any split, combination or reclassification or redemption or repurchase of Four Seasons Shares; and, as of the date hereof, there are outstanding no other shares of any class or series in the capital of Four Seasons. As of the close of business on September 30, 2006, an aggregate of up to 4,289,343 Limited Voting Shares were issuable upon the exercise of the Four Seasons Options, the exercise prices, expiration dates and other material terms of which are set forth in Section 3.1(e) of the Disclosure Letter, and an aggregate of up to 3,489,525 Limited Voting Shares were issuable upon the exercise of the conversion rights attaching to the Four Seasons Convertible Notes; and, except as set forth above, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Four Seasons of any shares of Four Seasons (including Four Seasons Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Four Seasons (including Four Seasons Shares). All outstanding Four Seasons Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Four Seasons Shares issuable upon the exercise of rights under the Four Seasons Options and the exercise of conversion rights attaching to the Four Seasons Convertible Notes in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. All securities of Four Seasons (including the Four Seasons Shares, the Four Seasons Convertible Notes, the Four Seasons Options and all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable Securities Laws. Other than the Variable Multiple Voting Shares, the Four Seasons Options and the Four Seasons Convertible Notes, there are no securities of Four Seasons or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Four Seasons Shareholders on any matter. Except as contemplated by the Plan of Arrangement, there are no outstanding contractual or other obligations of Four Seasons to (i) repurchase, redeem or otherwise acquire any of its securities, other than as set forth in the Indenture, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Four Seasons, or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Four Seasons), except, in the cases of clauses (ii) and (iii), any obligations arising from Management Agreements that are less than $5,000,000 individually or any obligations not arising from Management Agreements that are less than $2,500,000 individually. Four Seasons is a party to an indenture, dated as of June 18, 2004 (as supplemented and amended in accordance with the terms thereof, the "Indenture"), with The Bank of Nova Scotia Trust Company of New York, as trustee, under which the Four Seasons Convertible Notes have been issued. The Conversion Rate (as defined in the Indenture), as of the date hereof, is 13.9581. The Arrangement will constitute a Fundamental Change (and, under these circumstances, a Designated Event) under the terms of the Indenture, and, following the period during which the conversion rights associated with the Fundamental Change may be exercised pursuant to the Indenture, Four Seasons will be entitled to satisfy any conversion of the Four Seasons Convertible Notes by way of a cash payment. If, for the purposes of the Indenture the "Conversion Date", the date of the Fundamental Change and the date on which Four Seasons provided notice of its election to deliver cash in lieu of Limited Voting Shares that otherwise would be issued on conversion of a Four Seasons Convertible Note was January 15, 2007, the amount of the cash payment referred to in the immediately preceding sentence would have been equal to (A) $1,252.25 for each $1,000 principal amount of Four Seasons Convertible Notes plus (B) accrued interest. As of the date of this Agreement, the only outstanding Indebtedness for borrowed money of Four Seasons and its subsidiaries (excluding any Indebtedness between Four Seasons and any of its subsidiaries) is set forth in Section 3.1(e) of the Disclosure Letter.

  (f)
  Reporting Status and Securities Laws Matters.    Four Seasons is (x) a "reporting issuer" and not on the list of reporting issuers in default under the applicable Canadian provincial and territorial Securities Laws and (y) a "foreign private issuer" as defined in Rule 405 of the United States Securities Act of 1933, as amended, and is in compliance in all material respects with all Securities Laws. No delisting of, suspension of trading in or cease trading order with respect to any securities of Four Seasons and, to the knowledge of Four Seasons, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of Four Seasons, expected to be implemented or undertaken. Four Seasons is not an investment company registered or required to be registered under the United States Investment Company Act of 1940, as amended. No subsidiary of Four Seasons is subject to the continuous disclosure requirements under any Securities Laws. Section 3.1(f) of the Disclosure Letter contains a listing of all material correspondence between the Securities Authorities, on the one hand, and Four Seasons or any of its subsidiaries, on the other hand, since December 31, 2003 through the date of this Agreement.

  (g)
  Ownership of Subsidiaries.    Section 3.1(g) of the Disclosure Letter sets forth a complete and accurate list and/or chart of all subsidiaries owned, directly or indirectly, by Four Seasons, each of which is wholly-owned except as otherwise noted in such list or chart. All of the outstanding shares of capital stock and other ownership interests in Four Seasons' subsidiaries, other than shares of capital stock and other ownership interests in any immaterial subsidiary, are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Four Seasons are, except pursuant to restrictions on transfer contained in constituting documents or pursuant to existing financing arrangements involving Four Seasons or its subsidiaries, other than any immaterial subsidiary, (which transfer restrictions are set forth in Section 3.1(g) of the Disclosure Letter), owned free and clear of all Liens and subject to no proxy, voting trust or other agreement relating to the voting of such shares, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in or real properties of any of Four Seasons' subsidiaries, other than any immaterial subsidiary. There are no outstanding contractual or other obligations of any subsidiaries of Four Seasons to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any subsidiaries of Four Seasons, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Four Seasons or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Four Seasons), except in the case of clauses (ii) and (iii), any obligations arising from Management Agreements that are less than $5,000,000 individually or any obligations not arising from Management Agreements that are less than $2,500,000 individually. Section 3.1(g) of the Disclosure Letter contains a list of all joint ventures (other than a subsidiary of Four Seasons disclosed in Section 3.1(g) in response to the first sentence of this Section 3.1(g)) in which Four Seasons or one of its subsidiaries is a participant and of which Four Seasons or one of its subsidiaries owns, directly or indirectly, any capital stock or other equity interest or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interests where such capital stock, equity interest or other security has a book value to Four Seasons in excess of $5,000,000 (such capital stock or equity interests, the "JV Interests"). All JV Interests are owned free and clear of all Liens, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire or the obligation to dispose of any such JV Interests.

  (h)
  Reports.    The documents comprising Four Seasons' Public Disclosure Record (1) did not at the time filed with Securities Authorities or, as applicable, the time of becoming effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (2) included all documents required to be filed in accordance with Securities Laws with the Securities Authorities and the Exchanges and complied in all material respects with Securities Laws. Four Seasons has timely filed with the Securities Authorities all forms, reports, schedules, statements and other documents required to be filed by Four Seasons with the Securities Authorities since December 31, 2003.

  (i)
  Four Seasons Financial Statements.    Four Seasons' audited consolidated financial statements as at and for the fiscal years ended December 31, 2005 and 2004 (including the notes thereto and related management's discussion and analysis ("MD&A")) and Four Seasons' unaudited financial statements as at and for the nine months ended September 30, 2006 (including the notes thereto and related MD&A) (collectively, the "Four Seasons Financial Statements") and all consolidated financial statements of Four Seasons and its subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents filed with Securities Authorities since January 1, 2003 were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Four Seasons' independent auditors, or (B) in the case of unaudited interim consolidated financial statements, are subject to normal period-end adjustments and they may omit notes which are not required by applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Four Seasons and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments). There has been no material change in Four Seasons' accounting policies, except as described in the notes to the Four Seasons Financial Statements, since December 31, 2005.

  (j)
  Books, Records and Disclosure Controls.    Four Seasons and, to the knowledge of Four Seasons, each of its officers and directors are in compliance with, and have complied in all material respects with, the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and the applicable requirements of the Exchanges. Four Seasons and its subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP. Four Seasons' and each of the material subsidiaries' corporate records and minute books have been maintained in material compliance with applicable Laws and are complete and accurate in all material respects.

  (k)
  Absence of Certain Changes.    Since September 30, 2006, (i) Four Seasons and each of its subsidiaries have conducted their business in the ordinary course of business consistent with past practice, except for the transactions contemplated by this Agreement, (ii) there has been no Material Adverse Effect or any event or occurrence that would be reasonably expected to have a Material Adverse Effect, and (iii) neither Four Seasons nor any of its subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Sections 5.1(b), (d), (f), (g) or (h). Four Seasons and its subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which is material to Four Seasons and its subsidiaries, taken as a whole, including any agreement, contract or commitment to create, assume or issue any bond, debenture, note or other similar instrument or any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, required by GAAP to be set forth in a consolidated balance sheet of Four Seasons and its subsidiaries or in the notes thereto, which individually or in the aggregate has not been reflected in the consolidated balance sheet of Four Seasons and its subsidiaries dated September 30, 2006 forming part of the unaudited consolidated financial statements of Four Seasons as at, and for the nine months ended September 30, 2006, including the notes thereto and the related management's discussion and analysis filed under the Securities Laws, other than liabilities, indebtedness or obligations incurred by Four Seasons and its subsidiaries in the ordinary course of business since September 30, 2006.

  (l)
  Litigation.    There are no claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations known to Four Seasons (collectively, "Legal Actions") pending or, to the knowledge of Four Seasons, threatened, against (i) Four Seasons or any of its subsidiaries or against any of their respective property or assets at law or in equity before or by any Governmental Entity or (ii) any director or officer of Four Seasons or any of its subsidiaries or any Four Seasons Employee, which Legal Actions would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Four Seasons nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  (m)
  Taxes.    (i) Four Seasons and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all material Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are true and correct in all material respects; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which, in the reasonable opinion of Four Seasons, adequate reserves have been provided in the Four Seasons Financial Statements, and other than Taxes the failure to pay which would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; (C) duly and timely withheld, or caused to be withheld, all Taxes required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (D) duly and timely collected, or caused to be collected, any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the unpaid Taxes of Four Seasons and its subsidiaries did not, as of the date of the Four Seasons Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Four Seasons Financial Statements, and Taxes payable by Four Seasons and its subsidiaries as of the Closing Date will not exceed such reserves and provisions for Taxes as adjusted through the Closing Date in accordance with the past custom and practice of Four Seasons and its subsidiaries; (iii) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist or have been asserted which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the knowledge of Four Seasons, threatened, against Four Seasons or any of its subsidiaries or any of their respective assets, except, in each case, as disclosed or provided for in the Four Seasons Financial Statements or except such deficiencies, litigation, proposed adjustments, confirmations, actions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or the filing of any Return or any payment of any Taxes by, Four Seasons or any of its subsidiaries, other than any immaterial subsidiary; (v) Four Seasons is a "taxable Canadian corporation" as defined in the Tax Act; (vi) there are no Liens, other than Permitted Liens, for Taxes upon any of the assets of Four Seasons and its subsidiaries; (vii) Four Seasons and its subsidiaries are substantially in compliance with the Laws of Canada, the United States, Switzerland and Singapore, including any documentation and recordkeeping requirements thereunder, applicable to the allocation of income and deductions and transactions among related taxpayers; and (viii) neither Four Seasons nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Four Seasons and its subsidiaries and other than customary Tax indemnification provisions contained in credit or loan agreements or Management Agreements or agreements related thereto or other transactions entered into in the ordinary course) and neither Four Seasons nor any of its subsidiaries has any liability for Taxes of any person (other than Four Seasons and its subsidiaries) as a transferee or successor, by contract, or otherwise.

  (n)
  Property.

  (i)
  Each parcel of real property currently owned by Four Seasons or any of its subsidiaries (collectively, the "Owned Real Properties") is set forth in Section 3.1(n) of the Disclosure Letter. Four Seasons or its applicable subsidiary owns good and marketable fee simple title to the Owned

      Real Properties, free and clear of all Liens, other than Permitted Liens and any failures of title that do not materially adversely affect the operations of the business as they are now being conducted or the ability to sell such property. To the knowledge of Four Seasons, none of the Owned Real Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Four Seasons, has any such condemnation, expropriation or taking been proposed. To the knowledge of Four Seasons, none of Four Seasons or any of its subsidiaries is in violation of any covenants or not in compliance with any conditions, restrictions or Permitted Liens affecting any Owned Real Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (ii)
    Each hotel property currently leased (including hotel properties subject to ground leases) or subleased by Four Seasons or any of its subsidiaries from a third party other than Four Seasons or any of its subsidiaries (collectively, the "Leased Properties" and together with the Owned Real Properties, the "Properties") is listed in Section 3.1(n) of the Disclosure Letter identifying the name of the entity (i.e., Four Seasons or its subsidiary) holding such leasehold interest and the documents under which such leasehold interests are held (collectively, the "Lease Documents"). Four Seasons or its applicable subsidiary holds good and valid leasehold interests in the Leased Properties, free and clear of all Liens other than Permitted Liens and the Lease Documents. Each of the Lease Documents is valid, binding and in full force and effect as against Four Seasons or its subsidiaries and, to the knowledge of Four Seasons, as against the other party thereto. None of Four Seasons or any of its subsidiaries and, to the knowledge of Four Seasons, any of the other parties to the Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents which breach, violation or default has not been cured and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of Four Seasons or any of its subsidiaries has received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Four Seasons, neither Four Seasons nor any of its subsidiaries is in violation of any covenants, or not in compliance with any condition, restrictions or Permitted Liens, affecting any Leased Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    (iii)
    There are no management, franchise, license or other agreements providing for the management of any substantial portion of any Property by any party other than Four Seasons or any of its subsidiaries.

    (iv)
    The Properties and all buildings and improvements thereon are in good operating condition and repair, subject to normal wear and tear. To Four Seasons' knowledge, there are no latent defects of adverse physical conditions affecting any Property or the buildings or improvements thereon, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

  (o)
  Personal Property.    Four Seasons and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property owned or leased, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Four Seasons' nor any of its subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  (p)
  Contracts.

  (i)
  Section 3.1(p) of the Disclosure Letter contains a list of the following contracts, correct, current and complete copies of which have been made available to the Purchaser:

  (A)
  any lease of real property by Four Seasons or any of its subsidiaries, as tenant, with third parties providing for annual rentals of $1,000,000 or more;

      (B)
      any Contract under which Four Seasons or any of its subsidiaries is obliged to make payments on an annual basis in excess of $2,500,000 in the aggregate;

      (C)
      any partnership, limited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any partnership or joint venture which is not a wholly-owned subsidiary of Four Seasons (other than any such agreement or arrangement relating to the operation or business of a property in the ordinary course and which is not material with respect to such property) where Four Seasons' obligations with respect to any such partnership or joint venture exceed $5,000,000 individually where such obligations arise from Management Agreements or exceed $2,500,000 individually where such obligations do not arise from Management Agreements;

      (D)
      any Contract (other than with or among wholly-owned subsidiaries) under which Indebtedness for borrowed money in excess of $2,500,000 is outstanding or may be incurred or pursuant to which any property or asset of Four Seasons or any of its subsidiaries is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien), or any Contract restricting the incurrence of Indebtedness by Four Seasons or any wholly-owned subsidiary or the incurrence of Liens (other than Permitted Liens) on any Properties or securities of wholly-owned subsidiaries or restricting the payment of dividends or the transfer of any Owned Real Properties;

      (E)
      except pursuant to any Management Agreement or any agreement relating thereto, any Contract that purports to limit the right of Four Seasons or any of its subsidiaries or affiliates to, in any material respect (i) engage in any line of business, or (ii) compete with any person or operate in any location;

      (F)
      any Contract providing for the sale or exchange of, or option to sell or exchange, any Property with a fair market value in excess of $5,000,000, or for the purchase or exchange of, or option to purchase or exchange, any Property with a fair market value in excess of $5,000,000 entered into in the past 12 months or in respect of which the applicable transaction has not been consummated;

      (G)
      any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets (other than Contracts referenced in clause (F) of this Section 3.1(p)(i)) or capital stock or other equity interests of another person for aggregate consideration in excess of $2,500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

      (H)
      each Contract pursuant to which Four Seasons or any of its subsidiaries or affiliates manages, operates or provides goods or services to or for any hotel, resort, fractional interest program, condominium, development, food and beverage operation or other similar business or property of a third party owner (together with any Contract related thereto, the "Management Agreements"), and each franchise or other agreement pursuant to which Four Seasons or any of its subsidiaries grants any rights to a third party (other than Four Seasons or any of its wholly-owned subsidiaries) to operate any hotel, resort, fractional interest program, condominium, development, food and beverage operation or other similar business or property utilizing any of the Intellectual Property Rights, other than agreements incidental to the operation of a particular hotel property in the ordinary course of business;

      (I)
      except for any radius restrictions contained in any Management Agreement, any standstill or similar Contract currently restricting the ability of Four Seasons or any of its subsidiaries to offer to purchase or purchase the assets or equity securities of another person; and

      (J)
      any Contract (other than Contracts referenced in clauses (A) through (I) of this Section 3.1(p)(i)) which has been filed by Four Seasons or its affiliates with Securities Authorities as a material contract and forming part of Four Seasons' Public Disclosure

        Record (the Contracts described in clauses (A) through (J), together with all exhibits and schedules thereto being, the "Material Contracts").

    (ii)
    None of Four Seasons or any of its subsidiaries or affiliates or, to the knowledge of Four Seasons, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) where such breach or violation of, or default, has resulted in, or is reasonably likely to result in, a right of termination or other material remedy by any party thereto under, any Management Agreement, and none of Four Seasons or any of its subsidiaries or affiliates has received or given any notice of default under any Management Agreement which remains uncured and, to the knowledge of Four Seasons, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Management Agreement. All Management Agreements are in full force and effect without modification thereto (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally).

    (iii)
    Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) none of Four Seasons, its subsidiaries or, to the knowledge of Four Seasons, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Contract (other than the Management Agreements) and none of Four Seasons or any of its subsidiaries has received or given any notice of default under any such Contract which remains uncured, and (b) to the knowledge of Four Seasons, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of a Material Contract (other than a Management Agreement).

  (q)
  Permits.    Four Seasons and each of its subsidiaries has obtained and is in compliance with all Permits required by applicable Laws necessary to conduct its current businesses as they are now being conducted, other than, for greater certainty, Permits required to be obtained by the owner of a Property in connection with its ownership or operation of a hotel (where Four Seasons is not the owner of such Property) and other than where the absence of such Permits or the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  (r)
  Pension and Employee Benefits.

  (i)
  Section 3.1(r) of the Disclosure Letter contains a list of all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of Four Seasons or any of its subsidiaries, Four Seasons Employees or former Four Seasons Employees, which are maintained by or binding upon Four Seasons or any of its subsidiaries or in respect of which Four Seasons or any of its subsidiaries has any actual or potential liability (including the Four Seasons Stock Option Plan) (collectively, the "Four Seasons Plans"). Any other pension or retirement (including retiree health) plan that is maintained by or is binding upon Four Seasons or any of its subsidiaries or in respect of which Four Seasons or any of its subsidiaries has any actual or potential liability is referred to herein as an "Other Plan". True, current and complete copies of the following have been made available to Purchaser: (A) the Four Seasons Plans, (B) the most recently received Internal Revenue Service determination letter, if any, relating to a Four Seasons Plan, and (C) the most recently prepared actuarial report or financial statement, if any, relating to a Four Seasons Plan.

  (ii)
  All of the Four Seasons Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Four Seasons and/or any of its subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Four Seasons Plans.

    (iii)
    All current obligations of Four Seasons or any of its subsidiaries regarding the Four Seasons Plans and the Other Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by Four Seasons or any of its subsidiaries, as the case may be, under the terms of each Four Seasons Plan, each Other Plan or by applicable Laws in respect of the Four Seasons Plans and the Other Plans have been made in a timely fashion in accordance with applicable Laws in all material respects and in accordance with the terms of the applicable Four Seasons Plan or Other Plan. The obligations of Four Seasons or any of its subsidiaries to any of the Four Seasons Plans or the Other Plans that are multi-employer plans are restricted to providing information and making contributions and are set out completely and accurately in the collective bargaining agreements for the properties listed in Section 3.1(w) of the Disclosure Letter.

    (iv)
    As of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Four Seasons or any of its subsidiaries from any applicable Governmental Entities in respect of any Four Seasons Plan that is a pension or retirement plan or any Other Plan; and no such Four Seasons Plan or Other Plan provides any non-pension post-retirement or post-employment benefits. No Four Seasons Plan or Other Plan is a defined benefit pension plan (whether registered or not) and no Four Seasons Plan or Other Plan that is a defined contribution pension plan is an unfunded plan. None of Four Seasons or any of its subsidiaries would incur any material withdrawal liability from withdrawing from any such Four Seasons Plan or any Other Plan. Four Seasons has an effective reservation of rights for each non-pension post-retirement or post-employment benefit plan applicable to Four Seasons Employees or former Four Seasons Employees which allows Four Seasons to amend or terminate such plan, subject to applicable Law.

    (v)
    To the knowledge of Four Seasons, no Four Seasons Plan or Other Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits) and, to the knowledge of Four Seasons, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Four Seasons Plan or Other Plan required to be registered or qualified.

    (vi)
    None of the execution and delivery of this Agreement by Four Seasons or consummation of the Arrangement or compliance by Four Seasons with any of the provisions hereof shall result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director of Four Seasons or Four Seasons Employee or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Four Seasons Plan or restriction held in connection with a Four Seasons Plan.

  (s)
  Compliance with Laws.    Four Seasons and its subsidiaries, have complied, in all material respects, with and are not, in any material respect, in violation of any applicable Laws. None of Four Seasons or, to the knowledge of Four Seasons, any of its subsidiaries or any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

  (t)
  Intellectual Property.    (i) Four Seasons and its subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses), all patents, trade-marks, trade names, service marks, copyrights, know-how, trade secrets, software, technology, and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole (collectively, the

    "Intellectual Property Rights"); (ii) all such Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole; (iii) to the knowledge of Four Seasons, all such Intellectual Property Rights are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally), and do not infringe in any material way upon any third parties' intellectual property and proprietary rights, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Intellectual Property Rights; (iv) to the knowledge of Four Seasons, no third party is infringing upon such Intellectual Property Rights in a manner that currently would reasonably be expected to adversely affect such Intellectual Property Rights in any material respect; (v) all computer hardware and their associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole (collectively, the "Technology") are up-to-date and sufficient, in all material respects, for conducting the business, as presently conducted, of Four Seasons and its subsidiaries taken as a whole; (vi) Four Seasons and its subsidiaries own or have validly licensed (and are not in material breach of such licenses) such Technology and have commercially reasonable virus protection and security measures in place in relation to such Technology; and (vii) Four Seasons and its subsidiaries have reasonable back-up systems and audited procedures and disaster recovery strategies adequate to ensure the continuing availability of the functionality provided by the Technology, and have ownership of or a valid license to the Intellectual Property Rights necessary to allow them to continue to provide, in all material respects, the functionality provided by the Technology in the event of any malfunction of the Technology or other form of disaster affecting the Technology. Four Seasons owns all right, title and interest in and to the trademarks, trade names and service marks listed in Section 3.1(t) of the Disclosure Letter. Section 3.1(t) of the Disclosure Letter sets forth the Intellectual Property Rights that are licensed by Four Seasons to a third party (other than pursuant to any Management Agreement).

  (u)
  Insurance.    Four Seasons and its subsidiaries maintain policies or binders of insurance as are listed in Section 3.1(u) of the Disclosure Letter. Section 3.1(u) of the Disclosure Letter contains a description of all rights to indemnification now existing in favour of present or former officers and directors of Four Seasons or any of its material subsidiaries that arise in connection with their serving as directors or officers of Four Seasons or any such subsidiary, except for any rights of indemnification that are included in Four Seasons' or any of its material subsidiaries' charters, by-laws or other comparable organizational documents. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Four Seasons and each of its subsidiaries is covered by valid and currently effective insurance policies issued in favour of Four Seasons or any of its subsidiaries that Four Seasons reasonably has determined to be commercially reasonable, taking into account the industries in which Four Seasons and its subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each insurance policy issued in favour of Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) or pursuant to which Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) none of Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) is in breach or default, and none of Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of Four Seasons, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) with respect to any such policy, (iv) to the knowledge of Four Seasons, none of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (v) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (vi) there is no claim by Four Seasons or any of its subsidiaries (other than any immaterial subsidiary) pending under any such policy that has been denied or disputed by the insurer, and (vii) all claims under such policies have been filed in a timely fashion.

  (v)
  Environment.

  (i)
  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Four Seasons and its subsidiaries is in compliance with all, and has not violated any, Environmental Laws;

  (ii)
  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) neither Four Seasons nor any of its subsidiaries has Released, and, to the knowledge of Four Seasons, no other person has Released, any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable Properties or real properties (including the workplace environment) currently or, to Four Seasons' knowledge, previously owned, leased or operated by Four Seasons or any of its subsidiaries, and (y), to the knowledge of Four Seasons, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect Four Seasons or any of its subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable Properties or real properties (including the workplace environment) currently or, to Four Seasons' knowledge, previously owned, leased or operated by Four Seasons or any of its subsidiaries;

  (iii)
  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending claims or, to the knowledge of Four Seasons, threatened claims, against Four Seasons or any of its subsidiaries arising out of any Environmental Laws;

  (iv)
  No Lien in favour of a Governmental Entity arising under Environmental Laws is pending or, to the knowledge of Four Seasons, threatened, affecting Four Seasons or any of its subsidiaries or any real property owned, or leased by Four Seasons or any of its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

  (v)
  Four Seasons has made available to Purchaser, its affiliates and their respective advisors copies of (x) all material environmental assessments, reports, audits and other documents in its possession (to the extent not superseded by a subsequent assessment, report, audit or other document, as applicable) relating to any real property currently owned or leased by Four Seasons or any of its subsidiaries and (y) any other such assessments, reports, audits and other documents which, to the knowledge of Four Seasons, are in its possession in its offices in Toronto that relate to the current or past environmental condition of any real property currently or formerly owned, leased or operated by Four Seasons or any of its subsidiaries.

  The Parties agree that the representations and warranties contained in this Section 3.1(v) are the sole representations and warranties of Four Seasons relating to compliance with the Environmental Laws. For purposes of this Section 3.1(v) only, references to "the knowledge of Four Seasons" means the actual knowledge, in their capacity as officers of Four Seasons and not in their personal capacity, of Sarah Cohen and Randolph Weisz, without further inquiry.

  (w)
  Employment Agreements and Collective Agreements.    Four Seasons and each of its subsidiaries is not a party to or bound or governed by:

  (i)
  in respect of the Four Seasons Employees, except for the Contracts with those individuals listed in Section 3.1(w) of the Disclosure Letter and employment offer and promotion letters delivered in the ordinary course of business, (a) any existing employment agreement with any member of the Four Seasons management committee, any other officer of Four Seasons or any other person providing for payments in excess of $200,000 annually, or (b) any change of control agreement with any officer or senior employee or any written or, to the knowledge of Four Seasons, oral agreement, arrangement or understanding providing for an existing retention, severance or termination compensation or benefits to any officer or senior employee;

    (ii)
    except for the hotel properties listed in Section 3.1(w) of the Disclosure Letter, any existing collective bargaining or union agreements in place at the hotel properties managed by Four Seasons or any of its subsidiaries; or

    (iii)
    in respect of the Four Seasons Employees, except for the Contracts with those individuals listed in Section 3.1(w) of the Disclosure Letter and employment offer and promotion letters delivered in the ordinary course of business, any change of control agreement with any officer or senior employee or any written or, to the knowledge of Four Seasons, oral agreement, arrangement or understanding providing for retention, severance or termination compensation or benefits to any officer or senior employee of Four Seasons that would, to the extent subject to United States Tax Laws, not be deductible pursuant to Section 162 or Section 280G of the Code or would be subject to the excise tax imposed by Section 4999 of the Code.

  Four Seasons has made available to the Purchaser, complete copies (or descriptions, where applicable) of the Contracts referred to in clauses (i), (ii) or (iii) of this Section 3.1(w). There are no material labour disputes, strikes or lock-outs relating to or involving any employees of Four Seasons or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no actual or, to the knowledge of Four Seasons, threatened applications for certification, voluntary recognition, related employer, successor employer or union bargaining rights in respect of Four Seasons or any of its subsidiaries.

  (x)
  Vote Required.

  (i)
  The only vote of holders of securities of Four Seasons necessary (under the Four Seasons Organizational Documents, the OBCA and other applicable Laws) to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Vote.

  (ii)
  There are no shareholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which Four Seasons or any of its subsidiaries is a party or, to the knowledge of Four Seasons, with respect to any shares or other equity interests of Four Seasons or any of its subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Four Seasons or of any of its subsidiaries.

  (y)
  Brokers.    Except for the Financial Advisor (in respect of the Valuation and Fairness Opinion), and Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from, or to the reimbursement of any of its expenses by, Four Seasons or any of its subsidiaries in connection with this Agreement or the Arrangement. Four Seasons has provided to Purchaser a correct and complete copy of all agreements relating to the arrangements between it and each of Goldman, Sachs & Co. and the Financial Advisor which are in effect at the date hereof.

3.2   Survival of Representations and Warranties

        No investigation by or on behalf of, or knowledge of, the Purchaser, Triples or any of their respective affiliates, or Isadore Sharp, will mitigate, diminish or affect the representations or warranties made by Four Seasons in this Agreement or any certificate delivered by Four Seasons pursuant to this Agreement. Except for the representations and warranties contained in this Article III, neither Four Seasons nor any other persons on behalf of Four Seasons makes any express or implied representation or warranty with respect to Four Seasons or with respect to any other information provided or otherwise made available to the Purchaser in connection with the transactions contemplated hereby. The representations and warranties of Four Seasons contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 3.2 shall not limit any covenant or agreement of Four Seasons or any of its subsidiaries which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1   Representations and Warranties of the Purchaser

        The Purchaser hereby represents and warrants to and in favour of Four Seasons as follows and acknowledges that Four Seasons is relying upon such representations and warranties in connection with the entering into of this Agreement:

    (a)
    Authority Relative to this Agreement.    The Purchaser is a corporation duly incorporated under the laws of its jurisdiction of incorporation for the purpose of consummating the Arrangement and has not carried on any active business prior to the date of this Agreement other than activities in connection with this Agreement, the documents ancillary hereto and the transactions contemplated hereby and thereby. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the board and shareholders of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or any agreement ancillary hereto and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

    (b)
    No Violations.    Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the Arrangement by the Purchaser nor compliance by the Purchaser with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would (i) constitute a default) under (A) the articles of incorporation or Laws governing the Purchaser or (B) any material contract or other instrument or obligation to which the Purchaser or any Purchaser Party is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Purchaser or any Purchaser Party is bound and, in each case, individually or in the aggregate would materially adversely affect the Purchaser's ability to perform its obligations under this Agreement, or (ii) subject to obtaining the Regulatory Approvals, violate any Law applicable to the Purchaser or any of its properties or assets (except, in the case of clause (ii) above, for such violations which would not reasonably be expected to have a Purchaser Material Adverse Effect). Subject to obtaining the Regulatory Approvals set forth in Schedule C hereto and other than in connection with or in compliance with the provisions of applicable corporate, competition, anti-trust and securities Laws, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of the Purchaser in connection with the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not reasonably be expected to have a Purchaser Material Adverse Effect.

    (c)
    Financing; Sponsor Guarantee.    Concurrently with the execution and delivery hereof, the Purchaser has delivered to Four Seasons copies of (i) an executed Amended and Restated Funding and Cooperation Agreement pursuant to which Kingdom and Cascade have agreed to provide cash equity financing in the aggregate amount of up to $1.8 billion (the "Equity Funding Letter"), (ii) an executed commitment letter (the "Commitment Letter") from Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (collectively, the "Lender"), pursuant to which the Lender has committed to provide the Purchaser and certain existing or future subsidiaries of Purchaser with financing in an aggregate amount of $950 million (such financing or any alternative financing in the same amount, the "Debt Financing"), and (iii) an executed limited guarantee by Kingdom and Cascade of the Purchaser's obligations hereunder (the "Sponsor Guarantee"). The Equity Funding Letter and the Sponsor Guarantee, in the form so delivered, is a legal, valid and binding obligation of the parties thereto and, solely in the case of the Sponsor Guarantee, enforceable by Four Seasons in accordance with its terms, and is in full force and effect as of the date hereof. The Purchaser has fully paid any and all commitment fees or other fees required by the Commitment Letter or as otherwise required pursuant to the Debt Financing that have come due. As of the date hereof, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Purchaser, and to the knowledge of the Purchaser, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Purchaser under the Equity Funding Letter, the Commitment Letter or the Sponsor Guarantee. The Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letter or the Commitment Letter. The Purchaser shall have at the Closing Date and at the Effective Time proceeds in connection with equity financing as contemplated by the Equity Funding Letter and the Debt Financing sufficient to consummate the Arrangement and the transactions contemplated thereby upon the terms contemplated by this Agreement.

    (d)
    Investment Canada.    The Purchaser is not a Canadian within the meaning of the Investment Canada Act (Canada).

4.2   Survival of Representations and Warranties

        The representations and warranties of the Purchaser contained in this Agreement shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. This Section 4.2 shall not limit any covenant or agreement of the Purchaser which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

ARTICLE V
COVENANTS OF THE PARTIES

5.1   Covenants of Four Seasons Regarding the Conduct of Business

        Four Seasons covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing (to the extent that such consent is permitted by applicable Law), such agreement not to be unreasonably withheld or delayed (except as otherwise provided herein), or except as is otherwise expressly permitted or contemplated by this Agreement, or the Plan of Arrangement or contemplated by the reforecasted fiscal 2006 budget contained in the indicative fiscal 2007 budget or by the indicative fiscal 2007 budget (all as set forth in Section 5.1 of the Disclosure Letter), or as is contemplated by Section 5.1 of the Disclosure Letter or as is otherwise required by applicable Law:

  (a)
  the business of Four Seasons and its subsidiaries shall be conducted only, and Four Seasons and its subsidiaries shall not take any action except, in the ordinary course of business consistent with past practice, and Four Seasons shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries' business organization, assets, properties, employees, goodwill and business relationships, including with any hotel and resort property owner;

  (b)
  Four Seasons shall not, and shall not permit any of its subsidiaries to, directly or indirectly: (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Four Seasons Shares owned by any person or the securities of any subsidiary owned by a person other than Four Seasons other than, in the case of Four Seasons, regularly scheduled semi-annual cash dividends, consistent with past practice and, in the case of any subsidiary wholly-owned by Four Seasons, any dividends payable to Four Seasons or any other wholly-owned subsidiary of Four Seasons; (iii) with respect to Four Seasons and its subsidiaries (other than any immaterial subsidiary) only, adjust, split, combine or reclassify its shares; (iv) issue, grant, sell or cause or, except in the case of Four

    Seasons in respect of shares of Four Seasons, permit a Lien (other than Permitted Liens) to be created on, or agree to issue, grant, sell or cause or, except in the case of Four Seasons in respect of shares of Four Seasons, permit a Lien (other than Permitted Liens) to be created on any shares of Four Seasons or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Four Seasons or any of its subsidiaries, other than (A) the issuance of Limited Voting Shares issuable pursuant to the terms of the outstanding Four Seasons Options and the Four Seasons Convertible Notes, and (B) transactions between two or more Four Seasons wholly-owned subsidiaries or between Four Seasons and a Four Seasons wholly-owned subsidiary; (v) redeem, purchase or otherwise acquire or subject to a Lien any of its outstanding securities or securities convertible or exchangeable into or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more Four Seasons wholly-owned subsidiaries or between Four Seasons and a Four Seasons wholly-owned subsidiary; (vi) with respect to Four Seasons and its material subsidiaries only, amend or modify the terms of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Four Seasons or any of its subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP; (ix) make any material Tax election or settle or compromise any material Tax liability; or (x) authorize or propose any of the foregoing, or enter into, modify or terminate any Contract with respect to any of the foregoing;

  (c)
  Four Seasons shall promptly notify Purchaser in writing of (i) any circumstance or development that, to the knowledge of Four Seasons, is or would reasonably be expected to have a Material Adverse Effect or any change in any material fact set forth in the Data Room or the Disclosure Letter, or in Four Seasons' Public Disclosure Record filed before February 7, 2007, and (ii) the occurrence of any loss, breakage or damage to a hotel property owned or managed by Four Seasons or any of its subsidiaries in excess of $5,000,000 (irrespective of insurance or third party proceeds which have been or may be received in connection with such loss, breakage or damage); provided that the delivery of any such notification shall not modify, amend or supersede any disclosure set forth in the Disclosure Letter or any representation or warranty of Four Seasons contained in this Agreement or in any certificate or other instrument delivered in connection herewith;

  (d)
  Four Seasons shall not, and shall not permit any of its subsidiaries to, directly or indirectly, except, in the case of clauses (i), (ii) and (iv) below (and, to the extent that it relates to the foregoing clauses, clause (viii) below), in the ordinary course of business consistent with past practice: (i) sell, pledge, lease, license, dispose of or cause or permit a Lien to be created on any assets (including the shares of any subsidiary) of Four Seasons or of any subsidiary; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or assets of any other person, or enter into or extend any option to acquire, or exercise an option to acquire, any real property or commence construction of, or enter into any Contract to develop or construct, any real estate projects, if any of the foregoing would reasonably be expected to be material to Four Seasons and its subsidiaries taken as a whole and are otherwise not in the ordinary course of business consistent with past practice; (iii) incur any Indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances in excess of $5,000,000 individually or $25,000,000 in the aggregate, except for extensions of existing Indebtedness and the issuance of letters of credit; (iv) make or commit to make capital expenditures or charitable contributions that, together with capital expenditures or charitable contributions made or committed to be made since September 30, 2006, are, in the aggregate, in excess of $2,500,000; (v) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Four Seasons Financial Statements; (vi) waive, release, grant or transfer any rights of material value other than as permitted by Sections 5.1 (e) or (h); (vii) enter into a new line of business; or (viii) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

  (e)
  Four Seasons shall not, and shall not permit any of its subsidiaries to, directly or indirectly (i) enter into any Management Agreement or Contract with respect to the purchase or sale or development of any hotel or property outside the ordinary course of business or that would impose payment or other obligations on Four Seasons or any of its subsidiaries in excess of $5,000,000 individually or $25,000,000 in the aggregate; (ii) amend in a manner materially adverse to Four Seasons or any of its subsidiaries or voluntarily terminate any Management Agreement; (iii) enter into any Contract or series of Contracts (other than a Management Agreement or Contract with respect to the purchase or sale or development of any hotel or property) resulting in a new Contract or series of related new Contracts outside of the ordinary course of business that would result in any Contract having a term in excess of 12 months and that would not be terminable by Four Seasons or its subsidiaries upon notice of 90 days or less from the date of the relevant Contract or modification of the Contract, or that would impose payment or other financial obligations on Four Seasons or any of its subsidiaries in excess of $2,500,000 individually or $25,000,000, in the aggregate, (iv) enter into any Contract that would limit or otherwise restrict Four Seasons or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Purchaser or any of its affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area, except as contemplated by any Management Agreement; or (v) terminate, cancel or amend in any manner materially adverse to Four Seasons or any of its subsidiaries any Material Contract not otherwise contemplated in this section 5.1(e);

  (f)
  other than as is necessary to comply with applicable Laws, Four Seasons Plans or Contracts, neither Four Seasons nor any of its subsidiaries, in respect of the Four Seasons Employees, (i) shall grant to any officer or director of Four Seasons or any of its subsidiaries an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the grant of any severance or termination pay; (iv) enter into any employment agreement with any officer or director of Four Seasons or any of its subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; or (vi) adopt or materially amend or make any contribution to any Four Seasons Plan;

  (g)
  except as permitted pursuant to this Section 5.1, Four Seasons shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees (other than performance guarantees on behalf of wholly-owned subsidiaries) to, any other person other than to wholly-owned subsidiaries, or make any loans to any officer, or director of Four Seasons or any of its subsidiaries;

  (h)
  Four Seasons shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise (i) any material Legal Actions or any material claim or material liability other than in the ordinary course of business consistent with past practice or (ii) any Legal Action that is brought by any current, former or purported holder of any securities of Four Seasons in its capacity as such and that (A) requires any payment to such security holders by Four Seasons or any subsidiary or (B) adversely affects in any material respect the ability of Four Seasons and the subsidiaries to conduct their business in a manner consistent with past practice; and

  (i)
  Four Seasons shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Four Seasons or any of its subsidiaries that is placed by Four Seasons, including directors' and officers' insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that Four Seasons shall not place or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

  (j)
  Four Seasons will not enter into or amend any Contract with any broker, finder or investment banker as contemplated in Section 3.1(y), including any amendment of any of the Contracts referred to in the second sentence of Section 3.1(y) without the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser; provided that the Purchaser will not unreasonably withhold its consent in connection with Four Seasons entering into or amending any such Contract with a financial advisor to the Special Committee.

5.2   Pre-Acquisition Reorganizations

        Subject to the following sentences, Four Seasons agrees that, upon request by the Purchaser, Four Seasons shall, and shall cause its subsidiaries to, at the expense of Purchaser, use its commercially reasonable efforts to (i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as the Purchaser may request, acting reasonably (each a "Pre-Acquisition Reorganization") and (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may most effectively be undertaken. The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganizations shall (A) not impede, delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (B) be such that, in the opinion of Four Seasons, acting reasonably, would not prejudice the Four Seasons Shareholders or the holders of Four Seasons Options; (C) not require Four Seasons to obtain the approval of Four Seasons Shareholders; or (D) not be considered in determining whether a representation, warranty or covenant of Four Seasons hereunder has been breached, it being acknowledged by the Purchaser that these actions could require the consent of third parties under applicable Contracts and Governmental Entities. The Purchaser shall provide written notice to Four Seasons of any proposed Pre-Acquisition Reorganization at least twenty days prior to the anticipated Effective Time. Upon receipt of such notice, the Purchaser and Four Seasons shall, at the expense of the Purchaser, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations. The Parties shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the day ending immediately prior to the Closing Date (but after the Purchaser shall have waived or confirmed that all conditions to Closing have been satisfied), provided that no such Pre-Acquisition Reorganization will be made effective unless (i) it is reasonably certain, after consulting with Four Seasons, that the Arrangement will become effective; (ii) such Pre-Acquisition Reorganization can be reversed or unwound without adversely affecting Four Seasons or its subsidiaries in the event the Arrangement does not become effective and this Agreement is terminated; or (iii) Four Seasons otherwise reasonably agrees. If the Arrangement is not completed, the Purchaser will forthwith reimburse Four Seasons for all reasonable fees and expenses (including any professional fees and expenses) incurred by Four Seasons and its subsidiaries in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for any costs of Four Seasons and its subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of the Agreement at the Purchaser's request. The obligation of the Purchaser to reimburse Four Seasons for fees and expenses and be responsible for costs as set out in this Section will be in addition to any other payment the Purchaser may be obligated to make hereunder and will survive termination of this Agreement. The completion of the Pre-Acquisition Reorganization shall not be a condition to completion of the Arrangement.

5.3   Covenants of Four Seasons Regarding the Arrangement

        Four Seasons shall perform, and shall cause its subsidiaries to perform, all obligations required or desirable to be performed by Four Seasons or any of its subsidiaries under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Four Seasons shall and, where appropriate, shall cause its subsidiaries to:

  (a)
  except as specifically permitted by Section 7.2, use all commercially reasonable efforts to obtain the Required Vote;

  (b)
  unless this Agreement shall have been terminated in accordance with Section 8.2, submit this Agreement to the Four Seasons Shareholders at the Four Seasons Meeting no later than the fifth business day immediately preceding the Outside Date, even if its Board shall have withdrawn, amended, modified or qualified its recommendation of this Agreement or the Arrangement;

  (c)
  use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Four Seasons or a subsidiary in connection with the Arrangement from other parties to the Contracts; notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, not pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation due to such person, and (ii) neither the Purchaser nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such person;

  (d)
  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Four Seasons or any of its subsidiaries relating to the Arrangement;

  (e)
  apply for and use all commercially reasonable efforts to obtain, and use all commercially reasonable efforts to assist the Purchaser to obtain, all Regulatory Approvals relating to Four Seasons or any of its subsidiaries and, in doing so, keep the Purchaser reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for the Purchaser to provide its comments thereon;

  (f)
  defend all lawsuits or other legal, regulatory or other proceedings against Four Seasons or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

  (g)
  take all actions required under the Indenture, including the giving of any notices to the trustee or the holders of the Four Seasons Convertible Notes and the execution of any supplemental indenture, (i) in connection with the consummation of the transactions contemplated by this Agreement, and (ii) to ensure that the treatment of the Four Seasons Convertible Notes contemplated by the second to last sentence of Section 3.1(e) is achieved.

5.4   Covenants of the Purchaser Regarding the Performance of Obligations

        Except as contemplated in this Agreement, the Purchaser shall perform all obligations required or desirable to be performed by it under this Agreement, co-operate with Four Seasons in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Purchaser shall:

  (a)
  apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to it and relating to Four Seasons or any of Four Seasons' subsidiaries and, in doing so, keep Four Seasons reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Four Seasons with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for Four Seasons to provide its reasonable comments thereon; provided, however, that nothing in this Agreement shall require the Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates to divest or hold separate or otherwise take or commit to take any action to obtain any such Regulatory Approval that would adversely affect the activities of the Purchaser, any Purchaser

    Party, Four Seasons or any of their respective significant affiliates as conducted on the date hereof in any material respect;

  (b)
  use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Purchaser or any of its affiliates relating to the Arrangement;

  (c)
  defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

  (d)
  make available to Four Seasons, on a timely basis after consummation of the Arrangement, sufficient funds to permit Four Seasons to meet its obligations under the Indenture with respect to the conversion or any required repurchase of Four Seasons Convertible Notes; and

  (e)
  vote and cause its affiliates to vote (or cause to be voted) all Four Seasons Shares held by each of them in favour of the Arrangement and transactions contemplated hereby.

5.5   Mutual Covenants

        Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

  (a)
  it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article VI to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement, including using its commercially reasonable efforts to: (i) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (ii) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder; and

  (b)
  it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or commercially reasonable action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or to prevent or materially delay the consummation of the transactions contemplated hereby, in each case, except as permitted by this Agreement.

5.6   Stock Options

        Purchaser acknowledges that, subject to receipt of all appropriate approvals and consents from any Governmental Entity, and pursuant to the provisions of the Four Seasons Stock Option Plan, Four Seasons shall facilitate the acceleration of the vesting of any unvested Four Seasons Options as may be necessary or desirable to allow all persons holding Four Seasons Options to exercise such Options for the purpose of participating in the Arrangement. Pursuant to the Arrangement, any Four Seasons Options that have not been exercised prior to the Effective Time will be transferred by each holder thereof to Four Seasons without any act or formality on its or their part in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Four Seasons Shares underlying the Four Seasons Options held by such holder and $82.00, over (ii) the aggregate exercise price for all Four Seasons Shares underlying the Four Seasons Options held by such holder (converted at the Bank of Canada's published rate of exchange for United States dollars at noon on the day prior to the Closing Date). Pursuant to the Plan of Arrangement, Four Seasons will be entitled to deduct and withhold from any consideration otherwise payable to any holder of Four Seasons Options such amounts as Four Seasons is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident.

5.7   Disclosure of Material Information upon Termination

        If this Agreement is terminated prior to the Effective Time (other than pursuant to Section 8.2(4)), Four Seasons shall, within 5 Business Days of such termination, disclose all Material Information to the public generally by means of a material change report and a filing on Form 8-K or other periodic report required or permitted to be filed under applicable laws. For purposes of this Section 5.7, "Material Information" shall mean all material and non-public information concerning Four Seasons or any of its subsidiaries that has been furnished to the Purchaser or any of it affiliates, in written, electronic or other form, in connection with this Agreement, the contemplated transactions or the due diligence therefor.

ARTICLE VI
CONDITIONS

6.1   Mutual Condition Precedents

        The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived by the mutual consent of the Parties:

  (a)
  the Arrangement shall have been approved at the Four Seasons Meeting by not less than the Required Vote;

  (b)
  the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Parties, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

  (c)
  all Regulatory Approvals shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

  (d)
  no Governmental Entity shall have enacted, issued, promulgated, applied for (or advised either Four Seasons or the Purchaser in writing that it has determined to make such application), enforced or entered any Law (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits consummation of, or dissolves the Arrangement or the other transactions contemplated by this Agreement; and

  (e)
  this Agreement shall not have been terminated in accordance with its terms.

6.2   Additional Conditions Precedent to the Obligations of the Purchaser

        The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser and may be waived by Purchaser):

  (a)
  all covenants of Four Seasons under this Agreement to be performed on or before the Effective Time shall have been duly performed by Four Seasons in all material respects, and Purchaser shall have received a certificate of Four Seasons addressed to Purchaser and dated the Effective Time, signed on behalf of Four Seasons by two senior executive officers of Four Seasons (on Four Seasons' behalf and without personal liability), confirming the same as at the Effective Time;

  (b)
  the representations and warranties of Four Seasons set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect. In addition, the representations and warranties set forth in the first three sentences of Section 3.1(e) shall be true and correct in all material respects. The Purchaser shall have received a certificate of Four Seasons addressed to Purchaser and dated the Effective Time, signed on behalf of

    Four Seasons by two senior executive officers of Four Seasons (on Four Seasons' behalf and without personal liability), confirming the above as at the Effective Time;

  (c)
  all Regulatory Approvals shall have been obtained or concluded on terms and conditions that do not adversely affect the activities of the Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates as conducted on the date hereof in any material respect and no Governmental Entity shall have advised Purchaser, any Purchaser Party, Four Seasons or any of their respective affiliates that it intends to seek to impose any restriction on their respective activities (as conducted on the date hereof) as a result of the consummation of the Arrangement that would adversely affect Purchaser, any Purchaser Party, Four Seasons or any of their respective significant affiliates in any material respect;

  (d)
  between the date hereof and the Effective Time, there shall not have occurred a Material Adverse Effect with respect to Four Seasons or any event or occurrence that would reasonably be expected to have a Material Adverse Effect; and

  (e)
  the aggregate number of Limited Voting Shares held, directly or indirectly, by the Four Seasons Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Limited Voting Shares.

6.3   Additional Conditions Precedent to the Obligations of Four Seasons

        The obligations of Four Seasons to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Four Seasons and may be waived by Four Seasons):

  (a)
  all covenants of the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser in all material respects, and Four Seasons shall have received a certificate of the Purchaser, addressed to Four Seasons and dated the Effective Time, signed on behalf of the Purchaser by two of its senior executive officers (on such Party's behalf and without personal liability), confirming the same as of the Effective Time; and

  (b)
  the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Purchaser Material Adverse Effect. Four Seasons shall have received a certificate of the Purchaser, addressed to Four Seasons and dated the Effective Time, signed on behalf of the Purchaser by two senior executive officers of such Party (on such Party's behalf and without personal liability), confirming the above as of the Effective Time.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1   Notice and Cure Provisions

  (1)
  Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

  (a)
  cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

  (b)
  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

  (2)
  Purchaser may not exercise its right to terminate this Agreement pursuant to Section 8.2(3)(b) and Four Seasons may not exercise its right to terminate this Agreement pursuant to Section 8.2(4) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in the Disclosure Letter), no Party may exercise such termination right, until the earlier of (i) the Outside Date, and (ii) the date that is 15 business days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Four Seasons Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the Articles of Arrangement with the Director, such filing shall be postponed until two business days after the expiry of such period.

  (3)
  Each Party shall promptly notify the other Party of (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives), (ii) any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives), and (iii) any material Legal Actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that are related to the transactions contemplated by the Agreement.

7.2   Non-Solicitation

  (1)
  Except as expressly provided in this Article VII, Four Seasons shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Four Seasons or any of its subsidiaries, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or entering into any Contract) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any substantive discussions or negotiations with any person (other than the Purchaser and Triples and their respective affiliates) regarding an Acquisition Proposal, (iii) withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to the Purchaser, the approval or recommendation of the Board or any committee thereof (including the Special Committee) of this Agreement or the Arrangement, (iv) accept, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (v) accept or enter into, or publicly propose to enter into, any Contract in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 7.2(2)).

  (2)
  Notwithstanding Section 7.2(1) and any other provision of this Agreement, the Board shall be permitted to (i) withdraw, amend, modify or qualify (or propose publicly to withdraw, amend, modify or qualify) in a manner adverse to the Purchaser the approval or recommendation of the Board or any committee thereof (including the Special Committee) of this Agreement or the Arrangement; (ii) participate in any discussions or negotiations with, or furnish information to, any person in response to an Acquisition Proposal by such person; and (iii) approve, endorse or recommend or propose publicly to approve, endorse or recommend any Acquisition Proposal, if and only to the extent that:

  (a)
  Four Seasons has received an unsolicited bona fide written Acquisition Proposal from such person;

  (b)
  Four Seasons shall have complied with all other requirements of this Section 7.2;

  (c)
  the Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that the Acquisition Proposal would be reasonably likely to result in a Superior Proposal; and

    (d)
    in the case of clause (ii) of this Section 7.2(2), prior to providing any information or data to such person in connection with such Acquisition Proposal, the Board receives from such person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreements and, taken as a whole, being no less favourable to Four Seasons than the Confidentiality Agreements, and Four Seasons sends a copy of any such confidentiality agreement to the Purchaser promptly upon its execution and the Purchaser is provided promptly with a list of, or in the case of information that was not previously made available to the Purchaser, copies of, any information provided to such person.

  (3)
  Four Seasons shall, and shall cause the officers, directors, employees, representatives and agents of Four Seasons and its subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any person (other than the Purchaser and Triples and their respective affiliates) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal. Four Seasons agrees not to release any third party from any standstill agreement to which it is a party unless such party has made an Acquisition Proposal that the Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith would be reasonably likely to result in a Superior Proposal. Four Seasons shall promptly request the return or destruction of all information provided to any third party which, at any time since January 1, 2006, has entered into a confidentiality agreement with Four Seasons relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such agreement.

  (4)
  Four Seasons shall promptly (and in any event within 72 hours of receipt by Four Seasons) notify the Purchaser, at first orally and thereafter in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, representatives or agents are or become aware, or any amendments to the foregoing, any request for discussions or negotiations, or any request for non-public information relating to Four Seasons or any of its subsidiaries in connection with an Acquisition Proposal or for access to the books or records of Four Seasons or any of its subsidiaries by any person that informs Four Seasons or such subsidiary that it is considering making, or has made, an Acquisition Proposal and any amendment thereto; and Four Seasons shall promptly provide to Purchaser a description of the material terms and conditions of any such Acquisition Proposal or proposal, inquiry, offer or request. Four Seasons shall keep Purchaser informed of any material change to the material terms of any such Acquisition Proposal or proposal, inquiry, offer or request.

  (5)
  Nothing contained in this Section 7.2 (but subject to the Purchaser's rights in Section 8.2(3)(a)) shall prohibit the Board from making any disclosure to Four Seasons' Shareholders prior to the Effective Time if, in the good faith judgment of the Board, after consultation with outside legal counsel, such disclosure is necessary for the Board to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Law, including its obligations under Rule 14e-2 under the Exchange Act.

  (6)
  Nothing contained in this Agreement shall limit in any way the obligation of Four Seasons to convene and hold the Four Seasons Meeting in accordance with Section 2.1 of this Agreement unless this Agreement is terminated in accordance with Article VIII.

7.3   Agreement as to Damages

  (1)
  Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, Four Seasons shall pay, or cause to be paid, to the Purchaser Payment Parties in such proportions as the Purchaser Payment Parties may advise Four Seasons jointly in writing by wire transfer of immediately available funds an amount equal to $75 million (the "Termination

    Fee") less any amounts actually paid or required to be paid by Four Seasons to the Purchaser pursuant to Section 7.3(2), if:

    (a)
    the Purchaser shall have terminated this Agreement pursuant to Section 8.2(3)(c) or Section 8.2(3)(d), in which case payment shall be made within two business days of such termination; or

    (b)
    (i) after the date hereof, (A) and prior to the Four Seasons Meeting, a bona fide Acquisition Proposal shall have been made or proposed to Four Seasons or publicly announced, or a person shall have publicly announced an intention to do so (which has not been withdrawn), or (B) any of the events referred to in Section 8.2(3)(a) shall have occurred, (ii) this Agreement is terminated by the Purchaser or Four Seasons pursuant to Section 8.2(2)(b) and (iii) within 365 days after the date of such termination either (A) Four Seasons or any of its subsidiaries enters into a Contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(A) above) and Four Seasons shall consummate such Acquisition Proposal, whether or not amended prior to its consummation and whether such consummation is before or after such 365th day or (B) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(A) above) is consummated, in which case payment shall be made on the date on which such Acquisition Proposal is consummated; or

    (c)
    the Purchaser shall have terminated this Agreement pursuant to Section 8.2(2)(a) or Section 8.2(3)(b) and (i) the reason that the Effective Time did not occur prior to the Outside Date (in the case of termination pursuant to Section 8.2(2)(a)) was the failure of Four Seasons to complete the transactions contemplated hereby when required to do so, or (ii) the breach that gave rise to the Purchaser's right to terminate (in the case of termination pursuant to Section 8.2(3)(b)) was wilful, in which case payment shall be made within two business days of such termination.

  (2)
  Four Seasons shall pay, or cause to be paid, to the Purchaser by wire transfer of immediately available funds, the reasonable documented expenses of the Purchaser and its affiliates incurred in connection with the transactions contemplated hereby (other than any expenses related to a broker, finder or investment banker) not to exceed $10 million if:

  (a)
  (i) after the date hereof and prior to the Four Seasons Meeting, any of the events referred to in Section 8.2(3)(a) shall have occurred, and (ii) this Agreement shall have been terminated by the Purchaser or Four Seasons pursuant to Section 8.2(2)(b); or

  (b)
  this Agreement shall have been terminated by the Purchaser pursuant to Section 8.2(3)(b),

    such payment to be made within two business days of any such termination.

  (3)
  The Purchaser shall pay, or cause to be paid, to Four Seasons by wire transfer of immediately available funds an amount equal to $100 million if this Agreement shall have been terminated by Four Seasons pursuant to Section 8.2(2)(a) or Section 8.2(4), provided that, in the case of termination pursuant to Section 8.2(2)(a), the reason that the Effective Time did not occur prior to the Outside Date was the failure of the Purchaser to complete the transactions contemplated hereby when required to do so. Such payment shall be made within two business days of any such termination.

  (4)
  In no event shall Four Seasons be required to pay under Section 7.3(1) and 7.3(2), in the aggregate, an amount in excess of the Termination Fee.

7.4   Fees and Expenses

        Except as provided in Section 7.3, each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

7.5   Liquidated Damages, Injunctive Relief and No Liability of Others

        The Parties acknowledge that all of the payment amounts set out in Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages a Party will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to Section 7.3 in the manner provided therein is the sole and exclusive remedy of the Party entitled to such payment in respect of the event giving rise to such payment, other than the right to injunctive relief in accordance with Section 9.3 hereof to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreements or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith. Other than amounts that may become payable pursuant to the Sponsor Guarantee, there shall be no liability of any shareholder, director, officer, employee, advisor or representative of the Purchaser, any Purchaser Party or any affiliate thereof, whether to Four Seasons, the Purchaser or any other person (including any shareholder, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of the Purchaser, any Purchaser Party or any affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby (including in connection with the Equity Funding Letter).

7.6   Access to Information; Confidentiality

        From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Four Seasons shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to the Purchaser and to its officers, employees, agents and representatives such access as the Purchaser may reasonably require at all reasonable times, including for the purpose of facilitating the ability to grant the collateral package required by the Lender in connection with the financing contemplated by the Commitment Letter and the definitive agreements contemplated therein, and facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall make available to the Purchaser all data and information as the Purchaser may reasonably request. Without limiting the foregoing, the Purchaser and its representatives (including its financing sources) shall, upon reasonable prior notice, have the right to conduct appraisal and environmental and engineering inspections of each of the Owned Properties; provided, that no such inspections shall be conducted in a manner which disrupts in any material respect the normal course of business of Four Seasons at the applicable Property. The Purchaser and Four Seasons acknowledge and agree that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreements.

7.7   Insurance and Indemnification

  (1)
  The Purchaser will, or will cause Four Seasons and its subsidiaries to, maintain in effect without any reduction in amount or scope for six years from the Effective Time customary policies of directors' and officers' liability insurance providing protection comparable to the protection provided by the policies maintained by Four Seasons and its subsidiaries which are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time; provided, however, that Four Seasons will not be required, in order to maintain such directors' and officers' liability insurance policy, to pay an annual premium in excess of 250% of the cost of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 250% of such amount, Four Seasons shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 250% of such amount. Furthermore, prior to the Effective Time Four Seasons may, in the alternative, purchase run off directors' and officers' liability insurance for a period of up to six years from the Effective Time provided that the premiums will not exceed 250% of the premiums currently charged to Four Seasons for directors' and officer's liability insurance, and in such event none of the Purchaser, Four Seasons or any of its subsidiaries will have any further obligation under this Section 7.7(1).

  (2)
  The Purchaser agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Four Seasons and its subsidiaries, which shall survive the completion of the Arrangement and the provisions of this Section 7.7 shall be binding, jointly and severally, on all successors of the Purchaser.

  (3)
  The provisions of this Section 7.7 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Four Seasons hereby confirms that it is acting as agent and trustee on their behalf.

7.8   Exchange De-Listing

        Subject to applicable Laws, Purchaser and Four Seasons shall use their commercially reasonable efforts to cause the Four Seasons Shares to be de-listed from the Exchanges and de-registered under the Exchange Act promptly, with effect immediately following the acquisition by the Purchaser of the Four Seasons Shares pursuant to the Plan of Arrangement.

7.9   Take-over Statutes

        If any take-over statute is or becomes applicable to this Agreement, the Arrangement or the other transactions contemplated by this Agreement, each of the Purchaser and Four Seasons and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

7.10 Tax Matters

        During the period from the date of this Agreement to the Effective Time, Four Seasons and its subsidiaries shall:

  (1)
  prepare and timely file all material Returns required to be filed by them on or before the Effective Time ("Post-Signing Returns") in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

  (2)
  fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

  (3)
  properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice.

7.11 Debt Financing

  (1)
  The Purchaser shall use its commercially reasonable efforts to arrange the Debt Financing as promptly as practicable after the date hereof, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Purchaser in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable, the Purchaser shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources as promptly as practicable. The Purchaser shall give Four Seasons prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. The Purchaser shall keep Four Seasons informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. For the avoidance of doubt, if the Debt Financing has not been obtained, the Purchaser shall continue to be obligated to consummate the Arrangement on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 of this Agreement and to the Purchaser's rights under Sections 8.2(2) and 8.2(3).

  (2)
  Four Seasons agrees to provide, shall cause its subsidiaries to provide and shall use its commercially reasonable efforts to have its and their representatives (including counsel, financial advisors and auditors) provide, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing or any other financing transactions contemplated by the Purchaser in connection with the consummation of the transaction contemplated hereby, as may be reasonably requested by the Purchaser (and, without limitation, such requested cooperation shall not unreasonably interfere with the ongoing operations of Four Seasons and its subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) making available to the Purchaser and its financing sources financial and other pertinent information regarding Four Seasons as may be reasonably requested by the Purchaser, (iii) assisting the Purchaser and its financing sources in the preparation of (A) an offering document of the Purchaser for any debt raised to complete the Arrangement and (B) materials for rating agency presentations by the Purchaser, (iv) assisting the Purchaser and its financing sources attending to matters relating to title, (v) reasonably cooperating with the marketing efforts of Purchaser and its financing sources for any debt raised by Purchaser to complete the Arrangement, (vi) forming new direct or indirect subsidiaries, and (vii) having officers execute, without personal liability, any reasonably necessary officers' certificates or management representation letters to Four Seasons' accountants to issue unqualified reports with respect to the financial statements to be included in any offering documents; provided that none of Four Seasons or any subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. The Purchaser shall, promptly upon request by Four Seasons, reimburse Four Seasons for all reasonable out-of-pocket costs (including legal fees) incurred by Four Seasons or its subsidiaries and their respective advisers, agents and representatives in connection with such cooperation.

  (3)
  All non-public or otherwise confidential information regarding Four Seasons obtained by Purchaser or its representatives pursuant to paragraph (2) above shall be kept confidential in accordance with the Confidentiality Agreements.

7.12 Resignations

        Subject to confirmation that insurance coverage is maintained as contemplated by Section 7.7, and delivery by each of Kingdom and Triples of releases from all claims and potential claims in respect of the period prior to the Effective Time in favour of each of the directors of Four Seasons (other than claims or potential claims in respect of which Four Seasons is precluded by applicable Law from indemnifying a director), Four Seasons shall obtain and deliver to the Purchaser at the Effective Time evidence reasonably satisfactory to Purchaser of the resignation effective as of the Effective Time, of those directors of Four Seasons designated by the Purchaser to Four Seasons in writing at least five calendar days prior to the Effective Time.

7.13 Convertible Notes Tender Offer

        The Purchaser currently expects to commence an offer to purchase and related consent solicitation with respect to all of the outstanding Four Seasons Convertible Notes on such terms and conditions as determined by the Purchaser (including the related consent solicitation, the "Convertible Notes Tender Offer"). Four Seasons shall, at the expense of Purchaser, provide all cooperation reasonably requested by the Purchaser in connection with the Convertible Notes Tender Offer. The closing of the Convertible Notes Tender Offer shall be conditioned on the occurrence of the Effective Time, and, unless otherwise specified by the Purchaser, the Parties shall use their commercially reasonable efforts to cause the Convertible Notes Tender Offer to close immediately prior to the Effective Time. The Convertible Notes Tender Offer and other actions taken in connection therewith shall be conducted in accordance with all applicable rules and resolutions of the Securities Authorities and other applicable Laws.

ARTICLE VIII
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1   Term

        This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2   Termination

  (1)
  Termination By Mutual Consent.    This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Purchaser and Four Seasons.

  (2)
  Termination By Either Purchaser or Four Seasons.    This Agreement may be terminated by either Purchaser or Four Seasons at any time prior to the Effective Time:

  (a)
  if the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date; or

  (b)
  if the Required Vote is not obtained at the Four Seasons Meeting (or any adjournment or postponement thereof); or

  (c)
  if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and nonappealable.

  (3)
  Termination By Purchaser.    This Agreement may be terminated by Purchaser at any time prior to the Effective Time:

  (a)
  if (i) the Board shall have failed to publicly recommend this Agreement or the Arrangement, (ii) the Board or any committee thereof (including the Special Committee) shall have withdrawn or qualified, amended or modified in a manner adverse to the Purchaser its approval or recommendation of the Arrangement, (iii) Four Seasons or the Board or any committee thereof (including the Special Committee) publicly announces its intention to do, or that it has done, any of the foregoing, (iv) the Board fails to publicly reaffirm its recommendation of this Agreement and the Arrangement after the announcement or commencement of any Acquisition Proposal or within a reasonable period of time after having been requested to do so by the Purchaser, or (v) any person (other than Purchaser or any of its affiliates or Triples) shall have become the beneficial owner of 33 1/3% or more of the outstanding Limited Voting Shares (either on a primary or diluted basis) and such person has indicated publicly an intention to influence control of Four Seasons or to make an Acquisition Proposal;

  (b)
  subject to Section 7.1, if the Purchaser is not in material breach of its obligations under this Agreement and Four Seasons breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

  (c)
  if Four Seasons breaches its covenants or agreements in Section 2.1(c) or Section 5.3(b); or

  (d)
  if Four Seasons breaches its covenants or agreements in Section 7.2(1).

  (4)
  Termination By Four Seasons.    Subject to Section 7.1, this Agreement may be terminated by Four Seasons at any time prior to the Effective Time, if Four Seasons is not in material breach of its obligations under this Agreement and Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b).

  (5)
  Effect of Termination.    If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in Sections 5.7, 7.3, 7.4, 7.5, the last sentence of Section 7.6, Sections 9.1, 9.2, 9.5, 9.6, 9.7 and 9.8 and this Section 8.2(5) and the Confidentiality Agreements and as otherwise expressly contemplated hereby.

  (6)
  Notwithstanding anything else contained herein, this Agreement may not be terminated by the Purchaser, if the Purchaser, the Purchaser Parties or any of their respective affiliates have failed to vote in favour of the Arrangement Resolution at the Four Seasons Meeting or indicated an intention to do so.

8.3   Amendment

        This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Four Seasons Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

  (a)
  change the time for performance of any of the obligations or acts of the Parties;

  (b)
  waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

  (c)
  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

  (d)
  waive compliance with or modify any conditions precedent herein contained.

8.4   Waiver

        Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE IX
GENERAL PROVISIONS

9.1   Notices

        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

if to the Purchaser:

  c/o FS Washington Acquisition Corp.
  2365 Carillon Point
  Kirkland, Washington, U.S.A.
  98033

  Attention: General Counsel
  Facsimile: (425) 576-8078

  and to:

  c/o Kingdom Hotels International
  P.O. Box 309GT
  George Town, Grand Cayman
  Cayman Islands

  Attention: President
  Facsimile: (345) 949-8080

with a copy (which shall not constitute notice) to:

  Cleary Gottlieb Steen & Hamilton LLP
  One Liberty Plaza
  New York, NY 10006

  Attention: Christopher Austin
  Facsimile: (212) 225-3999

  E-mail: caustin@cgsh.com

  and to:

  Isadore Sharp
  c/o Ogilvy Renault LLP
  Suite 3800
  Royal Bank Plaza, South Tower
  200 Bay Street
  P.O. Box 84
  Toronto, Ontario, Canada

  Attention: Norman Steinberg/Ava Yaskiel

  Telephone: (416) 216-4000
  Facsimile: (416) 216-3930

  E-mail: nsteinberg@ogilvyrenault.com
              ayaskiel@ogilvyrenault.com

  and to:

  Hogan & Hartson LLP
  555 13th Street, N.W.
  Washington, D.C. 20004
  USA

  Attention: Bruce W. Gilchrist

  Telephone: (202) 637-5686
  Facsimile: (866) 692-1475

  E-mail: BWGilchrist@HHLaw.com

  and to:

  Stikeman Elliott LLP
  Barristers & Solicitors
  1155 René-Lévesque Boulevard
  Suite 4000
  Montreal, Quebec, Canada    H3B 3V2

  Attention: Pierre A. Raymond and Marc B. Barbeau

  Telephone: (514) 397-3000
  Facsimile: (514) 397-3222

  E-mail: praymond@stikeman.com
               mbarbeau@stikeman.com

  and to:

  McCarthy Tétrault LLP
  Suite 4700
  Toronto Dominion Bank Tower
  Toronto, Ontario, Canada    M5K 1E6

  Attention: Garth Girvan

  Telephone: (416) 362-1812
  Facsimile: (416) 868-0673

  E-mail: ggirvan@mccarthy.ca

  and to:

  Michael R. Jensen
  16 Quai General-Guisan, P.O. Box 3946
  CH-1211
  Geneva 3, Switzerland

  Facsimile: +41-22-317-5571

  and to:

  PJ Shoucair
  Kingdom Holding Company
  Kingdom Center — Floor # 66
  P.O. Box 2
  Riyadh 11321
  Kingdom of Saudi Arabia

  Facsimile: +966 (1) 211-1208

if to Four Seasons:

  Four Seasons Hotels Inc.
  1165 Leslie Street
  Toronto, Ontario    M3C 2K8

  Attention:    Randolph Weisz
                        Executive Vice President, Business Administration,
                        General Counsel and Secretary

  Facsimile: (416) 441-4349

  E-mail: randolph.weisz@fourseasons.com

with a copy to (which shall not constitute notice):

  Goodmans LLP
  Suite 2400
  250 Yonge Street
  Toronto, Ontario, Canada    M5B 2M6

  Attention: Jonathan Lampe/Sheldon Freeman

  Facsimile: (416) 979-2211

  E-Mail: jlampe@goodmans.ca
               sfreeman@goodmans.ca

  and to:

  Wachtell, Lipton, Rosen & Katz
  51 West 52nd Street
  New York, NY 10019-6150

  Attention: David A. Katz

  Facsimile: (212) 403-1000

  E-Mail: dakatz@wlrk.com

  and to:

  Osler, Hoskin & Harcourt LLP
  100 King Street West, Suite 6100
  Toronto, Ontario, Canada    M5X 1B8

  Attention: Jean M. Fraser

  Facsimile: (416) 862-6666

  E-Mail: jfraser@osler.com

9.2   Governing Law; Waiver of Jury Trial

        This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.3   Injunctive Relief

        The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.4   Time of Essence

        Time shall be of the essence in this Agreement.

9.5   Entire Agreement, Binding Effect and Assignment

  (1)
  The Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, an affiliate of the shareholders of the Purchaser, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable jointly and severally with such subsidiary or affiliate, as the case may be, for all of its obligations hereunder. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

  (2)
  This Agreement (including the exhibits and schedules hereto), the Disclosure Letter, the Voting Agreement, the Sponsor Guarantee and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.6   Severability

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7   No Third Party Beneficiaries

        Except as provided in Sections 7.3(1) and 7.7, and except for the rights of the Four Seasons Shareholders to receive the consideration for their Limited Voting Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Purchaser, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. Four Seasons appoints the Purchaser as the trustee for the Purchaser Payment Parties of the covenants of Four Seasons with respect to such Purchaser Payment Parties as specified in Section 7.3(1) of this Agreement and the Purchaser accepts such appointment. The Purchaser appoints Four Seasons as the trustee for the directors and officers of Four Seasons and its subsidiaries of the covenants of the Purchaser with respect to those individuals as specified in Section 7.7 of this Agreement and Four Seasons accepts such appointment.

9.8   Rules of Construction

        The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.9   Counterparts, Execution

        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature Page Follows]

        IN WITNESS WHEREOF Purchaser and Four Seasons have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FS ACQUISITION CORP.
By:

By:

FOUR SEASONS HOTELS INC.
By:

By:

SCHEDULE A
To the Acquisition Agreement
Plan of Arrangement

        [The Plan of Arrangement, as originally attached to the Acquisition Agreement and as posted on SEDAR, has been amended effective February 27, 2007 and may be found at Appendix D to this Circular.]

SCHEDULE B
To the Acquisition Agreement
Special Resolution of the Four Seasons Shareholders

BE IT RESOLVED THAT:

1.
The arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") involving Four Seasons Hotels Inc. ("Four Seasons"), as more particularly described and set forth in the Management Information Circular (the "Circular") of Four Seasons accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted.

2.
The plan of arrangement, as it may be or have been amended, (the "Plan of Arrangement") involving Four Seasons, the full text of which is set out in Schedule A to the Acquisition Agreement dated as of February 9, 2007, between Purchaser and Four Seasons (the "Acquisition Agreement"), is hereby approved and adopted.

3.
The Acquisition Agreement, the actions of the directors of Four Seasons in approving the Arrangement and the actions of the officers of Four Seasons in executing and delivering the Acquisition Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Four Seasons or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Four Seasons are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Four Seasons (i) to amend the Acquisition Agreement, or the Plan of Arrangement to the extent permitted by the Acquisition Agreement, and (ii) subject to the terms of the Acquisition Agreement, not to proceed with the Arrangement.

5.
Any officer or director of Four Seasons is hereby authorized and directed for and on behalf of Four Seasons to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Acquisition Agreement.

6.
Any officer or director of Four Seasons is hereby authorized and directed for and on behalf of Four Seasons to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE C
To the Acquisition Agreement
Regulatory Approvals

Part A — Canada

  •
  Determination (or deemed determination) by the applicable minister(s) designated for purposes of the Investment Canada Act that the Arrangement is likely to be of "net benefit to Canada" for purposes of such Act.

  •
  Approvals of the Canadian Securities Administrators as required.

Part B — United States

  •
  Expiration of all applicable waiting periods under the HSR Act or earlier termination thereof, including any voluntary agreed extensions.

  •
  Compliance with any applicable requirements of United States federal securities laws.

APPENDIX C
INDEPENDENT VALUATION AND FAIRNESS OPINION

Merrill Lynch Canada Inc. 181 Bay Street, Suite 400 Toronto, Ontario Canada M5J 2V8 Tel (416) 369-7400

February 5, 2007

The Special Committee of the Board of Directors
Four Seasons Hotels Inc.
1165 Leslie Street
Toronto, Ontario
M3C 2K8

To the Special Committee:

        Merrill Lynch Canada Inc. ("Merrill Lynch") understands that Four Seasons Hotels Inc. ("FSHI" or the "Company") has received a proposal from its controlling shareholder, Triples Holdings Limited, and Isadore Sharp (collectively "Sharp"), Kingdom Hotels International ("Kingdom"), a company owned by a trust created by His Royal Highness Prince Alwaleed Bin Talal Abdulaziz Alsaud, and Cascade Investment, L.L.C. ("Cascade"), an entity owned by William H. Gates III, to acquire indirectly, by way of a plan of arrangement under Ontario law (the "Arrangement"), all of the issued and outstanding limited voting shares ("LVS") of the Company not already owned by Sharp, Kingdom and Cascade and their respective affiliates, for consideration of US$82.00 cash (the "Transaction Price") per LVS. Merrill Lynch understands that Sharp, Kingdom and Cascade will jointly establish a purchaser corporation, incorporated under the laws of the Province of British Columbia (the "Purchaser"), to acquire such LVS pursuant to the Arrangement, and that it is proposed that the Purchaser enter into an acquisition agreement (the "Acquisition Agreement") with FSHI in respect of the Arrangement.

        Merrill Lynch understands that the terms of the Arrangement will be more fully described in a management information circular (the "Circular") to be mailed to the holders of the LVS in connection with the Arrangement. Merrill Lynch also understands that a special committee of independent directors (the "Special Committee") of the board of directors (the "Board") of FSHI has been constituted to, among other things, review and consider the Arrangement, supervise the conduct of, and if appropriate, negotiate on behalf of the Company with respect to the Arrangement and make recommendations to the Board with respect to the Arrangement. Merrill Lynch was instructed by the Special Committee that the Arrangement is a "business combination" within the meaning of Ontario Securities Commission Rule 61-501, including the companion policy thereto, and a "going private transaction" within the meaning of the Quebec Securities Commission Regulation Q-27, including the companion policy thereto (collectively the "Policies"). The Special Committee has retained Merrill Lynch to act as financial advisor to the Special Committee and to, among other things, prepare and deliver to the Special Committee a formal valuation of the LVS (the "Valuation") in accordance with the requirements of the Policies and an opinion (the "Fairness Opinion") as to the fairness of the consideration to be received under the Arrangement, from a financial point of view, to holders of the LVS other than (i) Sharp, the Purchaser, Kingdom, Cascade and their respective directors and senior officers, (ii) any other related party of Sharp, the Purchaser, Kingdom or Cascade within the meaning of the Policies, subject to the exceptions set out therein, (iii) any other interested party to the Arrangement within the meaning of the Policies, and (iv) any person that is a joint actor with any of the foregoing for the purposes of the Policies (the "LVS Minority"). The Valuation and Fairness Opinion have been prepared in accordance with the guidelines of the Investment Dealers Association of Canada.

        The Special Committee has also requested that Merrill Lynch assess the market value of certain preferred shares of FSHI to be issued to Sharp in connection with the amalgamation of the Purchaser and FSHI immediately following the Arrangement. This assessment is described under the section of this letter titled "Preferred Shares to be Issued to Sharp" and does not form a part of, and was not considered in connection with rendering, the Valuation and Fairness Opinion.

Engagement of Merrill Lynch by the Special Committee

        The Special Committee initially contacted Merrill Lynch on November 6, 2006 regarding a potential advisory assignment and Merrill Lynch was formally engaged by the Special Committee to provide the Valuation and Fairness Opinion in connection with the Arrangement through an agreement (the "Engagement") dated as of November 8, 2006. Pursuant to the terms of the Engagement, Merrill Lynch will receive a fee of US$2,000,000 for its services and is also entitled to be reimbursed for reasonable expenses. Merrill Lynch may receive an additional fee of up to US$500,000, payable in the sole discretion of the Special Committee, if the extent of the services provided to the Special Committee exceeds the initial expectations of the Special Committee or in the event the Engagement extends beyond March 31, 2007. FSHI has agreed to indemnify Merrill Lynch and its affiliates, subject to certain limitations, against certain expenses, losses, claims, damages and liabilities arising out of the Engagement. Fees payable to Merrill Lynch pursuant to the Engagement are not contingent in whole or in part on, and there is no agreement, arrangement or understanding that gives Merrill Lynch a financial incentive in respect of, the success of the Arrangement or on the conclusions reached in the Valuation or Fairness Opinion.

        Subject to the terms of the Engagement, Merrill Lynch consents to the inclusion of the Valuation and Fairness Opinion in their entirety in the Circular, with summaries thereof, in a form acceptable to Merrill Lynch, included in the Circular, and to the filing of the Valuation and Fairness Opinion by FSHI or the Purchaser, as necessary, with securities commissions or similar regulatory authorities in each province in Canada and in the United States.

Independence of Merrill Lynch

        Neither Merrill Lynch nor any of its affiliated entities (as such term is defined for the purposes of the Policies) (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of the Policies) of FSHI, the Purchaser, Sharp, Kingdom, Cascade or any of their respective associates or affiliates, (ii) is an advisor to the Purchaser, Sharp, Kingdom, Cascade or any of their respective associates or affiliates in connection with the Arrangement, (iii) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer's functions or receiving more than the per security or per security holder fees payable to the other members of the group), or (iv) has a material financial interest in the completion of the Arrangement. Merrill Lynch has not been engaged to provide any financial advisory services nor has it participated in any underwriting involving FSHI, the Purchaser, Sharp, Kingdom, Cascade or any of their respective associates or affiliates during the past 24-month period preceding the date Merrill Lynch was first contacted in respect of the Valuation.

        No understandings, agreements or commitments exist between Merrill Lynch and any of FSHI, the Purchaser, Sharp, Kingdom, Cascade or any of their respective associates or affiliates with respect to any future financial advisory or investment banking business. Merrill Lynch will not be participating in any lending syndicate providing financing to the Purchaser in respect of the Arrangement. Merrill Lynch may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for FSHI, the Purchaser, Sharp, Kingdom, Cascade or any of their respective associates or affiliates.

        Merrill Lynch, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities including securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, Merrill Lynch and its affiliates may actively trade the debt and equity securities or other financial instruments (or related derivative instruments) of FSHI, the Purchaser, Sharp, Kingdom, Cascade or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of clients or on behalf of FSHI, the Purchaser, Sharp, Kingdom, Cascade or associated or affiliated entities or related persons for which it received or may receive compensation. In addition, as an investment dealer, Merrill Lynch conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to FSHI, the Purchaser, Sharp, Kingdom, Cascade or the Arrangement.

Credentials of Merrill Lynch

        Merrill Lynch, together with its affiliates, is one of the world's largest investment banking firms providing full service brokerage, investment banking, research, trading and financial advisory services to corporations, governments, institutions and individuals. In Canada, Merrill Lynch is a leading investment banking firm providing full service brokerage, investment banking, research, trading and financial advisory services to corporations, governments and institutions. Merrill Lynch has been involved in a significant number of transactions involving fairness opinions and valuations of private and publicly traded Canadian companies.

        The Valuation and Fairness Opinion expressed herein represent the opinion of Merrill Lynch as an entity. The form and content hereof has been reviewed and approved for release by a committee of Merrill Lynch senior investment banking professionals, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

        In connection with the Valuation and Fairness Opinion, Merrill Lynch obtained information from publicly available sources and from FSHI. Merrill Lynch has reviewed and relied upon (without independently verifying the completeness and accuracy thereof) or carried out, among other things, the following:

  (1)
  the most recent draft, dated February 5, 2007, of the Acquisition Agreement (the "Draft Acquisition Agreement");

  (2)
  the most recent draft, dated January 25, 2007, of the Circular (the "Draft Circular");

  (3)
  the most recent draft, dated February 2, 2007, of the plan of arrangement;

  (4)
  the most recent draft, dated February 2, 2007, of the shareholders agreement, among Sharp and affiliates of Kingdom and Cascade, and FSHI;

  (5)
  the most recent draft, dated February 2, 2007, of the description of share capital that contains share conditions to be included in the Articles of the Purchaser;

  (6)
  the commitment letter, dated January 10, 2007, from Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A.;

  (7)
  material change report filed by FSHI, dated November 6, 2006;

  (8)
  Schedule 13D filed by Isadore Sharp and Triples Holdings Limited, His Royal Highness Prince Alwaleed Bin Talal Abdulaziz Alsaud and Kingdom Investments Inc. and William H. Gates III, Melinda French Gates and Cascade, dated November 3, 2006, as amended;

  (9)
  Annual Reports of the Company, including audited consolidated financial statements, for each of the five years ended December 31, 2001 through December 31, 2005;

  (10)
  the Annual Information Form of the Company dated March 9, 2006;

  (11)
  the unaudited interim reports of the Company for the three-month periods ended March 31, 2006, June 30, 2006 and September 30, 2006;

  (12)
  the Notices of Meetings of Shareholders and Management Information Circulars for the Company for the meetings of FSHI shareholders held in 2005 and 2006;

  (13)
  the prospectus supplement, dated April 6, 2004, in respect of the $250 million principal amount of 1.875% convertible senior notes due 2024 (the "Convertible Notes");

  (14)
  segmented historical financial information relating to the Company for each of the two years ended December 31, 2004 and December 31, 2005;

  (15)
  preliminary unaudited financial statements for the year ended December 31, 2006;

  (16)
  the preliminary draft internal management budget for the Company for the year ending December 31, 2007;

  (17)
  certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by Company management;

  (18)
  the confidential information memorandum prepared by FSHI management and Goldman, Sachs & Co., dated May 2006;

  (19)
  unaudited projected financial information for the Company prepared by management for each of the years ending December 31, 2007 through December 31, 2016 (the "Management Forecast");

  (20)
  detailed schedules regarding FSHI management projections for properties under management, average daily revenues ("ADR") per property, growth in average room revenue per available room ("RevPAR"), occupancy levels, base management fees and incentive management fees underlying the Management Forecast;

  (21)
  discussions with senior management of the Company;

  (22)
  discussions with Isadore Sharp;

  (23)
  discussions with representatives of Kingdom and Cascade and their respective affiliates;

  (24)
  discussions with legal counsel to the Special Committee;

  (25)
  discussions with the financial advisors to the Company;

  (26)
  public information relating to the business, operations and financial performance of each of FSHI and other selected public companies considered by us to be relevant;

  (27)
  current and historical stock market trading information regarding each of the Company and other selected public companies considered by us to be relevant;

  (28)
  public information with respect to other transactions of a comparable nature considered by us to be relevant;

  (29)
  public information relating to the lodging and real estate sectors; and

  (30)
  such other corporate, industry and financial market information, investigations and analyses as Merrill Lynch deemed necessary or appropriate in the circumstances.

        Merrill Lynch has taken into account the current state of the economies and the financial markets in which FSHI conducts its business activities. Merrill Lynch conducted such analyses, investigations, research and testing of valuation assumptions as were considered by it to be appropriate in the circumstances. Merrill Lynch has not, to the best of its knowledge, been denied access by the Company to any information requested by Merrill Lynch. The auditors of the Company declined to permit Merrill Lynch to rely upon information provided by them as part of any due diligence review. Merrill Lynch did not meet with the auditors of the Company and has assumed the fair presentation of, and relied upon, the audited consolidated financial statements of the Company and the reports of the auditors thereon.

        The Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada, but the Association has not been involved in the preparation or review of the Valuation and Fairness Opinion.

Prior Valuations

        The Company has represented to Merrill Lynch that there have not been any prior valuations, as defined in the Policies, of the Company or its material assets or its securities in the preceding 24-month period.

Key Assumptions and Limitations

        Merrill Lynch has, in accordance with the terms of the Engagement, relied upon and assumed the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations supplied or otherwise made available to us from publicly available sources, senior management of FSHI or FSHI's advisors, or discussed with or reviewed by or for us (collectively the "Information"). With respect to any financial forecast information (including cost savings and synergies) furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch has assumed that this information has been reasonably prepared and reflects the best then currently available estimates and judgment of FSHI's management. The Valuation and Fairness Opinion assume, and are conditional upon, such completeness, accuracy and fair presentation of such Information. Merrill Lynch has not independently verified the completeness, accuracy or fair presentation of any of the Information.

        Senior officers of FSHI have represented to Merrill Lynch in a representation letter delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of FSHI or any of its subsidiaries or in writing by FSHI or any of its subsidiaries or their respective agents or representatives to Merrill Lynch for the purpose of preparing the Valuation or the Fairness Opinion was, at the date the Information was provided to Merrill Lynch, and is, complete, true and correct in all material respects, and did not, and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which the Information was provided; and that (ii) since the dates on which the Information was provided to Merrill Lynch, (except as publicly disclosed) there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of FSHI or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which could reasonably be expected to have, a material effect on the Valuation or Fairness Opinion.

        In preparing the Valuation and Fairness Opinion, Merrill Lynch has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Draft Circular with respect to the Company, the Purchaser, Sharp, Kingdom, Cascade and their respective affiliates and the Arrangement is accurate in all material respects.

        The Valuation and Fairness Opinion are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the condition and prospects, financial or otherwise, of FSHI and its subsidiaries and affiliates as they were reflected in the Information and documents reviewed by Merrill Lynch as presented to it and as represented to Merrill Lynch in its discussions with management of FSHI. In its analyses and in preparing the Valuation and Fairness Opinion, Merrill Lynch has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch or any party involved in the Arrangement. Although Merrill Lynch believes that the assumptions used in its analyses and in preparing the Valuation and Fairness Opinion are appropriate in the circumstances, some or all of them may nevertheless prove to be incorrect.

        Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses together, could create a misleading view of the processes underlying the Valuation or Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process and it is not appropriate to extract partial analyses or make summary descriptions. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

        In connection with the preparation of the Valuation and Fairness Opinion, Merrill Lynch has not been authorized by the Special Committee to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of FSHI. Merrill Lynch has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities of FHSI, the Purchaser, Sharp, Kingdom or Cascade. Merrill Lynch is not an expert on, and did not render advice to the Special Committee regarding, legal, accounting, regulatory or tax matters.

        The Valuation and Fairness Opinion have been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of Merrill Lynch. Merrill Lynch's Fairness Opinion does not address the merits of the underlying decision by FSHI to engage in the Arrangement and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Arrangement or any matter related thereto. In addition, you have not asked us to address, and this Fairness Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the LVS Minority. The Valuation and Fairness Opinion are given as of the date hereof and Merrill Lynch disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation or Fairness Opinion which may come or be brought to Merrill Lynch's attention after the date hereof. Without limiting the foregoing, Merrill Lynch will be entitled, at any time prior to the completion of the Arrangement, to withdraw, change or supplement its Valuation or Fairness Opinion, if Merrill Lynch concludes that there has been a material change in the business and affairs of FSHI, a change in material fact, an omission to state a material fact, a material change in the factors upon which the Valuation and Fairness Opinion are based, or if Merrill Lynch becomes aware of any Information not previously known by Merrill Lynch, regardless of the source, which in its opinion would make misleading in any material respect such Valuation or Fairness Opinion.

        The analyses summarized below include information presented in tabular format. To understand the analyses completed by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's analyses.

        Unless otherwise stated herein, all dollar amounts are expressed in United States dollars.

Overview of FSHI

        All information contained in this section (except where otherwise expressly indicated) is sourced directly from annual and interim reports of the Company and other Company disclosure documents.

  Overview of FSHI's Business

        FSHI is one of the world's leading managers of luxury hotels and resorts. The Company endeavours to offer business and leisure travelers the finest accommodations and experiences beyond compare in each destination in which it operates. FSHI currently has a portfolio of 73 luxury hotel and resort properties (containing approximately 17,985 guest rooms), several of which include a residential component. These properties are operated primarily under the Four Seasons brand name in principal cities and resort destinations in 31 countries in North America, the Caribbean, Europe, Asia, Australia, the Middle East and South America.

        FSHI is principally a management company and earns income primarily from managing hotels and resorts on behalf of the property owners pursuant to separate management agreements for each property. Under the management agreements, FSHI oversees, as agent for the property owner, all aspects of the day-to-day operations of the hotels and resorts, including sales and marketing, advertising, reservations, accounting, purchasing, budgeting and the hiring, training and supervising of staff. In addition, FSHI provides owners advice with respect to information technology systems and development of certain database applications, as well as advice with respect to the design, construction and furnishing of new or renovated hotels, resorts and residences and assistance with the refurbishment of hotels and resorts. The Company also provides a centralized purchasing system for goods. For providing these services, FSHI receives a variety of fees, comprised of hotel management fees, including a base fee and an incentive fee, and other fees including purchasing and pre-opening fees, and is reimbursed for costs including a sales and marketing charge, an advertising charge and a reservation charge. The base fee usually is calculated as a percentage of the total revenues of the property. Incentive fees typically are based on the property's profitability.

        Although the hotel and resort owners are generally responsible for financing and managing the development of the hotels and resorts, FSHI typically plays a significant pre-opening role. The Company provides advice with respect to the design, construction and fitting-out specifications of the hotels and resorts during the development stage to ensure that they meet Four Seasons' standards and FSHI earns fees for these pre-opening services. The Company may also assist owners in connection with the refurbishment of the hotels and resorts after opening in return for a refurbishing fee.

        To further capitalize on the value of the Four Seasons brand name, the Company licenses and manages Four Seasons branded residential projects, including whole ownership and fractional ownership. FSHI receives royalty fees for the use of the Four Seasons name in association with the sale of Four Seasons branded real estate. These royalties are typically based on the sales proceeds of the residences sold. The Company also manages Four Seasons branded and serviced residential projects pursuant to management agreements under which FSHI oversees the management of the day-to-day operations of the completed projects in return for on-going management fees from the owners of these projects.

        As part of the on-going business, FSHI may make investments in, or advances in respect of or to owners of, properties with a view to obtaining new management agreements or enhancing existing management agreements where the Company believes the overall returns will justify the investment or advance. FSHI generally seeks to limit the total long-term capital exposure to no more than 20% of the total equity required for a property and can typically choose to have its equity interest diluted if additional capital is required. The Company attempts to structure equity interests separately from its management interests to enable it to dispose of equity interests as opportunities arise, without affecting the management interests. FSHI also holds a 100% leasehold interest in the Four Seasons Hotel Vancouver that is a long-term leasehold interest that was established at an earlier stage in the Company's development. FSHI is continuing to review options in respect of Four Seasons Hotel Vancouver to determine what, if any, alternatives may be available to modify or restructure the operation of, or investment in, this hotel.

  Overview of FSHI's Operating Statistics

        The following table summarizes FSHI's key operating measures for each of the fiscal years ended December 31, 1995 through December 31, 2006.

	1995	1996	1997	1998		1999	2000	2001		2002	2003		2004	2005	2006	CAGR '95-'06
Worldwide(1)
Total Number of Properties	38	37	39	42		47	48	53		57	60		63	68	73	6.1%
Total Number of Rooms	12,663	11,628	12,205	12,782		13,779	14,081	14,598		15,433	15,726		16,375	17,300	17,985	3.2%
Occupancy	71.7%	74.9%	73.7%	70.4%		69.8%	72.6%	65.0%		64.6%	61.9%		66.8%	68.2%	69.0%	NA
ADR(2)	$203	$232	$245	$253		$272	$281	$287		$289	$299		$307	$329	$372	5.7%
% Change		14.2%	5.7%	3.2%		7.5%	3.3%	2.1%		0.7%	3.5%		2.7%	7.2%	13.2%
RevPAR(2)	$146	$174	$181	$178		$190	$204	$187		$187	$185		$205	$224	$257	5.3%
% Change		19.2%	4.2%	(1.6%	)	6.7%	7.4%	(8.3%	)	0.0%	(1.1%	)	10.8%	9.3%	14.7%

Source: Annual and interim reports of the Company and other Company disclosure documents.

(1)
Occupancy, ADR and RevPAR are for stabilized hotels only.
(2)
ADR and RevPAR converted from CAD to USD at average exchange rate over reporting period for 1995 through 1997.

        The following provides a summary of FSHI's hotel operating data for all managed hotels and a historical schedule of properties under construction or in advanced stages of development for each of the fiscal years ended December 31, 1998 through December 31, 2006.

	1998	1999	2000	2001	2002	2003	2004	2005	2006
Schedule of Properties Under Management
Beginning Number of Properties	39	42	47	48	53	57	60	63	68
Properties Opened	3	5	1	6	4	4	5	7	5
Properties Terminated	0	0	0	(1)	0	(1)	(2)	(2)	0
Ending Number of Properties	42	47	48	53	57	60	63	68	73
	1998	1999	2000	2001	2002	2003	2004	2005	Q3 2006
Development Pipeline
Development Opportunities Within 2 Years	12	8	9	12	14	14	12	9	7
Development Opportunities Beyond 2 Years	6	13	10	10	5	8	12	18	26
Total Pipeline	18	21	19	22	19	22	24	27	33

Source: Annual and interim reports of the Company and other Company disclosure documents.

  Overview of FSHI's Financial Position

        For the fiscal year ended December 31, 2006, the Company, on a preliminary basis, had total revenues of approximately $174.0 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $80.7 million compared to total revenues of approximately $179.3 million and EBITDA of approximately $57.9 million for the fiscal year ended December 31, 2005. The following table summarizes FSHI's consolidated historical operating results for each of the fiscal years ended December 31, 1995 through December 31, 2006. Over this period, FSHI has experienced significant volatility in its results due in part to

(i) general economic conditions; and (ii) ownership of a portfolio of hotels which has been substantially reduced over this period. The Company now operates only one owned property.

	Fiscal Year Ended December 31,(1)
																				CAGR '95-'06
	1995	1996		1997	1998		1999	2000	2001		2002		2003		2004	2005		2006(2)
	($ millions)
Consolidated Revenues(3)	$98.8	$88.5		$173.7	$167.3		$186.9	$234.1	$195.8		$181.3		$170.6		$205.2	$179.3		$174.0		5.3%
% Growth		(10.4%	)	96.2%	(3.7%	)	11.7%	25.3%	(16.3%	)	(7.4%	)	(5.9%	)	20.3%	(12.6%	)	(3.0%	)
Management Fee Revenues	$64.5	$69.5		$76.6	$85.6		$96.9	$124.8	$103.8		$94.2		$86.3		$112.0	$117.2		$140.6		7.3%
% Growth		7.7%		10.2%	11.8%		13.2%	28.7%	(16.8%	)	(9.3%	)	(8.4%	)	29.8%	4.6%		20.0%
EBITDA (Managed Properties)	$37.8	$40.8		$46.0	$53.9		$60.0	$84.7	$61.5		$52.2		$56.9		$65.9	$60.9		$79.5		7.0%
% Margin	58.5%	58.8%		60.1%	62.9%		61.9%	67.9%	59.3%		55.4%		66.0%		58.8%	51.9%		56.6%
Ownership Revenues	$31.0	$12.9		$97.8	$84.5		$89.1	$108.5	$95.3		$90.0		$88.2		$97.4	$65.3		$33.4		0.7%
% Growth		(58.2%	)	NM	(13.6%	)	5.5%	21.7%	(12.2%	)	(5.6%	)	(2.0%	)	10.5%	(32.9%	)	(48.9%	)
EBITDA (Owned Properties)	$10.9	$6.4		$10.9	$5.5		$5.6	$9.2	($6.6)		($12.5)		($21.5)		($5.0)	($2.9)		$1.2		(18.4%	)
% Margin	35.1%	49.2%		11.1%	6.5%		6.3%	8.5%	NA		NA		NA		NA	NA		NA
Consolidated EBITDA	$48.6	$47.2		$56.9	$59.4		$65.6	$93.9	$54.9		$39.7		$35.4		$60.9	$57.9		$80.7		4.7%
% Margin	49.2%	53.3%		32.7%	35.5%		35.1%	40.1%	28.1%		21.9%		20.8%		29.7%	32.3%		46.4%
EBIT(4)	$36.3	$36.9		$45.5	$49.2		$57.2	$84.4	$44.4		$30.3		$24.7		$49.1	$46.7		$65.6		5.5%
% Growth		1.8%		23.2%	8.1%		16.4%	47.6%	(47.4%	)	(31.8%	)	(18.6%	)	99.0%	(4.7%	)	40.4%
Net Income(4)	$14.7	$21.7		$37.9	$45.6		$55.8	$63.6	$36.0		$28.1		$22.3		$37.6	$36.4		$54.0		12.5%
% Growth		47.2%		74.9%	20.4%		22.3%	13.9%	(43.3%	)	(22.1%	)	(20.5%	)	68.5%	(3.2%	)	48.3%

Source: Annual and interim reports of the Company and other Company disclosure documents.

(1)
Reported figures converted from CAD to USD at average exchange rate over reporting period for 1995 through 2003.
(2)
Preliminary unaudited financial statement information provided by FSHI Management.
(3)
Excluding reimbursed costs as reported from 2004 through year-to-date 2006.
(4)
Adjusted to exclude items identified by the Company as losses on repurchase of debt, provisions for losses, foreign exchange gains and losses, and other operating income and expenses, as provided for in FSHI consolidated historical operating results.

        The following table summarizes FSHI's balance sheet as at December 31, 2004, December 31, 2005 and December 31, 2006.

	December 31, 2006(1)	December 31, 2005	December 31, 2004
	($ millions)
Cash and Cash Equivalents	$358.9	$242.2	$226.4
Other Current Assets	78.2	80.0	86.0
Long-Term Receivables	152.0	175.4	179.1
Investments in Hotel Partnerships and Corporations	68.5	99.9	131.3
Fixed Assets	81.5	64.9	59.9
Investment in Management Contracts, Trademarks and Trade Names	192.1	169.1	185.7
Future Income Tax Assets	9.4	14.4	3.7
Other Assets	57.3	34.3	30.1

Total Assets	$998.0	$880.2	$902.1

Current Liabilities	$79.0	$59.7	$64.2
Long-Term Obligations	266.9	273.8	253.1
Shareholders' Equity	652.1	546.7	584.9

Total Liabilities and Shareholders' Equity	$998.0	$880.2	$902.1

Source: Annual and interim reports of the Company and other Company disclosure documents.

Note: Balance sheet as reported, numbers may not add due to rounding.

(1)
Preliminary unaudited financial statement information provided by FSHI Management.

  Trading Range and Volumes

        The LVS are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "FSH" and the New York Stock Exchange ("NYSE") under the symbol "FS". The following table sets forth, for the periods indicated, the high and low prices and volumes of sales of the LVS on both the TSX and NYSE.

	Share Price US$(1)		Volume
	High	Low	TSX	NYSE	Total
Fiscal 2007
January	83.65	81.37	492,620	4,353,200	4,845,820
Fiscal 2006
December	82.36	80.51	371,275	2,797,000	3,168,275
November	84.25	63.32	2,159,040	16,738,500	18,897,540
October	64.97	60.19	693,089	4,118,500	4,811,589
3rd Quarter	65.40	52.51	2,170,308	13,795,800	15,966,108
2nd Quarter	67.80	49.80	1,725,217	19,071,200	20,796,417
1st Quarter	59.55	49.86	1,454,486	13,532,800	14,987,286
Fiscal 2005
4th Quarter	59.08	46.85	1,483,111	17,767,100	19,250,211
3rd Quarter	69.60	54.66	1,744,234	20,060,700	21,804,934
2nd Quarter	75.22	61.81	1,797,334	17,541,800	19,339,134
1st Quarter	82.20	68.10	2,692,587	18,624,900	21,317,487
Fiscal 2004
4th Quarter	84.50	64.08	2,705,759	15,012,300	17,718,059
3rd Quarter	64.31	55.33	1,909,365	15,321,600	17,230,965
2nd Quarter	60.85	51.42	1,672,277	14,653,500	16,325,777
1st Quarter	56.85	49.16	1,473,368	11,215,500	12,688,868
Fiscal 2003
4th Quarter	59.83	48.92	2,239,873	16,364,512	18,604,385
3rd Quarter	52.52	40.24	2,351,756	17,376,000	19,727,756
2nd Quarter	43.64	26.34	2,951,401	24,658,600	27,610,001
1st Quarter	31.90	24.99	2,389,878	24,967,100	27,356,978

Source: FactSet.

(1)
Share prices based on trading on the NYSE.

Definition of Fair Market Value

        For the purposes of the Valuation, fair market value means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act. Merrill Lynch has not made any downward adjustment to reflect the liquidity of the LVS, the effect of the Arrangement on the LVS or the fact that the LVS held by the LVS Minority do not form part of a controlling interest.

Valuation of the LVS

  Valuation Methodologies

        Merrill Lynch approached the Valuation by valuing the LVS on a going-concern basis. In preparing the Valuation, Merrill Lynch considered valuation methodologies that would be appropriate in determining the fair market value of companies in the lodging sector. The methodologies considered most appropriate in the circumstances were:

  (i)
  discounted cash flow ("DCF") analysis; and

  (ii)
  precedent transactions analysis.

        Merrill Lynch relied primarily upon a DCF analysis to value FSHI on an "en bloc" basis. Merrill Lynch also reviewed precedent lodging transactions in which the observed multiples reflect the price a buyer would be willing to pay, plus a control premium and a premium for potential synergistic benefits. However, given that no precedent transaction was considered sufficiently comparable to the proposed Arrangement, Merrill Lynch considered but did not rely on precedent transactions in determining the value of the LVS. The primary difference is due to the fact that FSHI operates entirely as a management company (with the exception of the leasehold interest in Vancouver) and the precedent transactions all involved targets that owned real estate, thus changing the risk profile of the underlying business. Merrill Lynch also observed that the public market trading multiples of FSHI prior to announcement of the proposal on November 6, 2006 were above the range observed on selected precedent transactions and the implied multiple under the Arrangement is significantly above the range observed on selected precedent transactions. Given the above factors and the different growth profiles, timing, market conditions, risks and circumstances surrounding the specific transactions relative to the proposed Arrangement, Merrill Lynch did not place emphasis on the precedent transaction approach in determining the value of the LVS. Merrill Lynch also reviewed trading multiples of public companies involved in the lodging sector from the perspective of whether a public market analysis might exceed DCF or precedent transaction values for the LVS. Merrill Lynch observed that public company multiples implied values that were lower than the DCF and precedent transaction values. Because public company values generally reflect minority discount values rather than "en bloc" values, Merrill Lynch did not rely on this methodology in determining the value of the LVS.

  Discounted Cash Flow Analysis

        The DCF approach takes into account the amount, timing and relative certainty of future unlevered free cash flows expected to be generated by the Company. The DCF approach requires that certain assumptions be made regarding, among other things, future cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing the range of values. The DCF analysis involved discounting to a present value FSHI's projected unlevered free cash flows from January 1, 2007 through December 31, 2016 under the Management Forecast, including terminal values determined as at December 31, 2016. Merrill Lynch included in the value of the LVS, FSHI's cash position, investments in hotel partnerships and investments in long-term receivables. Merrill Lynch has also included the mark-to-market value of the currency and interest rate swap arrangement entered into in April 2005 in respect of the Convertible Notes. To the extent the resulting DCF range exceeded the conversion price of $71.64 (based on a conversion ratio of 13.9581 LVS per $1,000 principal amount) on the Convertible Notes, Merrill Lynch assumed conversion and included the resulting LVS issued upon conversion in the outstanding share count. Similarly, in-the-money outstanding options were assumed exercised and included in the share count based on the treasury stock method. Merrill Lynch also included in the DCF analysis the payment of a make-whole on the Convertible Notes, the amount of which was determined pursuant to the terms of the Convertible Notes as described in the prospectus supplement for the Convertible Notes, dated April 6, 2004.

        The Special Committee has advised Merrill Lynch that Mr. Isadore Sharp will be entitled to receive a payment on completion of the Arrangement pursuant to the agreement approved in 1989 (the "Sharp Payment"). The Special Committee also advised Merrill Lynch that it had determined that a payment based on the number of LVS and variable multiple voting shares ("VMVS") which assumes the exercise of in-the-money options to acquire LVS was appropriate. Accordingly, Merrill Lynch has included the Sharp Payment as a liability of the Company and therefore has deducted the payment in determining the value of the LVS. The first portion of the payment was based on an amount equal to 5% of the product of (i) the total number of VMVS and LVS outstanding (assuming the exercise of in-the-money options to acquire LVS), and (ii) the resulting DCF value minus C$6.30. The second portion of the payment was equal to 5% of the product of (i) the total number of VMVS and LVS outstanding (assuming the exercise of in-the-money options to acquire LVS), and (ii) the resulting DCF value minus C$20.84, provided the DCF value was above a value calculated as 125% of the weighted average price of the LVS on the TSX for five months ending one month prior to announcement of the Arrangement on November 6, 2006 or $75.04 per share.

  FSHI Management Forecast

        As the basis for projecting the future expected cash flows, Merrill Lynch reviewed the Management Forecast for each of the years ending December 31, 2007 through December 31, 2016. The Management Forecast incorporates existing management contracts and future contracts the Company expects to enter into as a result of the opening of properties either currently in the development pipeline or which FSHI management believes will be included in the development pipeline in the future. The Management Forecast also incorporates the termination of three contracts that expire during the period. In addition to properties either currently under construction or in advanced stages of development as disclosed by FSHI, this development pipeline (the "Development Pipeline") includes undisclosed properties that have been identified by FSHI management and are at various stages of development, some of which FSHI has executed letters of intent in respect of, and other unidentified properties either in regions where FSHI management would like to manage a hotel or opportunities that FSHI management believes will be made available to FSHI through either existing or new partners. The Management Forecast includes the underlying operational assumptions for number of rooms, occupancy and RevPAR and the resulting management fees and incentive fees expected to be paid to FSHI on a property by property basis for each of the properties currently under management. For properties in the Development Pipeline where the economic terms of the management contracts are either known or have been estimated, FSHI has developed a property model to reflect the future expected fees that FSHI anticipates it will receive as a result of the new contracts. Where the properties are in the earlier stages of development, that is, where the opening is expected in 2008 or beyond, FSHI has utilized a "generic hotel" model with the key assumptions for number of rooms, average daily revenue (ADR), occupancy and margins based on the performance of the average hotel in the particular region where the property is expected to be opened. FSHI then assumes a management and incentive fee structure to determine the base management and incentive fees that the Company would expect to receive for each such development property depending on the region.

        The Management Forecast incorporates the Development Pipeline that is comprised of 90 properties, which are forecast to be opened during the 2007 through 2016 period. Of these properties, 4 are expected to be opened during fiscal 2007 with the remaining 86 properties expected to be opened over the 2008 to 2016 period. Of these 86 properties, 26 have been publicly disclosed as being either under construction or in advanced stages of development and the Company has either executed a letter of intent in respect of such property or is in advanced discussions and management believes that these will result in new management contracts. Of the remaining 60 development properties that have not been publicly disclosed, 32 have been identified and are at various stages of discussion, 7 of which FSHI has executed a letter of intent in respect of. The remaining 28 properties are in regions where the Company would like to manage a hotel or unidentified properties that management believes are opportunities that will be made available to FSHI through either existing or new partners. Of the 90 properties in the Development Pipeline, 86 are modeled based on the "generic hotel" model as described above. The Development Pipeline has the effect of changing the revenue mix from approximately 53.3% of total revenues being generated in North America in 2006 to 43.9% of total revenues in 2016, reflecting the economics and FSHI management's expectations for growth in properties under management outside of North America.

        In addition, the Management Forecast assumes one new residence club per year is opened and that one in three properties in the Development Pipeline will have a private residential component associated with it and therefore FSHI management has included residential, technical service, design fees and capital procurement fees in the Management Forecast reflecting this assumption.

        Merrill Lynch also utilized the capital expenditure projections in the Management Forecast, which reflects additional capital required to implement the projected Development Pipeline. Merrill Lynch projected working capital balances based on constant ratios to sales and costs, which is consistent with the Management Forecast. Merrill Lynch has utilized the Company's tax attributes, the effect of which is to apply an effective tax rate of 24% throughout the forecast period with the future tax portion of income tax payable at approximately 25% throughout the forecast period. The effective and cash tax rates take into account the utilization of certain non-capital loss balances of the Company for tax purposes as at December 31, 2005. Merrill Lynch has also included in the DCF analysis an additional tax benefit that FSHI management believes would be available as a result of the Sharp Payment.

        The Management Forecast is summarized below and includes the key operating assumptions for number of properties, number of rooms, ADR, occupancy and RevPAR for the properties under management.

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	CAGR '07-'16
Worldwide(1)
Total Number of Properties	77	84	92	101	110	120	130	140	150	160	8.5%
Total Number of Rooms	18,108	19,566	21,031	22,933	24,208	26,238	28,243	30,233	32,288	34,378	7.4%
Occupancy	70.8%	72.5%	73.4%	74.6%	75.5%	75.6%	75.5%	75.5%	75.5%	75.5%	NA
ADR	$391	$414	$433	$453	$478	$491	$506	$523	$545	$568	4.2%
% Change	2.9%	6.0%	4.6%	4.6%	5.5%	2.7%	3.0%	3.3%	4.3%	4.2%
RevPAR	$277	$300	$318	$338	$361	$371	$382	$395	$411	$429	5.0%
% Change	7.6%	8.5%	5.9%	6.4%	6.7%	2.9%	2.9%	3.3%	4.3%	4.2%
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	CAGR '07-'16
Consolidated Revenues(2)	$197.5	$218.8	$255.3	$293.8	$326.8	$371.9	$412.9	$461.3	$511.0	$564.7	12.4%
% Growth	13.5%	10.8%	16.7%	15.1%	11.3%	13.8%	11.0%	11.7%	10.8%	10.5%
Management Fee Revenues	$152.0	$180.9	$214.1	$249.0	$280.9	$322.7	$363.7	$410.6	$458.8	$510.9	14.4%
% Growth	8.1%	19.0%	18.3%	16.3%	12.8%	14.9%	12.7%	12.9%	11.7%	11.4%
EBITDA (Managed Properties)	$86.8	$113.9	$144.4	$176.3	$204.7	$242.9	$279.8	$322.3	$365.9	$413.2	18.9%
% Margin	57.1%	63.0%	67.5%	70.8%	72.9%	75.3%	76.9%	78.5%	79.8%	80.9%
Ownership Revenues	$45.4	$37.9	$41.2	$44.7	$45.9	$49.2	$49.3	$50.7	$52.3	$53.8	1.9%
% Growth	36.1%	(16.5% )	8.6%	8.6%	2.6%	7.0%	0.2%	3.0%	3.0%	3.0%
EBITDA (Owned Properties)	$3.9	$4.5	$5.9	$7.1	$7.2	$8.3	$8.3	$8.6	$8.9	$9.2	10.1%
% Margin	8.5%	11.8%	14.2%	15.9%	15.7%	16.9%	16.9%	16.9%	17.0%	17.0%
Consolidated EBITDA(3)	$90.6	$118.4	$150.2	$183.4	$211.9	$251.2	$288.1	$330.9	$374.8	$422.3	18.6%
% Margin	45.9%	54.1%	58.9%	62.4%	64.8%	67.5%	69.8%	71.7%	73.3%	74.8%
EBITDA	$90.6	$118.4	$150.2	$183.4	$211.9	$251.2	$288.1	$330.9	$374.8	$422.3
Add: Interest Income(4)	7.7	7.8	8.2	8.9	9.2	9.4	9.8	10.0	10.1	10.8
Less: Cash Taxes(5)	(16.3)	(21.3)	(27.0)	(33.0)	(38.1)	(45.2)	(51.9)	(59.6)	(67.5)	(76.0)
Less: Change in Net Working Capital	(27.8)	(7.7)	(8.6)	(9.0)	(7.7)	(10.8)	(10.2)	(11.8)	(12.2)	(12.8)
Less: Investments(6)	(99.3)	(22.3)	(36.5)	(37.8)	(35.9)	(33.9)	(45.8)	(26.4)	(44.2)	(46.6)

Unlevered Free Cash Flow	($45.1)	$74.9	$86.2	$112.5	$139.3	$170.7	$190.1	$243.1	$261.1	$297.7	N/A

(1)
Properties currently in development and properties in the Development Pipeline are not included in occupancy, ADR and RevPAR until they are assumed to be stabilized. Stabilization is reached when a property generates normalized RevPAR.
(2)
The Management Forecast excludes reimbursed costs.
(3)
Standalone Management Forecast, not inclusive of FSHI Management's estimates of public company cost savings of approximately $2.4 million per annum.
(4)
After tax interest income from investments in long-term receivables (loans to hotel owners).
(5)
Cash taxes are shown not including tax benefits arising from the Sharp Payment.
(6)
Net investments in hotel partnerships, long-term receivables and fixed assets.

  Discount Rates

        Merrill Lynch selected appropriate discount rates to apply to the projected unlevered free cash flows derived from the Management Forecast by utilizing the Capital Asset Pricing Model ("CAPM") approach to determine an appropriate weighted average cost of capital ("WACC"). For the purposes of calculating the WACC, Merrill Lynch assumed an optimal capital structure for FSHI of approximately 20% debt and 80% equity, taking into account the capital structures of comparable companies and FSHI's pre-announcement capital structure of approximately 10% debt to market value of equity. Merrill Lynch selected this optimal capital structure based upon a review of the capital structures of comparable companies and the risks faced by the Company, in particular, and the lodging industry, in general. The after-tax cost of long-term debt was determined based upon the risk-free rate of return plus an estimate of the borrowing spread, representing the credit risk premium on FSHI's debt. The CAPM approach calculates the cost of equity as a function of three variables, the risk-free rate of return on a long-term bond, the volatility ("beta") of equity prices in relationship to the overall volatility of the market and a premium for equity risk. For the purpose of calculating the beta for FSHI, Merrill Lynch reviewed a range of unlevered betas for FSHI and certain comparable companies considered by us to be relevant that have similar risks to FSHI. The selected unlevered beta was then relevered using the assumed optimal capital structure to calculate the cost of equity.

        The assumptions used by Merrill Lynch in estimating the WACC for FSHI are provided below:

Cost of Debt
Risk Free Rate(1)	4.8%
Borrowing Spread	200 bps
Pre-Tax Cost of Debt	6.8%
Tax Rate	24.0%
After Tax Cost of Debt	5.2%
Cost of Equity
Risk Free Rate	4.8%
Equity Risk Premium	7.1%
Unlevered Beta	1.08
Levered Beta	1.29
Cost of Equity	13.9%
Optimal Capital Structure	20.0% Debt / 80.0% Equity
FSHI WACC	12.2%

(1)
10 Year US Government Bond Yield as of 2/2/2007.

        Based upon the foregoing analysis, taking into account sensitivity analyses on each of the applicable variables, Merrill Lynch applied discount rates ranging from 11.5% to 12.5% to the free cash flows derived from the Management Forecast.

  Terminal Value

        The terminal value represents the expected value of FSHI at the end of the forecast period. Merrill Lynch determined terminal value using a growth rate into perpetuity of the terminal year free cash flow. Merrill Lynch also took into account implied multiples of EBITDA relative to comparable company trading multiples and multiples observed on precedent transactions.

        The growth into perpetuity of free cash flow methodology capitalized terminal year free cash flow at the WACC less the assumed growth rate determined by reference to the expected free cash flow growth beyond the projection period of 6.0% to 7.0% per annum. In selecting this range of growth rates, Merrill Lynch considered the outlook for long-term inflation, the outlook for the lodging sector beyond the terminal year and the growth prospects for the Company beyond the terminal year. Merrill Lynch's selected range is based on the above factors with emphasis on FSHI's long-term growth prospects beyond 2016. Merrill Lynch adjusted the terminal free cash flow by reducing the 2016 forecast capital expenditures to reflect a normalized level commensurate with the forecast growth rate into perpetuity and also removed the contribution from the Four Seasons Hotel Vancouver, the lease for which expires in 2019 and, FSHI management assumes, will not be renewed. Merrill Lynch did include the free cash flows from Four Seasons Hotel Vancouver from 2017 through 2019 in the DCF analysis. Merrill Lynch notes that the Management Forecast projects higher growth in number of properties under management than that achieved historically by the Company and has taken this into account when determining the terminal value. Assuming RevPAR growth of 2.0% to 3.0%, the selected range of 6.0% to 7.0% free cash flow growth into perpetuity implies 3 to 4 new properties under management per year, for each year into perpetuity. The addition of 3 to 4 new properties under management per year is consistent with what FSHI has been able to achieve historically on average since 1995. In addition, the selected range of 6.0% to 7.0% growth into perpetuity implies multiples of EBITDA in the 12.5x to 18.5x range, which is consistent with or materially higher than public market trading multiples of comparable companies and precedent transaction multiples. Merrill Lynch notes that this range of implied multiples is lower than the historical trading multiples of FSHI but has determined that this is appropriate given the forecast growth in the Management Forecast reflects a large percentage of the capital market's expectations for the Company's growth opportunities, that FSHI's projected growth significantly declines in the last three to five years of the 2007 to 2016 forecast relative to growth expected in the next five years (2007 to 2011) and as a result a lower multiple would be placed on FSHI after achieving such growth.

  Summary of Discounted Cash Flow Analysis

        The following table summarizes the results of the DCF analysis under the growth rate into perpetuity approach assuming a discount rate range of 11.5% to 12.5% and a terminal growth rate into perpetuity of 6.0% to 7.0%:

	Low	High
Assumptions
Terminal Value Growth Rate	6.0%	7.0%
WACC	12.5%	11.5%
DCF Analysis
Enterprise Value(1)	$2,471.8	$3,531.5
Add: Cash(2)	358.9	358.9
Add: Current Investments in Hotel Partnerships(2)	68.5	68.5
Add: Present Value of Investments in Partnerships in 2016(3)	51.9	56.8
Add: Present Value of Long-Term Receivables Outstanding in 2016(1)	60.3	65.9
Less: Convertible Notes(4)	(250.0)	0.0 (6)
Less: Make-whole on Convertible Notes(5)	(25.6)	(20.2)
Less: Swap Wind-Down(7)	(27.4)	(27.4)
Less: Sharp Change-of-Control Payment(8)	(126.3)	(315.4)

Equity Value	$2,582.3	$3,718.6
Fully Diluted Shares Outstanding(9)	37.966	42.116 (6)
Equity Value per Share	$68.02	$88.29

(1)
Enterprise value includes cash flows from the repayment of long-term receivables and interest income generated on long-term receivables balances throughout the 2007 to 2016 forecast period, as per Management Forecast.
(2)
As at December 31, 2006 based on preliminary unaudited financial statements provided by FSHI Management.
(3)
Assumes a 10% return on all future investments in partnerships.
(4)
Convertible into LVS at an implied price per share of $71.64.

(5)
Payment of the make-whole premium pursuant to the terms of the Convertible Notes.
(6)
Given equity value per share exceeds the conversion price of the Convertible Notes, the impact of the Convertible Notes is represented by an increase in the diluted shares outstanding.
(7)
Currency swaps associated with the Convertible Notes. Payment calculation as per FSHI Management ($200 million of balance settled in December 2006, for $21 million).
(8)
Sharp Payment calculated based on (a) 5% of the product of (i) total number of VMVS and LVS outstanding (assuming the exercise of in-the-money options to acquire LVS), and (ii) the DCF value minus C$6.30 plus (b) 5% of the product of (i) the total number of VMVS and LVS outstanding (assuming the exercise of in-the-money options to acquire LVS), and (ii) the DCF value less C$20.84, provided the DCF value was above 125% of the weighted average price of the LVS on the TSX for five months ending one month prior to announcement.
(9)
Based on the treasury stock method.

  Sensitivity to Discounted Cash Flow Analysis

        In completing the DCF analysis, Merrill Lynch did not rely on any single series of projected cash flows but performed a variety of sensitivity analyses using the Management Forecast free cash flows. Merrill Lynch performed sensitivity analysis on certain key assumptions as outlined below:

Variable	Sensitivity	Impact on Value per Share ($)
WACC	+0.5%	($6.55)
WACC	-0.5%	$7.96
Growth Rate into Perpetuity	+0.5%	$5.41
Growth Rate into Perpetuity	-0.5%	($4.41)
RevPAR Growth(1)	+1.5%	$4.68
RevPAR Growth(1)	-1.5%	($4.23)
Change in Properties in Development Pipeline per Year(2)	+2	$6.56
Change in Properties in Development Pipeline per Year(2)	-2	($6.59)
% of Development Properties with a Residential Component(3)	0.0%	($4.22)
% of Development Properties with a Residential Component(3)	66.7%	$4.24
Incremental 2% on WACC for Cash Flows Related to Development Pipeline(4)	13.5% to 14.5%	($13.95)

(1)
Sensitivity to +/- 1.5% change in RevPAR growth in each year.
(2)
Sensitivity to +/- 2 properties in each year.
(3)
Sensitivity to % of properties in the Development Pipeline having a private residential component (Management Forecast: 33.3%).
(4)
Sensitivity to +2% on WACC for Development Pipeline.

  Benefits of the Arrangement to the Purchaser

        Merrill Lynch considered whether any distinctive material value would accrue to the Purchaser through acquiring all of the LVS held by the LVS Minority as contemplated by the Arrangement. Merrill Lynch specifically assessed whether there would be any material specific operational or financial benefits that would accrue to the Purchaser or any other buyer such as a larger development pipeline, higher RevPAR growth, higher management and incentive fees or any other operational or financial benefits. Merrill Lynch concluded that, except for the potential elimination of corporate overhead costs and the costs of being a public company estimated by FSHI management to be approximately $2.4 million per annum, any other synergies or benefits were not quantifiable. Merrill Lynch has included the estimated public company cost savings of approximately $2.4 million per annum in the Valuation.

        Merrill Lynch also reviewed other potential areas for value creation, including increasing FSHI's investments in property development that would allow FSHI to capture greater value for the use of the Four Seasons brand. Merrill Lynch concluded that any benefits associated with changing the current and intended business plan of FSHI were not quantifiable given the relative uncertainty as to whether any buyer would ascribe value to this potential opportunity and given that this would involve material changes to the strategy of FSHI including, but not limited to, changes in the risk profile of FSHI resulting from, for example, capital investments required to participate in development projects. Merrill Lynch has been informed by the Purchaser that there are no planned changes to the business. Accordingly, Merrill Lynch has not included any value reflecting additional investment opportunities in the Valuation of the LVS.

  Valuation Conclusion

        Based upon and subject to the foregoing, Merrill Lynch is of the opinion that, as of the date hereof, the fair market value of the LVS is in the range of $68.00 to $88.00 per LVS.

Fairness Opinion

        In considering the fairness of the consideration to be received under the Arrangement, from a financial point of view, to the LVS Minority, Merrill Lynch principally considered and relied upon the following:

  (i)
  a comparison of the Transaction Price per LVS under the Arrangement to the range of fair market values of the LVS under the Valuation;

  (ii)
  a comparison of the multiples implied under the Arrangement to the range of multiples observed on precedent transactions and trading multiples of public companies in the lodging sector; and

  (iii)
  a comparison of the range of premiums offered under the Arrangement to premiums paid in recent North American transactions of a similar size, selected comparable transactions in the lodging sector and recent Canadian going-private transactions.

  Comparison of the Transaction Price per LVS to the Valuation

        Merrill Lynch compared the Transaction Price per LVS under the Arrangement to the range of fair market values of the LVS under the Valuation. The Transaction Price is in the range of fair market values of the LVS under the Valuation.

  Comparison to Precedent Transactions and Trading Multiples

        Merrill Lynch reviewed the available public information with respect to recent precedent transactions in the lodging sector and determined that the selected transactions set forth in the table below are the most comparable to the Arrangement. In making this determination, Merrill Lynch considered the characteristics of the entities involved in the following transactions, including, among other things, size and profitability, whether the target operated primarily as a management company and whether it owned real estate. The primary multiple used in analyzing transactions in the lodging sector is a multiple of EBITDA.

Date Announced	Target / Acquiror	Transaction Value (US$ mm)	Transaction Value/ LTM EBITDA(1)
1/30/06	Fairmont Hotels & Resorts Inc. Kingdom Hotels Int'l / Colony Capital	3,890	17.3x
11/9/05	La Quinta Corporation Blackstone Real Estate Advisors	3,400	13.1x
6/14/05	Wyndham International Blackstone Real Estate Advisors	3,240	11.1x
10/20/04	Boca Resorts Blackstone Real Estate Advisors	1,250	13.6x
8/18/04	Prime Hospitality Corporation Blackstone Real Estate Advisors	790	12.8x
3/5/04	Extended Stay America Blackstone Real Estate Advisors	3,130	13.8x
2/12/04	KSL Recreation Corporation CNL Hotels & Resorts, Inc.	2,160	10.9x
	Mean		13.2x
	Median		13.1x

Source: Company filings and press releases.

(1)
Based on adjusted EBITDA where available.

        Following the review of precedent transactions, Merrill Lynch noted that no transaction was considered sufficiently comparable to the proposed Arrangement. The primary difference is due to the fact that FSHI operates entirely as a management company (with the exception of the leasehold interest in Vancouver) and the precedent transactions all involved targets that owned real estate, thus changing the risk profile of the underlying business. Merrill Lynch also observed that the public market trading multiples of FSHI pre-announcement of the proposal on November 6, 2006 were above the range observed on selected precedent transactions and the implied multiple under the Arrangement at 47.1x LTM EBITDA is significantly above the range observed on selected precedent transactions.

        Merrill Lynch also reviewed trading multiples of public companies involved in the lodging sector. Merrill Lynch reviewed the selected companies set forth in the table below.

				EV / EBITDA(2)
	Share Price 2/2/2007 ($)	Market Value ($ mm)(1)	Enterprise Value ($ mm)(1)
				2006E	2007E
Marriott International, Inc.	$48.79	$20,902	$22,402	15.9x	14.4x
Choice Hotels International, Inc.	41.98	2,865	3,025	17.2x	15.6x
Starwood Hotels & Resorts	66.18	14,718	17,502	13.4x	13.0x
Hilton Hotels Corp.	36.93	15,600	22,419	12.9x	12.4x
Orient-Express Hotels	48.14	2,053	2,605	19.5x	15.4x
Mean				14.0x	12.8x
Median				14.2x	12.9x

Source: Actual financials are based on latest public filings, pro forma for applicable subsequent events. Estimated financials based on latest available Wall Street research reports.

(1)
For market capitalization purposes, fully diluted shares include shares, units, options using the treasury stock method and any convertible securities. Enterprise Value defined as Equity Market Value + Net Debt + Preferred Stock +Minority Interest.
(2)
EBITDA from First Call Consensus estimates as of February 2, 2007, except for Hilton and Starwood, which are based on announced 2006 results.

        Merrill Lynch noted that the trading multiples of public companies generally reflect minority discount values rather than "en bloc" values. Following the review of trading multiples of public companies involved in the lodging sector, Merrill Lynch observed that the range of trading multiples of public companies was lower than the historical trading multiples of FSHI and was significantly lower than the implied multiple under the Arrangement.

  Transaction Premiums

        Merrill Lynch reviewed the premiums paid in recent North American transactions with enterprise values between $1 billion and $10 billion, premiums paid in recent transactions in the lodging sector and selected going-private transactions in the Canadian equity market where controlling shareholders successfully acquired publicly traded minority interests. Success for the Canadian going-private transactions was defined as acquiring at least one-half of the minority shares outstanding at the time of the transaction. The premium is defined as the amount by which the value per share offered under the relevant transaction exceeded the closing price of the shares on the principal trading exchange on the day immediately prior to the announcement of the transaction. A summary of the premiums paid in such precedent transactions is set forth below.

	Observed Premiums
	1-Day Prior	1-Week Prior	4-Weeks Prior
N.A. Deals with Enterprise Value Between $1 - $10 bn(1)	22.7%	24.7%	27.2%
N.A. Deals with Enterprise Value Between $3 - $4 bn(1)	21.1%	22.0%	24.8%
Lodging Transaction Premiums(2)	29.3%	32.4%	30.2%
Canadian Going-Private Transaction Premiums(3)	24.2%	27.7%	32.1%

(1)
Completed, pending and intended deals since November 1, 2001.
(2)
Based on the selected transactions listed on p. 20 of the valuation and fairness opinion.
(3)
Based on selected successful Canadian going-private transactions over the past 10 years.

        The range of premiums paid in the above transactions is very wide and although comparison of any single transaction to the Arrangement is difficult given they each have their own particular circumstances, Merrill Lynch believes that the transactions reviewed, in the aggregate, provide a useful comparison benchmark.

        The Transaction Price per LVS under the Arrangement of $82.00 represents a premium of 28.4% to the $63.87 per share closing market price of the LVS on November 3, 2006, the last trading day prior to public announcement of the Arrangement. The Transaction Price also represents a 27.6% and 29.8% premium to the closing market prices 1-week and 4-weeks, respectively, prior to announcement. The premiums implied by the Arrangement are above or in-line with the average premiums paid in North American transactions with enterprise values in the range of $1 billion to $10 billion, selected transactions in the lodging sector and similar Canadian going-private transactions.

  Fairness Opinion Conclusion

        On the basis of and subject to the foregoing, Merrill Lynch is of the opinion that, as of the date hereof, the consideration to be received under the Arrangement is fair, from a financial point of view, to the LVS Minority.

Preferred Shares to be Issued to Sharp

        Under the Arrangement, Sharp will receive, among other things, Class D Non-Voting Shares of the Purchaser. Upon the amalgamation of the Purchaser and FSHI following the implementation of the Arrangement, Class D Non-Voting Shares will be exchanged for preferred shares of FSHI ("Preferred Shares") on a 1:1 basis, having a face value equal to approximately $172 million and the Preferred Shares will entitle Sharp to receive cumulative compound dividends of 9.9% per annum, which will accrue from the completion of the Arrangement and be deferred for the first five years following completion of the Arrangement. One-third of the dividends accrued and compounded before the fifth anniversary will be payable at the end of each of the fifth, sixth and seventh years from closing of the Arrangement (with unpaid dividends continuing to compound to the date of such payment). The Preferred Shares will be redeemable for face value plus accrued but unpaid dividends at the option of Sharp or FSHI beginning on the fifth anniversary of closing of the Arrangement, provided that at the end of the sixth and seventh years no more than one-third and two-thirds, respectively, of the maximum number of Preferred Shares into which the Class D Non-Voting Shares are exchanged, shall have been redeemed.

        Merrill Lynch has been asked by the Special Committee to assess the market value of the Preferred Shares. This assessment was based upon the information reviewed, and subject to the assumptions and limitations described in, the sections of this letter titled "Scope of Review" and "Key Assumptions and Limitations". This assessment does not form a part of, and was not considered in connection with rendering, the Valuation and Fairness Opinion. Merrill Lynch has reviewed the terms of the Preferred Shares to assess the proposed 9.9% dividend rate relative to a market based rate for comparable preferred shares. Merrill Lynch took into consideration the proposed capital structure of FSHI after giving effect to the Arrangement, with $750 million in senior debt and the potential for an additional $200 million in debt as a result of the revolving credit facility expected to be put in place, and the cash flow profile of FSHI to assess the credit rating for the pro forma debt. After such review, Merrill Lynch determined the rating would likely be in the mid single B range. Given that the Preferred Shares will rank junior to the $750 million in senior debt and the cash flow profile of FSHI under the Management Forecast, Merrill Lynch has determined the Preferred Shares would likely have a rating in the CCC range or Pfd-5 range on the DBRS scale. Merrill Lynch then reviewed comparably rated, publicly traded preferred shares in order to assess a market rate. Merrill Lynch considered the yields on such comparable preferred shares and as appropriate, adjusted the observed yields for comparability to reflect that the preferred shares are: (i) not publicly listed; (ii) provide for deferred and cumulative dividends for five years; and (iii) are denominated in U.S. dollars. After such review, Merrill Lynch has determined that, as of the November 6, 2006 announcement date, the 9.9% dividend rate on the Preferred Shares was within a range of market rates and therefore the face value of the Preferred Shares of approximately $172 million approximated market. The value of the preferred shares has and will continue to fluctuate with changes in the market.

                                        Very truly yours,
                        (Signed) MERRILL LYNCH CANADA INC.

APPENDIX D

Execution Version

PLAN OF ARRANGEMENT
UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1   Definitions

  In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

  "Acquisition Agreement" means the acquisition agreement dated February 9, 2007, between Purchaser and Four Seasons and any amendment thereto made in accordance with such agreement;

  "affiliate" has the meaning ascribed thereto in the Securities Act (Ontario) and, for purposes of this Plan of Arrangement, the Foundation shall not be considered an affiliate of FS Washington or of the Purchaser;

  "Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 of the Acquisition Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

  "Arrangement Resolution" means the special resolution of the shareholders of Four Seasons substantially in the form and content of Schedule B to the Acquisition Agreement;

  "Articles of Arrangement" means the articles of arrangement of Four Seasons in respect of the Arrangement, to be sent to the Director after the Final Order is made, subject to the terms of the Acquisition Agreement;

  "business day" means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Canada, Seattle, Washington, United States of America, or New York, New York, United States of America;

  "Certificate" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to Subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;

  "Court" means the Ontario Superior Court of Justice;

  "Depositary" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Arrangement by Four Seasons, acting reasonably;

  "Director" means the Director appointed pursuant to Section 278 of the OBCA;

  "Dissent Rights" means the rights of dissent in respect of the Arrangement described in Article 4;

  "Dissenting Shareholder" means a holder of Limited Voting Shares who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

  "Effective Date" means the date shown on the Certificate, provided that such date occurs on or prior to the Outside Date;

  "Effective Time" means the time on the Effective Date as specified in writing by Four Seasons;

  "Exchange Rate" means the Bank of Canada's published rate of exchange of Canadian dollars for United States dollars at noon on the day prior to the Effective Date;

  "Final Order" means the final order of the Court approving the Arrangement as such order may be amended or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

  "Foundation" means the Bill and Melinda Gates Foundation Trust;

  "Four Seasons" means Four Seasons Hotels Inc., a corporation existing under the laws of Ontario, Canada and any corporation formed on the amalgamation of Four Seasons with one or more of its wholly-owned subsidiaries;

  "Four Seasons Circular" means the notice of the Four Seasons Meeting and accompanying Four Seasons management information circular, including all schedules, appendices and exhibits thereto, to be sent to shareholders of Four Seasons in connection with the Four Seasons Meeting, as amended, supplemented or otherwise modified;

  "Four Seasons Convertible Note Indenture" means the indenture dated as of June 18, 2004 between Four Seasons and The Bank of Nova Scotia Trust Company of New York, as supplemented by the first supplemental indenture dated as of June 18, 2004 between those same parties;

  "Four Seasons Convertible Notes" means the U.S.$250,000,000 aggregate principal amount of 1.875% convertible senior notes of Four Seasons maturing July 30, 2024 issued pursuant to the Four Seasons Convertible Note Indenture;

  "Four Seasons Meeting" means the special meeting of holders of Limited Voting Shares and Variable Multiple Voting Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

  "Four Seasons Option" means an option to purchase Limited Voting Shares granted under the Four Seasons Stock Option Plan;

  "Four Seasons Stock Option Plan" means the Four Seasons Restated Director, Executive and Employee Stock Option Plan, as amended through February 26, 2004;

  "FSHL" means Four Seasons Hotels Limited, a corporation existing under the laws of Ontario, Canada, a subsidiary of Four Seasons;

  "FS Washington" means FS Washington Acquisition Corp, a corporation organized under the laws of the state of Washington;

  "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, commissioner, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

  "holders" means, (a) when used with reference to the Limited Voting Shares, the holders of Limited Voting Shares shown from time to time in the register maintained by or on behalf of Four Seasons in respect of the Limited Voting Shares and (b) when used with reference to the Four Seasons Options, the holders of Four Seasons Options shown from time to time in the register maintained by or on behalf of Four Seasons in respect of the Four Seasons Options;

  "Interim Order" means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.2 of the Acquisition Agreement;

  "Kingdom" means Kingdom Investments I (TSF) Sarl, a company organized under the laws of Luxembourg;

  "Letter of Transmittal" means the letter of transmittal to be sent by Four Seasons to holders of Limited Voting Shares for use in connection with the Arrangement;

  "Liens" means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

  "Limited Voting Shares" means the limited voting shares in the capital of Four Seasons;

  "Meeting Date" means the date of the Four Seasons Meeting;

  "OBCA" means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

  "Outside Date" means June 30, 2007, subject to the right of any Party to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Eastern time) on the date that is 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party shall not be permitted to postpone the Outside Date if the failure to obtain a Regulatory Approval is materially the result of such Party's failure to cooperate in accordance with Section 5.5(a) of the Acquisition Agreement in obtaining such Regulatory Approval;

  "Parties" means the Purchaser and Four Seasons, and "Party" means either of them;

  "person" includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

  "Purchaser" means FS Acquisition Corp., a company existing under the laws of British Columbia, Canada and any successor corporation thereto;

  "Purchaser Class A Non-Voting Shares" means the first class of Purchaser Non-Voting Shares;

  "Purchaser Class B Non-Voting Shares" means the second class of Purchaser Non-Voting Shares;

  "Purchaser Class C Non-Voting Shares" means the third class of Purchaser Non-Voting Shares;

  "Purchaser Class D Non-Voting Shares" means the fourth class of Purchaser Non-Voting Shares;

  "Purchaser Non-Voting Shares" means the four classes of non-voting shares in the capital of the Purchaser;

  "Sale of Control Agreement" means the agreement entitled Long-Term Incentive Plan made January 11, 1990 among Four Seasons, FSHL and Sharp;

  "Share Acquisition Agreement" means the agreement dated February 9, 2007 between Foundation and Four Seasons and any amendment thereto made in accordance with such agreement;

  "Sharp" means Mr. Isadore Sharp;

  "Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

  "Triples" means Triples Holdings Limited, a corporation existing under the laws of Ontario, Canada; and

  "Variable Multiple Voting Shares" means the variable multiple voting shares in the capital of Four Seasons.

1.2   Sections and Headings

        The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to articles or sections refers to the specified articles or sections of this Plan of Arrangement.

1.3   Number, Gender and Persons

        In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4   Date of Any Action

        In the event that any date on which any action is required to be taken under this Plan of Arrangement is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5   Time

        Time shall be of the essence in this Plan of Arrangement.

ARTICLE 2
BINDING EFFECT

2.1   Binding Effect

        This Plan of Arrangement, within the meaning of Section 182 of the OBCA, will become effective on, and be binding on and after, the Effective Date on (i) Four Seasons, (ii) Purchaser, (iii) all holders and all beneficial owners of Limited Voting Shares, (iv) all holders of Four Seasons Options, and (v) all holders and beneficial owners of Variable Multiple Voting Shares.

ARTICLE 3
ARRANGEMENT

3.1   Arrangement

        Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

  (a)
  at the Effective Time, Purchaser shall be deemed, subject to having obtained any necessary regulatory relief, to have entered into an agreement with Four Seasons pursuant to which Purchaser shall at such time transfer or cause to be transferred to Four Seasons those Four Seasons Convertible Notes then owned by it or any of its subsidiaries and acquired pursuant to an offer made to all holders of Four Seasons Convertible Notes at the same price per Four Seasons Convertible Note as Purchaser or any of its subsidiaries paid for the Four Seasons Convertible Notes (the "Purchase Amount"), and the Four Seasons Convertible Notes that are thereby transferred to Four Seasons shall be immediately thereafter cancelled, in each case without further act or formality. Four Seasons may, in full and absolute satisfaction of the Purchase Amount, pay the Purchase Amount in cash or through the issuance of a demand promissory note;

  (b)
  five minutes following the step contemplated in Section 3.1(a), pursuant to and in full satisfaction of the Share Acquisition Agreement, the Limited Voting Shares held by Foundation immediately before the Effective Time will be transferred (free and clear of Liens) to Four Seasons without any further act or formality in exchange for US$82.00 in cash per Limited Voting Share and the Foundation shall cease to be a holder of such Limited Voting Shares and such shares shall be cancelled;

  (c)
  five minutes following the step contemplated in Section 3.1(b), the voting rights attached to the Variable Multiple Voting Shares shall be reduced to one vote per share but such shares shall remain designated as Variable Multiple Voting Shares;

  (d)
  five minutes following the step contemplated in Section 3.1(c), all of the Four Seasons Options granted, outstanding and vested immediately prior to the Effective Time shall, without any further action on behalf of any holder of Four Seasons Options, be transferred by each holder thereof to Four Seasons without any further act or formality in exchange for a cash amount equal to the excess, if any, of (i) the product of the number of Limited Voting Shares underlying the Four Seasons Options held by such holder and US$82.00 over (ii) the sum of the exercise prices for each Limited Voting Share underlying the Four Seasons Options held by such holder (converted at the Exchange Rate);

  (e)
  with respect to each Four Seasons Option, the holder of such Four Seasons Option shall cease to be the holder of such Four Seasons Option and such holder's name shall be removed from the register of Four Seasons Options as the holder of such Four Seasons Options concurrently with the step contemplated in Section 3.1(d);

  (f)
  the Four Seasons Stock Option Plan and all granted and outstanding Four Seasons Options that are not vested shall be cancelled concurrently with the completion of the step contemplated in Section 3.1(d);

  (g)
  five minutes following the step contemplated in Section 3.1(d), the Limited Voting Shares held by Dissenting Shareholders shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any Liens) and such holders shall cease to have any rights as shareholders other than the right to be paid the fair value of their Limited Voting Shares as set out in Section 4.1;

  (h)
  concurrently with the step contemplated in Section 3.1(g), all Limited Voting Shares outstanding immediately prior to the Effective Time other than Limited Voting Shares held by (i) Dissenting Shareholders; or (ii) Kingdom and FS Washington, shall be transferred without any further act or formality by the holder thereof to Purchaser (free and clear of any Liens), for US$82.00 in cash per Limited Voting Share;

  (i)
  with respect to each Limited Voting Share transferred to Purchaser pursuant to Sections 3.1(g) or 3.1(h) and concurrently with the step contemplated in Section 3.1(g):

  (i)
  the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

  (ii)
  Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any Liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

  (j)
  concurrently with the step contemplated in Section 3.1(g), all outstanding Limited Voting Shares held by Kingdom and FS Washington shall be transferred without any further act or formality by the holder thereof to Purchaser (free and clear of any Liens) in exchange for Purchaser Class A Non-Voting Shares (in the case of Kingdom) and Purchaser Class B Non-Voting Shares (in the case of FS Washington) on a one-for-one basis;

  (k)
  with respect to each Limited Voting Share transferred to Purchaser pursuant to Section 3.1(j) and concurrently with the step contemplated in Section 3.1(g):

  (i)
  the holder of each such Limited Voting Share shall cease to be the holder of such Limited Voting Share and such holder's name shall be removed as the holder of such Limited Voting Shares from the register of Limited Voting Shares; and

  (ii)
  Purchaser shall be deemed to be the transferee of such Limited Voting Shares (free and clear of any Liens) and shall be entered in the register of Limited Voting Shares as the holder thereof;

  (l)
  concurrently with the step contemplated in Section 3.1(g),

  (i)
  a number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to Purchaser (free and clear of any Liens) on a one-for-one basis in exchange for a number of Class C Non-Voting Shares of Purchaser equal to the difference between (1) 1/19 multiplied by the sum of 900 plus the total number Class A Non-Voting Shares and Class B Non-Voting Shares of Purchaser issued on or prior to the Effective Date, and (2) 100; and

    (ii)
    the remaining number of the outstanding Variable Multiple Voting Shares owned by Triples shall be transferred without any further act or formality by Triples to Purchaser (free and clear of any Liens) in exchange for an equal number of Purchaser Class D Non-Voting Shares; and

  (m)
  with respect to the Variable Multiple Voting Shares transferred to Purchaser pursuant to Section 3.1(l) and concurrently with the step contemplated in Section 3.1(g):

  (i)
  Triples shall cease to be the holder of such Variable Multiple Voting Shares and Triples' name shall be removed as the holder of such Variable Multiple Voting Shares from the register of Variable Multiple Voting Shares; and

  (ii)
  Purchaser shall be deemed to be the transferee of such Variable Multiple Voting Shares (free and clear of any Liens) and shall be entered in the register of Variable Multiple Voting Shares as the holder thereof; and

  (n)
  FSHL shall pay the amount payable to Sharp calculated in accordance with the Sale of Control Agreement in full satisfaction of all obligations to Sharp under the Sale of Control Agreement.

3.2   Adjustments to Consideration

        The consideration payable by Purchaser or Four Seasons with respect to each Limited Voting Share transferred pursuant to Sections 3.1(b), 3.1(g), 3.1(h) or 3.1(j), each Four Seasons Option transferred pursuant to Section 3.1(d) and each Variable Multiple Voting Share transferred pursuant to Section 3.1(l), shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Limited Voting Shares or Variable Multiple Voting Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Limited Voting Shares or Variable Multiple Voting Shares occurring after the date of the Acquisition Agreement and prior to the Effective Time.

ARTICLE 4
RIGHTS OF DISSENT

4.1   Rights of Dissent

        Holders of Limited Voting Shares may exercise dissent rights ("Dissent Rights") in connection with the Arrangement in accordance with Section 185 of the OBCA, the Interim Order and this Section 4.1; provided that, notwithstanding Subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Subsection 185(6) of the OBCA must be received by Four Seasons not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Four Seasons Meeting. Dissenting Shareholders shall be deemed to have transferred Limited Voting Shares held by them to Purchaser, as provided in Section 3.1(g), and if ultimately determined not to be entitled, for any reason, to be paid fair value for their Limited Voting Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Limited Voting Shares. In no case shall Purchaser, Four Seasons or any other person be required to recognize such holders as holders of Limited Voting Shares after the completion of the step contemplated by Section 3.1(g).

ARTICLE 5
PAYMENT AND CERTIFICATES

5.1   Payment of Cash Consideration

  (a)
  At the Effective Time, Purchaser shall deposit with the Depositary, for the benefit of the holders of Limited Voting Shares (other than Kingdom, Foundation and FS Washington) and holders of Four Seasons Options (on behalf of Four Seasons) cash in the aggregate amount equal to the payments contemplated by Sections 3.1(d) and 3.1(h), as the case may be, and Four Seasons shall deposit with the Depositary cash in the aggregate amount equal to the payments contemplated by Section 3.1(b).

  (b)
  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Limited Voting Shares that were transferred as provided in Sections 3.1(b)

    or 3.1(h), together with a duly completed Letter of Transmittal and with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the OBCA and the by-laws of Four Seasons, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the cash payment (net of amounts required to be withheld pursuant to Section 5.4) which such holder is entitled to receive pursuant to Sections 3.1(b) or 3.1(h), as applicable, and the certificate so surrendered shall forthwith be cancelled.

  (c)
  Subject to Section 5.3, Purchaser shall cause the Depositary, as soon as practicable and in any event within three days following the later of the Effective Date and the date of deposit with the Depositary of the documentation as provided in Section 5.1(b), to:

  (i)
  forward or cause to be forwarded by first class mail (postage paid) to the holder at the address specified in the Letter of Transmittal; or

  (ii)
  if requested by the holder in the Letter of Transmittal, make available at the Depositary for pick-up by the holder; or

  (iii)
  if the Letter of Transmittal neither specifies an address nor contains a request as described in Section 5.1(c)(ii), forward or cause to be forwarded by first class mail (postage paid) to the holder at the address of such holder as shown on the share register maintained by or on behalf of Four Seasons as at the Effective Time;

    a cheque representing the cash payment, if any, payable to such holder of Limited Voting Shares in accordance with the provisions hereof (net of amounts required to be withheld pursuant to Section 5.4).

  (d)
  As soon as practicable and in any event within three days following the Effective Date, Purchaser shall cause the Depositary to deliver, on behalf of Four Seasons, to each holder of Four Seasons Options as reflected on the register maintained by or on behalf of Four Seasons in respect of Four Seasons Options, a cheque representing the cash payment, if any, which such holder of Four Seasons Options is entitled to receive pursuant to Section 3.1(d) (net of amounts required to be withheld pursuant to Section 5.4).

  (e)
  No holder of Limited Voting Shares (other than Kingdom and FS Washington) shall be entitled to receive any consideration with respect to the Limited Voting Shares, other than the cash payment, if any, which they are entitled to receive in accordance with Sections 3.1(b) and 3.1(h) (net of amounts required to be withheld pursuant to Section 5.4) and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

  (f)
  Until such time as a former holder of the Limited Voting Shares complies with the provisions of Section 5.1(b), the cash payment, if any, to which such holder is entitled (net of amounts required to be withheld pursuant to Section 5.4) shall, subject to Section 5.3, be paid to the Depositary to be held in trust for such holder for delivery to the holder, without interest, upon deposit with the Depositary of the documentation as provided in Section 5.1(b).

  (g)
  Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Date represented Limited Voting Shares that were cancelled or exchanged as provided in Sections 3.1(b) and 3.1(h) shall be deemed at all times after the time which is 5 minutes following the Effective Time or 20 minutes following the Effective Time, respectively, to represent only the right to receive upon such surrender (together with the documentation set forth in Section 5.1(b)) the cash payment which such holder is entitled to receive pursuant to the provisions hereof.

  (h)
  On the Effective Date, Purchaser shall cause FSHL to pay Sharp the amount payable pursuant to Section 3.1(n) and in accordance with the Sale of Control Agreement (net of amounts required to be withheld pursuant to Section 5.4).

5.2   Lost Certificates

        In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Limited Voting Shares that were transferred pursuant to Sections 3.1(b) or Section 3.1(h) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive pursuant to Sections 3.1(b) or 3.1(h) (net of amounts required to be withheld pursuant to Section 5.4). When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to Four Seasons, Purchaser and the Depositary in such sum as Purchaser may direct or otherwise indemnify Purchaser in a manner satisfactory to Purchaser against any claim that may be made against Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3   Extinction of Rights

        If any holder of Limited Voting Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Limited Voting Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for Limited Voting Shares, on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have donated and forfeited to Purchaser any cash (net of amounts required to be withheld pursuant to Section 5.4) held by the Depositary in trust for such holder to which such holder is entitled. At and after the Effective Time, any certificate formerly representing Limited Voting Shares shall represent only the right to receive the consideration provided in this Plan of Arrangement; provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to Purchaser and shall be cancelled.

5.4   Withholding Rights

        Four Seasons, FSHL, Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Limited Voting Shares, to any holder of Four Seasons Options or to Sharp under this Plan of Arrangement, such amounts as Four Seasons, FSHL, Purchaser, or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Limited Voting Shares or Four Seasons Options, as the case may be, or to Sharp in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.

ARTICLE 6
AMENDMENTS

6.1   Amendments to Plan of Arrangement

  (a)
  Four Seasons reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Purchaser, (iii) filed with the Court and, if made following the Four Seasons Meeting, approved by the Court and (iv) communicated to holders of Limited Voting Shares if and as required by the Court.

  (b)
  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Four Seasons at any time prior to the Four Seasons Meeting (provided that Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and approved by the persons voting at the Four Seasons Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

  (c)
  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Four Seasons Meeting shall be effective only if (i) it is consented to by each of Four Seasons and the Purchaser and (ii) if required by the Court, it is approved by holders of the Limited Voting Shares voting in the manner directed by the Court.

  (d)
  Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Purchaser, provided that it concerns a matter which, in the reasonable opinion of Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Limited Voting Shares.

  (e)
  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Acquisition Agreement.

ARTICLE 7
FURTHER ASSURANCES

        Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement, within the meaning of Section 182 of the OBCA and, in particular, that the share exchanges, within the meaning of Subsection 182(1)(f) of the OBCA, shall become effective without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX E

INTERIM ORDER

Court File No. 07-CL-6887
ONTARIO SUPERIOR COURT OF JUSTICE – COMMERCIAL LIST –
THE HONOURABLE MADAM JUSTICE PEPALL	MONDAY, THE 26TH DAY OF FEBRUARY, 2007

        IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO), R.S.O. 1990, c. B.16, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE.

        AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF FOUR SEASONS HOTELS INC., CONCERNING THE ACQUISITION BY FS ACQUISITION CORP. OF ALL OF THE LIMITED VOTING SHARES OF FOUR SEASONS HOTELS INC. AND ALL OF THE VARIABLE MULTIPLE VOTING SHARES OF FOUR SEASONS HOTELS INC.

FOUR SEASONS HOTELS INC.

Applicant

ORDER

        THIS MOTION made by the Applicant, Four Seasons Hotels Inc. ("FSHI"), pursuant to section 182(5) of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the "OBCA"), for an interim order for advice and directions in connection with the within application (the "Application"), was heard this day at 330 University Avenue, Toronto, Ontario.

        ON READING the Notice of Application, Notice of Motion and the Affidavit of Randolph Weisz sworn February 22, 2007 (the "Weisz Affidavit"), and the exhibits thereto, and on hearing the submissions of counsel for FSHI and FS Acquisition Corp. (the "Purchaser").

Definitions

1.
THIS COURT ORDERS that all capitalized terms not otherwise defined in this Order shall have the meanings ascribed thereto in the Plan of Arrangement attached as Appendix "D" to the draft management information circular of FSHI (the "Circular"), which is attached as Exhibit "A" to the Weisz Affidavit.

The Meeting

2.
THIS COURT ORDERS that FSHI shall be permitted to call, hold and conduct the Meeting, at which the holders of FSHI Limited Voting Shares (the "Shareholders") will be asked to, among other things, consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is attached as Appendix A to the draft Circular, to, among other things, authorize, approve and adopt the Arrangement and Plan of Arrangement.

3.
THIS COURT ORDERS that the record date (the "Record Date") shall be the close of business (Toronto time) on February 28, 2007.

4.
THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting of Shareholders forming part of the Circular (the "Notice"), the OBCA, the articles and by-laws of FSHI (including the quorum requirements thereof) and the terms of this Order and any further Order of this Honourable Court.

5.
THIS COURT ORDERS that the only persons entitled to attend at the Meeting shall be: (a) the Shareholders or their respective proxy holders; (b) the holder of the Variable Multiple Voting Shares; (c) the officers, directors, auditors and advisors of FSHI; (d) representatives of the Purchaser, Kingdom, Cascade, Triples; and (e) other persons who may receive the permission of the Chair of the Meeting.

6.
THIS COURT ORDERS that at the Meeting, FSHI may also transact such other business as is contemplated by the Circular or as otherwise may be properly brought before the Meeting.

Amendments to the Arrangement and Plan of Arrangement

7.
THIS COURT ORDERS that FSHI is authorized, subject to the terms of the Acquisition Agreement, to make such amendments, revisions and/or supplements to the Arrangement and to the Plan of Arrangement as it may determine and the Arrangement and the Plan of Arrangement, as so amended, revised and/or supplemented, shall be the Arrangement and the Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution.

Adjournments and Postponements

8.
THIS COURT ORDERS that FSHI, if it deems advisable and subject to the terms of the Acquisition Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Shareholders respecting the adjournment or postponement. Notice of any such adjournment or postponement shall be given by such method as FSHI may determine is appropriate in the circumstances.

Notice of the Meeting

9.
THIS COURT ORDERS that FSHI shall give notice of the Meeting, substantially in the form of the Notice, except that FSHI shall be entitled to change dates and other relevant information in the final form of Notice. The Notice shall be mailed or delivered in accordance with paragraph 11 of this Order. Failure or omission to give notice in accordance with paragraph 11 of this Order, as a result of mistake or of events beyond the control of FSHI, shall not constitute a breach of this Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of FSHI, then FSHI shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

Solicitation of Proxies

10.
THIS COURT ORDERS that FSHI is authorized to use proxies at the Meeting, substantially in the form accompanying the Circular, except that FSHI shall be entitled to insert dates and other relevant information in the final form of proxy. FSHI and the Purchaser are authorized, at their expense, to solicit proxies, directly and through their officers, directors and employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine. FSHI may waive, in its discretion, the time limits for the deposit of proxies by the Shareholders if FSHI considers it advisable to do so.

Method of Distribution of Meeting Materials and Court Materials

11.
THIS COURT ORDERS that FSHI is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular, the form of proxy, the Letter of Transmittal and any other communications or documents determined by FSHI to be necessary or desirable (collectively, the "Meeting Materials"), as applicable:

(a)
to Registered Shareholders, to the holder of Variable Multiple Voting Shares, to the directors of FSHI and to the auditor of FSHI, respectively, by pre-paid ordinary mail, by delivery, in person or by courier, not later than twenty-one (21) days prior to the date established for the Meeting in the Notice. Distribution to such persons shall be to their addresses as they appear on the books and records of FSHI as of the Record Date, or such later date as FSHI may determine in accordance with the OBCA; and

(b)
to non-registered Shareholders by FSHI complying with its obligations under National Instrument No. 54-101 of the Canadian Securities Administrators.

12.
THIS COURT ORDERS that FSHI is hereby authorized to distribute the Notice of Application, this Order, the Notice, the Circular, and any other communications or documents determined by FSHI to be necessary or desirable (collectively, the "Court Materials") concurrently with the distribution of the Meeting Materials described in paragraph 11 of this Order, to the holders of FSHI Options by pre-paid ordinary mail or by delivery, in person or by courier, or, for those holders of FSHI Options that are currently directors of FSHI, or active employees of FSHI, of Affiliates of FSHI, or of owners of hotels and resorts managed by FSHI or its Affiliates, by email or by posting the Court Materials to FSHI's intranet and directing such holders to FSHI's intranet by email. Distribution to such persons shall be to their addresses (whether electronic or otherwise) as they appear on the books and records of FSHI as of the Record Date.

13.
THIS COURT ORDERS that FSHI is hereby authorized to make such amendments, revisions or supplements ("Additional Information") to the Meeting Materials and/or Court Materials as FSHI may determine in accordance with the terms of the Acquisition Agreement, and FSHI shall distribute such Additional Information by the method and in the time most reasonably practicable in the circumstances.

14.
THIS COURT ORDERS that distribution of the Meeting Materials, Court Materials and any Additional Information pursuant to paragraphs 11, 12 and 13 of this Order shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials, Court Materials, Additional Information, or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons described in paragraphs 11, 12 and 13 of this Order or to any other persons.

15.
THIS COURT ORDERS that a failure or omission to distribute the Meeting Materials, Court Materials and any Additional Information in accordance with paragraphs 11, 12 and 13 of this Order as a result of mistake or of events beyond the control of FSHI, shall not constitute a breach of this Order and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of FSHI, then FSHI shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

Voting

16.
THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution or such other business as may be properly brought before the Meeting shall be the Shareholders and the holder of the Variable Multiple Voting Shares as at the close of business on the Record Date, subject to the provisions of the OBCA with respect to the entitlement of persons who become registered Shareholders after the Record Date to vote.

17.
THIS COURT ORDERS that the Arrangement Resolution must be passed at the Meeting by the affirmative votes of:

(a)
not less than two thirds of the votes cast in respect of the Arrangement Resolution by the Shareholders present in person or represented by proxy at the Meeting; and

  (b)
  not less than a simple majority of the votes cast in respect of the Arrangement Resolution by the Minority Shareholders present in person or represented by proxy at the Meeting, which Shareholders will not include: (i) interested parties, including the Purchaser, Mr. Sharp, Triples, Kingdom and Cascade and their respective directors and senior officers and any other interested party to the Arrangement within the meaning of OSC Rule 61-501 and Regulation Q-27; (ii) any other related party of the Purchaser, Mr. Sharp, Triples, Kingdom, Cascade or of an interested party within the meaning of Rule 61-501 and Regulation Q-27, subject to the exceptions set out therein; and (iii) any person that is a joint actor with any of the foregoing for the purposes of OSC Rule 61-501 and Regulation Q-27.

  Such votes, together with the affirmative vote in favour of the Arrangement Resolution by the holder of the Variable Multiple Voting Shares by way of written declaration, shall be sufficient to authorize and direct FSHI to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Shareholders or the holder of the Variable Multiple Voting Shares, subject only to final approval of the Arrangement by this Honourable Court.

18.
THIS COURT ORDERS that in respect of the vote on the Arrangement Resolution, each Shareholder is entitled to one vote for each FSHI Limited Voting Share held. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

19.
THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting FSHI (other than in respect of the Arrangement Resolution), each Shareholder is entitled to one vote for each FSHI Limited Voting Share held and the holder of the Variable Multiple Voting Shares is entitled to the number of votes that results in the aggregate number of votes attaching to all of the Variable Multiple Voting Shares representing approximately 64.55% of the total votes attaching to the Variable Multiple Voting Shares and the Limited Voting Shares, in the aggregate. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast.

Dissent Rights

20.
THIS COURT ORDERS that Registered Shareholders shall be entitled to exercise Dissent Rights with respect to the Arrangement Resolution, in accordance with and in compliance with section 185 of the OBCA, as varied by the Plan of Arrangement, provided that notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by FSHI not later than 5 p.m. (Toronto time) on the Business Day preceding the Meeting.

21.
THIS COURT ORDERS that Registered Shareholders who duly exercise their Dissent Right and who:

(a)
are ultimately determined to be entitled to be paid fair value for their FSHI Limited Voting Shares shall be deemed to have transferred the FSHI Limited Voting Shares held by them to the Purchaser (free and clear of any Liens) without any further act or formality and such holders shall cease to have any rights as Shareholders other than the right to be paid fair value for their FSHI Limited Voting Shares; or

(b)
are ultimately determined not to be entitled, for any reason, to be paid fair value for their FSHI Limited Voting Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of FSHI Limited Voting Shares, but in no case shall the Purchaser, FSHI or any other person be required to recognize any Dissenting Shareholder as a holder of FSHI Limited Voting Shares after the Effective Time and the names of each Dissenting Shareholder shall be deleted from the register of holders of FSHI Limited Voting Shares at the Effective Time.

Hearing of Application for Approval of the Arrangement

22.
THIS COURT ORDERS that, upon the passing of the Arrangement Resolution pursuant to the provisions of paragraph 17 hereof, FSHI shall be permitted to apply to this Honourable Court for final approval of the Arrangement pursuant to the within Notice of Application.

23.
THIS COURT ORDERS that the only persons entitled to appear and be heard at the hearing of the within Application shall be:

(a)
FSHI;

(b)
the Purchaser; and

(c)
any person who has filed a Notice of Appearance herein in accordance with the provisions hereof, the Notice of Application and the Rules of Civil Procedure.

24.
THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on counsel for FSHI at the following address: Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, Ontario, M5B 2M6, Attention: Tom Friedland / Karen Murdock, with a copy to counsel for the Purchaser at the following addresses: McCarthy Tétrault LLP, Suite 4700, Toronto-Dominion Bank Tower, Toronto, Canada M5K 1E6, Attention: Michael Barrack and Stikeman Elliot LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Canada M5L 1B9, Attention: Peter Howard.

25.
THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons set out in paragraph 23 shall be entitled to be given notice of the adjourned date.

26.
THIS COURT ORDERS that any materials to be filed by FSHI in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

27.
THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Order and the terms of any instrument creating, governing or collateral to the FSHI Limited Voting Shares, or the articles or by-laws of FSHI, this Interim Order shall govern.

28.
THIS COURT ORDERS that FSHI shall be entitled to seek leave to vary this order upon such terms and upon the giving of such notice as this Honourable Court may direct.

FOUR SEASONS HOTELS INC. Applicant	IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO) R.S.O. 1990. c. B.16, AS AMENDED	Court File No: 07-CL-6887

ONTARIO SUPERIOR COURT OF JUSTICE — COMMERCIAL LIST — Proceeding commenced at Toronto
ORDER
GOODMANS LLP Barristers & Solicitors 250 Yonge Street, Suite 2400 Toronto, Canada M5B 2M6
Tom Friedland LSUC #: 31848L Karen Murdock LSUC #: 52921U
Tel: (416) 979-2211 Fax: (416) 979-1234
Solicitors for the Applicant, Four Seasons Hotels Inc.

APPENDIX F

NOTICE OF APPLICATION FOR THE FINAL ORDER

         Court File No. 07-CL-6887

ONTARIO
SUPERIOR COURT OF JUSTICE
— COMMERCIAL LIST —

    IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO), R.S.O. 1990, c. B.16, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

    AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF FOUR SEASONS HOTELS INC., CONCERNING THE ACQUISITION BY FS ACQUISITION CORP. OF ALL OF THE LIMITED VOTING SHARES OF FOUR SEASONS HOTELS INC. AND ALL OF THE VARIABLE MULTIPLE VOTING SHARES OF FOUR SEASONS HOTELS INC.

FOUR SEASONS HOTELS INC.

         Applicant

NOTICE OF APPLICATION

TO THE RESPONDENTS:

        A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the applicant appears on the following page.

        THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on Friday, April 13, 2007, at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario.

        IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

        IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

        IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date: February 20, 2007	Issued by Local Registrar
	Address of Court Office	393 University Avenue, 10th Floor Toronto, Ontario M5G 1E6
TO:	ALL HOLDERS OF LIMITED VOTING SHARES OF FOUR SEASONS HOTELS INC. AS AT FEBRUARY 28, 2007
AND TO:	THE HOLDER OF THE VARIABLE MULTIPLE VOTING SHARES OF FOUR SEASONS HOTELS INC. AS AT FEBRUARY 28, 2007
AND TO:	ALL HOLDERS OF OPTIONS OF FOUR SEASONS HOTELS INC. AS AT FEBRUARY 28, 2007
AND TO:	ALL DIRECTORS OF FOUR SEASONS HOTELS INC. AS AT FEBRUARY 28, 2007
AND TO:	KPMG LLP Suite 3300, Commerce Court West 199 Bay Street, P.O. Box 231 Station Commerce Court Toronto, Ontario M5I 1B2
Tel. 416.777.8500 Fax: 416.777.8818
Auditor to Four Seasons Hotels Inc.
AND TO:	MCCARTHY TÉTRAULT LLP Suite 4700 Toronto-Dominion Bank Tower Toronto, Canada M5K 1E6	STIKEMAN ELLIOT LLP 5300 Commerce Court West 199 Bay Street Toronto, Canada M5L 1B9
	Michael Barrack LSUC#: 21941 W	Peter Howard LSUC#: 22056F
	Tel: 416.601.7894 Fax: 416.868.0673	Tel: 416.869.5613 Fax: 416.947.0866
Solicitors for FS Acquisition Corp.

APPLICATION

1.     THE APPLICANT MAKES APPLICATION FOR:

  a)
  an interim Order for advice and directions pursuant to section 182(5) of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the "OBCA") with respect to a proposed arrangement (the "Arrangement") of Four Seasons Hotels Inc. ("FSHI") concerning the acquisition by FS Acquisition Corp. of all of the Limited Voting Shares of FSHI and all of the Variable Multiple Voting Shares of FSHI;

  b)
  an Order approving the Arrangement pursuant to sections 182(3) and 182(5) of the OBCA; and

  c)
  such further and other relief as this Honourable Court may deem just.

2.     THE GROUNDS FOR THE APPLICATION ARE:

  a)
  section 182 of the OBCA;

  b)
  FSHI is a corporation governed by the OBCA, with its head office in Toronto, Ontario and with its Limited Voting Shares listed and traded on the Toronto Stock Exchange and the New York Stock Exchange;

  c)
  all statutory requirements under the OBCA have been, or will be, fulfilled by the return date of this Application;

  d)
  the directions set out and shareholder approvals required pursuant to any interim Order this Court may grant have been followed and obtained, or will be followed and obtained, by the return date of this Application;

  e)
  the Arrangement is in the best interests of FSHI;

  f)
  the Arrangement is procedurally and substantively fair and reasonable to all affected parties;

  g)
  certain of the holders of Limited Voting Shares and Options of FSHI are resident outside of Ontario and will be served at their addresses as they appear on the books and records of FSHI as at February 28, 2007, pursuant to rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure and the terms of any interim Order for advice and directions granted by this Honourable Court;

  h)
  rules 14.05(2), 14.05(3) and 38 of the Rules of Civil Procedure; and

  i)
  such further and other grounds as counsel may advise and this Honourable Court may permit.

3.     THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

  a)
  such interim Order as may be granted by this Honourable Court;

  b)
  an affidavit, to be sworn on behalf of FSHI, with exhibits thereto, outlining the basis for the within application and for an interim Order for advice and directions;

  c)
  a further affidavit, to be sworn on behalf of FSHI, with exhibits thereto, reporting as to compliance with any interim Order and the results of any meeting conducted pursuant to such interim Order; and

  d)
  such further and other material as counsel may advise and this Honourable Court may permit.

February 20, 2007	GOODMANS LLP Barristers & Solicitors 250 Yonge Street, Suite 2400 Toronto, Canada M5B 2M6
Tom Friedland LSUC#: 31848L Karen Murdock LSUC#: 52921U
Tel: (416) 979-2211 Fax: (416) 979-1234
Solicitors for the Applicant, Four Seasons Hotels Inc.

FOUR SEASONS HOTELS INC. Applicant	IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO) R.S.O. 1990. c. B.16, AS AMENDED	Court File No:

ONTARIO SUPERIOR COURT OF JUSTICE — COMMERCIAL LIST — Proceeding commenced at Toronto
NOTICE OF APPLICATION
(returnable April 13, 2007)
GOODMANS LLP Barristers & Solicitors 250 Yonge Street, Suite 2400 Toronto, Canada M5B 2M6
Tom Friedland LSUC #:31848L Karen Murdock LSUC #:52921U
Tel: (416) 979-2211 Fax: (416) 979-1234
Solicitors for the Applicant, Four Seasons Hotels Inc.

APPENDIX G

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

185. (1) Rights of dissenting shareholders — Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

  (a)
  amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

  (b)
  amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

  (c)
  amalgamate with another corporation under sections 175 and 176;

  (d)
  be continued under the laws of another jurisdiction under section 181; or

  (e)
  sell, lease or exchange all or substantially all its property under subsection 184(3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

(2) Idem — If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

  (a)
  clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

  (b)
  subsection 170(5) or (6).

(3) Exception — A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

  (a)
  amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

  (b)
  deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

(4) Shareholder's right to be paid fair value — In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

(5) No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(6) Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

(7) Idem — The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

(8) Notice of adoption of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

(9) Idem — A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

(10) Demand for payment of fair value — A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

  (a)
  the shareholder's name and address;

  (b)
  the number and class of shares in respect of which the shareholder dissents; and

  (c)
  a demand for payment of the fair value of such shares.

(11) Certificates to be sent in — Not later than the thirtieth day after the sending of a notice under subsection (10) a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(12) Idem — A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

(13) Endorsement on certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

(14) Rights of dissenting shareholder — On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

  (a)
  the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

  (b)
  the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

  (c)
  the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

(15) Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

  (a)
  a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

  (b)
  if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) Idem — Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

(17) Idem — Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) Application to court to fix fair value — Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

(19) Idem — If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

(20) Idem — A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

(21) Costs — If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

(22) Notice to shareholders — Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

  (a)
  has sent to the corporation the notice referred to in subsection (10); and

  (b)
  has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

(23) Parties joined — All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

(24) Idem — Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

(25) Appraisers — The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(26) Final order — The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

(27) Interest — The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(28) Where corporation unable to pay — Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(29) Idem — Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

  (a)
  withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

  (b)
  retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(30) Idem — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

  (a)
  the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

  (b)
  the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

(31) Court order — Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

(32) Commission may appear — The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

APPENDIX H

UNAUDITED INTERIM RECONCILIATION TO
UNITED STATES GENERALLY ACCEPTED
ACCOUNTING PRINCIPLES

         Unaudited Interim Reconciliation to United States Generally
Accepted Accounting Principles (In US dollars)

FOUR SEASONS HOTELS INC.

Nine months ended September 30, 2006

FOUR SEASONS HOTELS INC.
Unaudited Interim Reconciliation to United States Generally Accepted Accounting Principles

Nine months ended September 30, 2006
(In thousands of US dollars except per share amounts)

        The unaudited interim consolidated financial statements of Four Seasons Hotels Inc. ("FSHI") (the words, "we", "us", "our" and other similar words used are references to FSHI and its consolidated subsidiaries) for the nine months ended September 30, 2006 (the "September 30, 2006 Consolidated Financial Statements") have been prepared in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP"). In certain respects, generally accepted accounting principles as applied in the United States ("US GAAP") differ from those applied in Canada.

        This Unaudited Interim Reconciliation to United States Generally Accepted Accounting Principles does not include all disclosures required for an annual reconciliation to US GAAP and should be read in conjunction with our consolidated financial statements for the years ended December 31, 2005 and 2004 and the related supplemental note entitled "Reconciliation to United States Generally Accepted Accounting Principles — Years ended December 31, 2005 and 2004" as set forth in our annual report on Form 40-F for the year ended December 31, 2005, and with the September 30, 2006 Consolidated Financial Statements.

        If US GAAP were employed, net earnings would be adjusted as follows:

Nine months ended September 30, 2006
Net earnings based on Canadian GAAP	$33,408
Impact on net earnings of US GAAP adjustments:
Hotel partnerships and corporations	869
Future income taxes	(124)
Convertible notes	5,216
Deferred charges	1,445
Foreign exchange translation	2,527
Pension plan	(94)
Stock compensation expense (a(i))	(4,137)

Net earnings based on US GAAP	$39,110

Basic earnings per Limited Voting Share based on US GAAP	$1.12
Basic earnings per Variable Multiple Voting Share based on US GAAP	$0.56
Diluted earnings per share based on US GAAP	$1.04
Weighted average shares — basic	36,750,775
Weighted average shares — diluted	40,842,316

        The impact of the US GAAP differences on our consolidated shareholders' equity is as follows:

As at September 30, 2006
Shareholders' equity based on Canadian GAAP	$606,975
Impact on shareholders' equity of US GAAP adjustments:
Hotel partnerships and corporations	(72,981)
Hotel disposition program	24,924
Future income taxes	11,192
Convertible notes	(61,809)
Deferred charges	(28,335)
Foreign exchange translation	39,558
Pension plan	1,871

Shareholders' equity based on US GAAP	$521,395

  (a)
  New U.S. accounting standards adopted in 2006:

  (i)
  Share-based payment:

      Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("FAS 123R"), issued by the Financial Accounting Standards Board ("FASB"), using the modified prospective application, which is one of the transitional alternatives permitted under FAS 123R. Under the modified prospective application, FAS 123R applies to new stock options granted and stock options modified repurchased or cancelled on or after January 1, 2006, and the portion of stock options for which the requisite service has not been rendered that are outstanding as of January 1, 2006. Options granted, or modified, on or after January 1, 2006 are measured at the grant-date fair value and recognized as stock compensation expense over the option's requisite service period in accordance with the provisions of FAS 123R, with a corresponding increase to contributed surplus. When these stock options are exercised, the proceeds, together with the amount recorded in contributed surplus, are recorded in capital stock. Options for which the requisite service has not been rendered that are outstanding as of January 1, 2006 are measured at the grant-date fair value as previously determined under Statement of Financial Accounting Standards No. 123, as originally issued ("FAS 123"), adjusted for the estimated number of outstanding options for which the requisite service is not expected to be rendered. Under FAS 123, forfeitures were accounted for as they occur. Under the modified prospective application, prior periods are not restated.

      FAS 123R eliminated an entity's ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees", which was permitted under FAS 123. Compared to the intrinsic value method, the modified prospective application of adopting FAS 123R effective January 1, 2006 resulted in an increase in stock compensation expense of $5,779, a decrease in net earnings of $5,779 and a decrease in basic and diluted earnings per share of $0.16 and $0.14, respectively, for the nine months ended September 30, 2006. Adoption of FAS 123R did not have any impact on cash provided by operating activities based on US GAAP or cash used in financing activities based on US GAAP for the nine months ended September 30, 2006.

      Under Canadian GAAP, stock options granted or modified on or after January 1, 2003 are accounted for under The Canadian Institute of Chartered Accountants Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", with prior option grants accounted for using the settlement method. As a result, additional stock compensation expense of $4,137 was recorded under US GAAP for the nine months ended September 30, 2006.

    (ii)
    Real estate time-sharing transactions:

      The FASB issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions: an Amendment of FASB Statements No. 66 and 67" ("FAS 152"), which amends FASB Statement No. 66, "Accounting for Sales of Real Estate", to reference accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-02, "Accounting for Real Estate Time-Sharing Transactions" ("SOP 04-02"). FAS 152 also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("FAS 67"), so that the guidance in FAS 67 about incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The implementation of both FAS 152 and SOP 04-02 effective January 1, 2006 did not have any impact on this Unaudited Interim Reconciliation to United States Generally Accepted Accounting Principles.

  (b)
  Recent U.S. accounting standards issued but not adopted:

  (i)
  Accounting for defined benefit pension and other postretirement plans:

      In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("FAS 158"), which requires an entity to (i) recognize the overfunded or underfunded status of a defined benefit plan (other than a multiemployer plan), measured as the difference between the fair value of the plan assets and the benefit obligation, as an asset or liability; and recognize as a component of other comprehensive income, net of tax, the plan's actuarial and experience gains and losses and the prior service costs and credits (the "recognition provisions"); and (ii) measure the funded status of a defined benefit plan as of the year-end date (the "measurement provisions"). The recognition provisions of this standard will be effective for fiscal years ending after December 15, 2006. If we had adopted the recognition provisions of FAS 158 for the nine months ended September 30, 2006, we would have recorded, on a US GAAP basis, approximately $6,000 additional pension liability on the balance sheet and a $6,000 charge to accumulated other comprehensive income. The measurement provisions of FAS 158 will be effective for fiscal years ending after December 15, 2008. We have not yet determined the impact of adopting the measurement provisions of FAS 158.

    (ii)
    Uncertainty in income taxes:

      In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition where the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement where the tax position to be recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not yet determined the impact of the adoption of FIN 48.

    (iii)
    Fair value measurements:

      In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("FAS 157"), which defines fair value, establishes a framework for measuring fair value in GAAP, and requires enhanced disclosures about fair value measurements. FAS 157 applies when other accounting pronouncements require or permit fair value measurements; it does not require new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The impact of the adoption of FAS 157 will depend upon the fair value measurements required at the time of adoption.

    (iv)
    Accounting for the conversion of an instrument that became convertible upon the issuer's exercise of a call option:

      The FASB ratified a consensus reached by the Emerging Issues Task Force ("EITF") in EITF Issue No. 05-1, "Accounting for the Conversion of an Instrument That Became Convertible upon the Issuer's Exercise of a Call Option", in which the EITF reached a consensus that the issuance of equity securities to settle a debt instrument, which became convertible on the issuer's exercise of a call option, should be accounted for as a conversion if the debt instrument contained a substantive conversion feature as of its issuance date. Absent a substantive conversion feature, it should be accounted for as a debt extinguishment. The consensus is effective for periods beginning after June 28, 2006, with early application permitted in periods for which financial statements have not yet been issued. Retrospective application to previously issued financial statements is not permitted. We do not believe that the accounting for the conversion of our convertible senior notes as a result of the exercise of our call option would be different under Canadian and US GAAP.

    (v)
    Effects of prior year misstatements:

      In September 2006, the staff of the Securities and Exchange Commission issued Staff Accounting Bulleting No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which addresses staff's views on how uncorrected errors in previous years should be considered when quantifying errors in current year financial statements. SAB 108 requires SEC registrants to consider the effect of all carryover and reversing effects of prior year misstatements when quantifying errors in current year financial statements. SAB 108 does not change the SEC staff's previous guidance on evaluating the materiality of errors. SEC registrants must adopt the dual method approach for quantifying errors in financial statements as of the beginning of the first fiscal year ending after November 15, 2006. We do not expect the adoption of SAB 108 to have any impact on our Reconciliation to United States Generally Accepted Accounting Principles for the year ending December 31, 2006.

  (c)
  Statement of cash flows:

  (i)
  For Canadian GAAP purposes, our consolidated statement of cash flows only shows the total change in non-cash operating assets and liabilities. US GAAP requires the statement to show the details of changes in non-cash operating assets and liabilities.

      In addition, the above adjustment to US GAAP earnings relating to deferred charges would also affect cash provided by operating activities and cash used in investing activities.

      As a result, cash provided by operating activities would be presented as follows on a US GAAP basis:

Nine months ended September 30, 2006
Net earnings based on US GAAP	$39,110
Adjustments:
Stock compensation expense	5,779
Depreciation and amortization	7,562
Foreign exchange loss	4,106
Provision for loss	362
Equity in earnings from hotel investments	(869)
Future income taxes	5,028
Other	58
Change in non-cash working capital:
Accounts receivable	322
Inventory	(7,541)
Prepaid expenses	12
Accounts payable and accrued liabilities	1,989
Foreign currency translation effect on non-cash working capital	745

Cash provided by operating activities based on US GAAP	$56,663

    (ii)
    As a result of the above adjustments, the major captions on our consolidated statement of cash flows on a Canadian GAAP basis are reconciled to a US GAAP basis as follows:

Nine months ended September 30, 2006
Cash provided by operating activities based on Canadian GAAP	$57,531
Deferred charges	(868)

Cash provided by operating activities based on US GAAP	$56,663

Cash used in financing activities based on Canadian and US GAAP	$(518)

Cash used in investing activities based on Canadian GAAP	$(46,863)
Deferred charges	868

Cash used in investing activities based on US GAAP	$(45,995)

Increase in cash based on US GAAP	$10,150

  (d)
  Comprehensive income:

    Statement of Financial Accounting Standards No. 130 ("FAS 130") establishes standards under US GAAP for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    FAS 130 requires companies to (i) classify items of other comprehensive income by their nature in a financial statement, and (ii) display the accumulated balance of other comprehensive income separately from capital stock, contributed surplus and retained earnings in the shareholders' equity section of the balance sheet.

    The statement of comprehensive income for the nine months ended September 30, 2006 would be presented as follows on a US GAAP basis:

Nine months ended September 30, 2006
Net earnings based on US GAAP	$39,110
Other comprehensive gain, net of income taxes:
Foreign currency translation gain	16,505

Comprehensive income based on US GAAP	$55,615

The accumulated other comprehensive income balance as at September 30, 2006 would be presented as follows on a US GAAP basis:
Balance, December 31, 2005	$60,648
Foreign currency translation gain	16,505

Balance, September 30, 2006	$77,153

Please direct all inquiries to:

Questions and Further Assistance

        If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact FSHI's proxy solicitation agent, at:

100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1

North American Toll Free Number: 1-866-568-7442
Banks and Brokers: 1-212-440-9800